Filed Pursuant to Rule 424(b)(1)
Registration No. 333-122892
6,000,000 Shares
BFC Financial Corporation
Class A Common Stock

          We are a diversified holding company with investments in companies engaged in retail and commercial banking, full service investment banking and brokerage, homebuilding, master planned community development and time share and vacation ownership. We also hold interests in an Asian themed restaurant chain and various real estate and venture capital investments.
      We are offering 5,450,000 shares of our Class A Common Stock, par value $0.01 per share, and the selling shareholders identified in this prospectus are offering 550,000 shares of our Class A Common Stock, at a price of $8.50 per share. We will not receive any proceeds from the sale of shares of Class A Common Stock by the selling shareholders. Our Class A Common Stock is listed on the Nasdaq National Market under the trading symbol “BFCF.” On June 15, 2005, the last reported sale price of our Class A Common Stock on the Nasdaq National Market was $9.27 per share.
      Investing in our Class A Common Stock involves risks. See “Risk Factors” beginning on page 13 for a discussion of certain factors you should consider before buying our Class A Common Stock.
      These securities are not savings accounts, deposits or other obligations of any bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

	Per Share	Total

Public offering price	$8.50	$51,000,000
Underwriting discounts	$0.595	$3,570,000
Proceeds, before expenses, to the Company	$7.905	$43,082,250
Proceeds, before expenses, to the selling shareholders	$7.905	$4,347,750
      This is a firm commitment underwriting. The underwriters are offering shares of our Class A Common Stock as described under the section of this prospectus entitled “Underwriting.” The Company has granted the underwriters a 30 day option to purchase up to an additional 817,500 shares of Class A Common Stock at the public offering price, less underwriting discounts and commissions, to cover over-allotments. The selling shareholders have not granted the underwriters any option to purchase additional shares from them.
      The underwriters expect to deliver the shares to purchasers on or about June 21, 2005.
      Neither the Office of Thrift Supervision, the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Ryan Beck & Co.

BB&T Capital Markets

Stifel Nicolaus & Company
Incorporated
The date of this prospectus is June 15, 2005.

BFC
BuildingForemostCompanies
22% Ownership
55% Vote
BankAtlantic
BANCORP
17% Ownership
53% Vote
Levitt
CORPORATION
5% Ownership
13% Vote*
BENIHANA
An Experience at Every Table
Various Real Estate
And Venture Capital
Partnerships
100%
BankAtlantic
Florida's Most Convenient Bank
100%
RYAN BECK & CO.
100%
CORE
100%
Levitt and Sons
31%
bluegreen

*Assumes conversion of preferred stock investment

      You should rely only on the information contained in or incorporated by reference into this prospectus. The Company, the selling shareholders and the underwriters have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The information in this prospectus may only be accurate as of the date appearing on the cover page of this prospectus and any information incorporated by reference is only accurate as of the date of such documents, regardless of the time this prospectus is delivered or our Class A Common Stock is sold.
      The Company, the selling shareholders and the underwriters are not making an offer to sell the shares in any jurisdiction where the offer or sale is not permitted. No action is being taken in any jurisdiction outside the United States to permit a public offering of our common stock or the possession or distribution of this prospectus in any such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside of the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable in that jurisdiction.
      Except where otherwise indicated, when we refer to “BFC,” the “Company,” “we,” or “our” in this prospectus, we are referring to BFC Financial Corporation, a Florida corporation, on an unconsolidated basis. When we refer to “BankAtlantic Bancorp,” we are referring to BankAtlantic Bancorp, Inc., a Florida corporation, and all of its subsidiaries. When we refer to “BankAtlantic,” or the “Bank,” we are referring to BankAtlantic, BankAtlantic Bancorp’s wholly-owned federal savings bank subsidiary. When we refer to “Ryan Beck,” we are referring to RB Holdings, Inc., a New Jersey corporation, and all of its subsidiaries. When we refer to “Levitt,” we are referring to Levitt Corporation, a Florida corporation, and all of its subsidiaries. When we refer to “Levitt and Sons,” we are referring to Levitt and Sons, LLC, a Florida limited liability company, and all of its subsidiaries. When we refer to “Bowden Homes,” we are referring to Bowden Building Corporation, a Tennessee corporation, and all of its subsidiaries. When we refer to “Core Communities,” we are referring to Core Communities, LLC, a Florida limited liability company, and all of its subsidiaries. When we refer to “Bluegreen,” we are referring to Bluegreen Corporation, a Massachusetts corporation, and all of its subsidiaries. When we refer to “Benihana,” we are referring to Benihana, Inc., a Delaware corporation, and its subsidiaries.

i

PROSPECTUS SUMMARY
      This summary highlights information contained elsewhere in, or incorporated by reference into, this prospectus. Because this is a summary, it may not contain all of the information that is important to you. Therefore, you should also read the more detailed information set forth in this prospectus, our consolidated financial statements and the other information that is incorporated by reference into this prospectus before making a decision to invest in our common stock.
      Unless we indicate otherwise, the information in this prospectus assumes that the underwriters will not exercise their over-allotment option to purchase additional shares of common stock.
BFC Financial Corporation
      We are a diversified holding company with investments in companies engaged in retail and commercial banking, full service investment banking and brokerage, homebuilding, master planned community development, time share and vacation ownership, an Asian-themed national family restaurant chain and various real estate and venture capital holdings. Our principal holdings consist of direct controlling interests in BankAtlantic Bancorp and Levitt. Through our control of BankAtlantic Bancorp, we have indirect controlling interests in BankAtlantic and Ryan Beck. Through our control of Levitt, we have indirect controlling interests in Levitt and Sons, Bowden Homes and Core Communities and an indirect non-controlling interest in Bluegreen. We also hold a direct non-controlling minority investment in Benihana. Prior to this offering, our strategy has been to create long-term value for our shareholders by actively managing our existing investments and identifying and making new investments primarily through BankAtlantic Bancorp and Levitt. The purpose of this offering is to position us to make additional direct investments at BFC as opportunities are identified.
Our Business Strategy
      Our strategy will be to continue to create long-term value for our shareholders by actively managing our existing investments and, after this offering, by making acquisitions or new control or minority investments directly through BFC in diverse businesses which have:

•	management teams with extensive experience and knowledge in their industries;

•	solid business platforms and long-term sustainability;

•	growth potential which prior to our investment may have been limited by various factors inhibiting growth; and

•	industry, business and management characteristics conducive to and compatible with our long-term “buy and hold” investment philosophy.
      We actively seek investments through our relationships with management teams, entrepreneurs, investment bankers and brokers and through our personal relationships. Potentially promising investments are presented to BFC’s executive management committee for its consideration. We may fund these investments with proceeds from this offering, proceeds from debt or additional equity financing, the issuance of our equity securities directly to the seller or a combination of these methods. Over the past 18 months, we have enhanced the infrastructure of BFC to support this strategy.
      As we have done in the past, we intend to support the growth of our portfolio companies by providing Board oversight, financing assistance, strategic planning, assistance with add-on acquisitions, investment expertise and an ownership and corporate governance environment that we believe is conducive to management teams performing to their full potential for the long term profitable growth of portfolio companies. This approach allows us to consider:

•	investing in private and public companies;

•	acting as a “white knight”;

•	acquiring divested businesses;

•	purchasing interests in family businesses whose owners are seeking to monetize holdings but retain day-to-day management control and preserve the legacy of their businesses; and

•	assisting in going-private transactions and management buyouts.
      We believe our flexibility and depth of experience in successfully completing different types of transactions positions us to meet the particular needs of our targeted investment opportunities. Through many transactions, including mergers, acquisitions, divestitures, public to private, private to public, partnerships, recapitalizations, and restructurings, we believe our senior management team has earned a solid reputation for supporting management and building companies.
      Our key accomplishments include:

•	Creating an environment where management of portfolio companies can develop professionally, manage for the long-term and accelerate the growth of their businesses;

•	The top executive at each of Ryan Beck, Core Communities, Levitt and Sons and Bluegreen at the time of our respective investments remain in those positions today.

•	Successfully managing and growing our investments.

•	BankAtlantic had net income of $9.5 million for the fiscal year ended September 30, 1986, the year prior to our acquisition of control, versus net income of $48.5 million for the year ended December 31, 2004;

•	Ryan Beck’s net income in 1997, the year prior to our acquisition, was $3.9 million, versus $17.5 million for the year ended December 31, 2004;

•	Core Communities had a loss of $3.0 million for the period from inception (May 17, 1996) through December 31, 1996, the period prior to our acquisition, versus net income of $27.1 million for the year ended December 31, 2004;

•	Levitt and Sons’ net income in 1998, the year prior to our acquisition, was $4.5 million, versus $32.9 million in Levitt’s Homebuilding Division (which includes Levitt and Sons and, subsequent to its acquisition in April 2004, Bowden Homes) for the year ended December 31, 2004; and

•	Bluegreen’s net income for the twelve months ended December 31, 2001, the year prior to our principal share purchase, was $9.7 million, versus $36.5 million for the year ended December 31, 2004.

•	Assembling a strong executive management team.

•	Our four senior officers have over 130 years of combined business experience in financial services, commercial and retail banking, investment banking, real estate, homebuilding, land development, timeshare, hospitality, travel, airlines, telecommunications, construction and national restaurant chains.
      Unlike private equity partnerships, we are an infinite life investment vehicle. We make our investments with a long-term investment horizon and our investment approach contemplates little or no portfolio turnover. However, through an investment in the Company, shareholders have liquidity through their ownership of our publicly-traded securities. We anticipate that this offering will further increase the liquidity of our Class A Common Stock.
History of Our Major Portfolio Company Investments

BankAtlantic
      BFC began investing in Atlantic Federal Savings and Loan, BankAtlantic’s predecessor, in 1983 culminating in the acquisition in 1987 of a controlling position which at one point approached 80%. BFC made its investment at a time when it believed that the bank and thrift industry was poised for both significant change and growth. Atlantic Federal had been in business since the early 1950s, was located in a high growth region of the country and had an attractive local presence in its market, but in 1983 it was an underperforming and undercapitalized traditional savings and loan institution. In the late 1980’s, we assembled a new management team at BankAtlantic focused on closing unprofitable branches, reducing expenses and redeploying assets. A decision was made to transition the institution from a classic thrift model to a commercial bank model, which was designed to put the Bank on a sound financial footing and prepare it for successful growth in the Florida marketplace. We believe that the successful implementation of that strategy, augmented by other steps taken to enhance growth, contributed to net income of $48.5 million in the year ended December 31, 2004 versus net income of $9.5 million for the fiscal year ended September 30, 1986, the year prior to BFC’s acquisition of control of BankAtlantic.

Ryan Beck
      We acquired Ryan Beck in 1998 through our BankAtlantic Bancorp subsidiary for a purchase price of approximately $38.1 million. Prior to the acquisition, Ryan Beck was a publicly owned, micro-cap niche investment bank in a period of industry consolidation. Ryan Beck’s management team believed in its firm’s franchise and wanted to expand upon it without a restrictive ownership structure. We were familiar with Ryan Beck and its management through work it had done over the years in the thrift and banking industries, including assisting BankAtlantic Bancorp in raising capital on multiple occasions. We believed that the consolidation occurring in the brokerage and investment-banking sector would provide substantial growth opportunities for well-managed firms like Ryan Beck. Ryan Beck had been in business for over 50 years, was well established in its markets and had, in our view, a quality management team led by chief executive officer Ben Plotkin. The acquisition enabled the Ryan Beck management team to implement its growth plan, focus on its customers and markets, weather the 2000-2003 downturn in the brokerage and investment banking sector and pursue strategic initiatives with the backing and capital of a financially stable parent. Through BankAtlantic Bancorp, Ryan Beck was provided with necessary capital to facilitate the firm’s acquisition in 2002 of the assets of Gruntal & Co. This acquisition added 400 consultants and $13 billion in client assets. Ryan Beck is today a full service, diversified investment banking and brokerage firm with 40 locations in 14 states. Ryan Beck’s net income in 1997, the year prior to our acquisition, was $3.9 million versus $17.5 million for the year ended December 31, 2004.

Levitt Corporation
      Through BankAtlantic Bancorp we completed two significant acquisitions in the real estate and homebuilding industries. Levitt, which at that time was a wholly-owned subsidiary of BankAtlantic Bancorp, acquired land developer Core Communities in 1997 and homebuilder Levitt and Sons in 1999. In December of 2003, Levitt was spun-off to the shareholders of BankAtlantic Bancorp, thereby resulting in BFC becoming the direct controlling shareholder of Levitt. Each of the two acquisitions, which today comprise the primary holdings of Levitt, is described below.

Core Communities
      Levitt acquired Core Communities in 1997 for approximately $20 million. Core is a land developer that develops master-planned communities, which involves purchasing large tracts of raw land, obtaining necessary entitlements and approvals and preparing the property for sale in tracts to residential and commercial developers. In the early to mid-1990s, we believed that the south and central coasts of Florida would experience significant growth in the development and population of new communities. Levitt looked at selected investment opportunities and became acquainted with the St. Lucie West Holding Company, the predecessor to Core Communities, and its management team. We believed that this talented and experienced management team could successfully implement their land development strategy with the appropriate support, capital, corporate governance and ownership structure. Levitt was able to acquire the then-unprofitable company in 1997 from a foreign investment fund. Supported by our ownership structure and an additional $4.8 million in post-acquisition capital from BankAtlantic, Core Communities was able to complete the development of its initial 4,600-acre community, St. Lucie West, and more recently assemble the acreage for its second larger community, Tradition. At March 31, 2005, Core Communities owned approximately

7,000 gross acres, including approximately 4,600 net saleable acres, in Tradition, which in the aggregate now encompasses more than 8,200 acres. Core had a loss of $3.0 million for the period from inception (May 17, 1996) through December 31, 1996, the period prior to our acquisition, versus net income of $27.1 million for the year ended December 31, 2004.

Levitt and Sons
      Levitt acquired Levitt and Sons in late 1999 for approximately $27 million. We had followed the emergence and growth of the larger public homebuilders, and after reviewing several homebuilding opportunities, concluded that Levitt and Sons possessed the right combination of management, geographical focus, brand name, and experience. Levitt and Sons, which built the renowned Levittowns after World War II in New Jersey, New York and Pennsylvania, was owned by a New York-based private company. Prior to the acquisition, most of Levitt and Sons’ free cash flow was distributed to its then parent, which substantially restricted the company’s growth. Although no additional capital contribution was made in connection with the acquisition, the management team, with our encouragement and support, began reinvesting Levitt and Sons’ free cash flow into the growth and expansion of its business. Levitt and Sons is now part of Levitt’s Homebuilding Division, which also includes Bowden Homes, a Tennessee homebuilder acquired in April 2004 for approximately $7.4 million. Levitt and Sons’ net income in 1998, the year prior to the acquisition, was $4.5 million versus $32.9 million in the Homebuilding Division for the year ended December 31, 2004.

Bluegreen Corporation
      BankAtlantic Bancorp began investing in Bluegreen common stock in 2001 through open market common stock purchases after becoming acquainted with its senior management. We had observed the entry into the time share market of branded hospitality companies such as Marriott, Hyatt, Hilton and others and the disappearance by acquisition or otherwise of several independent time share companies. We also believed that demographic and leisure industry trends presented growth opportunities for time-share companies that were reasonably financed, not over-leveraged and that had developed sound and effective sales and marketing programs. In April 2002, nearly a year after BankAtlantic Bancorp made its first open market purchase, Levitt purchased a large stake in Bluegreen for $53.8 million by buying shares of common stock from two of Bluegreen’s largest shareholders, the largest of which was a diversified real estate investment fund. Levitt acquired BankAtlantic Bancorp’s holdings in Bluegreen in connection with the spin-off of Levitt, and as of March 31, 2005, Levitt owned approximately 31% of Bluegreen. We have supported Bluegreen’s management team’s focus on their growth and development plans, the results of which have been rewarding. Bluegreen’s net income for the twelve months ended December 31, 2001, the year prior to Levitt’s purchase, was $9.7 million versus $36.5 million for the year ended December 31, 2004.

Benihana
      BFC agreed in June 2004 to invest a total of $20 million in Benihana in the form of privately placed convertible preferred stock. The first $10 million was invested in July 2004, and the remainder will be invested over a two-year period commencing July 2005. Assuming investment of the full $20 million and conversion of the preferred shares, our investment would represent approximately 23% of the voting shares and 10% of the equity in the company at March 31, 2005. Benihana has been providing its unique dining experience for over 40 years but has not grown as fast as other Asian-themed dining companies. We have observed Benihana over recent years, are familiar with its management and several of the members of its Board of Directors, and believe that, given the right conditions and sufficient capital, the company has the potential over time to grow profitably.

      BFC’s ownership in BankAtlantic Bancorp and Levitt as of March 31, 2005 was as follows:

	Shares	Percent of	Percent
	Owned	Ownership	of Vote

BankAtlantic Bancorp
Class A Common Stock	8,329,236	14.96%	7.93%
Class B Common Stock	4,876,124	100.00%	47.00%
Total	13,205,360	21.81%	54.93%
Levitt
Class A Common Stock	2,074,243	11.15%	5.91%
Class B Common Stock	1,219,031	100.00%	47.00%
Total	3,293,274	16.62%	52.91%
      Our principal executive offices are located at 2100 West Cypress Creek Boulevard, Fort Lauderdale, Florida 33309. Our telephone number is (954) 940-4900. Our website is located at www.bfcfinancial.com. Information contained on our website is not part of this prospectus.

The Offering

Common Stock offered	By the Company: 5,450,000 shares of Class A Common Stock(1)

By the selling shareholders: 550,000 shares of Class A Common Stock(2)

Common Stock to be outstanding after the offering	29,308,480 shares of Class A Common Stock(3)

4,290,355 shares of Class B Common Stock(4)

Over-allotment option	817,500 shares of Class A Common Stock(5)

Offering Price	$8.50 per share

Voting Rights	Holders of Class A Common Stock are entitled to one vote per share, and the Class A Common Stock possesses in the aggregate a fixed 22% of the total voting power of all of our common stock. The holders of our Class B Common Stock are entitled to a number of votes per share which represents in the aggregate a fixed 78% of the total voting power of all of our common stock. Alan B. Levan, our Chairman of the Board and Chief Executive Officer, and John E. Abdo, our Vice Chairman of the Board, may be deemed under SEC rules to beneficially own shares of our Class A Common Stock and Class B Common Stock representing in the aggregate 69.3% of the total common stock and 83.4% of the total voting power of all of our common stock at March 31, 2005. The holders of our Class A Common Stock and Class B Common Stock vote as a single class, except as may be required by law or as provided in our Articles of Incorporation.

Dividends	Holders of Class A Common Stock and Class B Common Stock participate equally in dividends on a per share basis. Stock dividends and other non-cash distributions on Class A Common Stock are identical to those issued on Class B Common Stock, except that a stock dividend to holders of Class A Common Stock may be declared and issued in the form of Class A Common Stock while a stock dividend to holders of Class B Common Stock may be issued in either the form of Class A Common Stock or Class B Common Stock in the discretion of our Board of Directors.

Convertibility	Our Class A Common Stock is not convertible. Our Class B Common Stock is convertible at the holder’s discretion into Class A Common Stock on a share-for-share basis.

Use of Proceeds	We currently intend to use the net proceeds of this offering to support our growth, primarily through new investments and acquisitions, and for general corporate purposes, including working capital and the repayment of debt. We intend to use a portion of the proceeds to pay down a line of credit with an independent financial institution although amounts may be drawn down again in the future. At March 31, 2005, approximately $9.5 million was outstanding under this line of credit. We may also use a portion of the proceeds of this offering to fund additional purchases of convertible preferred stock of Benihana. We will not receive any proceeds from the sale of shares of Class A Common Stock by the selling shareholders. See “Use of Proceeds.”

Class A Common Stock Nasdaq National Market Symbol	“BFCF”

(1)	Does not include 817,500 shares of Class A Common Stock issuable upon exercise of the underwriters’ over-allotment option.

(2)	Alan B. Levan and John E. Abdo are among the selling shareholders. The total shares sold by the selling shareholders as a group will not exceed 550,000.

(3)	Does not include (i) an additional 817,500 shares of Class A Common Stock issuable upon exercise of the underwriters’ over-allotment option and (ii) 1,562,000 shares of Class A Common Stock issuable upon conversion of the Company’s 5% Cumulative Convertible Preferred Stock.

(4)	Does not include 5,165,228 shares of Class B Common Stock issuable upon the exercise of options outstanding at June 14, 2005 with a weighted average exercise price of $2.62 per share.

(5)	Shares covered by the over-allotment option will be sold exclusively by the Company.

SUMMARY CONSOLIDATED FINANCIAL DATA
      The following table sets forth summary consolidated financial data for BFC as of and for the years ended December 31, 2002 through 2004 and as of and for the three months ended March 31, 2004 and 2005. Certain summary financial data presented below as of December 31, 2002, 2003 and 2004 and for each of the years in the three-year period ended December 31, 2004, are derived from our consolidated financial statements. Our consolidated financial statements were audited by KPMG LLP, an independent registered public accounting firm, with respect to the year ended December 31, 2002, and by PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, with respect to the years ended December 31, 2003 and 2004. The summary financial data presented below as of and for the three-month periods ended March 31, 2005 and 2004 are derived from our unaudited consolidated financial statements and reflect, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary for a fair statement of such data. Results for the three-month period ended March 31, 2005 are not necessarily indicative of results that may be expected for the entire year or any future period. This table is a summary and should be read in conjunction with the consolidated financial statements and related notes included herein.

	As of or For the Three
	Months Ended March 31,		As of or For the Years Ended December 31,

	2005	2004	2004	2003	2002

	(Dollars in thousands, except per share data)
Income Statement
Revenue
BFC Activities	$369	$1,484	$6,185	$1,708	$1,336
Financial Services	159,862	163,241	601,578	541,910	492,344
Homebuilding & Real Estate Development	200,995	99,971	558,838	288,686	212,081

	361,226	264,696	1,166,601	832,304	705,761

Costs and Expenses
BFC Activities	2,573	1,534	7,950	7,809	5,944
Financial Services	130,008	131,996	494,415	480,314	467,181
Homebuilding & Real Estate Development	154,287	83,776	481,618	253,169	191,662

	286,868	217,306	983,983	741,292	664,787

Income before income taxes and equity in earnings from unconsolidated subsidiaries	74,358	47,390	182,618	91,012	40,974
Equity in earnings from unconsolidated subsidiaries	2,359	5,811	19,603	10,126	9,327

Income before income taxes, minority interest, discontinued operations, extraordinary items and cumulative effect of a change in accounting principle	76,717	53,201	202,221	101,138	50,301
Provision for income taxes	31,951	22,207	83,997	44,166	17,993
Minority interest in income of consolidated subsidiaries	40,366	26,622	103,994	51,093	38,294

Income (loss) from continuing operations	4,400	4,372	14,230	5,879	(5,986)
Income from discontinued operations, net of taxes	—	—	—	1,143	2,536
Income from extraordinary items, net of taxes	—	—	—	—	23,749
Income (loss) from cumulative effect of a change in accounting principle, net of taxes	—	—	—	—	(15,107)

Net income	4,400	4,372	14,230	7,022	5,192
5% Preferred Stock dividends	188	—	392	—	—

Net income available to common shareholders	$4,212	$4,372	$13,838	$7,022	$5,192

	As of or For the Three
	Months Ended March 31,		As of or For the Years Ended December 31,

	2005	2004	2004	2003	2002

	(Dollars in thousands, except per share data)
Common Share Data(a),(b),(c)
Basic earnings (loss) per share from continuing operations	$0.16	$0.18	$0.57	$0.26	$(0.27)
Discontinued operations	—	—	—	0.05	0.11
Extraordinary items	—	—	—	—	1.06
Cumulative effect of a change in accounting principle	—	—	—	—	(0.67)

Basic earnings per share of common stock	0.16	0.18	0.57	0.31	0.23

Diluted earnings (loss) per share from continuing operations	$0.14	$0.15	$0.47	$0.21	$(0.28)
Discontinued operations		—	—	0.04	0.11
Extraordinary items	—	—	—	—	1.04
Cumulative effect of a change in accounting principle	—	—	—	—	(0.66)

Diluted earnings per share of common stock	$0.14	$0.15	$0.47	$0.25	$0.21

Basic weighted average number of common shares outstanding	25,750,000	23,824,000	24,183,000	22,818,000	22,454,000
Diluted weighted average number of common shares outstanding	28,336,000	27,706,000	27,806,000	26,031,000	22,454,000
Ratio of earnings to fixed charges(d)	(4.67)	(1.24)	(2.44)	0.15	(0.23)
Dollar deficiency of earnings to fixed charges(d)	1,753	659	4,029	987	1,421
Balance Sheet (at period end)
Loans and leases, net(e)	$4,621,543	$3,623,409	$4,561,073	$3,611,612	$3,377,870
Securities	1,219,951	621,965	1,192,335	677,713	1,111,825
Total assets	7,029,049	5,078,067	6,954,847	5,136,235	5,415,933
Deposits	3,643,855	3,143,435	3,457,202	3,058,142	2,920,555
Securities sold under agreements to repurchase and federal funds purchased	243,121	112,456	362,002	120,874	116,279
Other borrowings(f)	2,049,749	1,020,233	2,086,368	1,209,571	1,686,613
Shareholders’ equity	128,088	92,478	125,251	85,675	77,411
Book value per share(c)(g)	4.36	3.82	4.25	3.68	3.45
Return on average equity(h)	13.88%	19.64%	13.16%	8.63%	6.85%
BankAtlantic Asset Quality Ratios
Non-performing assets, net of reserves as a percent of total loans, tax certificates and real estate owned	0.17%	0.37%	0.19%	0.36%	0.86%
Loan loss allowance as a percent of non-performing loans	661.8	387.1%	582.18%	422.06%	235.61%
Loan loss allowance as a percent of total loans	.92%	1.22%	1.00%	1.24%	1.38%
Levitt Corporation
Consolidated margin on sales of real estate	$68,277	$28,858	$143,378	$73,627	$48,133
Consolidated margin percentage	34.3%	29.3%	26.1%	26.0%	23.2%
Homes delivered	501	341	2,126	1,011	740
Backlog of homes (units)	1,918	2,186	1,814	2,053	824
Backlog of homes (value)	$496,006	$510,231	$448,647	$458,771	$167,526
Land division acres sold(i)	1,304	294	764	1,337	1,473

	As of or For the Three
	Months Ended March 31,		As of or For the Years Ended December 31,

	2005	2004	2004	2003	2002

	(Dollars in thousands, except per share data)
Capital Ratios for BankAtlantic:
Total risk based capital	11.06%	12.20%	10.80%	12.06%	11.89%
Tier I risk based capital	9.52%	10.35%	9.19%	10.22%	10.01%
Leverage	7.03%	8.63%	6.83%	8.52%	7.26%

(a)	Since its inception, BFC has not paid any cash dividends.

(b)	While the Company has two classes of common stock outstanding, the two-class method is not presented because the Company’s capital structure does not provide for different dividend rates or other preferences, other than voting rights, between the two classes.

(c)	I.R.E. Realty Advisory Group, Inc. (“RAG”) owns 4,764,282 shares of our Class A Common Stock and 500,000 shares of our Class B Common Stock. Because the Company owns 45.5% of the outstanding common stock of RAG, 2,167,748 shares of Class A Common Stock and 227,250 shares of Class B Common Stock are eliminated from the number of shares outstanding for purposes of computing earnings per share and book value per share.

(d)	The operations, fixed charges and dividends of BankAtlantic Bancorp and Levitt are not included in this calculation because each of those subsidiaries are separate, publicly traded companies whose Board of Directors are composed of individuals, a majority of whom are independent. Accordingly, decisions made by those Boards, including with respect to the payment of dividends, are not within our control.

(e)	Includes $0, $233 million, and $0 of bankers acceptances at December 31, 2004, 2003 and 2002, respectively and $0 at March 31, 2005 and 2004.

(f)	Other borrowings consist of FHLB advances, subordinated debentures, mortgage notes payable, bonds payable, guaranteed preferred beneficial interests in BankAtlantic Bancorp’s junior subordinated debentures and junior subordinated debentures.

(g)	Preferred stock redemption price is eliminated from shareholders’ equity for purposes of computing book value per share.

(h)	Ratios were computed using quarterly averages.

(i)	Land sales between Levitt’s subsidiaries were eliminated in consolidation.

SUMMARY PARENT COMPANY ONLY FINANCIAL DATA
      The following table sets forth summary parent company only financial data for BFC as of and for the years ended December 31, 2002 through 2004 and as of and for the three months ended March 31, 2005 and 2004. Certain summary financial data presented below as of December 31, 2002, 2003 and 2004 and for each of the years in the three-year period ended December 31, 2004, are derived from our consolidated financial statements. Our consolidated financial statements were audited by KPMG LLP, an independent registered public accounting firm, with respect to the year ended December 31, 2002, and by PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, with respect to the years ended December 31, 2003 and 2004. This table is a summary and should be read in conjunction with the consolidated financial statements and related notes included herein.

	As of or For the Three
	Months Ended		As of or For the Year Ended
	March 31,		December 31,

	2005	2004	2004	2003	2002

	(In thousands)

Balance Sheet Data:
Assets
Cash and cash equivalents	$693	$1,361	$1,520	$1,536	$797
Investment securities	12,075	1,451	11,800	1,218	1,269
Investment in venture partnerships	963	718	971	626	2,782
Investment in BankAtlantic Bancorp	104,912	95,576	103,125	91,869	106,017
Investment in Levitt Corporation	53,886	30,727	48,983	27,885	—
Investment in other subsidiaries	13,912	13,731	14,219	13,680	13,620
Loans receivable	2,871	4,175	3,364	4,175	4,175
Other assets	1,233	693	2,596	484	768

Total assets	$190,545	$148,432	$186,578	$141,473	$129,428

Liabilities and Shareholders’ Equity
Mortgages payable and other borrowings	$9,483	$7,160	$10,483	$6,015	$6,015
Other liabilities	23,647	23,570	23,816	23,234	22,805
Deferred income taxes	29,327	25,224	27,028	26,549	23,197

Total liabilities	62,457	55,954	61,327	55,798	52,017

Total shareholders’ equity	128,088	92,478	125,251	85,675	77,411

Total liabilities and shareholders’ equity	$190,545	$148,432	$186,578	$141,473	$129,428

Statements of Operations Data:
Revenues	300	183	1,222	1,051	763
Expenses	2,165	1,327	6,717	3,954	3,898

(Loss) before undistributed earnings from subsidiaries	(1,865)	(1,144)	(5,495)	(2,903)	(3,135)
Equity from earnings in BankAtlantic Bancorp	4,368	4,565	15,694	15,222	11,380
Equity from earnings in Levitt Corporation	4,955	2,902	10,265	—	—
Equity from earnings (loss) in other subsidiaries	(315)	584	1,981	(1,583)	(633)

Income before income taxes	7,143	6,907	22,445	10,736	7,612
Provision for income taxes	2,743	2,535	8,215	3,714	2,420

Net income	4,400	4,372	14,230	7,022	5,192
5% Preferred Stock dividends	188	—	392	—	—

Net income available to common shareholders	$4,212	$4,372	$13,838	$7,022	$5,192

	As of or For the Three
	Months Ended		As of or For the Year Ended
	March 31,		December 31,

	2005	2004	2004	2003	2002

	(In thousands)

Statements of Cash Flow Data:
Operating Activities:
Income (loss) from continuing operations	$4,400	$4,372	$14,230	$5,879	$(5,986)
Income from discontinued operations, net of tax	—	—	—	1,143	2,536
Income from extraordinary item, net of tax	—	—	—	—	23,749
Cumulative effect of a change in accounting principle, net of tax	—	—	—	—	(15,107)
Other operating activities	(4,578)	(5,401)	(20,317)	(9,380)	(9,894)

Net cash used in operating activities	(178)	(1,029)	(6,087)	(2,358)	(4,702)
Net cash provided by (used in) investing activities	528	444	(7,503)	2,815	1,408
Net cash (used in) provided by financing activities	(1,177)	410	13,574	282	1,385

Increase (decrease) in cash and cash equivalents	(827)	(175)	(16)	739	(1,909)
Cash at beginning of period	1,520	1,536	1,536	797	2,706

Cash at end of period	$693	$1,361	$1,520	$1,536	$797

RISK FACTORS
      You should carefully consider the following risks before purchasing our stock. Our business, operating results or financial condition could be materially and adversely affected by any of these risks. In such case, the trading price of our Class A Common Stock could decline, and you may lose all or part of your investment. You should also refer to the other information included or incorporated by reference in this prospectus.
Risks Associated With Us
We depend on dividends from our subsidiaries for a significant portion of our cash flow. Regulatory restrictions and the terms of indebtedness limit the ability of some of our subsidiaries to pay dividends.
      At March 31, 2005, we held approximately 21.8% of the outstanding common stock of BankAtlantic Bancorp and 16.6% of the outstanding common stock of Levitt, representing in the aggregate approximately 83.3% of our total assets. Dividends by each of BankAtlantic Bancorp and Levitt are subject to a number of conditions, including the cash flow and profitability of each company, declaration by each company’s Board of Directors, compliance with the terms of each company’s outstanding indebtedness, and in the case of BankAtlantic Bancorp, regulatory restrictions applicable to BankAtlantic.
      BankAtlantic Bancorp and Levitt are separate publicly traded companies whose Boards of Directors are comprised of individuals, a majority of whom are independent as required by the listing standards of the New York Stock Exchange. Decisions made by these Boards are not within our control and may not be made in our best interests.
      BankAtlantic Bancorp is the holding company for BankAtlantic and owns 100% of BankAtlantic’s outstanding capital stock. We depend upon dividends from BankAtlantic Bancorp for a significant portion of our cash flow. In turn, BankAtlantic Bancorp depends upon dividends from BankAtlantic for a significant portion of its cash flow. BankAtlantic’s ability to pay dividends or make other capital distributions to BankAtlantic Bancorp is subject to the regulatory authority of the Office of Thrift Supervision, or the OTS, and the Federal Deposit Insurance Corporation, or the FDIC. BankAtlantic may make a capital distribution without prior OTS approval in an amount equal to BankAtlantic’s net income for the current calendar year to date, plus retained net income for the previous two years, provided that BankAtlantic does not become under-capitalized as a result of the distribution. BankAtlantic’s ability to make such distributions depends on maintaining eligibility for “expedited treatment” under applicable OTS regulations. Expedited treatment is available as long as BankAtlantic, among other things, maintains specified minimum levels of regulatory ratings and capital. BankAtlantic currently qualifies for expedited treatment, but there can be no assurance that it will maintain its current status. Although no prior OTS approval may be necessary, BankAtlantic is required to give the OTS thirty days notice before making any capital distribution to BankAtlantic Bancorp. The OTS may object to any capital distribution if it believes the distribution will be unsafe and unsound. While additional capital distributions above the limit for an expedited status institution are possible, such distributions would require the prior approval of the OTS. The OTS is not likely to approve any distribution that would cause BankAtlantic to fail its capital requirements on a pro forma basis after giving effect to the proposed distribution. Further, the FDIC has authority to take enforcement action if it believes that a dividend or capital distribution by BankAtlantic constitutes an unsafe or unsound action or practice, even if the OTS has cleared the distribution. See also “Risks Associated with the Banking Industry and Our Investment in BankAtlantic Bancorp — BankAtlantic has disclosed issues regarding its compliance with the USA PATRIOT Act, anti-money laundering laws and the Bank Secrecy Act which may subject it to fines and regulatory actions, including restrictions on its ability to pay dividends” on page 17.
      We also depend on dividends from Levitt. Levitt commenced paying a quarterly dividend in August 2004. Levitt’s subsidiaries have outstanding indebtedness, and may in the future incur additional indebtedness, the terms of which limit the payment of dividends by the subsidiaries to Levitt.

We have in the past incurred operating cash flow deficits that may continue in the future.
      BFC itself has no revenue generating operating activities and is a holding company engaged in making investments in operating businesses. Accordingly, we have in the past incurred operating cash flow deficits at the BFC parent company level and expect to continue to do so in the foreseeable future. We incurred operating cash flow deficits of $6.1 million during the year ended December 31, 2004 and $178,000 during the quarter ended March 31, 2005. We have financed these operating cash flow deficits with the proceeds of equity or debt financings. We also intend to use a portion of the proceeds from this offering to fund BFC operating expenses. Since our acquisition strategy involves primarily long-term investments in growth oriented businesses, the investments made with proceeds of this offering are not likely to generate cash flow to BFC in the near term. As a result, if cash flow from our subsidiaries is not sufficient to fund parent company operating expenses in the future, we may be forced to reduce operating expenses, to liquidate some of our investments or to use the proceeds of equity or debt financing, including a greater portion of the proceeds of this offering. There is no assurance that any such financing would be available on commercially reasonable terms, if at all, or that we would not be forced to liquidate our investments at depressed prices.
Adverse events in Florida, where our investments are currently concentrated, could adversely impact our results and future growth.
      BankAtlantic’s business, the location of its branches and the real estate collateralizing its commercial real estate loans are concentrated in Florida. Further, Levitt develops and sells its properties primarily in Florida. As a result, we are exposed to geographic risks and any economic downturn in Florida or adverse changes in laws and regulations in Florida would have a negative impact on our revenues and business. Further, the State of Florida is subject to the risks of natural disasters such as tropical storms and hurricanes. The occurrence of an economic downturn in Florida, adverse changes in laws or regulations in Florida or natural disasters could impact the credit quality of BankAtlantic’s assets, the desirability of Levitt’s properties, the business of Levitt’s and BankAtlantic’s customers and the ability of Levitt and BankAtlantic to expand their businesses.
Our future acquisitions may reduce our earnings, require us to obtain additional financing and expose us to additional risks.
      Our business strategy includes investing in and acquiring diverse operating companies, and some of these investments and acquisitions may be material. While we seek investments and acquisitions primarily in companies with seasoned, quality management teams that provide opportunities for growth, we may not be successful in identifying these opportunities. Further, investments or acquisitions that we do complete may not prove to be successful. Acquisitions may expose us to additional risks and may have a material adverse effect on our results of operations. Any acquisitions we make may:

•	fail to accomplish our strategic objectives;

•	not perform as expected; and

•	expose us to the risks of the business that we acquire.
      In addition, we will likely face competition in making investments or acquisitions which could increase the costs associated with the investment or acquisition. Our investments or acquisitions could initially reduce our per share earnings and add significant amortization expense or intangible asset charges. Since our acquisition strategy involves holding investments for the foreseeable future and because we do not expect to generate significant excess cash flow from operations, we may rely on additional debt or equity financing to implement our acquisition strategy. The issuance of debt will result in additional leverage which could limit our operating flexibility, and the issuance of equity could result in additional dilution to our then-current shareholders. In addition, such financing could consist of equity securities which have rights, preferences or privileges senior to our Class A Common Stock. If we do require additional financing in the future, we cannot assure you that it will be available on favorable terms, if at all. If we fail to obtain the required financing, we would be required to curtail or delay our acquisition plans or to liquidate certain of our assets. Additionally, we do not intend to seek shareholder approval of any investments or acquisitions unless required by law or regulation.
Our activities and our subsidiaries’ activities are subject to a wide range of bank regulatory requirements that could have a material adverse effect on our business.
      The Company and BankAtlantic Bancorp are each grandfathered unitary savings and loan holding companies and have broad authority to engage in various types of business activities. The OTS can stop either of us from engaging in activities or limit those activities if it determines that there is reasonable cause to believe that the continuation of any particular activity constitutes a serious risk to the financial safety, soundness, or stability of BankAtlantic. The OTS may also:

•	limit the payment of dividends by BankAtlantic to BankAtlantic Bancorp;

•	limit transactions between us, BankAtlantic, BankAtlantic Bancorp and the subsidiaries or affiliates of either;

•	limit the activities of BankAtlantic, BankAtlantic Bancorp or us; or

•	impose capital requirements on us or BankAtlantic Bancorp.
      Unlike bank holding companies, as a unitary savings and loan holding company, we and BankAtlantic Bancorp are not subject to capital requirements. However, the OTS has indicated that it may in the future impose capital requirements on savings and loan holding companies. The OTS may in the future adopt regulations that would affect our operations or those of BankAtlantic Bancorp, including our and BankAtlantic Bancorp’s ability to pay dividends or to engage in certain transactions or activities.
      Further, the Bank’s activities are highly regulated. Failure to comply with applicable regulations could result in regulatory action and the imposition of penalties on the Bank, which could include monetary fines and limitations on its growth and activities. See “Risks Associated with the Banking Industry and Our Investment in BankAtlantic Bancorp — BankAtlantic has disclosed issues regarding its compliance with the USA PATRIOT Act, anti-money laundering laws and the Bank Secrecy Act which may subject it to fines and regulatory actions, including restrictions on its ability to pay dividends” on page 17.
We and our subsidiaries have many competitors who may have greater financial resources or operate under fewer regulatory constraints.
      BFC will face competition in identifying and completing investments, including from strategic buyers, business development companies and private equity funds. Many of these competitors will have substantially greater financial resources than us. This competition may make acquisitions more costly and may make it more difficult for us to identify attractive investments and successfully complete any desired transaction.
      BankAtlantic Bancorp’s and BankAtlantic’s competitors include other savings institutions, investment firms, commercial banks, finance companies, mortgage banking companies, money market funds, financial consultants and credit unions. Many of these competitors have substantially greater financial resources than we have and, in some cases, operate under fewer regulatory constraints. BankAtlantic Bancorp and BankAtlantic compete not only with financial institutions headquartered in Florida but also with a growing number of financial institutions headquartered outside of Florida who are active in the state.
      Levitt is also subject to competition from other homebuilders, real estate developers and land speculators. The real estate development industry is highly competitive and fragmented. Overbuilding in certain local markets, among other competitive factors, may materially adversely affect real estate values in that market. Developers compete for financing, raw materials and skilled labor, as well as for the sale of homes. Levitt competes with other local, regional and national real estate companies, some of which have greater financial, marketing, sales and other resources than it does. In addition, there are relatively low barriers to entry into Levitt’s business. There are no required technologies that would preclude or inhibit competitors from entering Levitt’s markets. Levitt’s competitors may independently develop land and construct products that are superior or substantially similar to Levitt’s products. Levitt currently builds primarily in Florida, which contains some of the top markets in the nation, and therefore, we expect Levitt to continue to face additional competition from new entrants into its markets.
Our success depends on key management, the loss of which could disrupt our business operations.
      Our future success depends largely upon the continued efforts and abilities of key management employees, including Alan B. Levan, our Chairman and Chief Executive Officer, John E. Abdo, our Vice Chairman, Glen R. Gilbert, our Executive Vice President and Chief Financial Officer, and Phil Bakes, our Managing Director and Executive Vice President. The loss of the services of one or more of our key employees or our failure to attract, retain and motivate qualified personnel could have a material adverse effect on our business, financial condition and results of operations.
Certain members of our Board of Directors and certain of our executive officers are also directors and executive officers of our affiliates.
      Alan B. Levan, our Chairman and Chief Executive Officer, and John E. Abdo, our Vice Chairman, are also members of the Board of Directors and/or executive officers of BankAtlantic Bancorp, BankAtlantic, Levitt Corporation and Bluegreen Corporation. In addition, Glen R. Gilbert, our Chief Financial Officer, is also the Senior Executive Vice President of Levitt Corporation. None of these shared management personnel are obligated to allocate a specific amount of time to the management of the Company, and they may devote more time and attention to the operations of our affiliates than they devote to our operations.
Our control position may adversely affect the market price of BankAtlantic Bancorp’s and Levitt’s Class A Common Stock.
      As of March 31, 2005, we owned all of BankAtlantic Bancorp’s issued and outstanding Class B Common Stock and 8,329,236 shares, or approximately 15.0%, of BankAtlantic Bancorp’s issued and outstanding Class A Common Stock. As of March 31, 2005, we owned all of Levitt’s issued and outstanding Class B Common Stock and 2,074,243 shares, or approximately 11.2%, of Levitt’s issued and outstanding Class A Common Stock. Our share holdings in BankAtlantic Bancorp represent approximately 54.9% of its total voting power, and our share holdings in Levitt represent approximately 52.9% of its total voting power. Since the Class A Common Stock and Class B Common Stock of each of BankAtlantic Bancorp and Levitt vote as a single group on most matters, we are in a position to control BankAtlantic Bancorp and Levitt and elect BankAtlantic Bancorp’s and Levitt’s Board of Directors. As a consequence, we have the voting power to significantly influence the outcome of any shareholder vote of BankAtlantic Bancorp and Levitt, except in those limited circumstances where Florida law mandates that the holders of our Class A Common Stock vote as a separate class. Our control position may have an adverse effect on the market prices of BankAtlantic Bancorp’s and Levitt’s Class A Common Stock. Additionally, Alan B. Levan, our Chief Executive Officer and Chairman of the Board of Directors, and John E. Abdo, our Vice Chairman of the Board of Directors, may be deemed under SEC Rules to have an aggregate beneficial ownership of shares of our outstanding common stock representing in the aggregate 69.3% of our total common stock and 83.4% of the total voting power of all of our common stock at March 31, 2005. See also “Risks Associated with Our Class A Common Stock — Alan B. Levan and John E. Abdo’s control position may adversely affect the market price of our common stock” on page 27.
Recent changes in accounting standards could limit the desirability of granting stock options, which could harm our ability to attract and retain employees, and could also negatively impact our results of operations.
      The Financial Accounting Standards Board is requiring all companies to treat the fair value of stock options granted to employees as an expense effective for the first interim or annual reporting period of a company’s first fiscal year that begins on or after June 15, 2005. When this change becomes effective, we and other companies will be required to record a compensation expense equal to the fair value of each stock option granted. Currently, we are generally not required to record compensation expense in connection with stock option grants. When we are required to expense the fair value of stock option grants, it may reduce the attractiveness of granting stock options because of the additional expense associated with these grants, which would negatively impact our results of operations. For example, had BFC, BankAtlantic Bancorp and Levitt been required to expense stock option grants by applying the measurement provisions of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation,” our recorded net income for the year ended December 31, 2004 of approximately $14.2 million would have been reduced to approximately $13.4 million. Stock options are an important employee recruitment and retention tool, and BFC, BankAtlantic Bancorp and Levitt may not be able to attract and retain key personnel if the scope of our employee stock option programs is reduced. Accordingly, when BFC, BankAtlantic Bancorp and Levitt are required to expense stock option grants, our future results of operations will be negatively impacted.
Failure to achieve and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and stock price.
      We are required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. This Act requires annual management assessments of the effectiveness of our internal control over financial reporting and a report by our independent auditors addressing these assessments. While management was able to certify in connection with the Company’s audited financial statements for the year ended December 31, 2004 that its internal control over financial reporting was effective and the Company’s auditors issued their attestation of such report, we cannot assure you that we will maintain the adequacy of our internal controls. If we fail to maintain the adequacy of our internal controls, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. Absolute assurance also cannot be provided that testing will reveal all material weaknesses or significant deficiencies in internal control over financial reporting. In addition, since BankAtlantic Bancorp and Levitt are entities consolidated in our financial statements, our ability to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act will be dependent, in part, on the ability of each of BankAtlantic Bancorp and Levitt to satisfy those requirements. Further, we may acquire privately-held businesses that are not then subject to the same stringent requirements for internal controls as public companies. While we intend to address any material weaknesses at acquired consolidated companies, there is no assurance that this will be accomplished. If we fail to strengthen the effectiveness of acquired companies’ internal controls, we may not be able to conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. Failure to achieve and maintain an effective internal control environment could have a material adverse effect on our stock price.
Risks Associated With the Banking Industry and Our Investment in BankAtlantic Bancorp
BankAtlantic has disclosed issues regarding its compliance with the USA PATRIOT Act, anti-money laundering laws and the Bank Secrecy Act which may subject it to fines and regulatory actions, including restrictions on its ability to pay dividends.
      BankAtlantic has identified deficiencies in its compliance with the USA PATRIOT Act, anti-money laundering laws and the Bank Secrecy Act and has been cooperating with regulators and other federal agencies concerning these deficiencies. BankAtlantic has provided and is continuing to provide information to the government pursuant to a number of subpoenas relating to, among other things, numerous customers and transactions and the Bank’s policies and procedures. We cannot predict whether or to what extent civil or criminal regulatory action or monetary or other penalties will be pursued against BankAtlantic by regulators or other federal agencies.
      Some examples of recent regulatory actions include the following:

•	Riggs Bank, N.A. announced that it had consented to a $25 million civil money penalty paid to the Department of the Treasury, assessed concurrently by the Financial Crimes Enforcement Network (“FinCEN”) and the Office of the Comptroller of the Currency, for willful, systemic violation of the anti-money laundering program and suspicious activity and currency transaction requirements of the Bank Secrecy Act. Riggs Bank, N.A. also announced that it has resolved an investigation into its Bank

Secrecy Act compliance by pleading guilty to a count of failing to file timely and/or accurate Suspicious Activity Reports, paid a $16 million fine and agreed to a five-year period of corporate probation. Riggs National Corporation, the holding company for Riggs Bank, N.A., also consented to the issuance of a Cease and Desist Order relating to future compliance and board oversight, which, among other things, prohibits the declaration or payment of dividends on its stock or distributions of interest, principal or other sums with respect to debentures issued in connection with its trust preferred securities, or the redemption or repurchase of any of its stock without regulatory approval.

•	AmSouth Corporation (“AmSouth”) and AmSouth Bank disclosed that they entered into a deferred prosecution agreement with the U.S. Attorney relating to deficiencies in the bank’s reporting of suspicious activities under the Bank Secrecy Act. AmSouth also announced that it entered into a Cease and Desist Order with the Federal Reserve and the Alabama Department of Banking and an order with FinCEN relating to deficiencies in AmSouth’s compliance with the Bank Secrecy Act. AmSouth announced that under the deferred prosecution agreement, it agreed to make a payment of $40 million to the United States and, in connection with the Federal Reserve and FinCEN orders, was assessed a $10 million civil money penalty. AmSouth also disclosed that in connection with the Cease and Desist Order, the Federal Reserve indicated it would restrict AmSouth’s expansion activities until such time as the Federal Reserve believes the company is in substantial compliance with the requirements of the order. AmSouth further disclosed that the Cease and Desist Order requires specific actions, including steps to comply with the Bank Secrecy Act.

      Other financial institutions have also been required to enter into regulatory agreements and to pay fines and assessments with respect to their activities. BankAtlantic Bancorp and BankAtlantic may be the subject of similar civil and criminal regulatory proceedings and actions, including restrictions on its payment of dividends, and may be required to pay fines or penalties which may be similar to, greater than or less than those imposed on other institutions.
      BankAtlantic’s ability to obtain regulatory approvals necessary to proceed with certain aspects of its business plan, including its branch expansion and other acquisition plans, may be adversely affected by any actions taken by regulators or other federal agencies. A cease and desist order from the OTS would likely prevent BankAtlantic from opening de novo branches or acquiring other businesses. Significant monetary penalties will have a negative impact on BankAtlantic’s results of operations. In addition, BankAtlantic would suffer reputation damage stemming from any criminal proceedings or OTS or FinCEN regulatory action.
      BankAtlantic is taking steps to correct identified deficiencies and has incurred substantial costs to improve its compliance systems and procedures, including costs associated with engaging attorneys and compliance consultants, acquiring new software and hiring additional compliance staff. Compliance costs in 2004 were approximately $5.0 million, with approximately $2.0 million and $3.0 million incurred in the third and fourth quarters. Some of these compliance-related costs are not expected to recur throughout 2005. However, BankAtlantic believes that its on-going annual compliance costs will be higher than its prior compliance costs by an estimated $2.5 million.
Changes in interest rates could adversely affect our net interest income and profitability.
      The majority of BankAtlantic’s assets and liabilities are monetary in nature. As a result, the earnings and growth of BankAtlantic are significantly affected by interest rates, which are subject to the influence of economic conditions generally, both domestic and foreign, and also to the monetary and fiscal policies of the United States and its agencies, particularly the Federal Reserve Board. The nature and timing of any changes in such policies or general economic conditions and their effect on BankAtlantic cannot be controlled and are extremely difficult to predict. Changes in interest rates can impact BankAtlantic’s net interest income as well as the valuation of its assets and liabilities.

      Banking is an industry that depends to a large extent on its net interest income. Net interest income is the difference between:

•	interest income on interest-earning assets, such as loans; and

•	interest expense on interest-bearing liabilities, such as deposits.
      Changes in interest rates can have differing effects on BankAtlantic’s net interest income and the cost of purchasing residential mortgage loans in the secondary market. In particular, changes in market interest rates, changes in the relationships between short-term and long-term market interest rates, or the yield curve, or changes in the relationships between different interest rate indices can affect the interest rates charged on interest-earning assets differently than the interest rates paid on interest-bearing liabilities. This difference could result in an increase in interest expense relative to interest income and therefore reduce BankAtlantic’s net interest income. While BankAtlantic has attempted to structure its asset and liability management strategies to mitigate the impact on net interest income of changes in market interest rates, we cannot assure you that BankAtlantic will be successful in doing so.
      Loan prepayment decisions are also affected by interest rates. Loan prepayments generally accelerate as interest rates fall. Prepayments in a declining interest rate environment reduce BankAtlantic’s net interest income and adversely affect its earnings because:

•	it amortizes premiums on acquired loans, and if loans are prepaid, the unamortized premium will be charged off; and

•	the yields it earns on the investment of funds that it receives from prepaid loans are generally less than the yields that it earned on the prepaid loans.
      Significant loan prepayments in BankAtlantic’s mortgage portfolio and mortgage servicing rights portfolio in the future could have an adverse effect on BankAtlantic’s earnings. Prepayments of the underlying loans also would have an adverse effect on BankAtlantic’s ability to sell mortgage servicing rights at the value estimated at March 31, 2005. Additionally, increased prepayments associated with purchased residential loans may result in increased amortization of premiums on acquired loans, which would reduce BankAtlantic’s interest income.
      BankAtlantic Bancorp has developed a computer model using standard industry software to quantify its interest rate risk. This model measures the impact of increases or decreases of interest rates of 100 and 200 basis points on the fair value of all assets and liabilities of BankAtlantic Bancorp that would be affected by interest rate changes. As of March 31, 2005, this model showed that a decrease in interest rates of 100 basis points would have a negative impact on its net portfolio values of approximately $132.5 million, and that a decrease of 200 basis points would have a more significant negative impact of approximately $325.6 million. While management would attempt to respond to the projected impact on its assets and liabilities of fluctuations in interest rates, there is no assurance that any management efforts to ameliorate negative changes would be successful.
BankAtlantic’s “Florida’s Most Convenient Bank” initiative has created increased operating expenses, which may have an adverse impact on our earnings.
      BankAtlantic’s “Florida’s Most Convenient Bank” initiative and its associated expanded operations have required it to provide additional management resources, hire additional personnel and take steps to enhance and expand its operational and management information systems. Employee compensation and benefits at BankAtlantic increased 43% from $65.1 million during the year ended December 31, 2002 to $93.2 million during the year ended December 31, 2004. In addition, BankAtlantic has recently undertaken a program to renovate the interior of all of its branches, which will result in increased occupancy expenses.
      As a result of these growth initiatives, BankAtlantic has incurred and will continue to incur increased operating expenses. In the event that the “Florida’s Most Convenient Bank” initiative does not produce the results anticipated, BankAtlantic’s increased operating expenses may have an adverse impact on its earnings.

BankAtlantic’s loan portfolio subjects it to high levels of credit risk.
      BankAtlantic is exposed to the risk that borrowers or counter-parties may default on their obligations to it. Credit risk arises through the extension of loans and leases, certain securities, letters of credit, financial guarantees and through counter-party exposure on trading and wholesale loan transactions. In an attempt to manage this risk, BankAtlantic establishes policies and procedures to manage both on and off-balance sheet (primarily loan commitments) credit risk.
      BankAtlantic attempts to manage credit exposure to individual borrowers and counter-parties on an aggregate basis including loans, securities, letters of credit, derivatives and unfunded commitments. Credit personnel analyze the creditworthiness of individual borrowers or counter-parties, and limits are established for the total credit exposure to any one borrower or counter-party. Credit limits are subject to varying levels of approval by senior line and credit risk managers.
      BankAtlantic’s loan portfolio included $2.1 billion of loans secured by residential real estate and $1.7 billion of commercial real estate, construction and development loans at March 31, 2005. At March 31, 2005, BankAtlantic’s commercial real estate, construction and development loans represented approximately 36.8% of its loan and lease portfolio. Accordingly declines in real estate values could have a material adverse impact on the credit quality of BankAtlantic’s loan portfolio and on its results. Real estate values are affected by various factors, including changes in general or regional economic conditions, governmental rules or policies and natural disasters such as hurricanes.
      BankAtlantic’s commercial real estate loan portfolio includes large lending relationships, including 24 relationships with unaffiliated borrowers involving lending commitments in each case in excess of $30 million. These relationships represented an aggregate outstanding balance of $1.0 billion as of December 31, 2004. Defaults by any of these borrowers could have a material adverse effect on BankAtlantic’s results.
An Inadequate Allowance for Loan Losses Would Result in Reduced Earnings.
      As a lender, BankAtlantic is exposed to the risk that its customers will be unable to repay their loans according to their terms and that any collateral securing the payment of their loans will not be sufficient to assure full repayment. Credit losses are inherent in the lending business and could have a material adverse effect on BankAtlantic’s operating results. Recent volatility and deterioration in domestic and foreign economies may also increase BankAtlantic’s risk for credit losses. BankAtlantic evaluates the collectibility of its loan portfolio and provides an allowance for loan losses that it believes is adequate based upon such factors as:

•	the risk characteristics of various classifications of loans;

•	previous loan loss experience;

•	specific loans that have loss potential;

•	delinquency trends;

•	estimated fair value of the collateral;

•	current economic conditions;

•	the views of its regulators; and

•	geographic and industry loan concentrations.
      If BankAtlantic’s evaluation is incorrect and borrower defaults cause losses exceeding its allowance for loan losses, our earnings could be significantly and adversely affected. BankAtlantic may experience losses in its loan portfolios or perceive adverse trends that require it to significantly increase its allowance for loan losses in the future, which would reduce future earnings. In addition, BankAtlantic’s regulators may require it to increase or decrease its allowance for loan losses even if BankAtlantic thinks such change is unjustified.

Risks Associated with the Brokerage Industry
We engage in the securities business through BankAtlantic Bancorp’s investment banking and brokerage subsidiary, Ryan Beck, which subjects us to the specific risks of Ryan Beck’s business.
      The securities business is by its nature subject to risks, particularly in volatile or illiquid markets, including the risk of losses resulting from the underwriting and ownership of securities, customer fraud, employee errors and misconduct, failures in connection with the processing of securities transactions and litigation. Ryan Beck’s business and its profitability are affected by many factors including:

•	the volatility and price levels of the securities markets;

•	the volume, size and timing of securities transactions generally and of equity and debt securities in inventory;

•	the demand for investment banking services;

•	the level and volatility of interest rates;

•	the availability of credit;

•	legislation, regulations and/or rules issued by self-regulatory organizations affecting the business and financial communities;

•	the economy in general; and

•	potential liability to customers.
      Markets characterized by low trading volumes and depressed prices generally result in reduced commissions and investment banking revenues as well as losses from declines in the market value of securities positions. Moreover, Ryan Beck is likely to be adversely affected by negative developments in New Jersey, New York, the mid-Atlantic region and the financial services industry in general.
      Further, Ryan Beck’s performance is largely dependent on the talents and efforts of its key employees. Competition in the securities industry for qualified employees is intense. If Ryan Beck is unable to encourage the continued service of its key employees or to hire additional personnel, its results will be adversely affected.
Volatility in either the stock or fixed-income markets could have an adverse impact on Ryan Beck’s operations.
      The majority of Ryan Beck’s assets and liabilities are securities owned or securities sold, but not yet purchased. Securities owned and securities sold, but not yet purchased, are associated with trading activities conducted both as principal and as agent on behalf of individual and institutional investor clients of Ryan Beck and are accounted for at fair value in Ryan Beck’s financial statements. The fair value of these trading positions is generally based on listed market prices. If listed market prices are not available or if liquidating the positions would reasonably be expected to impact market prices, fair value is determined based on other relevant factors, including dealer price quotations, price quotations for similar instruments traded in different markets or management’s estimates of amounts to be realized on settlement. As a consequence, volatility in either the stock or fixed-income markets could result in an adverse change in Ryan Beck’s financial statements. Trading transactions as principal involve making markets in securities, which are held in inventory to facilitate sales to and purchases from customers. As a result of this activity, Ryan Beck may be required to hold securities during declining markets.

Risks Associated with the Real Estate Industry and Our Investment in Levitt
Levitt engages in real estate activities which are speculative and involve a high degree of risk.
      The real estate industry is highly cyclical by nature and future market conditions are uncertain. Factors which adversely affect the real estate and homebuilding industries, many of which are beyond our control, include:

•	the availability and cost of financing;

•	unfavorable interest rates and increases in inflation;

•	overbuilding or decreases in demand;

•	changes in national, regional and local economic conditions;

•	cost overruns, inclement weather, and labor and material shortages;

•	the impact of present or future environmental legislation, zoning laws and other regulations;

•	availability, delays and costs associated with obtaining permits, approvals or licenses necessary to develop property; and

•	increases in real estate taxes and other local government fees.
If Levitt experiences shortages of labor or supplies or other circumstances beyond its control, there could be delays or increased costs in developing its projects, which would adversely affect its operating results.
      Levitt’s ability to develop its projects may be affected by circumstances beyond its control, including:

•	work stoppages, labor disputes and shortages of qualified trades people, such as carpenters, roofers, electricians and plumbers;

•	lack of availability of adequate utility infrastructure and services;

•	Levitt’s need to rely on local subcontractors who may not be adequately capitalized or insured; and

•	shortages or increases in prices of construction materials.
      Any of these circumstances could give rise to delays in the start or completion of, or increase the cost of, developing one or more of Levitt’s projects. Recently, supply and delivery issues have resulted in higher prices of some building materials. The costs of lumber, steel, concrete, asphalt and other building materials all rose significantly in 2004. Levitt competes with other real estate developers — regionally and nationally — for raw materials, and the competition has recently become global. Chinese demand for cement combined with supply bottlenecks and rising prices in global shipping have contributed to regional shortages in cement. In addition, local materials suppliers periodically limit the allocation of their products to their customers, which slows Levitt’s production process and forces it to obtain those materials from other suppliers, typically at higher prices. Currently, supplies of cement block in the Florida market have remained tight, and Levitt is currently subject to allocations of deliveries in some of its Florida developments. Historically, Levitt has managed its costs, in part, by entering into short-term, fixed-price materials contracts with its subcontractors and its material suppliers. Levitt may be unable to achieve cost containment in the future by using fixed-price contracts. Without corresponding increases in the sales prices of its real estate inventories (both land and finished homes), increasing materials costs associated with land development and home building could negatively affect its margins. Levitt may not be able to recover these increased costs by raising its home prices because, typically, the price for each home is set months prior to delivery in a home sale contract with the customer. If Levitt is unable to increase its home prices to offset these increased costs, its operating results could be adversely affected.

Levitt has experienced significant growth in its homebuilding operations during the past two years which may not be maintained.
      Levitt and Sons experienced dramatic growth over the last two years with many of its communities selling out faster than originally anticipated. Since some new communities have not yet begun selling homes, Levitt and Sons has experienced a short-term decline in saleable inventory. If Levitt and Sons is not able to open new communities in a timely fashion, its saleable inventory will remain below historical levels and its results of operations will be adversely impacted.
Natural disasters in Florida could have an adverse effect on Levitt’s real estate operations.
      Levitt currently develops and sells a significant portion of its properties in Florida. The Florida markets in which Levitt operates are subject to the risks of natural disasters such as hurricanes and tropical storms. These natural disasters could have a material adverse effect on Levitt’s business by causing the incurrence of uninsured losses, the incurrence of delays in construction, and shortages and increased costs of labor and building materials.
      In the months of August and September 2004, five named storms made landfall in the State of Florida — Tropical Storm Bonnie and Hurricanes Charley, Frances, Ivan and Jeanne. Hurricane Charley passed through the southwestern and central areas of Florida, including areas where Levitt has significant homebuilding operations (Ft. Myers, Sarasota and Orlando). Hurricanes Frances and Jeanne both made landfall on the east coast of the State near Levitt’s St. Lucie County homebuilding and land development operations before passing to the northwest over Orlando. These three hurricanes caused property damage in several of the communities Levitt is currently developing; however Levitt’s losses were primarily related to landscaping, fences, lake beds and building materials. Some homeowners who purchased homes from Levitt have made claims based on water intrusion associated with the hurricanes, and Levitt has attempted to address those issues. Levitt’s consolidated statements of operations for the fiscal year ended December 31, 2004 included charges, recorded as other expenses, related to hurricane damage of approximately $4.4 million, net of projected insurance recoveries. See “Product liability litigation and claims that arise in the ordinary course of Levitt’s business may be costly or negatively impact sales, which could adversely affect Levitt’s business” on page 25.
      Following the impact of the third hurricane, numerous homeowners delivered letters to Levitt and Sons pursuant to Florida Statutes Chapter 558 alleging construction defects in their homes. Pursuant to Florida Statutes Chapter 558, formal notice to the builder and an opportunity to cure the alleged defect(s) is a pre-condition to the filing of any suit for construction defects. A majority of Levitt and Sons’ Central Florida homeowners agreed to allow Levitt and Sons to address their water intrusion complaints, and most of those repairs have been completed. However, under Florida law, the fact that a homeowner has agreed to allow Levitt and Sons to make identified repairs does not limit such homeowner’s right to pursue available legal remedies, including litigation. In May 2005, a purported class action was brought on behalf of owners of homes in a particular Central Florida Levitt and Sons’ subdivision in connection with damage suffered as a result of alleged construction defects.
      In addition to property damage, hurricanes may cause disruptions to Levitt’s business operations. New home buyers cannot obtain insurance until after named storms have passed, creating delays in new home deliveries. Approaching storms require that sales, development and construction operations be suspended in favor of storm preparation activities such as securing construction materials and equipment. After a storm has passed, construction-related resources such as sub-contracted labor and building materials are likely to be redeployed to hurricane recovery efforts around the State. Governmental permitting and inspection activities may similarly be focused primarily on returning displaced residents to homes damaged by the storms, rather than on new construction activity. Depending on the severity of the damage caused by the storms, disruptions such as these could last for several months.

Because Levitt’s business depends on the acquisition of new land, the unavailability of land could reduce Levitt’s revenues or negatively impact its results of operations.
      Levitt’s operations and revenues are highly dependent on its ability to acquire land for development at reasonable prices. Levitt may compete for available land with other homebuilders or developers that possess significantly greater financial, marketing and other resources. This competition may ultimately reduce the amount of land available as well as increase the bargaining position of property owners seeking to sell. Changes in the general availability of land, competition for available land, availability of financing to acquire land, zoning regulations that limit density and other market conditions may hurt Levitt’s ability to obtain land for new communities. If land appropriate for development becomes less available, the cost of land could increase, and Levitt’s business, financial condition and results of operations would be adversely affected.
Because real estate investments are illiquid, a decline in the real estate market or in the economy in general could adversely impact Levitt’s business.
      Real estate investments are generally illiquid. Companies that invest in real estate have a limited ability to vary their portfolio of real estate investments in response to changes in economic and other conditions. In addition, the market value of any or all of Levitt’s properties or investments may decrease in the future. Moreover, Levitt may not be able to dispose of an investment in a timely manner when it finds dispositions advantageous or necessary, and any such dispositions may not result in proceeds in excess of the amount of Levitt’s investment in such properties or even in excess of the amount of any indebtedness incurred to acquire such property. Declines in real estate values or in the economy generally could have a material adverse impact on Levitt’s results of operations.
Levitt’s ability to successfully develop communities could affect its financial condition.
      It may take several years for a community development to achieve positive cash flow. Before a community development generates any revenues, material expenditures are required to acquire land, to obtain development approvals and to construct significant portions of project infrastructure, amenities, model homes and sales facilities. If Levitt is unable to develop and market its communities successfully and to generate positive cash flows from these operations in a timely manner, it would have a material adverse effect on Levitt’s ability to meet its working capital requirements.
Levitt’s ability to sell lots and homes, and, accordingly, its operating results, will be affected by the availability of financing to potential purchasers.
      Most purchasers of real estate finance their acquisitions through third-party mortgage financing. Real estate demand is generally adversely affected by:

•	increases in interest rates;

•	decreases in the availability of mortgage financing;

•	increasing housing costs;

•	unemployment; and

•	changes in federally sponsored financing programs.
      Increases in interest rates or decreases in the availability of mortgage financing could depress the market for new homes because of the increased monthly mortgage costs or the unavailability of financing to potential homebuyers. Even if potential customers do not need financing, increases in interest rates and decreased mortgage availability could make it harder for them to sell their homes. If demand for housing declines, land may remain in Levitt’s inventory longer and its corresponding borrowing costs would increase. This could adversely affect Levitt’s operating results and financial condition.

Product liability litigation and claims that arise in the ordinary course of Levitt’s business may be costly or negatively impact sales, which could adversely affect Levitt’s business.
      Levitt’s homebuilding and commercial development business is subject to construction defect and product liability claims arising in the ordinary course of business. These claims are common in the homebuilding and commercial real estate industries and can be costly. Among the claims for which developers and builders have financial exposure are mold-related property damage and bodily injury claims. Damages awarded under these suits may include the costs of remediation, loss of property and health-related bodily injury. In response to increased litigation, insurance underwriters have attempted to limit their risk by excluding coverage for certain claims associated with pollution and product and workmanship defects. As a developer and a homebuilder, Levitt may be at risk of loss for mold-related property and bodily injury claims in amounts that exceed available limits on its comprehensive general liability policies. In addition, the costs of insuring against construction defect and product liability claims, if applicable, are high and the amount of coverage offered by insurance companies is limited. There can be no assurance that this coverage will not be further restricted and become more costly. If Levitt is not able to obtain adequate insurance against these claims, it would be forced to bear all of the financial risk associated with such claims and may experience losses that could negatively impact its operating results.
      Further, as a community developer, Levitt may be expected by community residents from time to time to resolve any real or perceived issues or disputes that may arise in connection with the operation or development of its communities. Any efforts made by Levitt in resolving these issues or disputes may not satisfy the affected residents and any subsequent action by these residents could negatively impact its sales and results of operations. In addition, Levitt could be required to make material expenditures related to the settlement of such issues or disputes or to modify its community development plans.
Levitt is subject to governmental regulations that may limit its operations, increase its expenses or subject it to liability.
      Levitt is subject to laws, ordinances and regulations of various federal, state and local governmental entities and agencies concerning, among other things:

•	environmental matters;

•	wetland preservation;

•	health and safety;

•	zoning, land use and other entitlements;

•	building design; and

•	density levels.
      In developing a project and building homes or apartments, Levitt may be required to obtain the approval of numerous governmental authorities regulating matters such as:

•	installation of utility services such as gas, electric, water and waste disposal;

•	the dedication of acreage for open space, parks and schools;

•	permitted land uses; and

•	the construction design, methods and materials used.
      These laws or regulations could, among other things:

•	limit the number of homes, apartments or commercial properties that may be built;

•	change building codes and construction requirements affecting property under construction;

•	increase the cost of development and construction;

•	delay development and construction; and

•	otherwise have a material adverse effect on the real estate industry in general and on Levitt’s business, financial condition and results of operations, specifically.
      Levitt may also at times not be in compliance with all regulatory requirements. If Levitt is not in compliance with regulatory requirements, it may be subject to penalties or it may be forced to incur significant expenses to cure any noncompliance. In addition, some of Levitt’s land and some of the land that it may acquire has not yet received planning approvals or entitlements necessary for planned development or future development. Failure to obtain entitlements necessary for further development of this land on a timely basis or to the extent desired may adversely affect Levitt’s future results and prospects.
      Several governmental authorities have also imposed impact fees as a means of defraying the cost of providing certain governmental services to developing areas, and many of these fees have increased significantly during recent years.
Building moratoriums and changes in governmental regulations may subject Levitt to delays or increased costs of construction or prohibit development of its properties.
      Levitt may be subject to delays or may be precluded from developing in certain communities because of building moratoriums or changes in statutes or rules that could be imposed in the future. The State of Florida and various counties have in the past and may in the future continue to declare moratoriums on the issuance of building permits and impose restrictions in areas where the infrastructure, such as roads, schools, parks, water and sewage treatment facilities and other public facilities, does not reach minimum standards. Additionally, certain counties including Miami-Dade, Broward, Palm Beach and Martin Counties have enacted more stringent building codes, which have resulted in increased costs of construction. As a consequence, Levitt may incur significant expenses in connection with complying with new regulatory requirements that it may not be able to pass on to buyers.
Levitt is subject to certain environmental laws and the cost of compliance could adversely affect its business.
      As a current or previous owner or operator of real property, Levitt may be liable under federal, state, and local environmental laws, ordinances and regulations for the costs of removal or remediation of hazardous or toxic substances on, under or in the property. These laws often impose liability whether or not Levitt knew of, or was responsible for, the presence of such hazardous or toxic substances. The cost of investigating, remediating or removing such hazardous or toxic substances may be substantial. The presence of any such substance, or the failure promptly to remediate any such substance, may adversely affect Levitt’s ability to sell or lease the property, to use the property for its intended purpose, or to borrow using the property as collateral.
Increased insurance risk could negatively affect Levitt’s business.
      Insurance and surety companies have reassessed many aspects of their business and, as a result, may take actions that could negatively affect Levitt’s business. These actions could include increasing insurance premiums, requiring higher self-insured retentions and deductibles, requiring additional collateral on surety bonds, reducing limits, restricting coverages, imposing exclusions, and refusing to underwrite certain risks and classes of business. Any of these actions may adversely affect Levitt’s ability to obtain appropriate insurance coverage at reasonable costs, which could have a material adverse effect on its business.
Risks Associated with Our Class A Common Stock and the Offering
Our management has broad discretion over the use of the proceeds from this offering.
      We have not identified any specific investments to be made with the proceeds of this offering and otherwise have not specifically allocated the use of those proceeds as of the date of this prospectus. Additionally, we may not identify and complete investments for a significant period of time after completion of this offering. Our management will have broad discretion in determining how the proceeds of the offering will be used. A portion of the proceeds may be used for working capital, to repay debt, to pay dividends on our 5% Preferred Stock or to pay operating expenses rather than for investments.
We have never paid cash dividends on our common stock and there is no assurance that we will pay cash dividends in the future.
      We have never paid regular cash dividends on our common stock, and we do not anticipate that we will pay cash dividends on our common stock in the foreseeable future. Further, our ability to pay cash dividends is dependent on the ability of our subsidiaries to pay sufficient dividends to us. Our subsidiaries are subject to limitations that restrict their ability to pay dividends. See “Risks Associated With Us — We depend on dividends from our subsidiaries for a significant portion of our cash flow. Regulatory restrictions and the terms of indebtedness limit the ability of some of our subsidiaries to pay dividends” on page 13.
Alan B. Levan And John E. Abdo’s Control Position May Adversely Affect The Market Price Of Our Common Stock.
      Alan B. Levan, our Chairman of the Board of Directors and Chief Executive Officer, and John E. Abdo, our Vice Chairman of the Board of Directors, may be deemed to have beneficially owned at March 31, 2005 approximately 62.6% of our Class A Common Stock and 89.2% of our Class B Common Stock. These shares represented approximately 69.3% of our total common stock and 83.4% of our total voting power at March 31, 2005. After the completion of this offering, including the shares to be sold by Messrs. Levan and Abdo in this offering, Messrs. Levan and Abdo will beneficially own shares representing approximately 80.4% of our total voting power. Since our Class A Common Stock and Class B Common Stock vote as a single class on most matters, Alan B. Levan and John E. Abdo effectively have the voting power to control the outcome of any shareholder vote and elect the members of our Board of Directors. Alan B. Levan and John E. Abdo’s control position may have an adverse effect on the market price of our common stock.
We May Issue Additional Securities In The Future.
      There is generally no restriction on our ability to issue debt or equity securities which are pari passu or have a preference over our Class A Common Stock. Likewise, there is also no restriction on the ability of BankAtlantic Bancorp or Levitt to issue additional capital stock or incur additional indebtedness. Authorized but unissued shares of our capital stock are available for issuance from time to time in the discretion of our Board of Directors, including issuances in connection with acquisitions. Any such issuances may be dilutive to our earnings per share or to our shareholders’ ownership position.
      We do not anticipate that we will seek shareholder approval in connection with any future issuances of our stock unless we are required by law or the rules of any stock exchange on which our securities are listed. There are no limitations on our ability to incur additional debt or issue additional notes or debentures.
The terms of our articles of incorporation, which establish fixed relative voting percentages between our Class A Common Stock and Class B Common Stock, may not be well accepted by the market.
      Our Class A Common Stock and Class B Common Stock generally vote together as a single class. The Class A Common Stock possesses in the aggregate 22% of the total voting power of all our common stock and the Class B Common Stock possess in the aggregate the remaining 78% of the total voting power. These relative voting percentages will remain fixed until such time when the number of shares of Class B Common Stock outstanding decreases to 1,800,000 shares, at which time the Class A Common Stock aggregate voting power will increase to 40% and the Class B Common Stock will have the remaining 60%. When the number of shares of Class B Common Stock outstanding decreases to 1,400,000 shares, the Class A Common Stock aggregate voting power will increase to a fixed 53% and the Class B Common Stock will have the remaining 47%. These relative voting percentages will remain fixed until such time as the number of shares of Class B Common Stock outstanding decreases to 500,000 shares, at which time the fixed voting percentages will be eliminated. These changes in the relative voting power represented by each class of our common stock are based only on the number of shares of Class B Common Stock outstanding, thus issuances of Class A

Common Stock will have no effect on these provisions. Therefore, as additional shares of Class A Common Stock are issued, it is likely that the disparity between the equity interest represented by the Class B Common Stock and its voting power would widen. While the amendment creating this capital structure was approved by our shareholders, the fixed voting percentage provisions are somewhat unique. If the market does not sufficiently accept this structure, the trading price and market for our Class A Common Stock would be adversely affected.
Our Class A Common Stock is not actively traded and the stock price may be volatile.
      Our Class A Common Stock has traded on the Nasdaq National Market since May 5, 2003. However, the average daily trading volume of our Class A Common Stock for the last twelve months has been approximately 18,700 shares. Accordingly, there is currently a limited trading market for our Class A Common Stock, and there can be no assurance that a more active trading market will develop or be sustained. Thinly traded stock can be more volatile than stock trading in an active public market. Further, since BankAtlantic Bancorp, Levitt and Bluegreen are publicly traded companies, the value of our holdings in these companies (or Levitt’s holdings, in the case of Bluegreen) will be subject to fluctuations from time to time in the trading prices of the shares and the results of operations of these companies.
If you purchase our Class A Common Stock in this offering, you will experience immediate and substantial dilution in the book value of your shares.
      Investors purchasing Class A Common Stock in this offering will pay a price per share that substantially exceeds the book value of our assets after subtracting our liabilities. Based upon the offering price per share of $8.50, the pro forma book value per share after the offering would be $4.96 as of March 31, 2005. This represents an immediate dilution of $3.54 per share to new investors purchasing shares of Class A Common Stock in this offering. As a result of this dilution, investors purchasing stock in this offering may receive significantly less than the purchase price paid in this offering in the event of a liquidation.
We have enacted a shareholder rights plan that may have anti-takeover effects and could result in substantial dilution to holders of Class A Common Stock.
      We have in place a shareholder rights plan similar to that adopted by other public companies under which we issued preferred stock purchase rights to holders of our Class B Common Stock. As a result of the plan, each share of our Class B Common Stock carries with it one preferred stock purchase right. Each purchase right, which will become exercisable only upon the occurrence of certain events, including the acquisition of shares representing 20% or more of the voting power of our common stock (other than by our existing control shareholders and their affiliates) or the Company being acquired in a merger or other business combination or through the sale of assets under hostile circumstances, will generally entitle the registered holder to purchase either Class B Common Stock or shares in the acquiring entity at half the market price of such shares. The purchase rights are intended to cause substantial dilution to a person or group who attempts to acquire us on terms that our board of directors has not approved. However, since shares of Class A Common Stock do not carry these purchase rights, the exercise of these purchase rights would result in substantial dilution to holders of Class A Common Stock as well. The existence of the purchase rights would make it more difficult for a third party to acquire a controlling position in our common stock. The rights plan was adopted on January 10, 1997 and the purchase rights will expire on January 10, 2007.
FORWARD LOOKING STATEMENTS
      Some of the statements contained or incorporated by reference in this prospectus include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Some of the forward-looking statements can be identified by the use of words such as “anticipate,” “believe,” “estimate,” “may,” “intend,” “expect,” “will,” “should,” “seeks” or other similar expressions. Forward-looking statements are based largely on our expectations and involve inherent risks and uncertainties including certain risks described in this prospectus or other documents incorporated by reference. When considering those forward-looking statements, you should keep in mind the risks, uncertainties and other cautionary statements made in this prospectus. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made. This prospectus also contains information regarding the past performance of our investments and you should note that prior performance of investments and acquisitions is not a guarantee or indication of future performance. Some factors which may affect the accuracy of the forward-looking statements apply generally to the financial services, investment banking, real estate development or homebuilding industries, while other factors apply directly to us. Any number of important factors could cause actual results to differ materially from those in the forward-looking statements, and many of these factors are beyond our control. These include, but are not limited to: the impact of economic, competitive and other factors affecting the Company and its operations, markets, products and services and the operations, products and services of its controlled entities and entities in which it has non-control investments, that we are not able to maintain the effectiveness of our internal control or our subsidiaries are not able to maintain the effectiveness their respective internal control over financial reporting as required under Section 404 of the Sarbanes-Oxley Act of 2002, that BFC will not have sufficient available cash to make investments, that BFC shareholders’ interests will be diluted in transactions utilizing BFC stock for consideration, that appropriate investment opportunities on reasonable terms and at reasonable prices will not be available, the performance of those entities in which investments are made may not be as anticipated, and that BFC will be subject to the unique business and industry risks and characteristics of each entity in which an investment is made; with respect to BankAtlantic Bancorp and BankAtlantic: the risks and uncertainties associated with its operations, products and services, changes in economic or regulatory policies, the success of any new lines of business in which it may engage, credit risks and loan losses, and the related sufficiency of the allowance for loan losses, changes in interest rates and the effects of, and changes in, trade, monetary and fiscal policies and laws, increases in costs associated with regulatory compliance, adverse conditions in the stock market, the public debt market and other capital markets and the impact of such conditions on our activities and the value of our assets, BankAtlantic’s seven-day banking initiative, extended midnight branch banking hours initiative, branch expansion and other growth initiatives not producing results consistent with historic growth rates or results which justify their costs, the impact of regulatory or accounting issues, including periodic testing of goodwill and other intangible assets for impairment, BankAtlantic’s achieving the benefits of its prepayment of certain Federal Home Loan Bank advances and the costs related to the correction of compliance deficiencies associated with the USA PATRIOT Act, anti-money laundering laws and the Bank Secrecy Act, and whether or to what extent monetary fines, restrictions on operations or other penalties relating to these compliance deficiencies will be imposed on BankAtlantic Bancorp or BankAtlantic by regulators or other federal agencies; with respect to Ryan Beck: risks and uncertainties associated with its operations, products and services, changes in economic or regulatory policies, the volatility of the stock market and fixed income markets and its effects on the volume of Ryan Beck’s business and the value of its securities portfolio and positions, including its securities sold but not yet purchased, announced or anticipated transactions, including mergers and acquisitions, or capital financing transactions not being completed or producing results which justify their costs, the success or profitability of Ryan Beck’s newly launched products, and the effectiveness of Ryan Beck’s advertising and brand awareness campaigns; with respect to Levitt: the risks and uncertainties relating to the impact of economic, competitive and other factors affecting Levitt and its operations, including the impact of hurricanes and tropical storms in the areas in which Levitt operates, the market for real estate generally and in the areas where Levitt has developments, including the impact of market conditions on Levitt’s margins, unanticipated delays in opening planned new communities, the availability and price of land suitable for development, shortages and increased costs of construction materials and labor, the effects of increases in interest rates, environmental factors, the impact of governmental regulations and requirements, Levitt’s ability to successfully integrate the operations of its acquisitions, Levitt’s ability to timely deliver homes from backlog and successfully manage growth, and Levitt’s success at managing the risks involved in the foregoing. For a discussion of material risks known to us that could cause actual results to differ, please see the discussion in the section of this prospectus above entitled “Risk Factors” on page 13 and the risk factors and other information contained in our publicly available SEC filings.

USE OF PROCEEDS
      The net proceeds from the sale of the 5,450,000 shares of Class A Common Stock we are offering will be approximately $42,432,250 after deducting estimated offering expenses and underwriting discounts. We currently intend to use the net proceeds to support our growth, primarily through new investments and acquisitions, and for working capital and other general corporate purposes, including the repayment of debt.
      We intend to use a portion of the net proceeds to pay down a line of credit with an independent financial institution, which is due July 2, 2005 and bears interest at LIBOR plus 280 basis points. At March 31, 2005, approximately $9.5 million was outstanding under the line of credit. Funds drawn on the line of credit were primarily utilized to fund the first tranche of our investment in Benihana, to pay the dividend on our 5% Preferred Stock, to reduce mortgage payables and other borrowings and to fund operating and general and administrative expenses. We anticipate that the line of credit will be extended or renewed and that we will be in a position to draw down the line in the future.
      We are also committed under our agreement with Benihana to purchase up to an additional $10 million of convertible preferred stock from time to time at the election of Benihana during the two year period commencing July 1, 2005. Accordingly, depending upon the timing of any election by Benihana, we may use a portion of the proceeds of this offering to fund all or a portion of the purchase price of the additional convertible preferred stock.
      From time to time in the ordinary course of our business, we evaluate potential business investment or acquisition opportunities, some of which may be material. At the present time, we have not reached any agreements relating to any material business investment or acquisition.
      The precise amounts and timing of the application of such proceeds depends upon many factors, including, but not limited to, the amount of any such proceeds and actual funding requirements. Until the proceeds are used, we may invest the proceeds, depending on our cash flow requirements, in short and long-term investments, including, but not limited to treasury bills, commercial paper, certificates of deposit, securities issued by U.S. government agencies, money market funds, repurchase agreements and other similar investments.
      We will not receive any proceeds from the sale of shares of Class A Common Stock by the selling shareholders in this offering.

PRICE RANGE OF COMMON STOCK
      Our Class A Common Stock is listed on the Nasdaq National Market under the symbol “BFCF.” Our Class A Common Stock began trading on the Nasdaq National Market on May 5, 2003. Our Class B Common Stock is quoted on the OTC Bulletin Board under the symbol “BFCFB.OB.” The following table sets forth, for the indicated periods, the high and low sale prices for our Class A Common Stock as reported by the Nasdaq National Market and for our Class B Common Stock as reported by the National Association of Securities Dealers Automated Quotation System. The stock prices do not include retail mark-ups, mark-downs or commissions.

	High	Low
Class A Common Stock:
2003
First Quarter	$2.31	$1.78
Second Quarter	3.89	1.87
Third Quarter	5.30	3.42
Fourth Quarter	7.60	5.07
2004
First Quarter	$11.04	$6.86
Second Quarter	10.99	8.06
Third Quarter	9.35	7.37
Fourth Quarter	10.65	8.12
2005
First Quarter	$11.03	$9.05
Second Quarter (through June 15, 2005)	10.29	7.81

	High	Low
Class B Common Stock:
2003
First Quarter	$2.14	$1.82
Second Quarter	3.89	2.14
Third Quarter	4.87	3.44
Fourth Quarter	8.19	4.91
2004
First Quarter	$10.88	$6.66
Second Quarter	10.88	7.36
Third Quarter	9.04	7.28
Fourth Quarter	10.40	8.20
2005
First Quarter	$11.12	$9.20
Second Quarter (through June 15, 2005)	10.70	7.80
      On June 15, 2005, the closing sale price of our Class A Common Stock as reported on the Nasdaq National Market was $9.27 per share and the closing sale price of our Class B Common Stock as reported by the National Association of Securities Dealers Automated Quotation System was $9.50 per share.
      As of June 14, 2005, there were approximately 2,035 holders of record of our Class A Common Stock and approximately 826 holders of record of our Class B Common Stock.

DIVIDEND POLICY
      We have not declared or distributed cash dividends to the holders of either our Class A Common Stock or our Class B Common Stock since our inception in 1980, and it is not likely that any cash dividends on our common stock will be declared in the foreseeable future. Our Board of Directors intends, for the foreseeable future, to follow a policy of retaining all of our earnings to finance the operations and expansion of our business.
      We issued a 25% stock dividend on March 14, 2005, May 25, 2004, March 1, 2004 and December 1, 2003 and a 15% stock dividend on June 17, 2003, each of which was payable in shares of Class A Common Stock. On February 7, 2005, we amended our articles of incorporation to increase our authorized shares of Class A Common Stock from 20,000,000 to 70,000,000. Subject to market conditions and other factors, we may issue additional shares of Class A Common Stock as stock dividends since the Board of Directors believes that these stock dividends contribute to a broader and enhanced trading market for the Class A Common Stock.

CAPITALIZATION
      The following table sets forth the parent company only capitalization of BFC on an actual basis at March 31, 2005 and on an as adjusted basis to reflect the sale of the 5,450,000 shares of Class A Common Stock to be sold by us in this offering (after deducting underwriting discounts and estimated offering expenses), and the application of the estimated net proceeds from the offering as described in the section of this prospectus entitled “Use of Proceeds,” on page 30. You should read the information in the following table in conjunction with our consolidated financial statements and related notes included herein.

	March 31,
	2005	As Adjusted

	(Dollars in thousands)
Note payable	$9,483	$—

Shareholders’ equity:
Preferred stock, $.01 par value, 10,000,000 shares authorized; 5% Cumulative Convertible Preferred Stock, 15,000 shares issued and outstanding, 15,000 shares issued and outstanding, as adjusted	—	—
Class A Common Stock, $.01 par value, 70,000,000 shares authorized; 23,862,830 shares issued and outstanding, 29,312,830 shares issued and outstanding, as adjusted	217	272
Class B Common Stock, $.01 par value, 20,000,000 shares authorized; 4,284,415 shares issued and outstanding, 4,284,415 issued and outstanding, as adjusted(1)	41	41
Additional paid-in capital	50,292	92,670
Retained earnings	77,301	77,301

Total shareholders’ equity before accumulated other comprehensive income	127,851	170,283
Accumulated other comprehensive income	237	237

Total shareholders’ equity	128,088	170,520

Total capitalization	$137,571	$170,520

(1)	Does not include 5,165,228 shares of Class B Common Stock issuable upon the exercise of outstanding options at June 14, 2005 with a weighted average exercise price of $2.62 per share.

SELECTED CONSOLIDATED FINANCIAL DATA
      The following table sets forth selected consolidated financial data for BFC as of and for the years ended December 31, 2000 through 2004 and as of and for the three months ended March 31, 2005 and 2004. Certain selected financial data presented below as of December 31, 2000, 2001, 2002, 2003 and 2004 and for each of the years in the five-year period ended December 31, 2004, are derived from our consolidated financial statements. Our consolidated financial statements were audited by KPMG LLP, an independent registered public accounting firm, with respect to the years ended December 31, 2000 through 2002, and by PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, with respect to the years ended December 31, 2003 and 2004. The selected financial data presented below as of and for the three-month periods ended March 31, 2005 and 2004 are derived from our unaudited consolidated financial statements and reflect, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary for a fair statement of such data. Results for the three-month period ended March 31, 2005 are not necessarily indicative of results that may be expected for the entire year or any future period. This table is a summary and should be read in conjunction with the consolidated financial statements and related notes included herein.

	As of or For the Three
	Months Ended March 31,		As of or For the Years Ended December 31,

	2005	2004	2004	2003	2002	2001	2000

	(Dollars in thousands, except per share data)
Income Statement
Revenue
BFC Activities	$369	$1,484	$6,185	$1,708	$1,336	$3,261	$9,217
Financial Services	159,862	163,241	601,578	541,910	492,344	412,091	425,538
Homebuilding & Real Estate Development	200,995	99,971	558,838	288,686	212,081	147,977	109,126

	361,226	264,696	1,166,601	832,304	705,761	563,329	543,881

Costs and Expenses
BFC Activities	2,573	1,534	7,950	7,809	5,944	8,852	13,866
Financial Services	130,008	131,996	494,415	480,314	467,181	372,505	396,940
Homebuilding & Real Estate Development	154,287	83,776	481,618	253,169	191,662	136,885	98,933

	286,868	217,306	983,983	741,292	664,787	518,242	509,759

Income before income taxes and equity in earnings from unconsolidated subsidiaries	74,358	47,390	182,618	91,012	40,974	45,087	34,122
Equity in earnings from unconsolidated subsidiaries	2,359	5,811	19,603	10,126	9,327	2,888	1,141

Income before income taxes, minority interest, discontinued operations, extraordinary items and cumulative effect of a change in accounting principle	76,717	53,201	202,221	101,138	50,301	47,975	35,263
Provision for income taxes	31,951	22,207	83,997	44,166	17,993	25,260	17,642
Minority interest in income of consolidated subsidiaries	40,366	26,622	103,994	51,093	38,294	18,379	14,655

Income (loss) from continuing operations	4,400	4,372	14,230	5,879	(5,986)	4,336	2,966
Income from discontinued operations, net of taxes	—	—	—	1,143	2,536	—	669

	As of or For the Three
	Months Ended March 31,		As of or For the Years Ended December 31,

	2005	2004	2004	2003	2002	2001	2000

	(Dollars in thousands, except per share data)
Income from extraordinary items, net of taxes	—	—	—	—	23,749	—	—
Income (loss) from cumulative effect of a change in accounting principle, net of taxes	—	—	—	—	(15,107)	1,138	—

Net income	$4,400	$4,372	$14,230	$7,022	$5,192	$5,474	$3,635

Amortization of goodwill, net of tax	—	—	—	—	—	735	791
Net income adjusted to exclude goodwill amortization	4,400	4,372	14,230	7,022	5,192	6,209	4,426
5% Preferred Stock dividends	188	—	392	—	—	—	—

Net income available to common shareholders	$4,212	$4,372	$13,838	$7,022	$5,192	$6,209	$4,426

Common Share Data(a),(b),(c):
Basic earnings (loss) per share from continuing operations	$0.16	$0.18	$0.57	$0.26	$(0.27)	$0.19	$0.13
Discontinued operations	—	—	—	0.05	0.11	—	0.03
Extraordinary items	—	—	—	—	1.06	—	—
Cumulative effect of a change in accounting principle	—	—	—	—	(0.67)	0.05	—

Basic earnings per share of common stock	0.16	0.18	0.57	0.31	0.23	0.24	0.17
Basic earnings per share from amortization of goodwill	—	—	—	—	—	0.03	0.04

Basic earnings per share adjusted to exclude goodwill amortization	$0.16	$0.18	$0.57	$0.31	$0.23	$0.28	$0.20

Diluted earnings (loss) per share from continuing operations	$0.14	$0.15	$0.47	$0.21	$(0.28)	$0.13	$0.10
Discontinued operations	—	—	—	0.04	0.11	—	0.03
Extraordinary items	—	—	—	—	1.04	—	—
Cumulative effect of a change in accounting principle	—	—	—	—	(0.66)	0.05	—

Diluted earnings per share of common stock	0.14	0.15	0.47	0.25	0.21	0.18	0.12
Diluted earnings per share from amortization of goodwill	—	—	—	—	—	0.03	0.03

Diluted earnings per share adjusted to exclude goodwill amortization	$0.14	$0.15	$0.47	$0.25	$0.21	$0.21	$0.15

Basic weighted average number of common shares outstanding	25,750,000	23,824,000	24,183,000	22,818,000	22,454,000	22,341,000	22,341,000
Diluted weighted average number of common shares outstanding	28,336,000	27,706,000	27,806,000	26,031,000	22,454,000	24,631,000	23,925,000
Ratio of earnings to fixed charges(d)	(4.67)	(1.24)	(2.44)	0.15	(0.23)	0.95	(0.14)
Dollar deficiency of earnings to fixed charges(d)	1,753	659	4,029	987	1,421	68	1,586
Balance Sheet (at period end)
Loans and leases, net(e)	$4,621,543	$3,623,409	$4,561,073	$3,611,612	$3,377,870	$2,776,624	$2,855,015
Securities	1,219,951	621,965	1,192,335	677,713	1,111,825	1,356,497	1,315,122

	As of or For the Three
	Months Ended March 31,		As of or For the Years Ended December 31,

	2005	2004	2004	2003	2002	2001	2000

	(Dollars in thousands, except per share data)
Total assets	7,029,049	5,078,067	6,954,847	5,136,235	5,415,933	4,665,359	4,654,954
Deposits	3,643,855	3,143,435	3,457,202	3,058,142	2,920,555	2,276,567	2,234,485
Securities sold under agreements to repurchase and federal funds purchased	243,121	112,456	362,002	120,874	116,279	467,070	669,202
Other borrowings(f)	2,049,749	1,020,233	2,086,368	1,209,571	1,686,613	1,326,264	1,351,881
Shareholders’ equity	128,088	92,478	125,251	85,675	77,411	74,172	72,615
Book value per share(c)(g)	4.36	3.82	4.25	3.68	3.45	3.31	3.25
Return on average equity(h)	13.88%	19.64%	13.16%	8.63%	6.85%	7.44%	5.77%
BankAtlantic Asset Quality Ratios
Non-performing assets, net of reserves as a percent of total loans, tax certificates and real estate owned	0.17%	0.37%	0.19%	0.36%	0.86%	1.49%	1.09%
Loan loss allowance as a percent of non-performing loans	661.8%	387.1%	582.18%	422.06%	235.61%	114.44%	193.30%
Loan loss allowance as a percent of total loans	.92%	1.22%	1.00%	1.24%	1.38%	1.57%	1.62%
Levitt Corporation
Consolidated margin on sales of real estate	$68,277	$28,858	$143,378	$73,627	$48,133	$31,455	$21,293
Consolidated margin percentage	34.3%	29.3%	26.1%	26.0%	23.2%	22.0%	21.2%
Homes delivered	501	341	2,126	1,011	740	597	441
Backlog of homes (units)	1,918	2,186	1,814	2,053	824	584	487
Backlog of homes (value)	$496,006	$510,231	$448,647	$458,771	$167,526	$125,041	$94,751
Land division acres sold(i)	1,304	294	764	1,337	1,473	253	145
Capital Ratios for BankAtlantic:
Total risk based capital	11.06%	12.20%	10.80%	12.06%	11.89%	12.90%	11.00%
Tier I risk based capital	9.52%	10.35%	9.19%	10.22%	10.01%	11.65%	9.74%
Leverage	7.03%	8.63%	6.83%	8.52%	7.26%	8.02%	6.66%

(a)	Since its inception, BFC has not paid any cash dividends.

(b)	While the Company has two classes of common stock outstanding, the two-class method is not presented because the Company’s capital structure does not provide for different dividend rates or other preferences, other than voting rights, between the two classes.

(c)	I.R.E. Realty Advisory Group, Inc. (“RAG”) owns 4,764,282 shares of our Class A Common Stock and 500,000 shares of our Class B Common Stock. Because the Company owns 45.5% of the outstanding common stock of RAG, 2,167,748 shares of Class A Common Stock and 227,250 shares of Class B Common Stock are eliminated from the number of shares outstanding for purposes of computing earnings per share and book value per share.

(d)	The operations, fixed charges and dividends of BankAtlantic Bancorp and Levitt are not included in this calculation because each of those subsidiaries are separate, publicly traded companies whose Board of Directors are composed of individuals, a majority of whom are independent. Accordingly, decisions made by those Boards, including with respect to the payment of dividends, are not within our control.

(e)	Includes $0, $233 million, and $0 of bankers acceptances at December 31, 2004, 2003 and 2002, respectively and $0 at March 31, 2005 and 2004.

(f)	Other borrowings consist of FHLB advances, subordinated debentures, mortgage notes payable, bonds payable, guaranteed preferred beneficial interests in BankAtlantic Bancorp’s junior subordinated debentures and junior subordinated debentures.

(g)	Preferred stock redemption price is eliminated from shareholders’ equity for purposes of computing book value per share.

(h)	Ratios were computed using quarterly averages.

(i)	Land sales between Levitt’s subsidiaries were eliminated in consolidation.

SELECTED PARENT COMPANY ONLY FINANCIAL DATA
      The following table sets forth selected parent company only financial data for BFC as of and for the years ended December 31, 2000 through 2004 and as of and for the three months ended March 31, 2005 and 2004. Certain selected financial data presented below as of December 31, 2000, 2001, 2002, 2003 and 2004 and for each of the years in the five-year period ended December 31, 2004, are derived from our consolidated financial statements. Our consolidated financial statements were audited by KPMG LLP, an independent registered public accounting firm, with respect to the years ended December 31, 2000 through 2002, and by PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, with respect to the years ended December 31, 2003 and 2004. This table is a summary and should be read in conjunction with the consolidated financial statements and related notes included herein.

	As of or For the
	Three Months Ended		As of or For the Year Ended
	March 31,		December 31,

	2005	2004	2004	2003	2002	2001	2000

	(In thousands)
Balance Sheet Data:
Assets
Cash and cash equivalents	$693	$1,361	$1,520	$1,536	$797	$2,706	$172
Investment securities	12,075	1,451	11,800	1,218	1,269	859	827
Investment in venture partnerships	963	718	971	626	2,782	4,691	8,483
Investment in BankAtlantic Bancorp	104,912	95,576	103,125	91,869	106,017	98,815	89,603
Investment in Levitt Corporation	53,886	30,727	48,983	27,885	—	—	—
Investment in other subsidiaries	13,912	13,731	14,219	13,680	13,620	13,887	13,380
Loans receivable	2,871	4,175	3,364	4,175	4,175	1,184	—
Other assets	1,233	693	2,596	484	768	831	6,369

Total assets	$190,545	$148,432	$186,578	$141,473	$129,428	$122,973	$118,834

Liabilities and Shareholders’ Equity
Mortgages payable and other borrowings	$9,483	$7,160	$10,483	$6,015	$6,015	$4,515	$4,080
Other liabilities	23,647	23,570	23,816	23,234	22,805	22,491	20,511
Deferred income taxes	29,327	25,224	27,028	26,549	23,197	21,795	21,628

Total liabilities	62,457	55,954	61,327	55,798	52,017	48,801	46,219

Total shareholders’ equity	128,088	92,478	125,251	85,675	77,411	74,172	72,615

Total liabilities and shareholders’ equity	$190,545	$148,432	$186,578	$141,473	$129,428	$122,973	$118,834

Statements of Operations Data:
Revenues	300	183	1,222	1,051	763	1,010	479
Expenses	2,165	1,327	6,717	3,954	3,898	4,022	4,541

(Loss) before undistributed earnings from subsidiaries	(1,865)	(1,144)	(5,495)	(2,903)	(3,135)	(3,012)	(4,062)
Equity from earnings in BankAtlantic Bancorp	4,368	4,565	15,694	15,222	11,380	10,551	8,264
Equity from earnings in Levitt Corporation	4,955	2,902	10,265	—	—	—	—
Equity from earnings (loss) in other subsidiaries	(315)	584	1,981	(1,583)	(633)	595	1,188

Income before income taxes	7,143	6,907	22,445	10,736	7,612	8,134	5,390
Provision for income taxes	2,743	2,535	8,215	3,714	2,420	2,660	1,755

Net income	4,400	4,372	14,230	7,022	5,192	5,474	3,635
5% Preferred Stock dividends	188	—	392	—	—	—	—

Net income available to common shareholders	$4,212	$4,372	$13,838	$7,022	$5,192	$5,474	$3,635

	As of or For the
	Three Months Ended		As of or For the Year Ended
	March 31,		December 31,

	2005	2004	2004	2003	2002	2001	2000

	(In thousands)
Statements of Cash Flow Data:
Operating Activities:
Income (loss) from continuing operations	$4,400	$4,372	$14,230	$5,879	$(5,986)	$4,336	$2,966
Income from discontinued operations, net of tax	—	—	—	1,143	2,536	—	669
Income from extraordinary item, net of tax	—	—	—	—	23,749	—	—
Cumulative effect of a change in accounting principle, net of tax	—	—	—	—	(15,107)	1,138	—
Other operating activities	(4,578)	(5,401)	(20,317)	(9,380)	(9,894)	(4,797)	693

Net cash (used in) provided by operating activities	(178)	(1,029)	(6,087)	(2,358)	(4,702)	677	4,328
Net cash (used in) provided by investing activities	528	444	(7,503)	2,815	1,408	1,368	(1,349)
Net cash (used in) provided by financing activities	(1,177)	410	13,574	282	1,385	489	(4,000)

Increase (decrease) in cash and cash equivalents	(827)	(175)	(16)	739	(1,909)	2,534	(1,021)
Cash at beginning of period	1,520	1,536	1,536	797	2,706	172	1,193

Cash at end of period	$693	$1,361	$1,520	$1,536	$797	$2,706	$172

BUSINESS
The Company
      We are a diversified holding company that invests in and acquires businesses in diverse industries. Our ownership interests include direct and indirect interests in businesses in a variety of sectors, including consumer and commercial banking, brokerage and investment banking, home building and master-planned community development, time-share and vacation ownership. We also hold interests in an Asian themed restaurant chain and various real estate and venture capital investments. Our principal holdings consist of direct controlling interests in BankAtlantic Bancorp and Levitt and our primary activities currently relate to the operations of BankAtlantic Bancorp and Levitt. On July 1, 2004 we made a direct investment in the convertible preferred stock of Benihana, one of the largest Asian restaurant chains in the United States.
      We have controlled more than 50% of the vote of BankAtlantic Bancorp since 2000, and BankAtlantic Bancorp is consolidated in our financial statements instead of carried on the equity basis. We own 8,329,236 shares of BankAtlantic Bancorp Class A Common Stock and 4,876,124 shares of BankAtlantic Bancorp Class B Common Stock. BankAtlantic Bancorp’s Class A shareholders are entitled to one vote per share, which in the aggregate represent 53% of the combined voting power of BankAtlantic Bancorp’s Class A Common Stock and BankAtlantic Bancorp’s Class B Common Stock. BankAtlantic Bancorp’s Class B Common Stock, all of which is owned by the Company, represents the remaining 47% of the combined vote.
      Through December 31, 2003, Levitt was a wholly-owned subsidiary of BankAtlantic Bancorp. On December 2, 2003, the BankAtlantic Bancorp Board of Directors authorized the spin-off of Levitt to the shareholders of BankAtlantic Bancorp by declaring a stock dividend of all of BankAtlantic Bancorp’s shares of Levitt. BankAtlantic Bancorp’s shareholders, including the Company, each received one share of Levitt Class A Common Stock for every four shares of BankAtlantic Bancorp Class A Common Stock owned, and one share of Levitt Class B Common Stock for every four shares of BankAtlantic Bancorp Class B Common Stock owned. The shares were distributed on December 31, 2003 to shareholders of record on December 18, 2003. As a consequence of the spin-off, our ownership position in Levitt on December 31, 2003 was initially identical to our ownership position in BankAtlantic Bancorp, including our control of more than 50% of the vote of these companies. In April 2004, Levitt completed a public offering of 5,000,000 shares of its Class A Common Stock, resulting in net proceeds to Levitt of approximately $114.8 million. As a result of this offering, our ownership position in Levitt was reduced to 16.6% of its total equity and a 52.9% voting interest as of March 31, 2005. Accordingly, Levitt continues to be consolidated in the Company’s financial statements.
      BFC’s ownership in BankAtlantic Bancorp and Levitt as of March 31, 2005 was as follows:

	Shares	Percent of	Percent
	Owned	Ownership	of Vote

BankAtlantic Bancorp
Class A Common Stock	8,329,236	14.96%	7.93%
Class B Common Stock	4,876,124	100.00%	47.00%
Total	13,205,360	21.81%	54.93%
Levitt
Class A Common Stock	2,074,243	11.15%	5.91%
Class B Common Stock	1,219,031	100.00%	47.00%
Total	3,293,274	16.62%	52.91%
      We report our results of operations through three segments: BFC Activities, Financial Services and Homebuilding & Real Estate Development.
BFC Activities
      BFC Activities includes all of the operations and all of the assets owned by BFC other than BankAtlantic Bancorp and its subsidiaries and Levitt and its subsidiaries. BFC owns and manages real estate, which includes the ownership of Burlington Manufacturers Outlet Center, a shopping center in North Carolina, and the unsold land at Center Port, an industrial office park developed in Florida. BFC also holds mortgage notes receivable that were received in connection with the sale of properties previously owned. The BFC Activities segment also includes overhead and interest expense. The interest expense relates to debts and other borrowings, primarily utilized for the acquisition of real estate. Equity investments include the investment in Series B Convertible Preferred Stock of Benihana and also include equity securities in the technology sector owned by partnerships that are included in the consolidated financial statements of BFC because of BFC’s general partner interest in those partnerships.
                  Benihana
      On June 8, 2004, we entered into an agreement with Benihana Inc. to purchase an aggregate of 800,000 shares of Benihana’s Series B Convertible Preferred Stock for $25.00 per share. Benihana is a NASDAQ-listed Asian-themed national restaurant chain with two listed classes of common shares: Common Stock (BNHN) and Class A Common Stock (BNHNA). On July 1, 2004, the Company funded the first tranche of convertible preferred stock in the amount of $10.0 million for the purchase of 400,000 shares. The purchase of the remaining 400,000 shares of convertible preferred stock will be funded from time to time at the election of Benihana during the two-year period commencing on July 1, 2005. The shares of convertible preferred stock are convertible into Benihana Common Stock at a conversion price of $19.00 per share, subject to adjustment from time to time upon certain defined events. We are entitled to receive cumulative quarterly dividends on the convertible preferred stock at an annual rate equal to $1.25 per share, payable on the last day of each calendar quarter commencing September 30, 2004. Based upon Benihana’s currently outstanding capital stock, our 400,000 shares of convertible preferred stock currently represents approximately a 13% voting interest and a 5% economic interest in Benihana.
      Benihana has operated teppanyaki-style dinnerhouse restaurants in the United States for 40 years. Benihana has exclusive rights to own, develop and license Benihana and Benihana Grill restaurants in the United States, Central and South America and the islands of the Caribbean.
Financial Services
      BankAtlantic Bancorp is a Florida-based financial services holding company and owns BankAtlantic and Ryan Beck. Through these subsidiaries, BankAtlantic Bancorp provides a full line of products and services encompassing consumer and commercial banking, brokerage services and investment banking. As of March 31, 2005, BankAtlantic Bancorp had total consolidated assets of approximately $6.4 billion, deposits of approximately $3.6 billion and stockholders’ equity of approximately $481 million.

BankAtlantic
      BankAtlantic, a federally-chartered, federally-insured savings bank organized in 1952, is one of the largest financial institutions headquartered in Florida. It provides traditional retail banking services and a wide range of commercial banking products and related financial services through 75 branch offices located primarily in Miami-Dade, Broward, Palm Beach and Hillsborough Counties in the State of Florida. At December 31, 2004, BankAtlantic had over 270,000 customers and 400,000 accounts. BankAtlantic’s primary activities include:

•	attracting checking and savings deposits from individuals and business customers;

•	originating commercial real estate and business loans, and consumer and small business loans;

•	purchasing wholesale residential loans from third parties; and

•	making other investments in mortgage-backed securities, tax certificates and other securities.
      BankAtlantic is a community-oriented bank that is engaged in commercial and consumer banking. Its operations are focused primarily on retail deposit-taking, commercial lending and commercial real estate lending. BankAtlantic’s primary source of revenue is interest income from its lending activities. It also receives revenue from interest and dividends on its investment securities. BankAtlantic’s primary sources of funds are deposits, principal and interest payments and principal prepayments on loans and investment securities, interest and dividends from its investment securities and borrowings in the form of Federal Home Loan Bank, or FHLB, advances.
      BankAtlantic is regulated and examined by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation.
      The Bank’s strategy includes:

•	Continuing The “Florida’s Most Convenient Bank” Initiative. BankAtlantic began its “Florida’s Most Convenient Bank” initiative in 2002. This initiative, which includes offering free checking, seven-day branch banking, extended lobby hours, a 24-hour customer service center and new products and customer service initiatives is an integral part of BankAtlantic’s strategy to position itself as a customer-oriented bank and increase its low cost deposit accounts. BankAtlantic has instituted marketing programs which include sales training programs, outbound telemarketing requirements and incentive compensation programs enabling its banking personnel to earn additional income for production of profitable business.

•	Increasing Low Cost Deposits. BankAtlantic’s low cost deposits are comprised of demand deposit, NOW checking accounts and savings accounts. From December 31, 2001 to December 31, 2004, the balances of its low cost deposits increased 200% from approximately $600 million to approximately $1.8 billion. These low cost deposits represented 53% of BankAtlantic’s total deposits at December 31, 2004, compared to 26% of total deposits at December 31, 2001. BankAtlantic intends to continue to increase its low cost deposits through strong sales and marketing efforts, new products offerings, commitment to customer service and the “Florida’s Most Convenient Bank” initiative.

•	Growing BankAtlantic’s Loan Portfolio While Concentrating On Core Lending Competencies. BankAtlantic intends to grow its core commercial and retail banking business with an emphasis on commercial real estate loans, one to four family residential loans, and small business and consumer loans. BankAtlantic attributes its success in these lending areas to several key factors, including disciplined underwriting and expertise in its markets. Further, BankAtlantic intends to limit activities in non-core lending areas, such as credit card, international, syndication and indirect lending.

•	Expanding BankAtlantic’s Retail Network. BankAtlantic intends to grow its retail network both internally through a branding initiative and de novo expansion and externally through acquisitions if attractive opportunities are presented which are consistent with BankAtlantic’s growth strategy. BankAtlantic generally seeks to expand into relatively faster growing and higher deposit level markets within Florida. BankAtlantic has indicated that it currently intends to open 6 new branches in 2005 and to renovate the interior of all existing branches during 2005 and 2006 with a consistent design.

•	Maintaining BankAtlantic’s Strong Credit Culture. BankAtlantic believes it has put in place stringent underwriting standards and has developed and instituted credit training programs for its banking officers which emphasize underwriting and credit analysis. It has also developed systems and programs which it believes will enable it to offer sophisticated products and services without exposing the Bank to unnecessary credit risks.
      BankAtlantic offers a number of lending products to its customers. Its primary lending products include commercial real estate loans, commercial business loans, standby letters of credit and commitments, consumer loans, small business loans and residential loans.
      Commercial Real Estate: BankAtlantic provides commercial real estate loans for the acquisition, development and construction of various property types, as well as the refinancing and acquisition of existing income-producing properties. These loans are primarily secured by property located in Florida. Commercial real estate loans typically are based on a maximum of 80% of the collateral’s appraised value, and generally require that one or more of the principals of the borrowing entity guarantee these loans. Most of these loans have variable interest rates and are indexed to either prime or LIBOR rates.

      Additionally, BankAtlantic purchases participations in commercial real estate loans that are originated by other financial institutions, typically known as “lead” banks. These transactions are underwritten as if BankAtlantic was originating the loan, applying all normal underwriting standards. The lead bank administers the loan and provides periodic reports on the progress of the project for which the loan was made. Major decisions regarding the loan are made by the participants on either a majority or unanimous basis. As a result, the lead bank generally cannot significantly modify the loan without either majority or unanimous consent of the participants. BankAtlantic sometimes acts as a lead bank and sells participations in its loans to other lenders. This reduces its exposure on projects and may be required in order to stay within the regulatory “loans to one borrower” limitations.
      Commercial Business: BankAtlantic makes commercial business loans generally to medium size companies located throughout Florida, but primarily in the South Florida and the Tampa Bay areas. It lends on both a secured and unsecured basis, although the majority of its loans are secured. Commercial business loans are typically secured by the accounts receivable, inventory, equipment, real estate, and/or general corporate assets of the borrowers. Commercial business loans generally have variable interest rates that are prime or LIBOR-based. These loans typically are originated for terms ranging from one to five years.
      Standby Letters of Credit and Commitments: Standby letters of credit are conditional commitments issued by BankAtlantic to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is the same as extending loans to customers. BankAtlantic may hold certificates of deposit, liens on corporate assets and liens on residential and commercial property as collateral for letters of credit. BankAtlantic issues commitments for commercial real estate and commercial business loans.
      Consumer: Consumer loans are primarily loans to individuals originated through BankAtlantic’s retail network and sales force. The majority of its originations are home equity lines of credit secured by a second mortgage on the primary residence of the borrower. Home equity lines of credit have prime-based interest rates and generally mature in 15 years. All other consumer loans generally have fixed interest rates with terms ranging from one to five years.
      Small Business: BankAtlantic makes small business loans to companies located primarily in South Florida, along the Treasure Coast of East Florida and in the Tampa Bay area. Small business loans are primarily originated on a secured basis and do not exceed $1.0 million for non-real estate secured loans and $1.5 million for real estate secured loans. These loans are originated with maturities primarily ranging from one to three years or upon demand; however, loans collateralized by real estate could have terms of up to fifteen years. Lines of credit extended to small businesses are due upon demand. Small business loans typically have either fixed or variable prime-based interest rates.
      Residential: BankAtlantic purchases residential loans in the secondary markets that have been originated by other institutions. These loans, which are serviced by independent servicers, are secured by properties located throughout the United States. When BankAtlantic purchases residential loans, it evaluates the originator’s underwriting of the loans and, for certain individual loans, performs confirming credit analysis. Residential loans are typically purchased in bulk and are generally non-conforming loans due to the size and characteristics of the individual loans. BankAtlantic sets guidelines for loan purchases relating to loan amount, type of property, state of residence, loan-to-value ratios, the borrower’s sources of funds, appraised amounts, and loan documentation. In 2003, BankAtlantic began a program in which it originates residential loans to customers that are then sold on a servicing released basis to a correspondent. It also originates and holds certain residential loans, which are primarily made to “low to moderate income” borrowers in order to comply with standards under the Community Reinvestment Act. The underwriting of these loans generally follows government agency guidelines with independent appraisers typically performing on-site inspections and valuations of the collateral.
      In addition to its lending activities, BankAtlantic also invests in securities as described below:
      Securities Available for Sale: BankAtlantic invests in securities available for sale, consisting principally of investments in obligations of the U.S. government or its agencies, such as mortgage-backed securities and real estate mortgage investment conduits (REMICs). Also included in securities available for sale are tax exempt municipal bonds. These are debt obligations issued by states, cities, counties and other governmental entities to raise money to build schools, highways, hospitals, sewer systems and other public projects. The available for sale securities portfolio serves as a source of liquidity while at the same time providing a means to moderate the effects of interest rate changes. BankAtlantic’s decision to purchase and sell securities is based upon a current assessment by BankAtlantic of the economy, the interest rate environment and its liquidity requirements.
      Investment Securities and Tax Certificates: BankAtlantic’s portfolio of investment securities held to maturity at March 31, 2005 consisted of tax exempt municipal bonds and tax certificates. Tax certificates are evidences of tax obligations that are sold through auctions or bulk sales by various state and local taxing authorities on an annual basis. The tax obligation arises when the property owner fails to timely pay the real estate taxes on the property. Tax certificates represent a priority lien against the real property for the delinquent real estate taxes. The minimum repayment, in order to satisfy the lien, is the certificate amount plus the interest accrued through the redemption date and applicable penalties, fees and costs. Tax certificates have no payment schedule or stated maturity. If the certificate holder does not file for the deed within established time frames, the certificate may become null and void. BankAtlantic’s experience with this type of investment has been favorable because the rates earned are generally higher than many alternative investments and substantial repayments typically occur over a two-year period.
      In part to fund its lending and other activities, BankAtlantic utilizes deposits, secured advances and other borrowed funds.
      Deposits: BankAtlantic offers checking and savings accounts to individuals and business customers. These include commercial demand deposit accounts, retail demand deposit accounts, savings accounts, money market accounts, certificates of deposit, various NOW accounts, IRA and Keogh retirement accounts, brokered certificates of deposit and public funds. BankAtlantic solicits deposits from customers in its geographic market through advertising and relationship banking activities primarily conducted through its sales force and branch network. Products such as Totally Free Checking, Totally Free Savings and Totally Free Online Banking and Billpay are the lead programs of its marketing strategy to obtain new customers.
      Federal Home Loan Bank (“FHLB”) Advances: BankAtlantic is a member of the FHLB and can obtain secured advances from the FHLB of Atlanta. These advances can be collateralized by a security lien against its residential loans, certain commercial loans and its securities. In addition, BankAtlantic must maintain certain levels of FHLB stock for outstanding advances.
      Other Short-Term Borrowings: BankAtlantic’s short-term borrowings consist of securities sold under agreements to repurchase and federal funds borrowings. Securities sold under agreements to repurchase include a sale of a portion of its current investment portfolio (usually mortgage-backed securities and REMICs) at a negotiated rate and an agreement to repurchase the same assets on a specified future date. BankAtlantic issues repurchase agreements to institutions and to its customers. These transactions are collateralized by securities in its investment portfolio but are not insured by the FDIC. Federal funds borrowings occur under established facilities with various federally-insured banking institutions to purchase federal funds. BankAtlantic uses these facilities on an overnight basis to assist in managing its cash flow requirements. These federal fund lines are subject to periodic review, may be terminated at any time by the issuer institution and are unsecured. BankAtlantic also has a facility with the Federal Reserve Bank of Atlanta for secured advances. These advances are collateralized by a security lien against its consumer loans.
      Other Borrowings: At December 31, 2004, BankAtlantic’s other borrowings consisted of $22.0 million of floating rate subordinated debentures, a floating rate mortgage-backed bond with an outstanding balance of $10.0 million and $5.6 million of floating rate development notes associated with a joint venture acquired in connection with the acquisition of Community Savings.

Ryan Beck
      Ryan Beck is a full service broker-dealer headquartered in Florham Park, New Jersey. Ryan Beck operates on a nationwide basis through a network of 40 offices in 14 states. In addition to offering traditional brokerage products to individual investors, Ryan Beck engages in sector-oriented investment banking and capital markets activities.
      Ryan Beck focuses on the following areas:

•	Investment Banking. Ryan Beck has a well-established investment banking group proactively focused on financial institutions. Recently, Ryan Beck’s strategy has been to diversify its operations through the addition of investment bankers and capital markets expertise focused on other sectors, such as consumer products and services, REITs and business services. Ryan Beck’s investment banking activities include managing underwritten public offerings, serving as placement agent on institutional private financings, assisting in mutual conversion transactions and acting as an advisor in connection with mergers and acquisitions.

•	Private Client Group. This group provides full service brokerage and advisory services to high net worth individuals. In April 2002, Ryan Beck acquired certain of the assets and assumed certain of the liabilities of Gruntal & Co., LLC. This transaction enabled Ryan Beck to significantly increase its private client group revenues. The table below shows Ryan Beck’s private client group statistics before the Gruntal transaction and at March 31, 2005.

	March 31, 2005	December 31, 2001

Financial Consultants	437	80
Customer Accounts	144,000	27,000
Customer Assets	$17 billion	$4 billion

•	Capital Markets. Ryan Beck operates both equity and fixed income capital markets groups. Both groups engage in trading, institutional sales and syndicate activities. Ryan Beck makes a market in over 700 equity securities, principally financial institution stocks. Ryan Beck’s institutional sales force includes 44 sales professionals. Ryan Beck’s research area currently employs 12 publishing analysts who cover approximately 37 closed end funds and 149 companies in 6 industry sectors. Additionally, it employs a Chief Market Strategist who provides economic and global market commentary.
      Clients of the firm consist primarily of:

•	high net worth individuals;

•	institutional clients (including mutual funds, pension funds, trust companies, insurance companies, LBO funds, private equity sponsors, merchant banks and other long-term investors); and

•	financial institutions and other corporate clients.
      As a registered broker-dealer with the SEC, Ryan Beck operates on a fully-disclosed basis through its clearing firm, Pershing LLC. The firm’s inventory positions consist principally of bank stocks and investment grade fixed income securities, including municipal bonds, agencies and mortgage-backed securities. The firm has no outstanding debt.
Homebuilding & Real Estate Development
      Levitt is a homebuilding and real estate development company with activities throughout Florida and in the Memphis, Tennessee area. Until December 31, 2003, Levitt was a wholly-owned subsidiary of BankAtlantic Bancorp.
      Levitt primarily develops single-family home and master-planned communities, but also develops, on a limited basis, commercial and industrial properties and multi-family complexes. Levitt’s principal real estate activities are conducted through Levitt and Sons and Bowden Homes, its two wholly-owned homebuilding subsidiaries, and Core Communities, its wholly-owned master-planned community development subsidiary. In addition, Levitt owns approximately 31% of publicly traded Bluegreen Corporation (NYSE: BXG), which acquires, develops, markets and sells vacation ownership interests in “drive-to” vacation resorts, golf communities and residential land. Levitt also engages in commercial real estate activities through Levitt

Commercial, LLC, a wholly-owned commercial development subsidiary, and invests with third parties in joint ventures that develop rental and single-family residential properties.
      Levitt’s strategy includes:

•	Building and selling homes profitably in strong growth markets throughout the Southeastern United States. Currently, Levitt builds homes throughout Florida and in metropolitan Memphis, Tennessee (including Northern Mississippi). Additionally, Levitt has acquired land and entered into land purchase contracts to support the expansion of homebuilding activities into the metropolitan Atlanta, Georgia and Nashville, Tennessee markets. Its markets are expected to remain strong due to favorable demographic and economic trends, such as retiring “Baby Boomers” and continuing new employment opportunities. As it completes existing developments in these markets, it expects to acquire new land that will not only replenish but also increase its inventory of real estate.

•	Continuing to acquire land and to develop master-planned communities in desirable markets. Levitt intends to acquire land parcels in desirable markets that are suited for developing large master-planned communities. Generally, land sale revenues tend to be sporadic and fluctuate more than home sale revenues, but land sale transactions result in higher margins, which typically exceed 40%. Levitt’s land development activities in its master-planned communities complement its homebuilding activities by offering a potential source of land for future homebuilding. At the same time, its homebuilding activities complement its master-planned community development activities since Levitt’s management believes that its strong merchandising and quality developments support future land sales in its master-planned communities. Levitt expects that its Homebuilding Division will continue to purchase land for its residential home developments in its master-planned communities in the future.

•	Exploring joint ventures and/or acquisitions to expand its penetration throughout the United States. Levitt believes that its brands and its core competence as a homebuilder and real estate developer can be extended to new markets both inside and outside of Florida and the Southeastern United States. Its plans to supplement its growth through selective acquisitions and joint ventures in both new and existing markets to enable it to more rapidly extend its competencies in active adult communities and land development.

•	Maintaining a conservative risk profile. Levitt attempts to apply a disciplined risk management approach to its business activities. Other than its model homes, the majority of its homes are pre-sold before construction begins. Levitt generally requires customer deposits of 5% to 10% of the base sales price of its homes, and requires a higher percentage deposit for design customizations and upgrades. As a result, it strengthens its backlog and lowers its risk of cancellation. It seeks to maintain its homebuilding land inventory at levels that can be absorbed within three to five years. While its land inventory in Tradition, its newest master-planned community, can support eight to ten years of development, it can mitigate the risk associated with this investment by selling parcels to other developers throughout the development period. Alternatively, early sales can provide it with funds that allow it to assemble substantially more acreage with less required additional capital investment. It can also utilize this early sales strategy to improve the attractiveness of the development.

•	Utilizing community development districts to fund development costs. Levitt establishes community development or improvement districts to access bond financing to fund infrastructure and other projects at its master-planned community developments. The ultimate owners of the property within the district are responsible for amounts owed on these bonds as part of an assessment on their property tax bills. Generally, no payments under the bonds are required from property owners during the first two years after issuance. While Levitt is responsible for these amounts until the affected property is sold, this strategy allows it to more effectively manage the cash required to fund development of the project.

•	Pursuing other strategic real estate opportunities. Currently, Levitt owns approximately 31% of the outstanding common stock of Bluegreen. Bluegreen is an independently operated company that primarily acquires, develops, markets and sells vacation ownership interests in “drive-to” resorts and develops and sells residential home sites around golf courses or other amenities. In the future, Levitt may pursue strategic investments in other real estate-related businesses.

Homebuilding Division
      Levitt’s homebuilding division is currently comprised of Levitt and Sons and Bowden Homes. Levitt acquired Levitt and Sons in December 1999 and Bowden Homes in April 2004. Levitt and Sons is a real estate developer and residential homebuilder specializing in active adult single-family home communities. Levitt and Sons and its predecessors have built more than 200,000 homes since 1929. It has strong brand awareness as America’s oldest homebuilder and is recognized nationally for having built the Levittown communities in New York, New Jersey and Pennsylvania. Bowden Homes, one of the largest homebuilders in Memphis, Tennessee and the surrounding metropolitan area, focuses on building distinctively featured family housing.
      Levitt’s Homebuilding Division develops planned communities featuring homes with closing prices ranging from approximately $110,000 to over $400,000. Its communities serve homeowners aged 55 and older (active adults) and families. At March 31, 2005, the Homebuilding Division’s backlog was 1,918 homes, or $496 million. Backlog represents the number of units subject to pending sales contracts. Homes included in the backlog include homes that have been completed, but on which title has not been transferred, homes not yet completed and homes on which construction has not begun.

Land Division
      Levitt’s real estate development activities are conducted through its Core Communities subsidiary. Core Communities develops master-planned communities and has two existing communities in South Florida. Core Communities’ original and best-known community, St. Lucie West, has been the fastest growing community on Florida’s Treasure Coast since it was acquired in October 1997. St. Lucie West is a 4,600-acre community with approximately 6,000 built and occupied homes, numerous businesses, a university campus and the New York Mets’ spring training facility. Development activity in St. Lucie West is winding down, with 29 acres of inventory remaining at March 31, 2005, of which 24 acres were subject to firm sales contracts as of that date. Core Communities’ second master-planned community, Tradition, covers more than 8,200 gross acres and is planned to include a total of approximately five miles of frontage along Interstate-95, a major north/south interstate highway. Tradition is being developed as a master-planned community and at completion will include over 15,000 residences, a corporate park, educational facilities, commercial properties and mixed-use parcels. At March 31, 2005, Core Communities owned approximately 7,000 acres in Tradition including approximately 4,600 saleable acres.
Employees
      Management believes that its relations with its employees are satisfactory. The Company currently maintains comprehensive employee benefit programs that are considered by management to be generally competitive with programs provided by other major employers in its markets.
      The number of employees at the indicated dates was:

	March 31, 2005		December 31, 2004		December 31, 2003

	Full-time	Part-time	Full-time	Part-time	Full-time	Part-time

BFC	18	1	16	1	7	1
BankAtlantic Bancorp	2,604	331	2,492	325	2,312	235
Levitt	551	26	527	32	353	34

Total	3,173	358	3,035	358	2,672	270

Competition
      BankAtlantic is engaged in the banking and financial services industry, which is very competitive. Legal and regulatory developments have made it easier for new and sometimes unregulated entities to compete with

BankAtlantic. Consolidation among financial service providers has resulted in fewer very large national and regional banking and financial institutions holding a large accumulation of assets. These institutions may have significantly greater resources, a wider geographic presence or greater accessibility. As consolidation continues among large banks, BankAtlantic expects additional smaller institutions to try to exploit its market. BankAtlantic faces substantial competition for both loans and deposits. Competition for loans comes principally from other banks, savings institutions and other lenders. This competition could decrease the number and size of loans that BankAtlantic makes and the interest rates and fees that it receives on these loans.
      BankAtlantic competes for deposits with banks, savings institutions and credit unions, as well as institutions offering uninsured investment alternatives, including money market funds and mutual funds. These competitors may offer higher interest rates than BankAtlantic, which could decrease the deposits that BankAtlantic attracts or require BankAtlantic to increase its rates to attract new deposits. Increased competition for deposits could increase cost of funds and adversely affect BankAtlantic’s ability to generate the funds necessary for its lending operations.
      Ryan Beck is engaged in investment banking, securities brokerage, capital markets and asset management activities, all of which are extremely competitive businesses. Competitors include the member organizations of the New York Stock Exchange and NASD, banks, insurance companies, investment companies, registered investment advisors and financial planners.
      We are engaged in real estate activities both directly and through Levitt. The business of developing and selling residential properties and planned communities is highly competitive and fragmented. Levitt competes with numerous large and small builders on the basis of a number of interrelated factors, including location, reputation, amenities, design, quality and price. Some competing builders have nationwide operations and substantially greater financial resources. Levitt’s products must also compete with sales of existing homes and available rental housing. In connection with its leasing activities, the Company competes with other shopping centers and outlet centers for tenants.
Legal Proceedings
      The following is a description of certain lawsuits other than ordinary routine litigation incidental to our business to which we or one of our subsidiaries is a party:
      On July 2, 2004, Benihana of Tokyo, Inc., a major shareholder of Benihana, filed suit against Benihana, Inc., the members of the Benihana Board of Directors and us, seeking to rescind our $20,000,000 purchase of convertible preferred stock of Benihana. Benihana of Tokyo claims the transaction was created for the sole or primary purpose of diluting the stock interest of Benihana of Tokyo. It further claims that, in light of the relationship of certain members of the Benihana Board with us, the Benihana Board breached the fiduciary duties owed to the Benihana shareholders. The complaint also alleges that through John Abdo, as a member of the Benihana Board and our Vice Chairman, and Darwin Dornbush, as a member of the Benihana Board and a member of Levitt’s Board, BFC has aided and abetted in the Benihana Board’s breaches of fiduciary duty. Under the terms of our purchase of the convertible preferred stock, Benihana is required to indemnify us for our costs and expenses relating to this action.
      We and our subsidiaries may be parties to other lawsuits as plaintiff or defendant involving our securities sales, brokerage and underwriting, acquisitions, bank operations lending, tax certificates and real estate development activities. Although we believe we have meritorious defenses in all current legal actions, the outcome of the various legal actions is uncertain.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BFC FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL SUMMARY
At March 31, 2005 and December 31, 2004 and
For the Three Months Ended March 31, 2005 and 2004
Condensed Statements of Financial Condition

	March 31,	December 31,
	2005	2004

	(In thousands)
Assets	$7,029,049	$6,954,847

Liabilities	$6,253,819	$6,216,944
Minority interest	647,142	612,652
Shareholders’ equity	128,088	125,251

Liabilities and shareholders’ equity	$7,029,049	$6,954,847

Results of Operations

	Three Months Ended
	March 31,

	2005	2004

	(In thousands)
BFC Activities	$(4,930)	$(2,585)
Financial Services	19,878	20,524
Homebuilding & Real Estate Development	29,818	13,055

	44,766	30,994
Minority interest in income of consolidated subsidiaries	40,366	26,622

Net income	4,400	4,372
5% Preferred Stock dividends	188	—

Net income available to common shareholders	$4,212	$4,372

      Net income available to common shareholders for the first quarter of 2005 was $4.2 million compared with $4.4 million for the first quarter of 2004. The 2004 quarter included two items resulting in a $1.4 million net after-tax gain. These items were a litigation settlement and after-tax costs associated with the prepayment of certain high cost debt. Excluding the effect of these items, net income in the first quarter 2004 would have been $3.0 million, compared to $4.2 million in the current quarter, an increase of 41%. Diluted earnings per share decreased 7% to $0.14 in the first quarter of 2005, compared to $0.15 in the prior year. Excluding the two items discussed above, diluted earnings per share would have increased 40% to $0.14 in the first quarter of 2005, up from $0.10 in the first quarter of 2004.

      The following table shows net income and earnings per share by segments excluding the two items in 2004 discussed above (in thousands, except per share data):

	Three Months Ended
	March 31,		Percent
			Increase
	2005	2004	(Decrease)

BFC Activities	(4,930)	(2,869)	71.8%
Financial Services	$19,878	$13,371	48.7%
Homebuilding & Real Estate Development	29,818	13,055	128.4%

	44,766	23,557	90.0%
Minority interest	40,366	20,560	96.3%

Net income	4,400	2,997	46.8%
5% Preferred Stock dividends	188	—

Net income available to common shareholders	$4,212	$2,997	40.5%

Basic earnings per share of common stock	$0.16	$0.13	27.2%

Diluted earnings per share of common stock	$0.14	$0.10	40.0%

      Net income and earnings per share excluding the 2004 special items is not prepared in accordance with GAAP, and this non-GAAP financial measure should not be construed as being superior to GAAP. A reconciliation of 2004 GAAP net income to net income excluding the 2004 special items is as follows (in thousands):

GAAP net income	$4,372
Costs associated with debt redemption	1,042
Litigation settlement	(2,417)

Net income excluding the 2004 non-operating items	2,997

Overview
      We are a diversified holding company whose principal holdings consist of direct controlling interests in BankAtlantic Bancorp, our financial services business subsidiary, and Levitt, our homebuilding and real estate development subsidiary. As a consequence of our direct controlling interest in BankAtlantic Bancorp, we have indirect controlling interests in BankAtlantic and Ryan Beck. As a consequence of our direct controlling interest in Levitt, we have indirect controlling interests in Levitt and Sons, Bowden Homes and Core Communities and an indirect non-controlling interest in Bluegreen. We also hold a direct non-controlling minority investment in Benihana. As a result of our position as the controlling shareholder of BankAtlantic Bancorp, we are a “unitary savings bank holding company” regulated by the OTS. Our primary activities presently relate to managing our current investments and seeking to identify and make new investments. As of March 31, 2005, we had total consolidated assets of approximately $7.0 billion, including the assets of our consolidated subsidiaries, minority interest of $647.1 million and shareholders’ equity of approximately $128.1 million.
      As a holding company with control positions in BankAtlantic Bancorp and Levitt, generally accepted accounting principles (GAAP) require the consolidation of the financial results of both BankAtlantic Bancorp and Levitt. As a consequence, the assets and liabilities of both entities are presented on a consolidated basis in BFC’s consolidated financial statements. Except as otherwise noted, the debts and obligations of the consolidated entities are not direct obligations of BFC and are non-recourse to BFC. Similarly, the assets of those entities are not available to BFC, absent a dividend or distribution from the entity. The recognition by BFC of income from controlled entities is determined based on the percentage of its economic ownership in those entities. As shown below, BFC’s economic ownership in BankAtlantic Bancorp and Levitt is 21.8% and 16.6%, respectively, which results in BFC recognizing only 21.8% and 16.6% of BankAtlantic Bancorp’s and

Levitt’s income, respectively. The portion of income in those subsidiaries not attributable to our economic ownership interests is classified in our financial statements as “Minority Interest” and is subtracted from income before income taxes to arrive at the consolidated net income of BFC in our financial statements. Additionally, the Company owns equity securities in the technology sector owned by partnerships included in our consolidated financial statements based on our general partner interest in those partnerships.
      BFC’s ownership in BankAtlantic Bancorp and Levitt as of March 31, 2005 was as follows:

	Shares	Percent of	Percent
	Owned	Ownership	of Vote

BankAtlantic Bancorp
Class A Common Stock	8,329,236	14.96%	7.93%
Class B Common Stock	4,876,124	100.00%	47.00%
Total	13,205,360	21.81%	54.93%
Levitt
Class A Common Stock	2,074,243	11.15%	5.91%
Class B Common Stock	1,219,031	100.00%	47.00%
Total	3,293,274	16.62%	52.91%
      BankAtlantic Bancorp (NYSE:BBX) is a Florida-based diversified financial services holding company. BankAtlantic Bancorp’s principal assets include the capital stock of BankAtlantic and Ryan Beck. BankAtlantic, a federal savings bank headquartered in Fort Lauderdale, Florida which had $6.4 billion of assets as of March 31, 2005, provides traditional retail banking services and a wide range of commercial banking products and related financial services through 75 branches located in Florida. Ryan Beck is a full service broker-dealer headquartered in Florham Park, New Jersey. Ryan Beck provides financial advice to individuals, institutions and corporate clients through 40 offices in 14 states. Ryan Beck also engages in the underwriting, distribution and trading of tax-exempt, equity and debt securities.
      Levitt (NYSE:LEV) engages in homebuilding, land development and other real estate activities through Levitt and Sons, Core Communities, Levitt Commercial, LLC, Bowden Homes and investments in real estate projects. At March 31, 2005, Levitt also owned approximately 31% of the outstanding common stock of Bluegreen, a New York Stock Exchange-listed (NYSE:BXG) company that acquires, develops, markets and sells vacation ownership interests in primarily “drive-to” resorts and develops and sells residential home sites around golf courses or other amenities. Levitt acquired Bowden Homes on April 28, 2004 for approximately $7.4 million. Bowden Homes is a builder of single-family homes based in Memphis, Tennessee.

BFC ACTIVITIES
      Since BFC’s principal activities consist of managing existing investments and actively seeking and evaluating potential new investments, BFC itself has no significant direct revenue or cash-generating operations. We depend on dividends from our subsidiaries for a significant portion of our cash flow. Regulatory restrictions and the terms of indebtedness limit the ability of our subsidiaries to pay dividends. Dividends by each of BankAtlantic Bancorp and Levitt also are subject to a number of conditions, including cash flow and profitability, declaration by each company’s Board of Directors, compliance with the terms of each company’s outstanding indebtedness, and in the case of BankAtlantic Bancorp, regulatory restrictions applicable to BankAtlantic. BankAtlantic Bancorp’s and Levitt’s Boards of Directors are comprised of individuals, a majority of whom are independent.
      The “BFC Activities” segment includes BFC’s real estate owned, loans receivable that relate to previously owned properties, other securities and investments, BFC’s overhead and interest expense and the financial results of venture partnerships which BFC controls. Since BFC is a holding company whose principal activities consist of managing existing investments and actively seeking and evaluating potential new investments, BFC itself has no significant direct revenue or cash-generating operations. Accordingly, BFC itself, as a holding company and the “BFC Activities” segment will normally show a loss as dividends, interest and fees from our investments typically do not cover BFC stand-alone operating costs.
      The discussion that follows reports on the operations and related matters for the BFC Activities segment.

	For the Three Months
	Ended March 31,		Change
			2005 vs.
	2005	2004	2004

	(In thousands)
Revenues
Interest and dividend income	$243	$93	$150
Other income, net	154	1,391	(1,237)

	397	1,484	(1,087)

Cost and Expenses
Interest expense	309	294	15
Employee compensation and benefits	1,596	848	748
Other expenses	787	392	395

	2,692	1,534	1,158

Loss before income taxes	(2,295)	(50)	(2,245)
Provision for income taxes	2,635	2,535	100

Loss from continuing operations before minority interest	(4,930)	(2,585)	(2,345)
Minority interest in income of consolidated subsidiaries	(6)	510	(516)

Loss from continuing operations	$(4,924)	$(3,095)	$(1,829)

      The increase in interest and dividend income for the quarter ended March 31, 2005 as compared to the same 2004 period was primarily due to dividend income of approximately $123,000 received on our Benihana investment. Dividends from BankAtlantic Bancorp and Levitt are reflected as an adjustment to our investment and are not included in revenues above.
      In March 2004, BankAtlantic Bancorp and a limited partnership consolidated in our financial statements settled litigation with a technology company. In connection with that settlement, the partnership recognized a $1.1 million gain, which is included in other income.
      The increase in employee compensation and benefits during the quarter ended March 31, 2005 compared to the same period in 2004 was due to an increase in bonus accrual and an increase in the number of employees.

      The increase in other expenses during the three months ended March 31, 2005 as compared to the same period in 2004 was primarily due to an increase in administrative expenses. The increase in administrative expense was primarily due to costs incurred to comply with the Sarbanes-Oxley Act and increased investor relations expenses.
      The BFC Activities segment results do not reflect the Company’s equity from earnings in BankAtlantic Bancorp or Levitt, but include the provision for income taxes relating to the tax effect of the Company’s earnings from BankAtlantic Bancorp and Levitt. BankAtlantic Bancorp and Levitt are consolidated in our financial statements, as described earlier.
Liquidity and Capital Resources of BFC Activities

	Three Months Ended
	March 31,

	2005	2004

	(In thousands)
Net cash provided by (used in):
Operating activities	$(556)	$(864)
Investing activities	501	435
Financing activities	(1,202)	350

Decrease in cash and cash equivalents	(1,257)	(79)
Cash and cash equivalents at beginning of period	2,227	1,602

Cash and cash equivalents at end of period	$970	$1,523

      The primary sources of funds to BFC for the three months ended March 31, 2005 (without consideration of BankAtlantic Bancorp’s or Levitt’s liquidity and capital resources, which, except as noted, are not available to BFC) were dividends from BankAtlantic Bancorp and Levitt, dividends from Benihana, revenues from property operations, principal and interest payments on loans receivable, and proceeds from the exercise of stock options. Funds were primarily utilized by BFC to fund the payment of dividends on the Company’s 5% Preferred Stock, to reduce mortgage payables and other borrowings and to fund BFC’s operating and general and administrative expenses. BFC has a $14.0 million revolving line of credit that can be utilized for working capital as needed. The line of credit matures on July 2, 2005. It is anticipated that the lender will extend the facility at or before maturity to July 2, 2006 under the same terms and conditions. The interest rate on this facility is at LIBOR plus 280 basis points (5.52% at March 31, 2005). In December 2004, the revolving line of credit was increased from $8.0 million to $14.0 million and at March 31, 2005, approximately $9.5 million was outstanding. BFC currently expects to use a portion of the proceeds from this offering to repay amounts outstanding under this facility; however, if the facility is extended to July 2, 2006, amounts under the line of credit could be re-borrowed at any time in accordance with the terms of the facility. Shares of BankAtlantic Bancorp and Levitt are pledged as collateral for the line of credit.
      The payment of dividends by BankAtlantic Bancorp is subject to declaration by BankAtlantic Bancorp’s Board of Directors and applicable indenture restrictions and loan covenants and will also depend upon, among other things, the results of operations, financial condition and cash requirements of BankAtlantic Bancorp and the ability of BankAtlantic to pay dividends or otherwise advance funds to BankAtlantic Bancorp, which in turn is subject to OTS regulations and is based upon BankAtlantic’s regulatory capital levels and net income. At March 31, 2005, BankAtlantic met all applicable liquidity and regulatory capital requirements. While there is no assurance that BankAtlantic Bancorp will pay dividends in the future, BankAtlantic Bancorp has paid a regular quarterly dividend to its common stockholders since August 1993. BankAtlantic Bancorp currently pays a quarterly dividend of $.035 per share on its Class A and Class B Common Stock. BFC currently receives approximately $462,000 per quarter in dividends from BankAtlantic Bancorp.
      Levitt has paid a quarterly dividend to its shareholders since August 2004. Levitt’s most recent quarterly dividend was $0.02 per share on its Class A and Class B common stock which resulted in the Company receiving approximately $66,000. The payment of dividends in the future is subject to approval by Levitt’s

Board of Directors and will depend upon, among other factors, Levitt’s results of operations and financial condition.
      At March 31, 2005 and December 31, 2004, approximately $8.2 million of BFC’s mortgage payables related to a non-recourse mortgage loan on the BMOC shopping center which BFC manages. This loan bears interest at 9.2% per annum and matures in May 2007. In November 2004, a tenant occupying 21% of the square footage of the BMOC shopping center vacated the premises. The loss of this tenant caused BMOC to operate at a negative cash flow. Management is currently seeking a replacement tenant; however, if a replacement tenant is not found that allows BMOC to return to a positive cash flow, net of mortgage servicing obligations, BFC may consider giving a deed to the center to the lender. If the property were deeded to the lender, BFC would recognize a gain of approximately $4.2 million and have no further management obligations with respect to the property. Because of the negative cash flow, the mortgage is not being paid in accordance with its terms; rather, net cash flow to the extent available from the shopping center is being sent to the lender. At March 31, 2005 and December 31, 2004, there were approximately $523,000 and $544,000 respectively, of mortgage payables related to mortgage receivables received by BFC in connection with the sale of properties previously owned by the Company where the purchaser did not assume the underlying existing mortgage payables. These mortgage payables bear interest at 6% per annum and have maturity dates ranging from 2009 through 2010.
      During the quarter ended June 30, 2004, the Company entered into an agreement with Benihana to purchase an aggregate of 800,000 shares of Series B Convertible Preferred Stock for $25.00 per share. On July 1, 2004, the Company funded the first tranche of convertible preferred stock in the amount of $10.0 million for the purchase of 400,000 shares. The purchase of the remaining 400,000 shares of convertible preferred stock will be funded from time to time at the election of Benihana during the two-year period commencing on the first anniversary of the closing. The Company has the right to receive cumulative quarterly dividends at an annual rate equal to $1.25 per share, payable on the last day of each calendar quarter commencing September 30, 2004. It is anticipated the Company will receive approximately $125,000 per quarter.
      On June 21, 2004, an investor group purchased 15,000 shares of the Company’s 5% Preferred Stock for $15.0 million in a private offering. Holders of the 5% Preferred Stock are entitled to receive when and as declared by the Company’s Board of Directors, cumulative cash dividends on each share of 5% Preferred Stock at a rate per annum of 5% of the stated value from the date of issuance and payable quarterly. Holders of the 5% Preferred Stock are entitled to receive a quarterly dividend of $12.50 per share, or $187,500 in the aggregate per quarter. For the period ended March 31, 2005, the Company paid approximately $187,500 in cash dividends on the 5% Preferred Stock.
      Included in other liabilities at March 31, 2005 was approximately $4.8 million representing amounts due in connection with the settlement of a class action litigation that arose in connection with exchange transactions that the Company entered into in 1989 and 1991.
      We expect to meet our short-term liquidity requirements generally through cash dividends from BankAtlantic Bancorp, Levitt and Benihana, net cash provided by operations, borrowings on our $14.0 million revolving line of credit, existing cash balances and a portion of the proceeds from this offering. We expect to meet our long-term liquidity requirements through the foregoing, as well as long term secured and unsecured indebtedness, possible dividends or distributions from potential future investments and future issuances of equity and/or debt securities.

BankAtlantic Compliance Matter
      BankAtlantic previously disclosed that it had identified deficiencies in its compliance with the USA PATRIOT Act, anti-money laundering laws and the Bank Secrecy Act and that it has been cooperating with regulators and other federal agencies concerning these deficiencies. BankAtlantic has provided and is continuing to provide information to the government pursuant to a number of subpoenas relating to, among other things, numerous customers and transactions and the Bank’s policies and procedures. BankAtlantic Bancorp cannot predict whether or to what extent civil or criminal regulatory action or monetary or other penalties will be pursued against BankAtlantic or BankAtlantic Bancorp by regulators or other federal agencies.
      Riggs Bank, N.A. announced that it had consented to a $25 million civil money penalty paid to the Department of the Treasury, assessed concurrently by the Financial Crimes Enforcement Network (“FinCEN”) and the Office of the Comptroller of the Currency, for willful, systemic violation of the anti-money laundering program and suspicious activity and currency transaction requirements of the Bank Secrecy Act. Riggs Bank, N.A. also announced that it has resolved an investigation into its Bank Secrecy Act compliance by pleading guilty to a count of failing to file timely and/or accurate Suspicious Activity Reports, paid a $16 million fine and agreed to a five-year period of corporate probation. Riggs National Corporation, the holding company for Riggs Bank, N.A., also consented to the issuance of a Cease and Desist Order relating to future compliance and board oversight, which, among other things, prohibits the declaration or payment of dividends on its stock or distributions of interest, principal or other sums with respect to debentures issued in connection with its trust preferred securities, or the redemption or repurchase of any of its stock without regulatory approval.
      Further, AmSouth Corporation (“AmSouth”) and AmSouth Bank disclosed that they have entered into a deferred prosecution agreement with the U.S. Attorney relating to deficiencies in the bank’s reporting of suspicious activities under the Bank Secrecy Act. AmSouth also announced that it entered into a Cease and Desist Order with the Federal Reserve and the Alabama Department of Banking and an order with FinCEN relating to deficiencies in AmSouth’s compliance with the Bank Secrecy Act. AmSouth announced that under the deferred prosecution agreement, it agreed to make a payment of $40 million to the United States and, in connection with the Federal Reserve and FinCEN orders, was assessed a $10 million civil money penalty. AmSouth also disclosed that in connection with the Cease and Desist Order, the Federal Reserve indicated it would restrict AmSouth’s expansion activities until such time as the Federal Reserve believes the company is in substantial compliance with the requirements of the order. AmSouth further disclosed that the Cease and Desist Order requires specific actions, including steps to comply with the Bank Secrecy Act.
      Other financial institutions have also been required to enter into regulatory agreements and to pay fines and assessments with respect to their activities. BankAtlantic Bancorp and BankAtlantic may be the subject of similar civil and criminal regulatory proceedings and actions and may be required to pay fines or penalties which may be similar to, greater than or less than those imposed on other institutions.
      The compliance issues at BankAtlantic Bancorp and BankAtlantic as discussed above could potentially have an adverse impact on the Company.
CONSOLIDATED FINANCIAL CONDITION
March 31, 2005 and December 31, 2004

Consolidated Assets and Liabilities
      Total consolidated assets at March 31, 2005 and December 31, 2004 were $7.0 billion. The change of components in total assets is summarized as follows:

•	Purchase of approximately $190 million of residential real estate loans;

•	Origination of and participation in $320 million of commercial and small business loans;

•	Origination of approximately $105 million of home equity loans;

•	Purchase of approximately $40 million of mortgage-backed securities;

•	Purchase of approximately $25 million of tax-exempt securities;

•	Purchase of approximately $55 million of managed-fund securities;

•	Loans, investment securities and tax certificate repayments and maturities of approximately $700 million;

•	Additions of $7 million of fixed assets associated with BankAtlantic Bancorp’s new corporate headquarter building and BankAtlantic’s branch renovation and expansion initiatives;

•	An increase of $3.7 million in property and equipment primarily related to the construction of an irrigation facility in Tradition;

•	A decline in receivable from Ryan Beck’s clearing agent and a corresponding increase in securities owned associated with Ryan Beck’s trading activities;

•	Levitt’s net decrease in inventory of real estate of approximately $11.6 million resulting from the bulk land sale of 1,294 acres of land adjacent to Tradition, as well as sales of homes and other land. These decreases were offset in part by land acquisitions by Levitt’s homebuilding division and increases in land development and construction costs;

•	BankAtlantic’s net declines in real estate inventory associated with units closed at the Riverclub real estate joint venture acquired by BankAtlantic in connection with the Community acquisition;

•	An increase in Levitt’s investment in Bluegreen Corporation associated primarily with its equity in Bluegreen’s earnings;

•	Increases in accrued interest receivable due to higher loan receivable and securities balances;

•	Higher Federal Home Loan Bank stock balances associated with increased stock ownership membership requirements that went into effect during the first quarter of 2005; and

•	Higher other assets balances related to increased fee-based deposit overdraft accounts as well as higher REO balances.
      The Company’s total consolidated liabilities at March 31, 2005 were $6.3 billion, compared to $6.2 billion at December 31, 2004. The change in components of total liabilities from December 31, 2004 to March 31, 2005 is summarized below:

•	Higher deposit account balances resulting from the growth in low-cost deposits associated with “Florida’s Most Convenient Bank” and totally free checking account initiatives;

•	An increase in securities sold but not yet purchased associated with Ryan Beck’s trading activities;

•	Repayments of borrowings at BankAtlantic Bancorp, and FHLB advances caused by deposit growth at BankAtlantic;

•	Levitt’s decrease in notes and mortgage notes payable primarily associated with its land division bulk land sale;

•	Levitt’s issuance of junior subordinated debentures of $23.2 million; and

•	Decrease in other liabilities primarily due to BankAtlantic Bancorp securities purchased pending settlement and a reduction in accrued employee compensation and benefits reflecting the payout of 2004 annual bonuses during the first quarter of 2005. This decrease was partially offset with an increase in Levitt’s current tax liability.

Minority Interest
      At March 31, 2005 and December 31, 2004, minority interest was approximately $647.1 million and $612.7 million, respectively. The following table summarizes the minority interest held by others in our subsidiaries (in thousands):

	March 31,	December 31,
	2005	2004

BankAtlantic Bancorp	$376,070	$366,140
Levitt	270,356	245,756
Joint Venture Partnerships	716	756

	$647,142	$612,652

      The increase in minority interest in BankAtlantic Bancorp was primarily attributable to $19.9 million in earnings during the quarter, and $5.5 million of proceeds and associated tax benefits from the issuance of BankAtlantic Bancorp common stock upon the exercise of stock options. The above increases were partially offset by declaration of $2.1 million of cash dividends on BankAtlantic Bancorp common stock, a $347,000 reduction in BankAtlantic Bancorp additional paid in capital resulting from the retirement of 90,000 shares of Ryan Beck’s common stock issued upon the exercise of employee stock options in June 2004, $6.6 million change in BankAtlantic Bancorp accumulated other comprehensive income, net of income taxes and a $4.6 million decrease in BankAtlantic Bancorp additional paid in capital related to the acceptance of BankAtlantic Bancorp Class A Common Stock as consideration for the payment of withholding taxes and the exercise price due upon the exercise of BankAtlantic Bancorp Class A Common Stock options by various executive officers of BankAtlantic Bancorp.
      The increase in minority interest in Levitt was attributable to $29.8 million in earnings partially offset by the payment of cash dividends of $396,000 on Levitt’s common stock.

Shareholders’ Equity
      Shareholders’ equity at March 31, 2005 and December 31, 2004 was $128.1 million and $125.3 million, respectively. The increase in shareholders’ equity was due to $4.4 million in earnings and $11,000 from the issuance of the Company’s Class B Common Stock upon the exercise of stock options. Offsetting the above increases was a $419,000 reduction in additional paid in capital relating to the net effect of our controlled subsidiaries’ capital transactions, net of income taxes, a $705,000 decrease in accumulated other comprehensive income, net of income taxes, $188,000 in cash dividends on the Company’s 5% Preferred Stock and the effect of a $262,000 statutory income tax rate change relating to the compensation from the exercise of stock options.
FINANCIAL SERVICES
      Our Financial Services segment consists of BankAtlantic Bancorp, which is consolidated with BFC Financial Corporation. The only assets available to BFC Financial Corporation from BankAtlantic Bancorp are dividends when and if paid by BankAtlantic Bancorp. BankAtlantic Bancorp is a separate public company and its management prepared the following discussion regarding BankAtlantic Bancorp which was included in BankAtlantic Bancorp’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 as filed with the Securities and Exchange Commission. Accordingly, references in the following discussion under the caption “Financial Services” to the “Company”, “we”, “us” or “our” are references to BankAtlantic Bancorp and its subsidiaries, and are not references to BFC Financial Corporation.

The objective of the following discussion is to provide an understanding of the financial condition and results of operations of BankAtlantic Bancorp, Inc. and its wholly owned subsidiaries (the “Company”, which may also be referred to as “we,” “us,” or “our”) for the three months ended March 31, 2005 and 2004, respectively. The principal assets of the Company consist of its ownership of these subsidiaries, which include BankAtlantic, a federal savings bank headquartered in Fort Lauderdale, Florida, and its subsidiaries (“BankAtlantic”) and RB Holdings, Inc., the holding company for Ryan Beck & Co., Inc., a brokerage and investment banking firm located in Florham Park, New Jersey, and its subsidiaries (“Ryan Beck”).

CONSOLIDATED RESULTS OF OPERATIONS

	For the Three Months Ended
	March 31,

	2005	2004	Change

	(In thousands)
BankAtlantic	$20,861	$3,720	$17,141
Ryan Beck	2,530	5,128	(2,598)
Parent Company	(3,513)	11,676	(15,189)

Net income	$19,878	$20,524	$(646)

          For the Three Months Ended March 31, 2005 Compared to the Same 2004 Period:

The change in BankAtlantic’s segment net income was primarily due to a substantial improvement in its net interest income, net recoveries in its provision for loan losses, higher revenues from a real estate joint venture and growth in non-interest income. Also contributing to the change in BankAtlantic’s earnings between quarters was $7.6 million of after-tax costs associated with prepayment penalties incurred by BankAtlantic in connection with its prepayment of high fixed interest rate FHLB advances during the first quarter of 2004. The significant increase in BankAtlantic’s net interest income was due to earning asset growth and continued increases in BankAtlantic’s low cost deposits. The primary contributor to the net recovery in BankAtlantic’s provision for loan losses was a $1.1 million recovery of a loan partially charged off during 2003 and the continued improvement in loan portfolio credit quality. The higher real estate joint venture revenues were due to an increase in units sold during 2005. The additional non-interest income was primarily associated with higher service charges on deposit accounts directly related to growth in the number of deposit accounts from initiatives adopted in connection with BankAtlantic’s “Florida’s Most Convenient Bank” marketing campaign. The above improvements in BankAtlantic’s earnings were partially offset by higher operating expenses relating to several new initiatives associated with the “Florida’s Most Convenient Bank” campaign which were designed to enhance customer service and convenience.

The decline in Ryan Beck’s segment net income primarily resulted from lower retail brokerage revenues as investors were less active in the securities markets during the 2005 period. Ryan Beck’s 2005 earnings were also unfavorably impacted by additional occupancy cost and recruitment expenses associated with Ryan Beck’s relocation and expansion of offices as well as the hiring of additional institutional professionals.

Parent Company segment net income in 2005 was significantly less than segment net income in 2004 primarily as a result of a $14.8 million after-tax litigation settlement gain during 2004.

BANKATLANTIC RESULTS OF OPERATIONS

Net Interest Income

	BankAtlantic
	Average Balance Sheet — Yield/ Rate Analysis
	For the Three Months Ended

	March 31, 2005			March 31, 2004

	Average	Revenue/	Yield/	Average	Revenue/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate

			(Dollars in thousands)
Loans:
Residential real estate	$2,085,473	$25,509	4.89%	$1,326,061	$15,941	4.81%
Commercial real estate	1,759,747	28,323	6.44	1,689,962	23,694	5.61
Consumer	487,746	6,776	5.56	374,222	3,900	4.17
Lease financing	6,242	151	9.68	13,642	382	11.20
Commercial business	94,283	1,640	6.96	98,959	1,500	6.06
Small business	195,733	3,491	7.13	173,891	3,085	7.10

Total loans	4,629,224	65,890	5.69	3,676,737	48,502	5.28
Investments — tax exempt(1)	334,029	4,829	5.78	3,362	51	6.04
Investments — taxable	732,939	9,555	5.21	540,460	7,808	5.78

Total interest earning assets	5,696,192	80,274	5.64%	4,220,559	56,361	5.34%

Goodwill and core deposit intangibles	80,375			82,263
Other non-interest earning assets	283,019			240,068

Total assets	$6,059,586			$4,542,890

Deposits:
Savings	$281,512	189	0.27%	$220,005	144	0.26%
NOW	664,313	602	0.37	543,619	491	0.36
Money market	921,382	2,704	1.19	866,767	1,876	0.87
Certificate of deposit	777,353	4,800	2.50	769,949	4,462	2.33

Total interest bearing deposits	2,644,560	8,295	1.27	2,400,340	6,973	1.17

Short-term borrowed funds	357,047	2,122	2.41	150,735	302	0.81
Advances from FHLB	1,536,434	13,674	3.61	760,973	9,098	4.81
Long-term debt	37,206	600	6.54	35,842	482	5.41

Total interest bearing liabilities	4,575,247	24,691	2.19	3,347,890	16,855	2.02
Demand deposits	913,717			664,796
Non-interest bearing other liabilities	44,216			34,025

Total liabilities	5,533,180			4,046,711
Stockholder’s equity	526,406			496,179

Total liabilities and stockholder’s equity	$6,059,586			$4,542,890

	BankAtlantic
	Average Balance Sheet — Yield/ Rate Analysis
	For the Three Months Ended

	March 31, 2005			March 31, 2004

	Average	Revenue/	Yield/	Average	Revenue/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate

			(Dollars in thousands)
Net tax equivalent interest income/net interest spread		55,583	3.45%		39,506	3.32%

Tax equivalent adjustment		(1,690)			(18)
Capitalized interest from real estate operations		452			307

Net interest income		$54,345			$39,795

Margin
Interest income/interest earning assets			5.64%			5.34%
Interest expense/interest earning assets			1.76			1.61

Net interest margin (tax equivalent)			3.88%			3.73%

(1)	The tax equivalent basis is computed using a 35% tax rate.
            For the Three Months Ended March 31, 2005 Compared to the Same 2004 Period:

The substantial improvement in tax equivalent net interest income primarily resulted from a 35% increase in interest earning assets and a 15 basis point improvement in the net interest margin.

BankAtlantic’s average interest earning asset balances increased primarily due to the purchase of residential loans and investments during 2004 and the first quarter of 2005. During the year ended December 31, 2004 and the first quarter of 2005, we purchased $1.3 billion and $190 million of residential loans, respectively. Our investment purchases were $563 million during the year ended December 31, 2004 and $70 million during the first quarter of 2005. We also experienced growth in our home equity and commercial real estate loan portfolios. The growth in our interest earning assets was funded through deposit growth, short term borrowings and LIBOR-based FHLB advances.

The improvement in our tax equivalent net interest margin primarily resulted from changes in our deposit mix to a higher percentage of low cost deposits to total deposits as well as increased yields earned on variable rate commercial and home equity loans. Low cost deposits are savings, NOW and demand deposits. Since August 2004 the prime interest rate has increased from 4.25% to 5.50%. This increase has favorably impacted the yields on consumer and commercial loans, which were partially offset by higher rates on our short term borrowings, certificate accounts, money market deposits, LIBOR-based FHLB advances and long term debt. The margin was also favorably impacted by the March 2004 prepayment of $108 million of FHLB advances which had an average interest rate of 5.55%. BankAtlantic believes that its tax equivalent net interest margin will continue to improve, although a shift in the slope of the yield curve could moderate or even prevent further margin improvement.

Provision for Loan Losses

	For Three Months Ended
	March 31,

	2005	2004

	(In thousands)
Balance, beginning of period	$46,010	$45,595
Charge-offs:
Consumer loans	(68)	(149)
Residential real estate loans	(198)	(231)
Small business	(128)	—

Continuing loan products	(394)	(380)
Discontinued loan products	(324)	(487)

Total charge-offs	(718)	(867)

Recoveries:
Commercial business loans	1,110	68
Commercial real estate loans	—	1
Small business	185	9
Consumer loans	44	48
Residential real estate loans	1	26

Continuing loan products	1,340	152
Discontinued loan products	326	1,362

Total recoveries	1,666	1,514

Net recoveries	948	647
Recovery from loan losses	(3,916)	(859)

Balance, end of period	$43,042	$45,383

Charge-offs from continuing loan products were nominal for the three months ended March 31, 2005 and 2004. The majority of the continuing loan product recoveries during the 2005 quarter resulted from a $1.1 million partial recovery of a commercial business loan that had been charged off during the third quarter of 2003. The lower charge-offs and recoveries from discontinued loan products resulted from declining portfolio balances. The remaining balance of these discontinued loan products declined to $6.7 million from $26.2 million a year earlier. Discontinued loan products are lease financing, indirect consumer lending, non-real estate syndication lending, and certain types of small business lending.

The provision for loan losses was a net recovery during the current quarter due to the commercial business loan recovery, declining reserves for discontinued loan products and the repayment of a large classified loan during 2005. The provision for loan losses was a net recovery during the 2004 quarter resulting from declining reserves and net recoveries from discontinued loan products.

BankAtlantic’s allowance for loan losses to total loans declined from 1.22% at March 31, 2004 to 0.92% at March 31, 2005. The lower allowance for loan losses resulted from improved credit quality, and was partially offset by an increase in loans receivable from $3.7 billion at March 31, 2004 to $4.6 billion at March 31, 2005.

At the indicated dates, BankAtlantic’s non-performing assets and potential problem loans were (in thousands):

	March 31,	December 31,	March 31,
	2005	2004	2004

NONPERFORMING ASSETS
Nonaccrual:
Tax certificates	$418	$381	$565
Loans and leases	6,504	7,903	11,724

Total nonaccrual	6,922	8,284	12,289

Repossessed assets:
Real estate owned	1,438	692	1,667

Total nonperforming assets	8,360	8,976	13,956
Specific valuation allowance	—	—	(956)

Total nonperforming assets, net	$8,360	$8,976	$13,000

Allowances
Allowance for loan losses	$43,042	$46,010	$45,383
Allowance for tax certificate losses	3,453	3,297	3,202

Total allowances	46,495	49,307	48,585

POTENTIAL PROBLEM LOANS
Contractually past due 90 days or more	7,032	—	1
Performing impaired loans	216	320	188
Restructured loans	20	24	1,368

TOTAL POTENTIAL PROBLEM LOANS	$7,268	$344	$1,557

Non-performing assets remain at historically low levels. Non-performing assets to total loans, tax certificates and repossessed assets declined from 0.37% at March 31, 2004 to 0.19% and 0.17% at December 31, 2004 and March 31, 2005, respectively. The improvement in nonaccrual loans at March 31, 2005 compared to December 31, 2004 resulted from declines in non-performing residential loans and the repossession of residential real estate associated with a home equity loan that was moved to real estate owned.

Performing impaired loans at March 31, 2005 primarily consists of a $7.0 million hotel loan that is past due based on its maturity date. BankAtlantic is accruing interest on this loan and is in final negotiations with third parties for the sale of the loan. The potential buyers’ proposed purchase prices for the loan are for an amount that exceeds the outstanding loan balance and accrued interest. Management believes that the fair value of the real estate collateral substantially exceeds the outstanding loan balance.

BankAtlantic’s Non-Interest Income

	For Three Months Ended
	March 31,

	2005	2004	Change

	(In thousands)
Other service charges and fees	$5,238	$4,637	$601
Service charges on deposits	12,989	11,277	1,712
Income from real estate operations	2,241	305	1,936
Securities activities, net	7	(3)	10
Other	3,066	2,004	1,062

Non-interest income	$23,541	$18,220	$5,321

The higher other service charges and fees during 2005 reflect the opening of over 220,000 new deposit accounts since January 2004, including approximately 55,000 new accounts during the first quarter of 2005. New ATM and check cards are linked to the new checking and savings accounts and therefore the increase in accounts results in increases in interchange fees, annual fees and transaction fees on our customers’ use of other banks’ ATM’s.

The higher revenues from service charges on deposits during 2005 primarily resulted from an increase in fees assessed on overdrafts and secondarily from the increased number of checking accounts discussed above.

Income from real estate operations represents revenues from a real estate joint venture that was acquired in March 2002 as part of the Community acquisition. The venture is a 175 unit development consisting of single family homes, condominium units and duplexes located in Florida. Since inception of the project through March 31, 2005, sales of sixty-six units have closed. The increase in real estate income in the first quarter of 2005 reflects closings on twelve units, whereas during the first quarter of 2004, the joint venture closed on two units.

Other income reported for the 2005 quarter was favorably impacted by a $935,000 gain on the sale of a branch. The branch was acquired in March 2002 in connection with the Community acquisition. The branch was not close to any other branches, and was not meeting performance expectations. Additionally, the remote location of the branch resulted in higher than average operating expenses.

BankAtlantic’s Non-Interest Expense

	For Three Months Ended
	March 31,

	2005	2004	Change

	(In thousands)
Employee compensation and benefits	$26,398	$22,392	$4,006
Occupancy and equipment	9,117	7,146	1,971
Advertising and promotion	5,168	3,463	1,705
Amortization of intangible assets	425	439	(14)
Cost associated with debt redemption	—	11,741	(11,741)
Professional fees	1,895	1,725	170
Other	7,261	6,589	672

Non-interest expense	$50,264	$53,495	$(3,231)

The substantial increase in employee compensation and benefits resulted primarily from the “Florida’s Most Convenient Bank” initiatives. These initiatives include: midnight hours at selected branches, extended hours at all locations, free online banking and bill pay, 24/7 customer service center and the opening of all locations seven days a week. The initiatives and the growth in low cost deposit accounts was the primary cause for the increase in the number of full time equivalent employees to 1,745 at March 31, 2005 from 1,428 at March 31, 2004. The increased number of employees and higher salaries are believed necessary to maintain satisfactory customer service standards. In addition to the increase in employees, the costs incurred under BankAtlantic’s profit sharing plan were $960,000 higher during 2005. The additional amounts accrued for the employee profit sharing plan were based on BankAtlantic exceeding targeted performance goals.

During the year ended December 31, 2004, BankAtlantic adopted a plan to renovate all of its existing branches with a goal of having a consistent look or “brand.” Management anticipates that the renovation plan will be complete in 2006. This resulted in the accelerated depreciation on fixed assets and leasehold improvements that are scheduled to be replaced as well as higher repair and maintenance costs to maintain branch appearances. Additionally, as a result of extended weekend and weekday hours associated with the “Florida’s Most Convenient Bank” initiative, guard service expense increased by approximately 53%.

Advertising expenses during the first quarter of 2005 increased significantly from those incurred during the comparable 2004 quarter, as a direct result of an aggressive BankAtlantic marketing campaign during the 2005 quarter that included television and radio advertising to promote the “Florida’s Most Convenient Bank” initiative. The marketing campaign is ongoing and BankAtlantic anticipates continued higher advertising and promotion expenditures during the 2005 fiscal year compared to those incurred during the 2004 fiscal year.

The cost associated with debt redemption was the result of a prepayment penalty of $11.7 million incurred when BankAtlantic prepaid $108 million of FHLB advances scheduled to mature in 2007-2008 that had an average interest rate of 5.55%. The interest rates on these FHLB advances exceeded the rates that BankAtlantic was able to obtain on other available FHLB advances, and therefore BankAtlantic expects to recover this expense in future periods through the savings realized from lower borrowing costs.

The higher expenses for professional fees in 2005, compared to 2004, resulted from consulting costs associated with the Bank’s compliance with anti-terrorism and anti-money laundering laws and regulations.

The increase in other non-interest expense relates to higher general operating expenses related to a significant increase in the number of customer accounts and the extended hours of the branch network.

RYAN BECK & CO. AND SUBSIDIARIES RESULTS OF OPERATIONS

	For the Three Months
	Ended March 31,

	2005	2004	Change

	(In thousands)
Net interest income:
Interest on trading securities	$2,947	$2,796	$151
Interest expense	(502)	(210)	(292)

Net interest income	2,445	2,586	(141)

Non-interest income:
Principal transactions	18,632	24,443	(5,811)
Investment banking	11,882	12,631	(749)
Commissions	21,485	25,371	(3,886)
Other	2,687	620	2,067

Non-interest income	54,686	63,065	(8,379)

Non-interest expense:
Employee compensation and benefits	38,437	44,042	(5,605)
Occupancy and equipment	4,118	3,228	890
Advertising and promotion	1,073	1,161	(88)
Professional fees	1,417	1,045	372
Communications	3,205	3,128	77
Floor broker and clearing fees	2,368	2,802	(434)
Other	1,947	1,683	264

Non-interest expense	52,565	57,089	(4,524)

Income before income taxes	4,566	8,562	(3,996)
Income taxes	2,036	3,434	(1,398)

Income from continuing operations	$2,530	$5,128	$(2,598)

      Segment net income decreased primarily as a result of lower transactional business, as investors were generally less active in the securities markets during the quarter. Historically, transactional business volume increases or decreases based on market performance. During the first quarter of 2005 both the Dow Jones Industrial Average and the Nasdaq Composite Index declined.
      Net interest income was slightly less in the first quarter of 2005, compared to the same 2004 quarter. Included in interest income is Ryan Beck’s participation in interest income associated with approximately $238 million of customer margin debit balances and fees earned in connection with approximately $1.2 billion in customer money market balances.
      Principal transaction revenue decreased by 24% compared to the same quarter of 2004, primarily due to a decrease in customer and proprietary trading activity evidenced by a 16% decrease in the number of trade tickets processed in the first quarter of 2005 compared to the same 2004 quarter. Ryan Beck’s proprietary equity and fixed income trading revenue decreased 54% in the first quarter of 2005 compared to the same 2004 quarter. In the first quarter of 2005, Ryan Beck received principal gross sales credits of $2.9 million related to Unit Investment Trust offerings compared to $2.3 million for the same 2004 quarter.
      Investment banking revenue decreased by 6% from the same quarter of 2004, attributable mainly to decreased consulting, merger and acquisition fees, due to lower deal activity. During the first quarter of 2005, the Financial Institutions Group completed three mergers as compared to five mergers for the same 2004 quarter. Additionally, in the first quarter of 2004 the Middle Market Group completed an IPO, with no corresponding 2005 transaction.
      Commission revenue decreased by 15% from the same quarter of 2004, attributable mainly to decreased agency transactions conducted in 2005.
      Other income is primarily comprised of rebates received on customer money market balances and inactivity fees received on customer accounts.
      The decrease in employee compensation and benefits of 13% from 2004 is primarily due to the decrease in bonus accruals as a result of the decreased revenue in 2005 versus 2004. Also contributing to the decrease was less commission expense arising from the decrease in Ryan Beck’s commissionable revenue.
      Occupancy and equipment increased by 28% from the same quarter of 2004, attributable mainly to the firm’s continued expansion throughout 2004. During 2004, Ryan Beck opened three new offices, including the relocation of its corporate headquarters, and had significant expenses associated with the expansion of other offices.
      The decrease in floor broker and clearing fees is due to the decrease in transactional business in 2005, as compared to 2004.
      Other expenses increased by 16% from the same quarter of 2004, attributable mainly to recruiting fees associated with Ryan Beck’s first quarter 2005 expansion of its capital markets business.
PARENT COMPANY RESULTS OF OPERATIONS

	For the Three Months
	Ended March 31,

	2005	2004	Change

	(In thousands)
Net interest income:
Interest income	$678	$542	$136
Interest expense	(4,570)	(4,135)	(435)

Net interest income (expense)	(3,892)	(3,593)	(299)

Non-interest income:
Income from unconsolidated subsidiaries	131	118	13
Securities activities, net	95	75	20
Litigation settlement	—	22,840	(22,840)
Other	306	104	202

Non-interest income	532	23,137	(22,605)

Non-interest expense:
Employee compensation and benefits	960	746	214
Professional fees	859	516	343
Other	226	225	1

Non-interest expense	2,045	1,487	558

(Loss) income before income taxes	(5,405)	18,057	(23,462)
Income taxes	(1,892)	6,381	(8,273)

Net income (loss)	$(3,513)	$11,676	$(15,189)

      Interest income consists of interest on loans to Levitt, interest and dividends from investments and interest from a BankAtlantic repo account. Interest income on loans to Levitt was $465,000 during the 2005 quarter compared to $435,000 during the same 2004 period. Interest income on the BankAtlantic repo account was $23,000 during 2005 compared to $51,000 during the same 2004 period.
      Interest expense increased during the first quarter of 2005, compared to the same 2004 period, as a result of higher interest rates during 2005 compared to 2004. The Company’s junior subordinated debentures and other borrowings average balances were $263.3 million during the three months ended March 31, 2005 and 2004, of which $128.9 million accrue at floating rates.
      Income from unconsolidated subsidiaries represents the equity earnings from trusts formed to issue trust preferred securities as part of trust preferred securities offerings.
      Securities activities during the three months ended March 31, 2005 and 2004 represents gains from managed funds. The Company’s money manager sold these securities in order to rebalance its investment portfolio to benchmark allocation percentages.
      The litigation settlement in 2004 reflects proceeds from the settlement of litigation related to the Company’s prior investment of $15 million in a technology company. Pursuant to that settlement, the Company sold its stock in the technology company to a third party investor group for $15 million in cash, the Company’s original cost, and the Company received consideration from the technology company for legal expenses and damages, which consisted of $1.7 million in cash and 378,160 shares of the Company’s Class A Common Stock returned by the technology company to the Company.
      Other income during the first quarter of 2005 and 2004 includes fees received by the Company for investor relations and risk management services provided by the Company to Levitt and BFC.
      The Company’s compensation expense represents salaries for investor relations, risk management and executive management personnel. The Company receives income from Levitt and BFC for services performed by these employees. The increase in compensation expense during the 2005 period was due to payroll taxes associated with the exercise of stock options.
      The increase in professional fees during the 2005 first quarter compared to the same 2004 period consisted of higher regulatory costs incurred to comply with the Sarbanes-Oxley Act, primarily consisting of costs related to internal control and compliance with Section 404 of that Act.

HOMEBUILDING & REAL ESTATE DEVELOPMENT
      Our Homebuilding & Real Estate Development segment consists of Levitt, which is consolidated with BFC Financial Corporation. The only assets available to BFC Financial Corporation are dividends when and if paid by Levitt. Levitt is a separate public company and its management prepared the following discussion regarding Levitt which was included in Levitt’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 as filed with the Securities and Exchange Commission. Accordingly, references in the following discussion under the caption “Homebuilding & Real Estate Development” to the “Company”, “we”, “us” or “our” are references to Levitt Corporation and its subsidiaries, and are not references to BFC Financial Corporation.

The objective of the following discussion is to provide an understanding of the financial condition and results of operations of Levitt Corporation and its wholly owned subsidiaries (“Levitt”, or the “Company”) as of and for the three months ended March 31, 2005 and 2004. The Company may also be referred to as “we,” “us,” or “our.” We engage in homebuilding, land development and other real estate activities through Levitt and Sons, LLC (“Levitt and Sons”), Bowden Building Corporation (“Bowden Homes”), Core Communities LLC (“Core Communities”) and other operations, which include Levitt Commercial, LLC (“Levitt Commercial”), an investment in Bluegreen Corporation (“Bluegreen”) and investments in real estate projects through subsidiaries and joint ventures. Acquired in December 1999, Levitt and Sons is a developer of single-family home and townhome communities and condominium and rental apartment complexes. Acquired in April 2004, Bowden Homes is a builder of single family homes based in Memphis, Tennessee. Core Communities is currently developing Tradition, its second master-planned community, which is located in St. Lucie County, Florida. Tradition is planned to ultimately include more than 8,000 total acres, including approximately five miles of frontage on Interstate 95. Levitt Commercial specializes in the development of industrial and residential properties. Bluegreen is a New York Stock Exchange-listed company engaged in the acquisition, development, marketing and sale of ownership interests in primarily “drive-to” vacation resorts, and the development and sale of golf communities and residential land.
         Executive Overview

Management evaluates the performance and prospects of the Company and its subsidiaries using a variety of financial and non-financial measures. The key financial measures utilized to evaluate historical operating performance include revenues from sales of real estate, cost of sales of real estate, margin (which we measure as revenues from sales of real estate minus cost of sales of real estate), margin percentage (which we measure as margin divided by revenues from sales of real estate), income before taxes and net income. Non-financial measures used to evaluate historical performance include the number and value of new orders executed, the number of housing starts and the number of homes delivered. In evaluating the Company’s future prospects, management considers non-financial information such as the number of homes and acres in backlog (which we measure as homes or land subject to an executed sales contract) and the aggregate value of those contracts. Additionally, we monitor the number of properties remaining in inventory and under contract to be purchased relative to our sales and construction trends. The Company’s ratio of debt to shareholders’ equity and cash requirements are also considered when evaluating the Company’s future prospects, as are general economic factors and interest rate trends. Each of the above measures is discussed in the following sections as it relates to our operating results, financial position and liquidity. The list of measures above is not an exhaustive list, and management may from time to time utilize additional financial and non-financial information or may not use the measures listed above.

Impact of 2004 Hurricanes

The majority of our business operations are located in the State of Florida, which is subject to hurricanes and other tropical weather systems. In the months of August and September 2004, three hurricanes made landfall in areas where we have significant homebuilding operations

(Ft. Myers, Orlando, Sarasota and Port St. Lucie). These hurricanes caused property damage in several of our communities in Central Florida, and the Company has expended considerable resources on homes under construction and previously delivered homes repairing stucco, replacing insulation and dry wall as well as other materials damaged in the storms. The Company has also expended funds to mitigate other hurricane-related damage, including replacing landscaping, fences, repairing lake beds and replacing building materials. Our consolidated statement of income for the three months ended March 31, 2005 includes insurance proceeds of $1.2 million which were offset by hurricane related expenses.

Impact of Increasing Costs, Interest Rates and Local Government Regulation

Our business operations are impacted by competition for labor — direct and subcontracted — raw materials, supply and delivery issues. Ongoing strength in homebuilding and other construction activities has resulted in higher prices of most building materials, including lumber, steel, concrete and asphalt. We compete with other real estate developers — regionally, nationally and globally — for raw materials and labor. In addition, local materials suppliers periodically limit the allocation of their product to their customers which slows our production process and forces us to obtain those materials from other suppliers, typically at higher prices. In particular, supplies of cement block remain tight in the Florida market and we are currently subject to allocations of deliveries in some of our Florida developments. Although these allocations have not materially disrupted our operations to date, continued allocations could adversely impact our future operations or restrict our ability to expand in certain markets. Without corresponding increases in the sales prices of our real estate inventories (both land and finished homes), increasing materials and labor costs associated with land development and home building will negatively affect our future results of operations.
CONSOLIDATED RESULTS OF OPERATIONS

	Three Months Ended March 31,

	2005	2004	Change

	(In thousands)
Revenues
Sales of real estate	$198,866	$98,523	$100,343
Title and mortgage operations	948	970	(22)

Total revenues	199,814	99,493	100,321

Costs and expenses
Cost of sales of real estate	130,589	69,665	60,924
Selling, general and administrative expenses	23,146	14,047	9,099
Interest expense, net	—	58	(58)
Other expenses	1,316	616	700
Minority interest	—	25	(25)

Total costs and expenses	155,051	84,411	70,640

Earnings from Bluegreen Corporation	2,138	2,086	52
Earnings from joint ventures	90	3,607	(3,517)
Interest and other income	1,322	478	844

Income before income taxes	48,313	21,253	27,060
Provision for income taxes	18,495	8,198	10,297

Net income	$29,818	$13,055	$16,763

         For the Three Months Ended March 31, 2005 Compared to the Same 2004 Period:

Consolidated net income increased $16.8 million, or 128%, for the three months ended March 31, 2005 as compared to the same period in 2004. The increase in net income primarily resulted from the bulk sale of five non-contiguous parcels of land adjacent to Tradition consisting of a total of 1,294 acres for $64.7 million. Also contributing to the increase in net income were increases in sales of real estate by our Homebuilding Division and Other Operations. These increases were offset, in part, by lower earnings from joint ventures, lower margins in homebuilding and higher selling, general and administrative expenses.

Our revenues from sales of real estate increased 102% to $198.9 million for the quarter ended March 31, 2005 from $98.5 million for the same 2004 period. This increase was attributable primarily to the bulk land sale discussed above, as well as from an increase in home deliveries. In the quarter ended March 31, 2005, 501 homes were delivered compared to 341 homes delivered in the first quarter of 2004. Revenues also reflect increased sales of flex warehouse properties as Levitt Commercial closed out deliveries at two warehouse developments. Profits recognized by the Land Division from sales to the Homebuilding division are deferred until the Homebuilding Division delivers homes on those properties to third parties, at which time the deferred profit is applied against consolidated cost of sales. Previously deferred profits of $1.0 million related to land sales by our Land Division to our Homebuilding Division were recognized as income during the quarter ended March 31, 2005, compared to $505,000 for the same 2004 period.

Selling, general and administrative expenses increased during the first quarter of 2005 compared to the same 2004 period primarily as a result of higher employee compensation and benefits including sales commissions and accrued bonus compensation. Bonus compensation, which is tied to our profitability, increased during the first quarter of 2005 commensurate with higher earnings during the period. The increase in compensation expense is also associated with increased headcount in our new development projects in Central and South Florida, the expansion of homebuilding activities into North Florida and Georgia, and the addition of Bowden Homes (which was acquired in April 2004), as well as an increase in our home deliveries. The number of our full time employees increased to 551 at March 31, 2005 from 386 at March 31, 2004, offset in part by a decrease in the number of part time employees from 38 at March 31, 2004 to 26 at March 31, 2005. As a percentage of total revenues, selling, general and administrative expenses declined to 12% in the first quarter of 2005 from 14% in the first quarter of 2004.

Interest incurred on notes and development bonds payable totaled $3.5 million for the 2005 period and $2.0 million for the 2004 period. Interest incurred was higher due to higher outstanding balances of notes and mortgage notes payable, as well as to an increase in the average interest rate on our variable-rate debt. Most of our variable-rate debt is indexed to the Prime Rate, which increased from 4.00% at March 31, 2004 to 5.75% at March 31, 2005. Interest capitalized was $3.5 million for the 2005 period and $1.9 million for the 2004 period. At the time of home closings and land sales, the capitalized interest allocated to such inventory is charged to cost of sales. Cost of sales of real estate for the three months ended March 31, 2005 and 2004 included previously capitalized interest of approximately $2.6 million and $1.8 million, respectively.

The increase in other expenses was primarily attributable to a $677,000 penalty on debt prepayment incurred during the first quarter of 2005 at our Land Division. The penalty arose from the repayment of indebtedness under a line of credit using the proceeds of the bulk land sale described above.

Bluegreen’s reported net income for the three months ended March 31, 2005 was $6.5 million, as compared to $4.7 million for the same period in 2004. Our interest in Bluegreen’s earnings, net of purchase accounting adjustments, was $2.1 million in each of those periods. Purchase accounting adjustments increased our interest in Bluegreen’s earnings by $110,000 for the first quarter of 2005, whereas purchase accounting and other adjustments increased our interest in Bluegreen’s earnings by $294,000 for the first quarter of 2004. For the three months ended March 31, 2005 and 2004, the 9.5 million shares of Bluegreen that we own represented approximately 31% and 37%, respectively, of the outstanding shares of Bluegreen. Our ownership percentage was diluted in the 2005 period as a result of Bluegreen’s issuance of common stock in 2004 in connection with the conversion by holders of $34.1 million of its 8.25% Convertible Subordinated Debentures and the exercise of stock options.

The increase in interest and other income is primarily related to an increase in rental income and higher balances of interest-earning deposits at various financial institutions, including our affiliate, BankAtlantic. At March 31, 2005, we had cash and cash equivalents of $134.8 million, as compared with $45.9 million at March 31, 2004.

Earnings from real estate joint ventures in the first quarter of 2004 included earnings generated by the sale of an apartment complex and deliveries of homes and condominium units developed by joint ventures. There were no earnings generated by these joint ventures in the first quarter of 2005, as they were winding down their operations.
HOMEBUILDING DIVISION RESULTS OF OPERATIONS

	Three Months Ended March 31,

	2005	2004	Change

	(Dollars in thousands)
Revenues
Sales of real estate	$117,987	$78,664	$39,323
Title and mortgage operations	948	970	(22)

Total revenues	118,935	79,634	39,301

Costs and expenses
Cost of sales of real estate	93,579	61,475	32,104
Selling, general and administrative expenses	14,608	9,292	5,316
Other expenses	639	617	22

Total costs and expenses	108,826	71,384	37,442

Earnings from joint ventures	104	1,509	(1,405)
Interest and other income	214	43	171

Income before income taxes	10,427	9,802	625
Provision for income taxes	3,901	3,781	120

Net income	$6,526	$6,021	$505

Homes delivered (units)	501	341	160
Construction starts (units)	347	701	(354)
Average selling price of homes delivered	$236	$231	$5
Margin percentage on homes delivered	20.7%	21.9%	(1.2)%
New orders (units)	605	474	131
New orders (value)	$165,281	$130,124	$35,157
Backlog of homes (units)	1,918	2,186	(268)
Backlog of homes (value)	$496,006	$510,231	$(14,225)
         For the Three Months Ended March 31, 2005 Compared to the Same 2004 Period:

The value of new orders increased to $165.3 million for the three months ended March 31, 2005, from $130.1 million in the three months ended March 31, 2004. This increase was primarily a result of the addition of Bowden Homes, which was acquired in April 2004, and growth at Levitt and Sons, which had slightly lower unit orders but higher average selling prices. The average sales price of the homes in backlog at March 31, 2005 is approximately 11% higher than the average sales price of the homes in backlog at March 31, 2004. We are actively managing the release of new inventory and acceptance of new home orders in Florida to help assure high levels of customer satisfaction by meeting delivery schedules acceptable to our customers. This impacted Florida homebuilding operations in the first quarter of 2005 as new orders were slightly lower compared to the first quarter of 2004, but reflect an improvement over the previous two quarters as our inventory availability has improved. Construction starts in our Florida operations are also being actively managed to reduce build cycles to optimal levels. We will continue to moderate the release of new inventory in an attempt to maintain pricing flexibility and to protect against rising costs. We believe that our inventory of homes available for sale, new orders and construction starts should improve over time as we successfully implement our inventory management strategy.

Revenues from home sales increased 50% to $118.0 million during the three months ended March 31, 2005, as compared to the same 2004 period. Approximately half of the increase related to the inclusion of home deliveries by Bowden Homes. During the three months ended March 31, 2005, 501 homes were delivered as compared to 341 homes delivered during the three months ended March 31, 2004. The modest increase in the average selling price of our homes was due primarily to a change in our product mix resulting from the inclusion of Bowden Homes in 2005. The average selling price of homes in our Florida operations in the first quarter of 2005 increased by $20,000 over the first quarter of 2004 to $251,000, while the average selling price of Bowden’s homes in the 2005 period was $184,000.

Margin percentage (which we define as sales of real estate minus cost of sales of real estate, divided by sales of real estate) declined in the first quarter of 2005 compared with the first quarter of 2004. The decline was primarily attributable to a change in mix of community types and markets served by the Homebuilding Division. Margins in the active adult communities have historically been higher than those in primary communities, and margins in the Florida markets served by Levitt and Sons have historically been higher than those in the Tennessee market served by Bowden Homes, which historically served only the primary market. We anticipate continued pressure on margins in 2005 due to rising costs in Florida and the greater proportion of home deliveries in primary communities as compared to 2004.

Cost of sales increased 52% to $93.6 million during the three months ended March 31, 2005, as compared to the same 2004 period. The increase in cost of sales was primarily due to the increase in home deliveries, but was also impacted by increased construction costs. The costs of labor and building materials continue to rise. While we may be able to increase our selling prices in future sales to absorb these increased costs, the sales prices of homes in our backlog cannot be increased and the margins on the delivery of homes in backlog may be adversely affected by this trend. Included in cost of sales for the three months ended March 31, 2005 are approximately $21,000 of purchase accounting adjustments relating to the Bowden Homes acquisition.

Selling, general and administrative expenses increased 57% to $14.6 million during the three months ended March 31, 2005, as compared to the same 2004 period. The growth in selling, general and administrative expenses primarily resulted from higher compensation expense from increased headcount, higher sales commissions associated with more home deliveries and a higher average commission cost, and the addition of Bowden Homes. As a percentage of total revenues, selling, general and administrative expense was approximately 12% in both the 2005 and 2004 periods. As we expand our homebuilding activities to the Jacksonville, Florida, Atlanta, Georgia and Nashville, Tennessee markets, we expect to continue to incur administrative start-up costs well in advance of revenue recognition, which will adversely affect our operating results. We are also in the process of realigning our homebuilding operations as a single operating division by incorporating Bowden Homes’ operations into Levitt and Sons. We believe that this new structure, combined with additional investments in technological and human resources, will enable us to realize further operational synergies and strengthen our infrastructure for future growth.

Interest incurred totaled $2.1 million and $1.2 million for the three months ended March 31, 2005 and 2004, respectively. The increase in the amount of interest incurred in the period related primarily to the assumption of debt related to the acquisition of Bowden Homes and increases in interest rates indexed to the Prime Rate. Interest capitalized for the quarters ended March 31, 2005 and 2004 totaled $2.1 million and $1.2 million, respectively. Cost of sales of real estate for the three months ended March 31, 2005 and 2004 included previously capitalized interest of approximately $1.7 million and $1.4 million, respectively.

Earnings from real estate joint ventures in the first quarter of 2004 included income from the delivery of 88 residential condominium units by a joint venture that developed a condominium complex in Boca Raton, Florida. There were no residential units delivered or remaining to be delivered from that joint venture property at March 31, 2005.
LAND DIVISION RESULTS OF OPERATIONS

	Three Months Ended March 31,

	2005	2004	Change

	(Dollars in thousands)
Revenues
Sales of real estate	$66,551	$19,321	$47,230

Total revenues	66,551	19,321	47,230

Costs and expenses
Cost of sales of real estate	27,090	7,968	19,122
Selling, general and administrative expenses	4,446	2,588	1,858
Interest expense, net	—	58	(58)
Other expense	677	—	677

Total costs and expenses	32,213	10,614	21,599
Interest and other income	421	405	16

Income before income taxes	34,759	9,112	25,647
Provision for income taxes	13,436	3,515	9,921

Net income	$21,323	$5,597	$15,726

Acres sold	1,304	294	1,010
Margin percentage	59.3%	58.8%	0.5%
Unsold acres	7,045	4,822	2,223
Acres subject to firm sales contracts	543	1,268	(725)
Acres subject to firm sales contracts (value)	$59,624	$97,482	$(37,858)

Land Division revenues have historically been generated primarily from two master-planned communities located in St. Lucie County, Florida — St. Lucie West and Tradition. Development activity in St. Lucie West is winding down, with 29 acres of inventory remaining at March 31, 2005, of which 24 acres were subject to firm sales contracts as of that date. With the acquisition of approximately 3,150 acres during the second quarter of 2004, the Tradition master-planned community now encompasses more than 8,200 total acres, including approximately 5,900 net saleable acres. Approximately 1,750 acres had been sold or were subject to firm sales contracts with various homebuilders as of March 31, 2005. Notwithstanding the current sustained interest and activity at Tradition, a significant reduction of future demand in the residential real estate market could negatively impact our land development operations.

We calculate margin as sales of real estate minus cost of sales of real estate, and margin percentage as the ratio of margin to sales of real estate. We have historically realized between 40%

and 60% margin percentage on Land Division sales. Margins fluctuate based upon changing sales prices and costs attributable to the land sold. The sales price of land sold varies depending upon the location, the parcel size, whether the parcel is sold as raw land, partially developed land or individually developed lots, the degree to which the land is entitled, and whether the ultimate use of land is residential or commercial. The cost of sales of real estate is dependent upon the original cost of the land acquired, the timing of the acquisition of the land, and the amount of development and carrying costs capitalized to the particular land parcel. Future margins will continue to vary in response to these and other market factors.

         For the Three Months Ended March 31, 2005 Compared to the Same 2004 Period:

Revenues increased 244% to $66.6 million during the three months ended March 31, 2005, as compared to $19.3 million during the same 2004 period. The margin percentage on land sales in both the 2005 and 2004 periods was approximately 59%. In January 2005, we consummated the bulk sale of five non-continuous parcels of land adjacent to Tradition consisting of a total of 1,294 acres for $64.7 million, or $50,000 per acre. These parcels, which were acquired in May 2004 for $20,000 per acre, were sold after we determined that their specific locations and the timeline for obtaining land use approvals were not compatible with the master strategic plan for Tradition. The funds generated by the sale were used to reduce indebtedness and to provide additional liquidity for the Land Division operations and investments.

Selling, general and administrative expenses increased 72% to $4.4 million during the three months ended March 31, 2005 as compared to $2.6 million for the same 2004 period, primarily as a result of higher incentive compensation associated with the increase in profitability. As a percentage of total revenues, selling, general and administrative expenses declined to 7% in the first quarter of 2005 from 13% in the first quarter of 2004.

Interest incurred for the three months ended March 31, 2005 and 2004 was $456,000 and $164,000, respectively. Interest capitalized for the quarters ended March 31, 2005 and 2004 totaled $456,000 and $106,000, respectively. Cost of sales of real estate for the three months ended March 31, 2005 included previously capitalized interest of approximately $65,000, as compared to $16,000 for the three months ended March 31, 2004.

The increase in other expenses was attributable to a $677,000 penalty on debt prepayment incurred during the 2005 period arising from the repayment of indebtedness under a line of credit using the proceeds of the bulk land sale described above.

OTHER OPERATIONS RESULTS OF OPERATIONS

	Three Months Ended March 31,

	2005	2004	Change

	(In thousands)
Revenues
Sales of real estate	$14,709	$538	$14,171

Total revenues	14,709	538	14,171

Costs and expenses
Cost of sales of real estate	11,326	727	10,599
Selling, general and administrative expenses	4,092	2,167	1,925
Other expenses	—	(1)	1
Minority interest	—	25	(25)

Total costs and expenses	15,418	2,918	12,500

Earnings from Bluegreen Corporation	2,138	2,086	52
(Loss) earnings from real estate joint ventures	(14)	2,098	(2,112)
Interest and other income	687	30	657

Income before income taxes	2,102	1,834	268
Provision for income taxes	763	707	56

Net income	$1,339	$1,127	$212

Other Operations include all other Company operations, including Levitt Commercial, Levitt Corporation general and administrative expenses, earnings from our investment in Bluegreen and earnings from investments in various real estate projects and trusts. We currently own approximately 9.5 million shares of the common stock of Bluegreen, which represented approximately 31% of Bluegreen’s outstanding shares as of March 31, 2005. Under equity method accounting, we recognize our pro-rata share of Bluegreen’s net income or loss (net of purchase accounting adjustments) as pre-tax earnings. Bluegreen has not paid dividends to its shareholders; therefore, our earnings represent only our claim to the future distributions of Bluegreen’s earnings. Accordingly, we record a tax liability on our portion of Bluegreen’s net income. Should Bluegreen’s financial performance deteriorate, our earnings in Bluegreen would decrease concurrently and our results of operations would be adversely affected. Furthermore, a significant reduction in Bluegreen’s financial position could result in an impairment charge against our future results of operations.
         For the Three Months Ended March 31, 2005 Compared to the Same 2004 Period:

During the three months ended March 31, 2005, Levitt Commercial delivered the 44 remaining flex warehouse units at two of its development projects, generating revenues of $14.7 million. Levitt Commercial delivered one flex warehouse unit during the three months ended March 31, 2004. Deliveries of individual flex warehouse units by Levitt Commercial generally occur in rapid succession upon the completion of a warehouse building. Accordingly, revenues from Levitt Commercial’s development in any one quarter are not expected to be representative of the following quarters or the full year. Levitt Commercial has two flex warehouse projects currently in development that are expected to be completed at the end of 2005 or the first half of 2006, at which time additional revenues are expected to be generated.

Cost of sales of real estate in Other Operations includes the expensing of interest previously capitalized in this business segment, which totaled $837,000 and $329,000 for the three months ended March 31, 2005 and 2004, respectively. Bluegreen’s reported net income for the three months ended March 31, 2005 was $6.5 million as compared to $4.7 million for the same period of

2004. Our ownership interest in Bluegreen’s earnings during the three month periods ended March 31, 2005 and 2004 was approximately $2.1 million in each period, net of purchase accounting adjustments. Purchase accounting adjustments increased our interest in Bluegreen’s earnings by $110,000 for the first quarter of 2005, whereas purchase accounting and other adjustments increased our interest in Bluegreen’s earnings by $294,000 for the first quarter of 2004.

Selling, general and administrative and other expenses increased to $4.1 million during the three months ended March 31, 2005 as compared to $2.2 million during the three months ended March 31, 2004. This increase was primarily associated with increases in employee compensation and benefits (including commissions on flex warehouse deliveries), fees paid by the Company for administrative and other services provided pursuant to an agreement with BankAtlantic Bancorp, and audit and other expenses related to complying with the requirements of the Sarbanes-Oxley Act of 2002 for the year ended December 31, 2004, which were incurred in connection with the 2004 audit in the first quarter of 2005.

Our real estate joint ventures incurred losses of $14,000 in the first quarter of 2005 as compared to earnings of $2.1 million in the first quarter of 2004. The earnings in the first quarter of 2004 were primarily related to the gain recognized by a joint venture on the sale of a rental apartment property in Vero Beach, Florida. As of March 31, 2005, the joint ventures in which this operating segment participates had essentially completed their operations and were winding down.

Interest incurred in Other Operations was approximately $891,000 and $637,000 for the three months ended March 31, 2005 and 2004, respectively. The increase in interest incurred was primarily associated with an increase in mortgage notes payable associated with Levitt Commercial’s development activities. Interest capitalized for this business segment totaled $891,000 and $637,000 for the three months ended March 31, 2005 and 2004, respectively. Those amounts include adjustments to reconcile the amount of interest eligible for capitalization on a consolidated basis with the amounts capitalized in the Company’s other business segments.

The increase in interest and other income was primarily attributable to the income generated by the rental of an office building in Fort Lauderdale, Florida which was acquired in October 2004, as well as an increase in interest income related to higher balances of interest-bearing deposits.

BFC FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL SUMMARY
At December 31, 2004 and 2003 and
For the Three Years Ended December 31, 2004
Condensed Statements of Financial Condition

	December 31,

	2004	2003

Assets	$6,954,847	$5,136,235

Liabilities	$6,216,944	$4,630,626
Minority interest	612,652	419,934
Shareholders’ equity	125,251	85,675

Liabilities and shareholders’ equity	$6,954,847	$5,136,235

Results of Operations

	For the Years Ended December 31,

	2004	2003	2002

	(In thousands)
BFC Activities	$(9,906)	$(9,601)	$(6,849)
Financial Services	70,768	38,597	19,150
Homebuilding & Real Estate Development	57,362	26,820	19,512
Eliminations	—	1,156	495

	118,224	56,972	32,308
Minority interest	103,994	51,093	38,294

Income (loss) from continuing operations	14,230	5,879	(5,986)
Income from discontinued operations, less income taxes	—	1,143	2,536
Income from extraordinary item, less income taxes	—	—	23,749
Cumulative effect of a change in accounting principle less income taxes	—	—	(15,107)

Net income	$14,230	$7,022	$5,192

      Net income increased to $14.2 million in 2004 from $7.0 million in 2003 and $5.2 million in 2002. Included in these totals is income from discontinued operations of $1.1 million and $2.5 million for the years 2003 and 2002, respectively, attributable to Ryan Beck’s sale of GMS. Additionally, in 2002, the Company realized an extraordinary gain of $23.7 million associated with Ryan Beck’s acquisition of the assets of Gruntal because the fair value of the assets acquired exceeded the purchase price. Also in 2002, the Company realized a loss of $15.1 million due to the initial implementation of FAS 142 relating to the goodwill impairment associated with BankAtlantic Bancorp’s ownership of Ryan Beck in that BankAtlantic Bancorp performed the required goodwill impairment test and determined that the goodwill assigned to the Ryan Beck subsidiary was impaired. The 2004 diluted earnings per share increased 88% to $0.47 in 2004, compared to $0.25 in 2003. Diluted earnings per share increased 19% to $0.25 in 2003, compared to $0.21 in 2002.
      As of December 31, 2004, we had total consolidated assets of approximately $7.0 billion, including the assets of our consolidated subsidiaries, minority interest of $613 million and shareholders’ equity of approximately $125 million.

      BFC’s ownership in BankAtlantic Bancorp and Levitt at December 31, 2004 was as follows:

	Shares	Percent of	Percent
	Owned	Ownership	of Vote

BankAtlantic Bancorp
Class A Common Stock	8,329,236	15.09%	8.00%
Class B Common Stock	4,876,124	100.00%	47.00%
Total	13,205,360	21.98%	55.00%
Levitt
Class A Common Stock	2,074,243	11.15%	5.91%
Class B Common Stock	1,219,031	100.00%	47.00%
Total	3,293,274	16.62%	52.91%
BFC ACTIVITIES

	For the Years Ended December 31,			Change	Change
				2004 vs.	2003 vs.
	2004	2003	2002	2003	2002

	(In thousands)
Revenues
Interest and dividend income	$680	$390	$354	$290	$36
Other income, net	5,837	1,532	1,161	4,305	371

	6,517	1,922	1,515	4,595	407

Cost and Expenses
Interest expense	1,171	1,163	1,153	8	10
Employee compensation and benefits	3,865	2,553	2,332	1,312	221
Impairment of securities	363	3,071	1,583	(2,708)	1,488
Other expenses, net	2,959	1,022	876	1,937	146

	8,358	7,809	5,944	549	1,865

Loss before income taxes	(1,841)	(5,887)	(4,429)	4,046	(1,458)
Provision for income taxes	8,065	3,714	2,420	4,351	1,294

Loss from continuing operations	$(9,906)	$(9,601)	$(6,849)	$(305)	$(2,752)

      During 2004, 2003 and 2002, the Company recorded other income of $5.8 million, $1.5 million and $1.2 million, respectively. Other income reflects Burlington Manufacturers Outlet Center earnings from real estate operations. Included in 2004 are gains from a technology company and in 2003, $444,000 from a gain on liquidating dividends from an equity security.
      In September 2004, a limited partnership in which the Company had a 57% controlling interest sold its shares of common stock in a technology company for approximately $3.5 million in cash pursuant to a merger agreement entered into by the technology company with a third party. The limited partnership had previously written off its investment in the technology company and accordingly a $3.5 million gain was recognized and is included in other income. Additionally, in March 2004, the limited partnership settled litigation with this technology company and a $1.1 million gain was recognized and is included in other income.
      The increase in employee compensation and benefits during the year ended December 31, 2004 compared to 2003 was due to an increase in bonus accrual, payroll taxes related to the exercise of stock options and an increase in the number of employees primarily to better position BFC to identify, evaluate and complete new investments, as well as to increase the level of information provided to investors and potential investors.
      During 2004, 2003 and 2002 limited partnerships in which the Company has controlling interests recognized impairment charges of approximately $291,000, $3.1 million and $1.1 million, respectively, associated with investments. Also, during 2004 and 2002, we recognized impairment charges of $71,000 and $499,000, respectively, on equity securities resulting from significant declines in value that were considered other than temporary.
      The increase in other expenses during the year ended December 31, 2004 as compared to 2003 was primarily associated with an increase in professional and legal fees, as well as a significant percentage increase in investor relations and public company activities, including Nasdaq fees and the cost of directors and officers insurance.
      Provision for income taxes reflects primarily the tax effect of the Company’s interest in earnings of BankAtlantic Bancorp and Levitt. BankAtlantic Bancorp and Levitt are consolidated in our financial statements. Partially offsetting the provision is losses at the parent company.

CONSOLIDATED FINANCIAL CONDITION
December 31, 2004 versus December 31, 2003

Assets and Liabilities
      Total consolidated assets, including the assets of our two principal investments, BankAtlantic Bancorp and Levitt, were $7.0 billion at December 31, 2004, compared to $5.1 billion at December 31, 2003. The significant increases in total assets primarily resulted from:

•	BFC’s direct purchase of $10 million of Benihana Series B Convertible Preferred Stock;

•	BankAtlantic’s purchase of approximately $1.3 billion of residential real estate loans;

•	BankAtlantic’s origination of and participation in $1.6 billion of commercial real estate loans;

•	BankAtlantic’s origination of approximately $400 million of home equity loans;

•	BankAtlantic’s purchase of approximately $800 million of securities available for sale and investment securities;

•	BankAtlantic Bancorp’s additions of $49 million of fixed assets associated with BankAtlantic Bancorp’s new corporate headquarters building and BankAtlantic’s branch renovation and expansion initiatives;

•	Levitt’s increase of $26.8 million associated with its acquisition of an office building in Fort Lauderdale, Florida and the construction of an irrigation facility in Tradition;

•	Receivable from Ryan Beck’s clearing agent associated with Ryan Beck’s trading activities;

•	Levitt’s net increase in real estate held for development and sale of approximately $158.5 million resulting from land acquisitions in Florida, the acquisition of Bowden Homes and land acquisitions in Tennessee by Levitt, as well as increases in land development and construction costs. These increases in inventory of real estate were partially offset by Levitt’s sales of homes and land.

•	Higher real estate inventory related to increased construction activity by the Riverclub real estate joint venture acquired by BankAtlantic in connection with the Community acquisition;

•	BankAtlantic’s increases in accrued interest receivable due to higher loan receivable and securities balances; and

•	BankAtlantic’s higher Federal Home Loan Bank stock balances associated with a substantial increase in FHLB advance borrowings.
      The Company’s total consolidated liabilities at December 31, 2004, including the liabilities of our two principal subsidiaries, BankAtlantic Bancorp and Levitt, were $6.2 billion compared to $4.6 billion at December 31, 2003. The increases in total liabilities primarily resulted from:

•	BankAtlantic’s higher deposit account balances resulting from the growth in low-cost deposits associated with the “Florida’s Most Convenient Bank” and totally free checking account initiatives.

•	BankAtlantic’s increases in short-term borrowings and FHLB advances to fund loan and securities growth;

•	Increases in notes and mortgage notes payable at Levitt of $94.1 million, primarily related to land acquisitions, the assumption of debt in connection with the Bowden Homes acquisition and a $16.5 million bridge loan used to finance the purchase of an office building by Levitt;

•	Increases in other liabilities primarily due to securities purchased by BankAtlantic Bancorp pending settlement in January 2005 and increases in accounts payable and accrued liabilities of $28.1 million related to increased construction and development activity at Levitt, as well as the assumption of liabilities in connection with the Bowden Homes acquisition and liabilities recorded relating to

Hurricanes Frances and Jeanne, offset in part by a $9.1 million reduction in customer deposits and a $1.4 million reversal of a litigation reserve related to the successful appeal of a 2002 lawsuit.

Minority Interest
      Minority interest is an accounting term for that portion of a consolidated entity that is owned by others. Both BankAtlantic Bancorp and Levitt are consolidated because of the control ownership that BFC has even though BFC’s equity ownership is less than a majority.
      At December 31, 2004 and 2003, minority interest was approximately $612.7 million and $420 million, respectively. The following table summarizes the minority interest held by others in our subsidiaries (in thousands):

	December 31,

	2004	2003

BankAtlantic Bancorp	$366,140	$321,583
Levitt	245,756	97,567
Joint Venture Partnerships	756	784

	$612,652	$419,934

      The increase in minority interest in BankAtlantic Bancorp was primarily attributable to earnings of $70.8 million and $10.0 million from the issuance of common stock upon the exercise of stock options. The above increases were partially offset by the payment of $8.1 million in dividends on BankAtlantic Bancorp common stock, a $6.1 million reduction in BankAtlantic Bancorp additional paid in capital resulting from the retirement of 378,160 shares of BankAtlantic Bancorp’s Class A Common Stock received as part of the private technology company litigation settlement, $6.9 million of unrealized losses on securities (net of income tax benefits) and a $4.4 million reduction in additional paid in capital related to the acceptance of BankAtlantic Bancorp Class A Common Stock as consideration for the payment of withholding taxes and the exercise price upon the exercise of BankAtlantic Bancorp Class A Common Stock options. The increase in minority interest in Levitt was partially attributable to earnings of $57.4 million and proceeds from Levitt’s issuance of its Class A Common Stock of approximately $114.8 million, net of issuance costs. The increases were partially offset by the payment of dividends on Levitt’s common stock.

Shareholders’ Equity
      Shareholders’ equity at December 31, 2004 and 2003 was $125.3 million and $85.7 million, respectively. The increase was due to earnings of $14.2 million, issuance of 15,000 shares of 5% Cumulative Convertible Preferred Stock (the “5% Preferred Stock”) for $15.0 million, issuance of the Company’s Class B Common Stock upon the exercise of stock options of $1.8 million, the tax effect relating to the exercise of stock options of $11.0 million and $5.8 million in additional paid in capital relating to the net effect of our controlled subsidiaries’ capital transactions, net of income taxes. Offsetting the above increases was a $588,000 decrease in accumulated other comprehensive income, net of income taxes, a $7.3 million reduction in additional paid in capital related to the acceptance of the Company’s Class A and Class B Common Stock as consideration for the payment of withholding taxes and the exercise price upon the exercise of the Company’s Class B stock options, as well as cash dividends of approximately $392,000 on our 5% Preferred Stock.

FINANCIAL SERVICES
      Our Financial Services segment consists of BankAtlantic Bancorp, which is consolidated with BFC Financial Corporation. The only assets available to BFC Financial Corporation from BankAtlantic Bancorp are dividends when and if paid by BankAtlantic Bancorp. BankAtlantic Bancorp is a separate public company and its management prepared the following discussion regarding BankAtlantic Bancorp which was included in BankAtlantic Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2004 as filed with the Securities and Exchange Commission. Accordingly, references in the following discussion under the caption “Financial Services” to the “Company”, “we”, “us” or “our” are references to BankAtlantic Bancorp and its subsidiaries, and are not references to BFC Financial Corporation.

BankAtlantic Bancorp, Inc. is a Florida-based financial services holding company offering a full range of products and services through BankAtlantic, our wholly-owned banking subsidiary, and RB Holdings, Inc., the wholly-owned parent company of our broker-dealer subsidiary, Ryan Beck. As of December 31, 2004, we had total consolidated assets of approximately $6.4 billion, deposits of approximately $3.5 billion and shareholders’ equity of approximately $469 million.

The following events have occurred during the past three years that have had a significant impact on the Company’s results of operations:

•	In March 2002, BankAtlantic acquired Community Savings Bancshares, Inc., the parent company of Community Savings, F.A. (“Community”), and immediately merged Community into BankAtlantic. Community had its headquarters and branches in our South Florida market and had approximately $909 million in assets and $637 million in deposits on the date of acquisition.

•	In April 2002, Ryan Beck acquired certain of the assets and assumed certain liabilities of the former broker-dealer known as Gruntal & Co., LLC. Before this acquisition, Ryan Beck had 130 account executives located in 9 offices, principally in the New Jersey/ New York metropolitan area and southeast Florida. This transaction added over 400 additional consultants and 25 new offices to Ryan Beck’s operations. Ryan Beck currently has approximately 500 financial consultants in 40 offices and now has a substantial east coast presence, along with offices in the mid-west and west coast.

•	Effective December 31, 2003, we spun-off our wholly-owned real estate development subsidiary, Levitt Corporation (“Levitt”), which is now traded on the New York Stock Exchange under the symbol “LEV”. Levitt had approximately $393 million in total assets and $126 million in shareholders’ equity at December 31, 2003. This transaction was effected by means of a distribution to our stockholders of all of the outstanding capital stock of Levitt.

•	In April 2002, BankAtlantic embarked upon its “Florida’s Most Convenient Bank” initiative to attract retail customers. This campaign includes seven-day branch banking and extended weekday hours, along with a 24/7 live customer service center, Totally Free Checking, free online banking, Totally Free Change Exchange coin counters, and dozens of additional product and service initiatives. During 2004 BankAtlantic began an initiative to extend branch operating hours to midnight and began offering free internet bill-paying services. BankAtlantic also announced a plan to grow its retail network through de novo expansion while renovating its existing branches to further its branding as Florida’s Most Convenient Bank. While the initiatives have resulted in increased expenses, we believe this marketing campaign has contributed to significant new deposit account openings and growth in low cost deposits at BankAtlantic.

BANKATLANTIC BANCORP, INC. CONSOLIDATED RESULTS OF OPERATIONS

Net income increased to $70.8 million in 2004 from $67.7 million in 2003 and $50.3 million in 2002. Included in these totals is income from discontinued operations (primarily relating to Levitt) of $29.1 million in 2003 and $22.5 million in 2002. Additionally, in 2002, the Company realized an extraordinary gain of $23.7 million associated with the Gruntal transaction because the fair value of the assets acquired exceeded the purchase price. Also in 2002, the Company realized a loss of $15.1 million due to the initial implementation of FAS 142 concerning goodwill impairment. The Company performed the required goodwill impairment test and determined that the goodwill assigned to the Ryan Beck subsidiary was impaired. The Company performed its annual goodwill impairment test again in 2004 and 2003 and concluded that no further goodwill impairment existed.

Income from continuing operations increased to $70.8 million in 2004 from $38.6 million in 2003 and $19.1 million in 2002. A reconciliation of income from continuing operations from each of the Company’s primary business segments follows (in thousands):

	For the Years Ended December 31,

	2004	2003	2002

BankAtlantic	$48,540	$42,129	$45,109
Ryan Beck	17,483	9,645	(2,448)
Parent Co.	4,745	(13,177)	(23,511)

Total	$70,768	$38,597	$19,150

A detailed discussion of the results of operations of each of these business segments follows.
BANKATLANTIC RESULTS OF OPERATIONS
         Summary

In April 2002, BankAtlantic launched its “Florida’s Most Convenient Bank” marketing campaign, and this initiative continues to drive growth in new customer generation. Since the beginning of 2002, BankAtlantic has opened nearly 410,000 new checking and savings accounts, and the fourth quarter of 2004 marked the twelfth consecutive quarter of double-digit growth in new low cost checking and savings account openings. Since January 1, 2002, total low cost deposits have increased from approximately $600 million to approximately $1.8 billion, an increase of 200%. Non-interest bearing demand deposits now constitute 26% of deposit funding, up from 21% at December 31, 2003 and 13% before initiation of the campaign. We expect these trends to continue as we increase our advertising expenditures, create other marketing programs and maintain our commitment to superior customer service.

Subject to changes in the interest rate environment, we expect our net interest income to improve in 2005. During 2004, the net interest margin was positively impacted by management’s decision to prepay certain of our high rate FHLB Advances in 2003 and 2004. Although we incurred penalties that decreased earnings in those periods, we prepaid these fixed rate advances with the expectation that it would lower our funding costs and improve our net interest margin in future periods. We believe the impact of this decision will be realized to an increasing extent beginning in 2005. We also believe that our “Florida’s Most Convenient Bank” campaign will contribute to decreasing the average cost of our deposit funding as balances of non-interest bearing and other low cost deposits continue to grow and increasingly constitute a larger percentage of our total deposit funding.

Our credit quality continued to improve. The ratio of non-performing loans to total loans declined to 0.17% at year-end. In 2004, we had net recoveries of $5.5 million vs. net charge offs of

$1.1 million for 2003 and $19.8 million for 2002, and the associated ratio of net charge-offs (recoveries) to average outstanding loans declined during each of these respective years to (0.14%), 0.03% and 0.57%. In addition to lower loan charge-offs, in 2004 we were successful in recovering and collecting loans in our commercial real estate loan and leasing portfolios which had been charged off. We cannot assure that we will have similar success in future periods and expect to experience higher net charge-off ratios.

Also, because of our continued emphasis on the origination and purchase of loans collateralized by real estate, which have lower historical loss experiences than our discontinued loan products and our non-real estate loans, the trend in our ratio of the allowance for loan losses to total loans outstanding has declined to 1.00% at December 31, 2004 from 1.62% at the 2000 year-end. This trend, combined with net recoveries from loans charged off during prior periods, necessitated a negative provision for loan losses of $5.1 million in 2004. We believe that our credit ratios reflect the improving credit quality of our loans. Although we do not foresee significant changes in the quality of our loan portfolio, we caution that changes in the local or national economy, or changes within certain industries, could have a dramatic impact on the performance of our loans.

Our non-interest income continued to improve during 2004, due primarily to increased fees associated with the additional new deposit accounts opened during the year. We believe that we will continue to experience an increase in non-interest income during 2005 as we continue our “Florida’s Most Convenient Bank” initiatives and expand and renovate our branch network.

Our non-interest expenses increased significantly during 2004 due primarily to the costs linked to our marketing initiatives, including the hiring of new employees to service customers and advertising expenditures to promote our “Florida’s Most Convenient Bank” campaign. We also incurred higher expenses associated with regulatory compliance and internal audit costs relating to compliance with the Sarbanes-Oxley Act. We believe that expenses related to compliance will be less in 2005 than 2004, but that expenses related to our marketing initiatives will continue to increase during 2005 as we continue to implement the “Florida’s Most Convenient Bank” initiatives. Additionally, our branch expansion and renovation plans will also result in increased non-interest expense.

The following table is a condensed income statement summarizing BankAtlantic’s results of operations (in thousands):

	For the Years Ended December 31,
				Change 2004	Change 2003
	2004	2003	2002	vs. 2003	vs. 2002

Net interest income	$176,858	$154,100	$164,122	$22,758	$(10,022)
(Provision for) recovery from loan losses	5,109	547	(14,077)	4,562	14,624

Net income after provision for loan losses	181,967	154,647	150,045	27,320	4,602
Non-interest income	85,724	70,686	53,317	15,038	17,369
Non-interest expense	(193,621)	(161,615)	(134,408)	(32,006)	(27,207)

Income from continuing operations before income taxes	74,070	63,718	68,954	10,352	(5,236)
Income taxes	(25,530)	(21,589)	(23,845)	(3,941)	2,256

Income from continuing operations	$48,540	$42,129	$45,109	$6,411	$(2,980)

A discussion of each component of income and expense follows:
BankAtlantic’s Net Interest Income

The following table summarizes net interest income:

	For the Years Ended

	December 31, 2004			December 31, 2003			December 31, 2002

	Average	Revenue/	Yield/	Average	Revenue/	Yield/	Average	Revenue/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate

	(Dollars in thousands)
Interest earning assets
Loans:(a)
Residential real estate	$1,527,911	$72,758	4.76%	$1,639,504	$78,535	4.79%	$1,429,022	$88,808	6.21%
Commercial real estate	1,683,068	96,585	5.74	1,610,707	94,193	5.85	1,500,744	96,836	6.45
Consumer	421,167	17,959	4.26	316,113	14,177	4.48	253,044	14,165	5.60
Lease financing	10,771	1,125	10.44	21,930	2,490	11.35	43,496	5,307	12.20
Commercial business	101,288	6,423	6.34	107,371	6,126	5.71	99,852	5,935	5.94
Small business	183,642	13,118	7.14	161,245	11,973	7.43	146,468	11,565	7.90

Total loans	3,927,847	207,968	5.29	3,856,870	207,494	5.38	3,472,626	222,616	6.41

Tax exempt securities(c)	110,748	5,988	5.41	—	—	—	—	—	—
Taxable investment securities(b)	635,129	34,948	5.50	789,451	43,741	5.54	1,180,100	74,419	6.31
Federal funds sold	6,282	47	0.75	16,499	166	1.01	3,929	57	1.45

Total investment securities	752,159	40,983	5.45	805,950	43,907	5.45	1,184,029	74,476	6.29

Total interest earning assets	4,680,006	$248,951	5.32%	4,662,820	$251,401	5.39%	4,656,655	$297,092	6.38%

Non-interest earning assets
Total non-interest earning assets	333,253			324,598			316,085

Total assets	$5,013,259			$4,987,418			$4,972,740

Interest bearing liabilities
Deposits:
Savings	$243,906	$652	0.27%	$190,506	$856	0.45%	$140,961	$1,362	0.97%
NOW, money funds and checking	1,489,442	10,861	0.73	1,315,747	11,142	0.85	1,078,298	15,338	1.42
Certificate accounts	733,717	16,842	2.30	882,736	24,191	2.74	1,230,013	46,077	3.75

Total interest bearing deposits	2,467,065	28,355	1.15	2,388,989	36,189	1.51	2,449,272	62,777	2.56

Securities sold under agreements to repurchase and federal funds purchased	252,718	3,349	1.33	285,284	3,089	1.08	400,376	6,845	1.71
Advances from FHLB	959,588	37,689	3.93	1,195,653	57,299	4.79	1,198,463	62,412	5.21
Subordinated debentures and notes payable	36,220	2,002	5.53	35,457	1,917	5.41	14,805	936	6.32

Total interest bearing liabilities	3,715,591	71,395	1.92	3,905,383	98,494	2.52	4,062,916	132,970	3.27

Non-interest bearing liabilities
Demand deposit and escrow accounts	765,084			551,866			405,599
Other liabilities	29,111			55,261			70,187

Total non-interest bearing liabilities	794,195			607,127			475,786

Stockholders’ equity	503,473			474,908			434,038

Total liabilities and stockholders’ equity	$5,013,259			$4,987,418			$4,972,740

Tax equivalent net interest income/net interest spread		177,556	3.40%		152,907	2.87%		164,122	3.11%

Tax equivalent adjustment		(2,096)			—			—
Capitalized interest from real estate operations		1,398			1,193			—
Net interest income		$176,858			$154,100			$164,122

Margin
Interest income/interest earning assets			5.32%			5.39%			6.38%
Interest expense/interest earning assets			1.53			2.11			2.86

Tax equivalent net interest margin			3.79%			3.28%			3.52%

(a)	Includes non-accruing loans

(b)	Average balances were based on amortized cost.

(c)	The tax equivalent basis is computed using a 35% tax rate.

The following table summarizes the changes in tax equivalent net interest income (in thousands):

	Year Ended December 31, 2004			Year Ended December 31, 2003
	Compared to Year Ended			Compared to Year Ended
	December 31, 2003			December 31, 2002

	Volume(a)	Rate	Total	Volume(a)	Rate	Total

Increase (decrease) due to:
Loans	$3,758	$(3,284)	$474	$20,672	$(35,794)	$(15,122)
Tax exempt securities	5,988	—	5,988	—	—	—
Taxable investment securities(b)	(8,492)	(301)	(8,793)	(21,645)	(9,033)	(30,678)
Federal funds sold	(76)	(43)	(119)	126	(17)	109

Total earning assets	1,178	(3,628)	(2,450)	(847)	(44,844)	(45,691)

Deposits:
Savings	143	(347)	(204)	223	(729)	(506)
NOW, money funds, and checking	1,267	(1,548)	(281)	2,011	(6,207)	(4,196)
Certificate accounts	(3,421)	(3,928)	(7,349)	(9,517)	(12,369)	(21,886)

Total deposits	(2,011)	(5,823)	(7,834)	(7,283)	(19,305)	(26,588)

Securities sold under agreements to repurchase	(432)	692	260	(1,246)	(2,510)	(3,756)
Advances from FHLB	(9,272)	(10,338)	(19,610)	(135)	(4,978)	(5,113)
Subordinated debentures	42	43	85	1,117	(136)	981

	(9,662)	(9,603)	(19,265)	(264)	(7,624)	(7,888)

Total interest bearing liabilities	(11,673)	(15,426)	(27,099)	(7,547)	(26,929)	(34,476)

Change in tax equivalent net interest income	$12,851	$11,798	$24,649	$6,700	$(17,915)	$(11,215)

(a)	Changes attributable to rate/volume have been allocated to volume.

(b)	Average balances were based on amortized cost.
         For the Year Ended December 31, 2004 Compared to the Same 2003 Period

The improvement in our tax equivalent net interest margin primarily resulted from a significant decrease in interest expense caused by management’s decision to prepay certain of our high rate FHLB advances and the increased percentage of low cost deposits in our deposit mix. In late 2003, we repaid $325 million of advances with an average rate of 5.57%. We recognized expenses of $10.9 million in connection with these prepayments and recognized a $1.9 million loss on the termination of interest rate swap contracts. In early 2004, we repaid $108 million of fixed rate advances with an average interest rate of 5.55% and incurred penalties of $11.7 million. During the year ended December 31, 2004, approximately $960 million, or 26% of average interest bearing liabilities, consisted of advances from the FHLB with an average rate of 3.93% versus an average rate of 4.79% during 2003.

Our deposit mix changed with decreased higher rate certificate of deposit accounts and increased low cost deposits. We believe this is primarily the result of our “Florida’s Most Convenient Bank” initiatives. Low cost deposits are comprised of checking and savings accounts. Balances in low cost deposits increased 31% at December 31, 2004, to $1.8 billion, or 53% of total deposits, versus $1.4 billion, or 45% of total deposits, at December 31, 2003. In 2004, new checking (DDA/ NOW) and savings account openings were approximately 166,000, compared to 145,000 in 2003 and 99,000 in 2002. Non-interest bearing account balances increased approximately $245 million and now constitute 26% of total deposits, up from 21% last year and 16% at December 2002.

Partially offsetting the decreases in interest expense on advances and deposits were increases in interest expense on short-term borrowings. Although average balances were slightly lower, the average rate on these borrowings was higher, reflecting the short-term interest rate environment.

Interest expense on subordinated debentures and notes payable represents interest expense associated with mortgage-backed bonds acquired in connection with our acquisition of Community Savings in 2002, $22 million of subordinated debentures issued in October 2002 and joint venture construction loans. These borrowings all have variable interest rates.

Interest income on average loans increased slightly as the small decline in average loan yields was offset by an increase in average loan balances. The growth in balances primarily resulted from the origination of commercial real estate and home equity consumer loans. During 2004, the Bank originated over $1.3 billion of corporate and commercial loans and over $400 million of home equity loans. Beginning in July 2004 the prime rate of interest increased from 4.00% to 5.25% at December 31, 2004, while long term loan rates declined slightly from the December 2003 levels. The increase in short term interest rates contributed to average loan yields only declining slightly from the prior period.

Tax-equivalent interest income on investment securities declined $2.9 million, primarily due to a decline in the average balance of the investment portfolio. Maturities and prepayments on U.S. agency obligations, primarily mortgage-backed securities, were only partially replaced by purchases of new agency securities and purchases of tax exempt securities.

During 2004, BankAtlantic began investing in tax exempt securities as the after tax yields on these securities were more attractive than alternative investments.

Capitalized interest represents interest capitalized on qualifying assets associated with the Riverclub real estate joint venture acquired as part of the Community acquisition.
         For the Year Ended December 31, 2003 Compared to the Same 2002 Period

Net interest income decreased by $11.2 million, or 6%, from 2002. The decline reflects a substantial decrease in yields on earning assets partially offset by lower rates on interest bearing liabilities resulting in a 24 basis point decline in our net interest margin. The net interest margin was negatively impacted by the historically low interest rates during 2003 and high rates associated with our advances from the FHLB. The yield on the 10-year Treasury bond declined from approximately 5.5% in early 2002 to almost 3.0% in mid-2003. For most of 2002, the prime rate stood at 4.75%. The prime rate declined to 4.25% in November 2002 and declined again to 4.00% in June 2003. Short-term LIBOR and Treasury based indices also declined during this period, leading to less interest income earned on adjustable rate loans and investments. Additionally, this low interest rate environment resulted in accelerated prepayments of mortgage loans and mortgage-backed securities as homeowners took advantage of the refinancing opportunities. We experienced accelerated amortization of premiums associated with some of these assets, and we were faced with investing the proceeds from these repayments primarily in residential and commercial loans at lower yields.

Interest income on average loans declined as the significant decline in average loan yields was partially offset by an increase in average loan balances. The growth in balances resulted from the purchase and origination of commercial real estate, residential and home equity loans. During 2003, the Bank purchased $1.1 billion of residential loans and originated over $1.0 billion of commercial loans and $317 million of home equity loans. The net loan growth was funded primarily by the reduction in the average balances of our securities portfolios.

Interest income on investment securities declined primarily due to the accelerated repayment of high yielding securities resulting from the historically low interest rate environment.

As a consequence of lower average yields on earning assets and a slight increase in average earning asset balances, interest income decreased by $45.7 million.

Rates on interest bearing liabilities did not decline as rapidly as rates on interest earning assets as 30% of average interest bearing liabilities consisted of long term advances from the FHLB that, either directly or indirectly via interest rate swaps, had fixed interest rates. These advances were primarily originated in order to fund the purchase of fixed rate residential loans. In September 2003 we repaid $185 million of high rate advances and in December 2003 we repaid $140 million of high rate advances. The advances repaid had an average rate of 5.57%.

The lower deposit rates reflect the historically low interest rate environment during 2003 plus a change in our deposit mix from higher rate certificate of deposit accounts to low cost deposits and insured money fund accounts, as discussed above.

Interest expense on short-term borrowings was substantially lower during 2003 due to lower average balances and average rates.

Interest expense on FHLB advances declined resulting from maturities and repayments of advances at higher rates than the advances outstanding.

In total, BankAtlantic’s interest expense declined by $34.5 million primarily due to declining average rates and, secondarily, due to lower average balances on interest bearing liabilities.

BankAtlantic’s Allowance for Loan Losses

Changes in the allowance for loan losses were as follows (in thousands):

	For the Years Ended December 31,

	2004	2003	2002	2001	2000

Balance, beginning of period	$45,595	$48,022	$44,585	$47,000	$44,450
Charge-offs:
Commercial business loans	—	(2,394)	—	—	(24)
Commercial real estate loans	(645)	—	(6,998)	—
Small business	(238)	(771)	(953)	(88)	—
Consumer loans	(585)	(1,563)	(1,006)	(2,629)	(2,233)
Residential real estate loans	(582)	(681)	(827)	(244)	(715)

Continuing loan products	(2,050)	(5,409)	(9,784)	(2,961)	(2,972)
Discontinued loan products	(2,026)	(6,314)	(18,879)	(24,955)	(29,249)

Total charge-offs	(4,076)	(11,723)	(28,663)	(27,916)	(32,221)

Recoveries:
Commercial business loans	536	95	76	331	94
Commercial real estate loans	4,052	3	20	10	8
Small business	418	559	7	4	—
Consumer loans	370	622	477	769	645
Residential real estate loans	486	726	331	223	106

Continuing loan products	5,862	2,005	911	1,337	853
Discontinued loan products	3,738	8,572	7,968	7,259	4,786

Total recoveries	9,600	10,577	8,879	8,596	5,639

Net (charge-offs) recoveries	5,524	(1,146)	(19,784)	(19,320)	(26,582)
Provision for (recovery from) loan losses	(5,109)	(547)	14,077	16,905	29,132
Allowance for loan losses, acquired	—	(734)	9,144	—	—

Balance, end of period	$46,010	$45,595	$48,022	$44,585	$47,000

The outstanding loan balances related to our discontinued loan products and the amount of allowance for loan losses (“ALL”) assigned to each discontinued loan product was as follows (in thousands):

	As of December 31,

	2004		2003		2002

		Allocation		Allocation		Allocation
	Amount	of ALL	Amount	of ALL	Amount	of ALL

Lease finance	$6,551	$1,429	$14,442	$3,425	$31,279	$7,396
Syndication loans	—	—	9,114	185	14,499	294
Small business(1)	—	—	9,569	873	17,297	2,143
Consumer — indirect	1,734	2	2,402	70	8,105	457

	$8,285	$1,431	$35,527	$4,553	$71,180	$10,290

	As of December 31,

	2001		2000

		Allocation		Allocation
	Amount	of ALL	Amount	of ALL

Lease finance	$54,969	$8,639	$75,918	$2,879
Syndication loans	40,774	8,602	80,016	8,480
Small business(1)	32,123	4,105	66,989	9,965
Consumer — indirect	25,400	1,247	62,475	5,388

	$153,266	$22,593	$285,398	$26,712

(1)	Small business loans originated before January 1, 2000.

During prior periods we discontinued the origination of syndication, lease financings and indirect consumer loans and made major modifications to the underwriting process for small business loans (collectively, “discontinued loan products”.) The loans associated with the discontinued loan products gave rise to a significant portion of our net charge-offs during each of the years in the three year period ended December 31, 2002. The decline in those portfolios during the past three years has contributed to the reduction of our allowance for loan losses. Additionally, we were able to realize net recoveries associated with previously charged-off loans during the years ended December 31, 2004 and 2003 which favorably impacted our provision for loan losses.

The provision for (recovery from) loan losses improved in each of the years in the three year period ended December 31, 2004. This improvement resulted from several factors including the discontinuation of the loan products mentioned above and changes in our credit policies which focused our loan production on collateral based loans with lower loss experiences than our other loan products. The discontinued loan products accounted for approximately 80.1% of our net charge-offs in the past five years. In 2003 and 2004, we saw noticeable benefits from our change in policy, as the balances and the associated losses in discontinued loan products declined, while we experienced substantially lower losses from our loans originated under our new credit policy.

Additionally, during 2003, our loan provision was a recovery due to significant recoveries from our discontinued loan products. The majority of these recoveries were from bankruptcy settlements associated with syndication loans charged-off in prior periods. In 2004, our provision for loan losses was a recovery primarily resulting from a $4.1 million recovery of a commercial real estate loan that was charged off in 2002, as well as continued net recoveries from our discontinued loan products.

BankAtlantic’s total charge-offs from continuing loan products during 2004 consisted of a $645,000 charge-down of one commercial real estate loan and various smaller charges-offs associated with small business, residential and consumer loans. BankAtlantic’s total recoveries from continuing products during 2004 related primarily from its $4.1 million recovery of the commercial real estate loan mentioned above. BankAtlantic’s improvement in net charge-offs during 2003 compared to 2002 resulted from commercial real estate loan charge-offs during 2002 and lower discontinued loan product net charge-offs during 2003. The commercial real estate loan charge-offs during 2002 were associated with two loans. The amount charged off on one of the loans was partially recovered from the loan guarantor during 2004. The other loan was sold without recourse at book value (less the amount charged-down) to an unrelated third party.

BankAtlantic acquired Community Savings’ $9.1 million allowance for loan losses in connection with the Community Savings acquisition in March 2002. In 2003, the acquired allowance for loan losses was reduced by $734,000 with a corresponding reduction in goodwill for loans acquired in connection with the Community acquisition that had either matured or were prepaid and which had been assigned a valuation allowance.

The table below presents the allocation of the allowance for loan losses by various loan classifications (“Allowance for Loan Losses”), the percent of allowance to each loan category (“ALL to gross loans percent”) and sets forth the percentage of loans in each category to gross loans excluding banker’s acceptances (“Loans to gross loans percent”). The allowance shown in the table should not be interpreted as an indication that charge-offs in future periods will occur in these amounts or percentages or that the allowance indicates future charge-off amounts or trends (dollars in thousands):

	December 31, 2004			December 31, 2003			December 31, 2002

		ALL to	Loans		ALL to	Loans		ALL to	Loans
	Allowance	Gross	to Gross	Allowance	Gross	to gross	Allowance	Gross	to Gross
	for Loan	Loans	Loans	for Loan	Loans	loans	for Loan	Loans	Loans
	Losses	Percent	Percent	Losses	Percent	Percent	Losses	Percent	Percent

Commercial business	$2,507	2.94	1.59	$1,715	2.15	1.81	$1,437	1.75	2.06
Commercial real estate	23,345	0.92	47.28	24,005	0.99	55.12	21,124	1.05	50.75
Small business	2,403	1.26	3.55	2,300	1.44	3.63	2,863	1.99	3.61
Residential real estate	2,565	0.12	38.57	2,111	0.16	30.56	2,512	0.18	34.60
Consumer	4,281	0.90	8.86	3,900	1.10	8.07	3,239	1.13	7.19
Discontinued loan products	1,431	17.26	0.15	4,553	12.81	0.81	10,290	14.46	1.79

Total assigned	36,532			38,584			41,465
Unassigned	9,478	N/A	N/A	7,011	N/A	N/A	6,557	N/A	N/A

	$46,010	0.86	100.00	$45,595	1.04	100.00	$48,022	1.21	100.00

	December 31, 2001			December 31, 2000

		ALL to	Loans		ALL to	Loans
	Allowance	Gross	to Gross	Allowance	Gross	to Gross
	for Loan	Loans	Loans	for Loan	Loans	Loans
	Losses	Percent	Percent	Losses	Percent	Percent

Commercial business	$1,563	2.02	2.37	$1,502	1.00	4.64
Commercial real estate	13,682	0.82	50.87	10,072	0.77	40.25
Small business	1,073	1.53	2.14	785	2.56	0.94
Residential real estate	1,304	0.12	34.08	1,540	0.12	40.52
Consumer — direct	2,064	1.07	5.86	2,989	1.89	4.86
Discontinued loan products	22,593	14.74	4.68	26,712	9.36	8.79

Total assigned	42,279			43,600
Unassigned	2,306	N/A	N/A	3,400	N/A	N/A

	$44,585	1.36	100.00	$47,000	1.45	100.00

The assigned portion of the allowance for loan losses primarily related to commercial real estate loans at December 31, 2004, 2003 and 2002 and to discontinued loan products in prior periods. The allowance for commercial real estate loans increased from $10.1 million at December 31, 2000 to $23.3 million at December 31, 2004. This increase primarily reflects portfolio growth associated with high balance loans and additional reserves associated with loans to borrowers in the hospitality industry. This industry was designated to have higher credit risk than the other industries in our portfolio. The allowance for loan losses to total gross loan percent has declined for each loan category during the three year period ended December 31, 2004, except for commercial business and discontinued loan products. The decline reflects improving credit quality of the loan portfolio due, in part, to changes in our credit policies and procedures which began in 2000. The increase in the ratio for discontinued loan products reflects a high percentage of aviation leases due to lease repayments and charge-offs in this portfolio. Aviation leases have a higher loss experience than other discontinued loan products. Commercial business allowance to gross loans percent increased due to an increase in the allowance for loans collateralized by time-sharing properties during 2004.

At December 31, 2004, our commercial real estate portfolio included several large lending relationships, including 24 relationships with unaffiliated borrowers involving individual lending commitments in excess of $30 million with an aggregate outstanding balance of $1.0 billion.

The unassigned portion of the allowance for loan losses addresses certain individual industry conditions, general economic conditions and geographic concentration. The major factors contributing to the increase in our unassigned allowance for loan losses during the past three years were the expanded geographical area in which we originate commercial real estate loans, the growth in our consumer and purchased residential loan portfolios and adverse economic trends associated with small business loans. During 2003 we opened commercial loan offices in Orlando and Jacksonville, Florida. The loans originated outside our primary markets may have substantially different loss experiences than our loans secured by collateral in South Florida. Loans originated in commercial lending branch offices outside of South Florida amounted to $531 million at December 31, 2004. Also contributing to our increase in the unassigned portion of the allowance during 2004 was the growth in our purchased residential and home equity loan products. We purchased $1.3 billion of residential loans during 2004 of which 34% were secured by properties located in California, many of which were hybrid loans with interest only payments for a period of three to ten years, followed by conversion to a fully amortizing loan at the then prevailing interest rates for the remaining term of the loan. These types of delayed amortizing loans may have a greater default or recovery risk than existing traditional amortizing loans in our portfolio. During 2004, we modified our underwriting policies to allow for higher loan-to-value ratios based on Beacon scores for home equity loans, and we originated approximately $400 million of home equity loans during 2004 primarily in our South Florida market. The charge-offs for home equity loans in the Southeastern United States during the four quarters ended September 30, 2004 exceeded all other regions in the country. Additionally, the Southeastern United States losses on non-real estate secured small business loans were more than double any other region in the country during the last six months of 2004. These types of loans generally have a higher degree of credit risk than other loans in our portfolio as repayment is dependent on the success of the business, many of which are relatively newer businesses without an established operating history or are family-owned firms.

BankAtlantic’s Non-performing Assets and Potential Problem Loans:

	December 31,

NONPERFORMING ASSETS	2004	2003	2002	2001	2000

	(Dollars in thousands)
Tax certificates	$381	$894	$1,419	$1,727	$2,491
Residential	5,538	9,777	14,237	10,908	16,618
Syndication	—	—	—	10,700	—
Commercial real estate and business	340	52	1,474	13,066	1,705
Small business — real estate	88	155	239	905	2,532
Lease financing	727	25	3,900	2,585	1,515
Consumer	1,210	794	532	796	1,944

Total non-accrual assets	8,284	11,697	21,801	40,687	26,805

Residential real estate owned	309	1,474	1,304	2,033	2,562
Commercial real estate owned	383	948	8,303	1,871	1,937
Consumer	—	—	4	17	95
Lease financing	—	—	—	—	1,647

Total repossessed assets	692	2,422	9,611	3,921	6,241

Total nonperforming assets	8,976	14,119	31,412	44,608	33,046
Specific valuation allowances	—	—	(1,386)	(9,936)	(819)

Total nonperforming assets, net	$8,976	$14,119	$30,026	$34,672	$32,227

Total nonperforming assets as a percentage of:
Total assets	0.15	0.31	0.64	1.03	0.76

Loans, tax certificates and repossessed assets	0.19	0.36	0.86	1.49	1.09

TOTAL ASSETS	$6,044,988	$4,566,850	$4,903,886	$4,330,690	$4,361,043

Total loans, tax certificates and repossessed assets	$4,771,682	$3,872,473	$3,673,110	$2,989,979	$3,029,833

Allowance for loan losses	$46,010	$45,595	$48,022	$44,585	$47,000

Total tax certificates	$170,028	$193,776	$195,947	$145,598	$124,289

Allowance for tax certificate losses	$3,297	$2,870	$1,873	$1,521	$1,937

POTENTIAL PROBLEM LOANS
Loans contractually past due 90 days or more(1)	$—	$135	$100	$—	$7,086
Performing impaired loans, net of specific allowance	320	180	—	—	15,001
Restructured loans	24	1,387	1,882	743	—

Total potential problem loans	$344	$1,702	$1,982	$743	$22,087

(1)	The majority of these loans have matured and the borrower continues to make payments under the matured loan agreement. The 2000 amount represents one loan that was repaid during February 2001.

Non-performing assets significantly declined at December 31, 2004 and 2003 compared to the prior years. We attribute this reduction in non-performing assets to the strengthening of BankAtlantic’s underwriting policies by focusing our loan production on collateral based loans as well as discontinuing the origination of loan products with high historical loss experiences. In 2004, non-accrual assets improved due primarily to lower residential non-performing loans, delinquent tax certificates and real estate owned balances in our portfolio, resulting from favorable economic conditions in the real estate industry. The improvement in non-performing assets was partially offset by higher non-accrual lease financing lending arrangements in the aviation industry and higher non-accruing home equity loans.

The specific valuation allowances on non-performing assets at December 31, 2002, 2001 and 2000 consisted of specific valuation allowances on non-performing loans. At each period end, BankAtlantic individually evaluates the non-homogenous loans in its portfolio to identify those which it deems probable that the borrower will be unable to meet the contractual terms of the loan agreements. A specific valuation allowance is established for these loans, primarily based on cash flow valuation models. At year-end 2004 and 2003, there were no specific valuation allowances assigned to non-performing loans, as the present values of the expected cash flows was in excess of the carrying amount of the non-homogenous, non-performing loans.

The decline in potential problem assets at December 31, 2004 compared to the prior year was due to a lease in the aviation industry transferring to a non-accrual status and subsequently charged down by $600,000.
BankAtlantic’s Non-Interest Income

The following table summarizes the changes in non-interest income (in thousands):

	For the Years Ended December 31,			Change	Change
				2004 vs.	2003 vs.
	2004	2003	2002	2003	2002

Other service charges and fees	$23,620	$19,318	$14,087	$4,302	$5,231
Service charges on deposits	51,435	40,569	26,479	10,866	14,090
Income from real estate operations	2,405	5,642	1,293	(3,237)	4,349
Gains on sales of loans	483	122	1,840	361	(1,718)
Securities activities, net	37	(1,957)	4,741	1,994	(6,698)
Other	7,744	6,992	4,877	752	2,115

Non-interest income	$85,724	$70,686	$53,317	$15,038	$17,369

Other service charges and fees increased 22% during 2004 compared to 2003. The additional fee income reflects the opening of 410,000 new deposit accounts since January 2002 that are associated with our “Florida’s Most Convenient Bank” campaign. New ATM and check cards are linked to the new checking and savings accounts and therefore the increase in accounts results in increases in interchange fees, annual fees and foreign transaction fees. Other service charges and fees increased 37% during 2003 compared to 2002, reflecting the opening of 244,000 new deposit accounts from January 2002 though December 2003. New deposit accounts increased by 31% and 35% during the years ended December 31, 2004 and 2003, respectively.

Revenues from service charges on deposits increased 27% in 2004 and 53% in 2003. This is primarily the result of increased overdraft fee income associated with the increased number of checking accounts attributed to our high performance checking products and “Florida’s Most Convenient Bank” initiatives and to higher fees assessed on overdrafts.

Income from real estate operations represents revenues from the Riverclub joint venture. This is a 50% owned real estate joint venture acquired in connection with the Community acquisition in

March 2002. This venture consists of a development of single family homes, condominium units and duplexes located on 117 acres of land in Florida. During 2004 and 2003, the Riverclub joint venture closed on the sale of 14 and 26 units, respectively. Prior to 2003, this joint venture was accounted for as an unconsolidated subsidiary, and the income from real estate operations represented the Bank’s equity in the undistributed earnings of Riverclub. During 2002, there were 11 closings on the sale of units.

During 2002, BankAtlantic had a gain on the sale of a commercial loan of $2.1 million. The gain was partially offset by losses on the sale of CRA loans. In 2004 and 2003, BankAtlantic had gains on sales of residential loans of $483,000 and $122,000, respectively.

Securities activity, net in 2004 was the result of the fair value adjustment on a forward contract held for trading purposes. Losses on securities in 2003 were primarily due to the termination of interest rate swaps. The swaps had a total notional amount of $75 million and were settled at a loss of $1.9 million in connection with prepayments of FHLB advances discussed above. In 2002, gains on securities activities resulted from the sale of $152 million of mortgage-backed securities and $9.4 million of corporate bonds for gains. The securities were sold to reposition the portfolio in response to the significant decline in interest rates.

Other income in 2004 was favorably impacted by higher miscellaneous customer fees such as wire fees, research charges and cash management services associated with the substantial increase in the number of customer accounts. In 2003, other income was also favorably impacted by the expansion of our branch brokerage business unit which earned $1.4 million in commissions versus $342,000 in commissions in 2002.

BankAtlantic’s Non-Interest Expense

The following table summarizes the changes in non-interest expense (in thousands):

	For the Years Ended December 31,			Change	Change
				2004 vs.	2003 vs.
	2004	2003	2002	2003	2002

Employee compensation and benefits	$93,154	$79,492	$65,130	$13,662	$14,362
Occupancy and equipment	32,713	27,329	29,852	5,384	(2,523)
Advertising and promotion	16,012	9,434	7,470	6,578	1,964
Restructuring charges and impairment write-downs	—	257	1,007	(257)	(750)
Amortization of intangible assets	1,715	1,772	1,360	(57)	412
Acquisition related charges	—	—	864	—	(864)
Professional fees	9,743	4,390	2,723	5,353	1,667
Cost associated with debt redemption	11,741	10,895	—	846	10,895
Other	28,543	28,046	26,002	497	2,044

Non-interest expense	$193,621	$161,615	$134,408	$32,006	$27,207

Compensation and benefit expenses increased 17% in 2004. In addition to standard annual employee salary increases, the growth in this expense category primarily resulted from:

•	An increase in the number of employees resulting from “Florida’s Most Convenient Bank” initiatives. The number of full time equivalent BankAtlantic employees increased to 1,650 at year-end 2004 versus 1,403 at year-end 2003 and 1,244 at year-end 2002. In 2002, 172 employees were added as a result of the Community acquisition. The remainder of personnel growth during the past three years primarily related to the additional personnel required to implement BankAtlantic’s commitment to provide extended banking hours and high service levels to the increased number of BankAtlantic customers resulting from the “Florida’s Most Convenient Bank” campaign.

•	The higher cost of employee benefits. In addition to the increase in the number of employees, the cost of our regular benefit programs also increased, primarily due to rising health insurance costs.

•	The higher expense associated with our employee profit sharing plan. Approximately $5.7 million in bonuses were paid in 2004 to employees of BankAtlantic for exceeding targeted performance goals, versus $3.6 million in 2003 and zero in 2002.

In 2004, occupancy and equipment expenses increased 20% from 2003. During the year, we adopted a plan to renovate all of our existing stores with a goal to have a consistent look or “brand.” Management anticipates that the renovation plan will be complete in 2006. This resulted in the accelerated depreciation on $2.8 million of fixed assets and leasehold improvements that are scheduled to be replaced. These items are being depreciated over their remaining useful life. Also in 2004, Florida experienced unprecedented hurricane activity, and repair and maintenance expenses increased approximately 29% primarily as a result of damage to facilities and equipment. Additionally, as a result of extended weekend and weekday store hours associated with the “Florida’s Most Convenient Bank” initiative, guard service expense increased over 120% as we provided added security for the protection of both our customers and our employees.

In 2003, occupancy and equipment expenses decreased 8% from 2002. This decline primarily resulted from lower data processing costs and depreciation expense. Lower data processing expenses resulted from the renewal of a vendor contract at significantly lower rates than experienced during the prior period. The decrease in depreciation expense reflects $1.9 million of accelerated depreciation expense during 2002, most of which was associated with a reduction in the estimated life of our on-line banking platform as we upgraded the technology.

Advertising expenses during 2004 and 2003 reflect marketing initiatives to promote our “high performance” account products and our “Florida’s Most Convenient Bank” initiatives. These promotions included print, radio and billboard advertising periodic customer gifts and events associated with seven- day banking.

Restructuring charges and impairment write-downs during 2002 were the result of a plan to discontinue certain ATM relationships. As a consequence, an $801,000 restructuring charge and a $206,000 impairment write-down were recognized. These relationships were primarily with convenience stores and gas stations which did not meet our performance expectations and were unlikely to meet our future profitability goals. The remaining ATM machines are primarily located in our branch network, cruise ships, Native American reservation gaming facilities and other retail outlets.

Amortization of intangible assets consisted of the amortization of core deposit intangible assets acquired in connection with the Community acquisition. The core deposit intangible assets are being amortized over an estimated life of ten years.

Acquisition related charges and impairments during 2002 include various data conversion and system integration expenses as well as facilities impairment write-downs associated with the Community acquisition. As a consequence of the acquisition, BankAtlantic closed two of its branches that competed directly with two of the former Community offices.

The higher expenses for professional fees in 2004, compared to 2003, resulted from deficiencies that were identified in the Bank’s compliance with anti-terrorism and anti-money laundering laws and regulations. BankAtlantic is taking steps to correct identified deficiencies in its compliance with the USA Patriot Act, anti-money laundering laws and the Bank Secrecy Act, and is cooperating with regulators and other federal agencies concerning those deficiencies. BankAtlan-

tic has incurred substantial costs to improve its compliance systems and procedures, including costs associated with engaging attorneys and compliance consultants, acquiring new software and hiring additional compliance staff. Compliance costs in 2004 were approximately $5.0 million. These compliance-related costs were primarily one-time and are not expected to recur at these levels in 2005. However, 2005 on-going costs will be higher than our previous general compliance costs by an estimated $2.5 million annually.

The higher expenses for professional fees in 2003, compared to 2002, were primarily associated with legal fees incurred in connection with a lawsuit filed against BankAtlantic in October 2002 relating to our “Florida’s Most Convenient Bank” initiative which was settled without payments to either party.

Costs associated with debt redemption resulted from the prepayment penalties associated with the repayment of $108 million of FHLB advances in 2004 and $325 million of advances in 2003. We prepaid these high rate advances with the expectation that it would improve our net interest margin in future periods.

Overall, other non-interest expense was generally flat in 2004 versus 2003. Increases in branch operating expenses related to an increased number of customer accounts and general operating expenses were offset by a decrease in our provision for tax certificate losses as actual loss history on these investments improved from prior periods.

The increase in other expenses in 2003 versus 2002 primarily resulted from higher ATM interchange expenses, check loss charges, and higher general operating expenses. These increases in other expenses relate to a substantial increase in the number of deposit accounts and the related increase in transaction volume associated with “Florida’s Most Convenient Bank” initiative. Expenses of the Riverclub joint venture as well as costs related to converting check cards from Visa to MasterCard are also reflected in 2003 results and contributed to higher other expenses.

RYAN BECK RESULTS OF OPERATIONS
         Summary

The integration of the assets that were acquired from Gruntal has enabled Ryan Beck to significantly increase its distribution capabilities and revenues since the latter half of 2003. The increase to approximately 450 financial consultants enables the investment banking and trading lines of business to distribute their products to an increased client base of over 136,000 clients.

Principal transaction revenue is primarily generated from the purchase and sale of fixed income and equity securities which are closely related to Ryan Beck’s customer activities. Investment banking revenue is principally derived from transactions with financial institution and emerging growth and middle market company clients. Commission revenue is primarily derived from the purchase and sale of securities on behalf of individual and institutional investors.

The following table is a condensed income statement summarizing Ryan Beck’s results of operations (in thousands):

	For the Years Ended
	December 31,			Change	Change
				2004 vs.	2004 vs.
	2004	2003	2002	2003	2003

Net interest income:
Interest on trading securities	$11,351	$10,437	$7,512	$914	$2,925
Interest expense	(924)	(1,283)	(1,444)	359	161

Net interest income	10,427	9,154	6,068	1,273	3,086

Non-interest income:
Principal transactions	90,415	95,519	49,106	(5,104)	46,413
Investment banking	48,245	27,728	19,119	20,517	8,609
Commissions	89,289	85,176	62,924	4,113	22,252
Other	3,855	2,516	2,696	1,339	(180)

Non-interest income	231,804	210,939	133,845	20,865	77,094

Non-interest expense:
Employee compensation and benefits	158,868	147,358	100,909	11,510	46,449
Occupancy and equipment	15,429	12,707	9,344	2,722	3,363
Advertising and promotion	4,735	3,291	2,977	1,444	314
Professional fees	5,482	10,467	3,994	(4,985)	6,473
Communications	12,527	13,783	10,152	(1,256)	3,631
Floor broker and clearing fees	9,835	9,227	8,192	608	1,035
Acquisition related charges and Impairments	—	—	4,061	—	(4,061)
Other	6,184	6,691	4,865	(507)	1,826

Non-interest expense	213,060	203,524	144,494	9,536	59,030

Income (loss) from continuing operations before income taxes	29,171	16,569	(4,581)	12,602	21,150
Income taxes	(11,688)	(6,924)	2,133	(4,764)	(9,057)

Income from continuing operations	$17,483	$9,645	$(2,448)*	$7,838	$12,093

* Does not include an extraordinary gain realized by BankAtlantic Bancorp of $23.7 million associated with the Gruntal transaction.
            For the Year Ended December 31, 2004 Compared to the Same 2003 Period:

The improvement in income from continuing operations was primarily the result of higher investment banking revenues as well as increased revenue from the activities of Ryan Beck’s financial consultants.

Investment banking revenue increased 74% from 2003. The improvement was largely attributable to the increase in merger and acquisition and advisory business in 2004 in both the financial institutions group and the middle market investment banking group. Ryan Beck’s Financial Institutions Group completed 22 transactions during 2004, versus 17 during 2003.

The decrease in principal transaction revenue was primarily the result of reductions in trading revenue associated with the firm’s fixed income proprietary trading activity.

Net interest income increased 14% from 2003. The improvement in net interest income primarily resulted from Ryan Beck’s participation in interest income associated with approximately $237 million of customer margin debit balances and fees earned in connection with approximately $1.2 billion in customer money market account balances.

Commission revenue increased 5% in 2004. The improvement is largely due to the increased activity on the part of the firm’s retail client base as well as the increase in average production per financial consultant from $335,000 of gross revenues per financial consultant during 2003 to $373,000 during 2004.

The increase in employee compensation and benefits of 8% from 2003 is primarily due to the increase in the firm’s bonuses which is correlated to the increased investment banking revenues from 2003.

Occupancy and rent expenses have increased 21% from 2003. This increase is primarily due to the additional offices opened in 2004 and the leasing of back-office space associated with the relocation of Ryan Beck’s corporate headquarters.

The increase in advertising and promotion expense was mainly attributable to expenses associated with the launch of Ryan Beck’s first formal advertising campaign designed to expand Ryan Beck’s exposure through print and television media.

Professional fees decreased by 48% in 2004. The decrease is primarily due to legal settlements reached in 2004, including the settlement of the former Gruntal’s bankruptcy case, which has resulted in a decrease in Ryan Beck’s legal reserve for 2004. Offsetting this decrease is the increase in professional fees associated with higher internal audit costs related to Ryan Beck’s compliance with the Sarbanes-Oxley Act of 2002.

The decrease in communications and other expenses from 2003 related primarily to decreased communication costs due to the elimination of duplicate vendors and services carried as a result of the Gruntal transaction.
         For the Year Ended December 31, 2003 Compared to the Same 2002 Period:

The improvement in income from continuing operations was primarily the result of the full year impact of increased revenue from Ryan Beck’s additional financial consultants, as well as the improvement in investment banking revenue.

Investment banking revenue increased 45% from 2002. The improvement was largely attributable to the increased distribution capabilities discussed above along with an increase in merger and acquisition and advisory business in 2003.

Net interest income increased 51% from 2002. The improvement in net interest income primarily resulted from the expansion of municipal bond trading and the associated spread between the interest on the municipal bonds and the financing costs incurred. Also included in interest income was Ryan Beck’s participation in interest income associated with approximately $259 million of customer margin debit balances and fees earned in connection with approximately $1.3 billion in customer money market account balances. This improvement in interest income was partially offset by the interest expense associated with a $5.0 million subordinated borrowing from the Company, which was repaid in full on September 3, 2003, as well as an increased level of borrowings from Ryan Beck’s clearing agent as a result of a higher volume of trading activity.

Principal transactions revenue increased 95% from 2002. The improvement in principal transaction revenue was primarily the result of additional financial consultants and trading personnel hired in connection with the Gruntal transaction on April 26, 2002. This increase was aided by the improved operating environment of the U.S. securities industry in the second half of fiscal 2003.

Commission revenue increased 35% in 2003. The improvement is largely due to the additional financial consultants, as well as the improvement in equity and fixed income markets.

The increase in employee compensation and benefits of 46% from 2002 is primarily due to the additional personnel. Also, the increase in Ryan Beck’s revenue resulted in an increase in compensation in the form of commission expense and discretionary bonuses.

Occupancy and rent expenses have increased 36% from 2002. This increase is primarily due to the additional offices operated as a result of the Gruntal transaction.

Professional fees increased by 162% in 2003. The increase was primarily due to additional legal expense associated with the successor liability issues related to the Gruntal transaction, as well as an NASD ruling against Ryan Beck in the amount of $2.7 million which resulted in a $1.7 million increase in professional fees. Additionally, broker registration fees were higher associated with the additional financial consultants added as a result of the Gruntal transaction.

Acquisition-related charges during 2002 included branch closures, professional fees, and regulatory costs incurred in connection with the Gruntal transaction.

The increase in communications, floor broker and clearing fees and other expenses from 2002 related primarily to increased commission revenue and principal transactions revenue associated with the additional financial consultants.

PARENT COMPANY RESULTS OF OPERATIONS

The following table is a condensed income statement summarizing the parent company’s results of operations (in thousands):

	For the Years Ended
	December 31,			Change	Change
				2004 vs.	2003 vs.
	2004	2003	2002	2003	2002

Net interest income:
Interest on loans	$1,751	$1,488	$1,716	$263	$(228)
Interest on investments	756	234	29	522	205
Interest on Junior Subordinated Debentures	(16,958)	(16,344)	(17,439)	(614)	1,095

Net interest income (expense)	(14,451)	(14,622)	(15,694)	171	1,072

Non-interest income:
Income from unconsolidated subsidiaries	485	425	—	60	425
Securities activities, net	3,693	404	3,837	3,289	(3,433)
Impairment of securities	—	—	(18,801)	—	18,801
Litigation settlement	22,840	—	—	22,840	—
Investment banking expense	—	(635)	—	635	(635)
Other	512	—	(359)	512	359

Non-interest income (expense)	27,530	194	(15,323)	27,336	15,517

Non-interest expense:
Employee compensation and benefits	3,042	90	940	2,952	(850)
Professional fees	1,146	1,500	810	(354)	690
Cost associated with debt redemption	—	1,648	3,125	(1,648)	(1,477)
Other	1,454	600	280	854	320

Non-interest expense	5,642	3,838	5,155	1,804	(1,317)

Income (loss) before income taxes	7,437	(18,266)	(36,172)	25,703	17,906
Income taxes	(2,692)	5,089	12,661	(7,781)	(7,572)

Income (loss) from continuing operations	$4,745	$(13,177)	$(23,511)	$17,922	$10,334

Interest income on loans during the 2004 period represents interest income on loans to Levitt. In April 2004, Levitt repaid one of those loans in the amount of $5.5 million. Interest on loans for each of the years in the two year period ended December 31, 2003 represent interest income associated with a $5 million loan to Ryan Beck and a $30 million loan to Levitt. The $30 million loan to Levitt was originated in April 2002. The $5 million Ryan Beck loan was fully repaid in September 2003.

Interest on investments during 2004 was primarily interest and dividends associated with a debt and equity portfolio managed by a money manager as well as earnings from a reverse repurchase account with BankAtlantic. Interest income on investments during the comparable 2003 and 2002 periods were primarily interest income recognized by the Company on the BankAtlantic reverse repurchase account.

Interest expense for the years ended December 31, 2004 and 2003 consisted primarily of debt service on the Company’s junior subordinated debentures. The average balance associated with the Company’s junior subordinated debentures was $263.3 million during the years ended December 31, 2004 and 2003. The higher interest expense during 2004 compared to 2003 was primarily due to higher rates on variable rate junior subordinated debentures during 2004.

The decrease in interest expense during 2003 compared to 2002 resulted from lower rates on borrowings partially offset by higher average balances. During 2002 and 2003, we redeemed higher rate trust preferred securities and subordinated debentures with the proceeds from the issuance of lower rate junior subordinated debentures. During the years ended December 31, 2003 and 2002, we issued $77.3 million and $186.0 million, respectively, of junior subordinated debentures, all of which were issued in connection with the issuance of trust preferred securities. The average rate of these debentures was 5.94%. A portion of the proceeds from the issuance of those debentures were used to retire $74.8 million of 9.50% fixed rate trust preferred securities and $21.0 million of 9.00% subordinated debentures.

Income from unconsolidated subsidiaries represents the equity earnings from trusts formed to issue trust preferred securities. Prior to January 1, 2003, the trusts were consolidated for financial reporting. This change in accounting methodology was required due to a change in applicable accounting rules.

The securities activities during 2004 primarily represent gains from sales of exchanged traded mutual funds. The Company sold these mutual funds in order to invest the proceeds with a money manager. Securities activities during 2003 represent a gain realized on a liquidating dividend from an equity security. Securities activities during 2002 reflect gains from the sales of equity securities.

During 2002, the Company recognized a $15 million impairment charge associated with its investment in a privately held technology company. The Company charged off the carrying value of this investment as the ability of the technology company to continue as a “going concern” was in doubt. Additionally, during 2002, the Company recognized impairment charges of $3.8 million on publicly traded equity securities resulting from significant declines in value that were other than temporary. The determinations were based on the length of time that the carrying amount of an investment was significantly above its market value and on the near term prospects of the issuers. The Company did not recognize impairments on securities during 2003 or 2004.

The litigation settlement reflects proceeds from the settlement of litigation related to the Company’s prior investment of $15 million in the technology company discussed above. Pursuant to that settlement, the Company sold its stock in the technology company to a third party investor group for $15 million in cash, the Company’s original cost, and the Company received consideration from the technology company for legal expenses and damages, which consisted of $1.7 million in cash and 378,160 shares of the Company’s Class A Common Stock returned by the technology company to the Company.

The Company’s investment banking expense during the year ended December 31, 2003 resulted from fees paid by it to Ryan Beck in connection with Ryan Beck’s underwriting of offerings of trust preferred securities by the Company in 2003. These fees are included in Ryan Beck’s investment banking income in Ryan Beck’s business segment results of operations but were eliminated in the Company’s consolidated financial statements.

The Company recorded compensation expense during 2004 as a result of the allocation of investor relations, corporate and risk management compensation cost to the Company from BankAtlantic effective January 1, 2004. This expense was partially offset by fees received by the Company for investor relations and risk management services provided by the Company to Levitt and BFC Financial Corporation, which are included in other income during 2004. Compensation expense during the 2003 periods primarily resulted from the issuance of Class A restricted stock to BankAtlantic employees and the amortization of a forgivable loan related to executive recruiting.

The compensation expense during 2002 was primarily related to the Ryan Beck retention pool established upon the acquisition of Ryan Beck in June 1998.

Cost associated with debt redemption during 2003 resulted from the Company redeeming its 5.625% convertible debentures at a redemption price of 102% of the principal amount. The loss on the redemption reflects a $732,000 write-off of deferred offering costs and a $916,000 call premium. During 2002, we recognized a $3.1 million loss associated with the redemption of debentures.

The decreased professional fees during 2004 primarily resulted from lower legal fees incurred in connection with the technology company litigation, which was settled in the first quarter of 2004. This decline in professional fees was partially offset by expenses associated with compliance with the Sarbanes-Oxley Act of 2002. The increase in professional fees during 2003 consisted of higher fees associated with the technology company litigation and legal, accounting and tax advice associated with the Levitt spin-off.

The increase in other expenses during 2004 relates to administrative expense associated with the departments transferred to the Company as well as higher regulatory compliance costs.

HOMEBUILDING & REAL ESTATE DEVELOPMENT
      Our Homebuilding & Real Estate Development segment consists of Levitt, which is consolidated with BFC Financial Corporation. The only assets available to BFC Financial Corporation are dividends when and if paid by Levitt. Levitt is a separate public company and its management prepared the following discussion regarding Levitt which was included in Levitt’s Annual Report on Form 10-K for the year ended December 31, 2004 as filed with the Securities and Exchange Commission. Accordingly, references in the following discussion under the caption “Homebuilding & Real Estate Development” to the “Company”, “we”, “us” or “our” are references to Levitt and its subsidiaries, and are not references to BFC Financial Corporation.

Our principal real estate activities are conducted through our Homebuilding and Land Divisions. Our Homebuilding Division consists of the operations of our wholly-owned homebuilding subsidiaries Levitt and Sons and Bowden Homes, while our Land Division consists of the operations of Core Communities. We also engage in commercial real estate activities through Levitt Commercial and we invest in real estate projects through subsidiaries and joint ventures. In addition, we own approximately 31% of Bluegreen Corporation. Levitt and Sons is primarily a developer of single-family home communities predominantly located in Florida. Core Communities owns the unsold land and other entitlements of the 4,600 acre master-planned community known as St. Lucie West in St. Lucie County, Florida. Core Communities also owns approximately 8,300 acres in and around Tradition, our second master-planned community, which encompasses a total of more than 8,000 acres, including approximately five miles of frontage on Interstate 95. Tradition is in the initial development stage in St. Lucie County, Florida.

In April 2002, we acquired 8.3 million shares of the outstanding common stock of Bluegreen for approximately $53.8 million. In connection with the spin-off, BankAtlantic Bancorp transferred 1.2 million shares of Bluegreen’s common stock to us in exchange for a $5.5 million promissory note and additional shares of our common stock (which additional shares were subsequently distributed in the spin-off). Bluegreen is a New York Stock Exchange-listed company that acquires, develops, markets and sells vacation ownership interests in “drive-to” resorts and develops and sells residential homesites around golf courses or other amenities. The investment in Bluegreen was recorded at cost and the carrying amount of the investment is adjusted to recognize our interest in the earnings or loss of Bluegreen after the acquisition date. At December 31, 2004 and December 31, 2003, our investment in Bluegreen was approximately $80.6 million and $70.9 million, respectively. The 9.5 million shares of Bluegreen common stock that we own comprise approximately 31% of the common stock of Bluegreen outstanding as of December 31, 2004.
         Executive Overview

Management evaluates the performance and prospects of the Company and its subsidiaries using a variety of financial and non-financial measures. The key financial measures utilized to evaluate historical operating performance include revenues from sales of real estate, cost of sales of real estate, margin (which we measure as revenues from sales of real estate minus cost of sales of real estate), margin percentage (which we measure as margin divided by revenues from sales of real estate), income before taxes and net income. Non-financial measures used to evaluate historical performance include the number and value of new orders executed, the number of housing starts, the number of homes delivered and the length of the homebuilding production cycle (which we measure from contract execution to home delivery). In evaluating the Company’s future prospects, management considers non-financial information such as the number of homes and acres in backlog (which we measure as homes or land subject to an executed sales contract) and the aggregate value of those contracts. Additionally, we monitor the number of properties remaining in inventory and under contract to be purchased relative to our sales and construction trends. The Company’s ratio of debt to shareholders’ equity and cash requirements are also considered by management when evaluating the Company’s future prospects, as are general economic factors and interest rate trends. Each of the above measures is discussed in the following sections as it relates to our operating results, financial position and liquidity. The list of measures above is not an exhaustive list, and management may from time to time utilize additional financial and non-financial information or may not use the measures listed above.

Impact of Florida Hurricanes in 2004

The majority of our business operations are located in the State of Florida, which is subject to hurricanes and other tropical weather systems. In the months of August and September 2004, five named storms made landfall in the State of Florida — Tropical Storm Bonnie and Hurricanes Charley, Frances, Ivan and Jeanne. Hurricane Charley passed through the southwestern and central areas of Florida, including areas where we have significant homebuilding operations (Ft. Myers, Sarasota and Orlando). Hurricanes Frances and Jeanne both made landfall on the east coast of the state near our St. Lucie County homebuilding and land development operations before passing to the northwest over Orlando. These three hurricanes caused property damage in several of our communities in Central Florida, and the Company has expended considerable resources on homes under construction and previously delivered homes repairing stucco, replacing insulation and dry wall as well as other materials damaged in the storms. The Company has also expended funds to mitigate other hurricane-related damage, including replacing landscaping, fences, repairing lake beds and replacing building materials. Our consolidated statements of income for the year ended December 31, 2004 include charges (recorded as other expenses) related to hurricane damage and the repairs noted above of approximately $4.4 million, net of projected insurance recoveries.

In addition to property damage, hurricanes cause disruptions to our business operations. New home buyers cannot obtain insurance until after named storms have passed, creating delays in new home deliveries. As a storm approaches, we will suspend sales, development and construction operations in favor of storm preparation activities such as securing construction materials and equipment. After a storm has passed, construction-related resources such as sub-contracted labor and building materials are likely to be redeployed to hurricane recovery efforts around the state. Governmental permitting and inspection activities may similarly be focused primarily on returning displaced residents to homes damaged by the storms, rather than on new construction activity. Depending on the severity of the damage caused by the storms, disruptions such as these could last for several months. We experienced a number of these disruptions following the unprecedented series of hurricanes which struck Florida in 2004, including permitting and delivery delays, reduced customer orders and labor and materials constraints. Although the disruptions are not expected to have a material impact on the profitability of our operations over the long term, we expect the delays in new home deliveries and governmental permitting and inspection activities resulting from the hurricanes to continue through the second quarter of 2005.

Impact of Increasing Labor and Materials Costs, Interest Rates and Local Government Regulation

Our business operations are impacted by competition for labor — direct and subcontracted — raw materials, supply and delivery issues. Throughout 2004, supply and delivery issues resulted in higher prices of most building materials. The costs of lumber, steel, concrete, asphalt and other building materials all rose significantly in 2004. We compete with other real estate developers — regionally, nationally and globally — for raw materials and labor. Labor shortages were particularly acute in Central Florida following the 2004 hurricane season; home builders were obliged to compete with businesses,, municipalities and existing homeowners for the available labor, much of which was diverted to hurricane clean-up and repair of windstorm and wind-driven rain damage. In addition, Chinese demand for cement in 2004 combined with supply bottlenecks and rising prices in global shipping contributed to regional shortages in cement. Without corresponding increases in the sales prices of our real estate inventories (both land and finished homes), increasing materials and labor costs associated with land development and home building could negatively affect our results of operations.

Rising construction costs and delays in the delivery of homes may negatively affect our margins in the future, because we enter into fixed-priced sales contracts for most of our homes before we start construction. Owing to the strong demand for our housing products and the overall robust condition of the real estate markets where we build, we have historically been able to offset increases in construction costs and land prices by periodically raising the prices on our homes. However, if we are unable to raise our home prices to offset increased costs of production in the future, our operating results would be adversely affected.

We rely on third party financing of our land purchases, land development, and product development costs. The majority of our financing consists of variable rate debt and rising interest rates therefore increase our borrowing costs. Historically, rising interest rates have also negatively impacted housing demand. Were demand for housing to decline, land may remain in our inventory longer and our corresponding borrowing costs would increase. Also, rising interest rates increase the mortgage costs of our customers who finance their purchases of our homes. Similarly, rising interest rates may affect our customers’ ability to sell the homes they currently occupy, the proceeds of which may be needed to fund, in whole or in part, their purchases of our homes. Although we are not currently experiencing any adverse effects from higher interest rates, higher rates may adversely affect our results of operations in the future.

We are required to obtain various permitting approvals of numerous governmental authorities in developing a project and building homes. Local governments have had difficulty responding to the rapid growth and continued demand for land and housing in the real estate markets in which we operate, resulting in delays in permitting approvals. In some areas where we build and develop land, local governments have refused to issue building permits until all infrastructure and land development is substantially complete. The inability to obtain building permits during early stage development prevents homebuilders from conducting land development simultaneous with housing construction, contributing in some instances to longer production cycles. In the aftermath of the Florida hurricanes, the demands on local government were intensified as government staff mobilized to support construction repairs, restore basic community services and emergency relief. Delays in permitting approvals will affect our business, as well as the businesses of our Land Division’s customers, and may affect our results of operations in the future.

CONSOLIDATED RESULTS OF OPERATIONS

	Year Ended December 31,			2004 vs.	2003 vs.
				2003	2002
	2004	2003	2002	Change	Change

	(In thousands, except per share data)
Revenues
Sales of real estate	$549,652	$283,058	$207,808	$266,594	$75,250
Title and mortgage operations	4,798	2,466	1,595	2,332	871

Total revenues	554,450	285,524	209,403	268,926	76,121

Costs and expenses
Cost of sales of real estate	406,274	209,431	159,675	196,843	49,756
Selling, general and administrative expenses	71,001	42,027	30,549	28,974	11,478
Interest expense, net	259	233	389	26	(156)
Other expenses	7,367	1,605	1,121	5,762	484
Minority interest	(26)	86	—	(112)	86

Total costs and expenses	484,875	253,382	191,734	231,493	61,648

	69,575	32,142	17,669	37,433	14,473
Earnings from Bluegreen Corporation(a)	13,068	7,433	4,570	5,635	2,863
Earnings from joint ventures	6,050	483	849	5,567	(366)
Interest and other income	4,619	3,162	2,678	1,457	484

Income before income taxes	93,312	43,220	25,766	50,092	17,454
Provision for income taxes	35,897	16,400	6,254	19,497	10,146

Net income	$57,415	$26,820	$19,512	$30,595	$7,308

Basic earnings per share	$3.10	$1.81	$1.32	$1.29	$0.49
Diluted earnings per share(b)	$3.04	$1.77	$1.30	$1.27	$0.47
Weighted average shares outstanding	18,518	14,816	14,816	3,702	—
Diluted shares outstanding	18,600	14,816	14,816	3,784	—

(a)	Levitt Corporation acquired its initial interest in Bluegreen Corporation in April 2002.

(b)	Diluted earnings per share takes into account the dilution in earnings we recognize from Bluegreen as a result of outstanding securities issued by Bluegreen that enable the holders thereof to acquire shares of Bluegreen’s common stock.
         For the Year Ended December 31, 2004 Compared to the Same 2003 Period

Consolidated net income increased $30.6 million, or 114%, for the year ended December 31, 2004 as compared to 2003. The increase in net income primarily resulted from an increase in sales of real estate by our Homebuilding and Land Divisions, from higher earnings from Bluegreen Corporation and from an increase in our earnings from our real estate joint venture activities.

Our revenues from sales of real estate increased 94% to $549.7 million for the year ended December 31, 2004 from $283.1 million for the same 2003 period. This increase is attributable primarily to an increase in home deliveries from 1,011 homes delivered in 2003 to 2,126 homes delivered in 2004. Land sale revenues in 2004 included sales to the Homebuilding Division of $24.4 million. These inter-segment transactions were eliminated in consolidation and the profit recognized by the Land Division from these sales will be deferred until the Homebuilding Division delivers homes on these properties to third parties. At that time, consolidated cost of sales will be reduced by amount of Land Division profits that were deferred. Consolidated cost of sales was reduced by approximately $3.9 million in 2004 as a result of the recognition of previously deferred profits related to sales of land by our Land Division to our Homebuilding Division. Approximately $1.0 million of similarly deferred profits were recognized during 2003.

Selling, general and administrative expenses increased during 2004 compared to the same 2003 period primarily as a result of higher employee compensation and benefits (including sales commissions and incentive bonuses), and increased insurance and professional service expenses. The increase in employee compensation and benefits expense was directly related to our new development projects in Central and South Florida, the expansion of homebuilding activities into North Florida and Georgia, the addition of Bowden Homes and the increase in our home deliveries. The number of our full time employees increased to 527 at December 31, 2004 from 353 at December 31, 2003, and the number of part time employees declined slightly to 32 at December 31, 2004 from 34 at December 31, 2003. The increase in insurance and professional service expenses related primarily to costs associated with operating as an independent public company since the spin-off from BankAtlantic Bancorp. As a percentage of total revenues, selling, general and administrative expenses declined to 13% for 2004 from 15% in 2003.

Interest incurred on notes and development bonds payable totaled $11.1 million and $7.9 million for 2004 and 2003, respectively. Interest incurred was higher due to higher outstanding balances of notes and mortgage notes payable related to increases in our inventory of real estate. Interest capitalized was $10.8 million for 2004 and $7.7 million for 2003. Cost of sales of real estate for the year ended December 31, 2004 and 2003 included previously capitalized interest of approximately $9.9 million and $6.4 million, respectively.

The increase in other expenses was primarily attributable to a $4.4 million charge, net of projected insurance recoveries, recorded to account for the estimated costs of remediating hurricane-related damage in our Florida Homebuilding and Land operations, as previously discussed.

Bluegreen’s reported net income for the year ended December 31, 2004 was $36.5 million, as compared to $25.8 million for 2003. Our interest in Bluegreen’s earnings, net of purchase accounting adjustments, was $13.1 million for 2004 versus $7.4 million for 2003.

Earnings from real estate joint ventures was $6.0 million during 2004 as compared to $483,000 for 2003. This increase in earnings in our real estate joint venture activities primarily resulted from gains recognized upon the sale of a joint venture’s property in Vero Beach, Florida, earnings associated with the delivery of condominium units by a joint venture project in Boca Raton, Florida and earnings associated with the delivery of homes by a joint venture project in West Palm Beach, Florida. All three joint venture projects are sold out and their operations are essentially completed.

The increase in interest and other income is primarily related to a $1.4 million reduction of a litigation reserve as a result of the Company’s successful appeal of a 2002 judgment, as discussed in the Notes to our consolidated financial statements.

The provision for income taxes increased $19.6 million, or 120%, to $36.0 million for 2004, due to increased earnings before taxes. The provision for income taxes for the year ended December 31, 2003 was net of a reduction in the deferred tax asset valuation allowance of approximately $418,000. Reductions in the deferred tax asset valuation allowance reduce the provision for income taxes for the year, thereby reducing the effective tax rate.

         For the Year Ended December 31, 2003 Compared to the Same 2002 Period

Consolidated net income increased $7.3 million, or 37%, to $26.8 million for the year ended December 31, 2003 from $19.5 million for the same 2002 period. The increase in net income resulted primarily from an increase in sales of real estate by Levitt and Sons, Core Communities, and Levitt Commercial, as well as from increased earnings from Bluegreen Corporation. These increases in income were partially offset by a decrease in earnings in joint ventures of $366,000, an increase in selling, general and administrative expenses of $11.4 million, and an increase in the provision for income taxes of $10.1 million.

Revenues from sales of real estate increased $75.3 million, or 36%, to $283.1 million for the year ended December 31, 2003 from $207.8 million for 2002. Home deliveries in 2003 increased 37% to 1,011 homes from 740 homes delivered in 2002. This increase in deliveries resulted in a $59.9 million increase in revenues from sales of real estate in the Homebuilding Division over 2002. Revenues from land sales in 2003 increased to $55.0 million from $53.9 million in 2002. Land sale revenues in 2002 included sales to the Homebuilding Division of $8.5 million, which inter-segment transactions were eliminated in consolidation. Consolidated cost of sales in 2003 was reduced by $1.0 million as previously deferred profits on inter-segment transactions were recognized at the time of home sales to third parties. There was no reduction in consolidated cost of sales in 2002 relating to deferred profits from inter-segment transactions. Levitt Commercial commenced deliveries of its flex warehouse units in 2003, and revenues from sales of these units in 2003 totaled $5.8 million. Earnings from Bluegreen for the year ended December 31, 2003 were $7.4 million, as compared with $4.6 million for the period of our ownership in 2002. Bluegreen’s net income for 2003 was $25.8 million, as compared to $15.4 million for the period of our ownership ended December 31, 2002.

The increase in selling, general and administrative expenses for the year ended December 31, 2003 as compared to 2002 primarily related to higher employee compensation and benefits, increased advertising expenses and costs relating to our public offering of investment notes. The increase in employee compensation and benefits and advertising expenses was directly related to our new development projects in central and southeast Florida and to the increase in home deliveries at Levitt and Sons. As a result of these new projects and higher number of home deliveries, our full time employees increased to 353 at December 31, 2003 from 221 at December 31, 2002, and the number of part time employees increased to 34 at December 31, 2003 from 28 at December 31, 2002.

Interest incurred totaled $7.9 million and $8.1 million for 2003 and 2002, respectively. The decrease in interest incurred was primarily due to a decline in average interest rates from 6.0% for 2002 to 4.8% for 2003. These decreases were partially offset by increases in borrowings associated with several new development projects as well as interest accruing on the Company’s $30.0 million note payable to BankAtlantic Bancorp for twelve months in 2003, as compared to only nine months in 2002. Interest capitalized totaled $7.7 million for both 2003 and 2002. Cost of sales of real estate for the years ended December 31, 2003 and 2002 included previously capitalized interest of approximately $6.4 million and $6.2 million, respectively.

Earnings from joint ventures decreased $366,000 in 2003 as compared to 2002. The decrease in earnings from joint ventures primarily resulted from completion of a joint venture project during 2002.

The provision for income taxes increased $10.1 million, or 162%, to $16.4 million for 2003, due to increased earnings before taxes, and an increase in the effective tax rate from 24.2% in 2002 to 37.9% in 2003. The provision for income taxes for the years ended December 31, 2003 and 2002 was net of a reduction in the deferred tax asset valuation allowance of approximately $418,000 and $2.6 million, respectively. Reductions in the deferred tax asset valuation allowance reduce the provision for income taxes for the year, thereby reducing the effective tax rate.

HOMEBUILDING DIVISION RESULTS OF OPERATIONS

	Year Ended December 31,			2004 vs.	2003 vs.
				2003	2002
	2004	2003	2002	Change	Change

	(Dollars in thousands, except average price data)
Revenues
Sales of real estate	$472,296	$222,257	$162,359	$250,039	$59,898
Title and mortgage operations	4,798	2,466	1,595	2,332	871

Total revenues	477,094	224,723	163,954	252,371	60,769

Costs and expenses
Cost of sales of real estate	371,097	173,072	131,281	198,025	41,791
Selling, general and administrative expenses	50,806	29,478	21,100	21,328	8,378
Interest expense, net	198	—	—	198	—
Other expenses	6,867	1,606	1,121	5,261	485
Minority interest	(50)	(113)	—	63	(113)

Total costs and expenses	428,918	204,043	153,502	224,875	50,541

	48,176	20,680	10,452	27,496	10,228
Earnings from joint ventures	3,518	480	1,171	3,038	(691)
Interest and other income	1,944	560	1,053	1,384	(493)

Income before income taxes	53,638	21,720	12,676	31,918	9,044
Provision for income taxes	20,658	7,964	3,364	12,694	4,600

Net income	$32,980	$13,756	$9,312	$19,224	$4,444

Domestic
Homes delivered	2,126	1,011	740	1,115	271
Construction starts	2,294	1,593	796	701	797
Average selling price of homes delivered	$222,000	$220,000	$219,000	$2,000	$1,000
Margin percentage on homes delivered(a)	21.4%	22.1%	19.1%	(0.7)%	3.0%
New orders (units)	1,679	2,240	980	(561)	1,260
New orders (value)	$427,916	$513,436	$204,730	$(85,520)	$308,706
Backlog of homes (units)	1,814	2,053	824	(239)	1,229
Backlog of homes (value)	$448,647	$458,771	$167,526	$(10,124)	$291,245
Joint Ventures:
Homes delivered	146	18	140	128	(122)
Construction starts	—	43	177	(43)	(134)
New orders (units)	42	61	61	(19)	—
New orders (value)	$13,967	$15,957	$16,027	$(1,990)	$(70)
Backlog of homes (units)	—	104	61	(104)	43
Backlog of homes (value)	$—	$27,478	$16,027	$(27,478)	$11,451

(a)	Margin percentage is calculated by dividing margin (sales of real estate minus cost of sales of real estate) by sales of real estate.

At December 31, 2004, our Homebuilding Division had a delivery backlog of 1,814 homes representing $448.6 million of future sales. The average sales price of the homes in backlog at December 31, 2004 is approximately 11% higher than the average sales price of the homes in backlog at December 31, 2003. While the strong demand and backlog are encouraging for our

2005 results, adverse economic trends such as rising interest rates, continued inflationary pressures or labor shortages could impact our Homebuilding Division in future periods. In 2004 the costs of lumber, steel, concrete and other building materials rose significantly. Additionally, labor costs rose reflecting a shortage of sub-contractors in some of the markets in which we build. The redeployment of labor in Florida following the 2004 hurricanes exacerbated the labor shortage in these markets. While we may be able to increase our selling prices to absorb these increased costs in future sales, the sales prices of homes in our backlog cannot be increased and the margins on the delivery of homes in backlog may be adversely affected by this trend.

Our sales performance in Florida in 2003 and the first half of 2004 exceeded our projections and existing production capacity. As a result, our delivery cycle extended beyond our 12 month target. We are currently focused on selling homes that we can deliver within 12 months. We believe that active growth management will permit us to increase customer satisfaction and reduce the amount of time contracted homes are in backlog, thereby reducing our exposure to rising costs.

We believe we own or control sufficient land to meet our current growth goals. In the shorter-term, we expect the number of signed new orders for homes in our Florida operations to level off and perhaps decline slightly through the second quarter of 2005 as we transition from the older, established communities at which sales are reaching completion to new communities that we expect will open for sale to the public over the next 18 months. If we are not able to open new communities in a timely fashion, our available inventory will remain below historical levels and our results will be adversely impacted.

We are also currently expanding our homebuilding activities to the Jacksonville, Florida, Atlanta, Georgia and Nashville, Tennessee markets, and expect to expand into other markets in the Southeastern United States. We have not previously operated in these markets and may not recognize any revenues from these operations during the next twelve months or longer. As a result, costs associated with this expansion prior to revenue recognition will adversely affect our operating results, as will costs exceeding revenues during the start up phase in each new market.

         For the Year Ended December 31, 2004 Compared to the Same 2003 Period

The value of new orders declined to $427.9 million for 2004, from $513.4 million in 2003. The decline in new orders was primarily the result of the absence of new community openings to offset stronger than expected order growth in prior periods and our intentional slowing of the pace of new home orders to help assure higher levels of customer satisfaction by meeting delivery schedules acceptable to our customers. Some of our Florida communities sold out faster than originally anticipated and new communities were not yet ready for sales. While this strengthened our backlog, we experienced a short-term decline in saleable inventory. New orders were also impacted by the adverse impact of four hurricanes in Florida during August and September. These factors led to a slowdown in sales in our Florida homebuilding operations in the third and fourth quarters of 2004, when new orders were placed for 489 homes, as compared with the record 1,212 new orders placed in the third and fourth quarters of 2003. As discussed above, we believe that our inventory of homes available for sale and new orders should improve as we open new communities to the public.

Revenues from home sales increased 112% to $472.3 million in 2004 from $222.3 million in 2003, due primarily to increased home deliveries. This increase is attributable primarily to an increase in home deliveries in communities that commenced deliveries in 2003 and from Bowden Homes’ operations. During 2004, 2,126 homes were delivered at an average selling price of approximately $222,000, as compared to 1,011 homes delivered in 2003 at an average selling price of approximately $220,000. The modest increase in the average selling price of our homes was due primarily to a change in our product mix resulting from the inclusion of Bowden Homes in 2004. The average selling price of homes in our Florida operations increased by $15,000 over 2003 to $235,000, while the average selling price of Bowden’s homes was $157,000.

Cost of sales increased by approximately 114% to $371.1 million in 2004 from $173.1 million in 2003. The increase in cost of sales was associated primarily with the increased number of home deliveries. Cost of sales as a percentage of related revenue was approximately 79% for the year ended December 31, 2004, as compared to approximately 78% for the year ended December 31, 2003. Increases in labor and raw material costs in 2004 were largely offset by increases in the selling prices of our homes. Cost of sales for 2004 also includes approximately $1.8 million of purchase accounting adjustments relating to the acquisition of Bowden Homes.

Selling, general and administrative expenses increased 72% to $50.8 million in 2004 from $29.5 million for 2003. The increase in selling, general and administrative expenses primarily resulted from the increase in home deliveries and the addition of Bowden Homes, as well as an increase in compensation and benefits resulting from the continued expansion of our homebuilding operations. As a percentage of revenues, selling general and administrative expense was approximately 11% and 13% of total revenues in 2004 and 2003, respectively.

Interest incurred totaled $6.5 million and $5.0 million for 2004 and 2003, respectively. The increase in interest incurred was primarily due to increases in borrowings associated with the assumption of debt in the Bowden Homes acquisition and financing associated with new development projects. Interest capitalized for 2004 and 2003 totaled $6.3 million and $5.0 million, respectively. At the time of a home sale, the related capitalized interest is charged to cost of sales. Cost of sales of real estate for 2004 and 2003 included previously capitalized interest of approximately $8.0 million and $4.3 million, respectively.

The increase in other expenses was primarily attributable to a $3.9 million charge recorded to account for the estimated costs of remediating hurricane-related damage in our Florida homebuilding operations, as previously discussed.

The increase in earnings in joint ventures resulted primarily from the completion of home deliveries by a joint venture developing a condominium complex in Boca Raton, Florida. The joint venture’s initial inventory was 164 residential units and the remaining 146 units were delivered during 2004. As of December 31, 2004, approximately 4,100 square feet of commercial space remained in the joint venture’s inventory.

The increase in interest and other income is primarily related to a $1.4 million reduction of a litigation reserve as a result of our successful appeal of a 2002 judgment. The appellate court reversed the damages awarded by the trial jury and ordered a new trial to determine damages. The litigation reserve was reduced based on our assessment of the potential liability.
         For the Year Ended December 31, 2003 Compared to the Same 2002 Period

Revenues from home sales increased 37% to $222.3 million in 2003 from $162.4 million in 2002, due primarily to increased home deliveries. The increase in homes delivered was the result of communities nearing completion and the introduction of new projects and product lines. During 2003, 1,011 homes were delivered at an average selling price of approximately $220,000, as compared to 740 homes delivered in 2002 at an average selling price of approximately $219,000.

Cost of sales increased by approximately 32% to $173.1 million in 2003 from $131.3 million in 2002. The increase in cost of sales was associated primarily with the increased number of home deliveries. Cost of sales as a percentage of related revenue was approximately 78% for the year ended December 31, 2003, as compared to approximately 81% for the year ended December 31, 2002. The improvement in margin as a percentage of sales was primarily due to changes in product mix and the higher average selling price.

Selling, general and administrative expenses increased 40% to $29.5 million in 2003 from $21.1 million for 2002. The increase in selling, general and administrative expenses was primarily associated with the increase in sales and the addition of several new development projects in central and southwest Florida, as well as an increase in employee compensation and benefits resulting from the addition of several new projects. As a percentage of revenues, selling general and administrative expense was approximately 13% of total revenues in both 2003 and 2002.

Interest incurred totaled $5.0 million and $4.1 million for 2003 and 2002, respectively. The increase in interest incurred was primarily due to the increases in borrowings associated with new development projects. This increase was partially offset by a decline in average interest rates from 5.5% for 2002 to 4.9% for 2003 as a result of a decrease in the interest rates applicable to our variable interest rate debt. Interest capitalized for 2003 and 2002 totaled $5.0 million and $4.1 million, respectively. Throughout 2003 and 2002, real estate inventory under active development was greater than the interest-bearing debt. Therefore, all interest incurred during both 2003 and 2002 was capitalized. At the time of a home sale, the related capitalized interest is charged to cost of sales. Cost of sales of real estate for 2003 and 2002 included previously capitalized interest of approximately $4.3 million and $3.6 million, respectively.

The decrease in earnings in joint ventures resulted primarily from the completion of home deliveries by one joint venture. The joint venture’s initial inventory was 600 units and the last 140 homes were delivered during 2002.

LAND DIVISION RESULTS OF OPERATIONS

	Year Ended December 31,			2004 vs.	2003 vs.
				2003	2002
	2004	2003	2002	Change	Change

	(Dollars in thousands)
Revenues
Sales of real estate	$96,200	$55,038	$53,919	$41,162	$1,119

Total revenues	96,200	55,038	53,919	41,162	1,119

Costs and expenses
Cost of sales of real estate	42,838	31,362	28,722	11,476	2,640
Selling, general and administrative expenses	10,373	7,549	5,867	2,824	1,682
Interest expense, net	61	224	451	(163)	(227)
Other expenses	500	—	—	500	—

Total costs and expenses	53,772	39,135	35,040	14,637	4,095

	42,428	15,903	18,879	26,525	(2,976)
Interest and other income	1,671	2,261	1,413	(590)	848

Income before income taxes	44,099	18,164	20,292	25,935	(2,128)
Provision for income taxes	17,031	7,149	5,414	9,882	1,735

Net income	$27,068	$11,015	$14,878	$16,053	$(3,863)

Acres sold	1,212	1,337	1,715	(125)	(378)
Margin percentage(a)	55.5%	43.0%	46.7%	12.5%	(3.7)%
Unsold acres	8,349	5,116	4,490	3,233	626
Acres subject to firm sales contracts	1,833	1,433	1,845	400	(412)
Acres subject to firm sales contracts (value)	121,095	103,174	72,767	17,921	30,407

(a)	Margin percentage is calculated by dividing margin (sales of real estate minus cost of sales of real estate) by sales of real estate.

Land Division revenues are primarily generated from two master-planned communities located in St. Lucie County, Florida — St. Lucie West and Tradition. Development activity in St.

Lucie West is winding down, with 39 acres of inventory remaining at December 31, 2004, of which 21 acres were subject to firm sales contracts as of that date. With the acquisition of approximately 3,150 acres during the second quarter of 2004, the Tradition master-planned community now encompasses more than 8,200 total acres, including approximately 5,900 net saleable acres. Approximately 1,700 acres have been sold or were subject to firm sales contracts with various homebuilders as of December 31, 2004. Notwithstanding the sustained interest and activity at Tradition, a significant reduction of demand in the residential real estate market could negatively impact our land development operations.

We calculate margin as sales of real estate minus cost of sales of real estate, and have historically realized between 40% and 60% margin on Land Division sales. Margins fluctuate based upon changing sales prices and costs attributable to the land sold. The sales price of land sold varies depending upon: the location; the parcel size; whether the parcel is sold as raw land, partially developed land or individually developed lots; the degree to which the land is entitled; and whether the ultimate use of land is residential or commercial. The cost of sales of real estate is dependent upon the original cost of the land acquired, the timing of the acquisition of the land, and the amount of development and carrying costs capitalized to the particular land parcel. Future margins will continue to vary in response to these and other market factors.

In January 2005, we consummated the bulk sale of five non-contiguous parcels of land adjacent to Tradition consisting of a total of 1,294 acres for $64.7 million, or $50,000 per acre. These parcels, which were acquired in May 2004 for $20,000 per acre, were liquidated after we determined that their specific locations and the timeline for obtaining land use approvals would not fit in the master plan for Tradition. The funds generated by the sale will be used to reduce indebtedness and to provide additional liquidity for Land Division operations and investments.

         For the Year Ended December 31, 2004 Compared to the Same 2003 Period

Revenues from land sales increased 75% to $96.2 million in 2004 from $55.0 million in 2003. Margin on land sales in 2004 was approximately $53.4 million as compared to $23.7 million in 2003. During 2004, 1,212 acres were sold with an average margin of 55%, as compared to 1,337 acres sold with an average margin of 43% in 2003. The lower margin percentage in 2003 was primarily the result of the bulk sale in July of approximately 1,000 acres of undeveloped land adjacent to Tradition in a single transaction to a developer that we believe will utilize the property for the development of one or more golf courses. During 2004, the Land Division sold approximately 448 acres in Tradition to the Homebuilding Division which, for segment reporting purposes, generated revenue of $23.4 million and margin of $14.4 million. This transaction, which is included in the above table, is eliminated in consolidation. There were no sales to the Homebuilding Division in 2003.

Selling, general and administrative expenses increased 37% to $10.4 million during the year ended December 31, 2004 as compared to $7.5 million for the same 2003 period. As a percentage of total revenues, selling, general and administrative expenses declined to 11% in 2004 from 14% in 2003.

Interest incurred for 2004 and 2003 was approximately $2.0 million and $1.2 million, respectively. The increase in interest incurred was primarily due to an increase in outstanding borrowings related to acquisition of land for Tradition. During 2004, interest capitalized was approximately $1.9 million, as compared with $927,000 for 2003. At the time of land sales, the related capitalized interest is charged to cost of sales. Cost of sales of real estate for 2004 and 2003 included previously capitalized interest of approximately $87,000 and $318,000, respectively.

The increase in other expenses was primarily attributable to a $500,000 charge, net of projected insurance recoveries, recorded to account for the estimated costs of remediating hurricane-related damage, as previously discussed.

         For the Year Ended December 31, 2003 Compared to the Same 2002 Period

Revenues from land sales increased 2% to $55.0 million in 2003 from $53.9 million in 2002. Margin on land sales in 2003 was approximately $23.7 million as compared to $25.2 million in 2002. The decrease in margin was primarily attributable to an increase in sales of residential land and residential lots in 2003 as compared to 2002. This was primarily a result of growth in the residential home sales market during 2003. The proportional increase in residential property sales in 2003 has resulted in a decrease in margin as a percentage of revenue, as commercial and industrial properties generally provide a higher margin than residential properties. In the year ended December 31, 2002, land sales to the Homebuilding Division totaled $8.5 million and the gain recognized was $6.5 million. These inter-segment transactions were eliminated in consolidation. There were no sales to the Homebuilding Division in 2003.

Selling, general and administrative expenses increased 29% to $7.5 million during the year ended December 31, 2003 as compared to 2002. This increase was primarily associated with an increase in advertising expenses as a result of the launch of the Tradition community during the first quarter of 2003.

Interest incurred for 2003 and 2002 was approximately $1.2 million and $2.4 million, respectively. The decrease in interest incurred was primarily due to the satisfaction of indebtedness formerly associated with Live Oak Preserve, which was repaid in 2002. During2003, interest capitalized was approximately $927,000, as compared with $1.9 million for 2002. At the time of land sales, the related capitalized interest is charged to cost of sales. Cost of sales of real estate for 2003 and 2002 included previously capitalized interest of approximately $318,000 and $980,000, respectively.
OTHER OPERATIONS RESULTS OF OPERATIONS

	Year Ended December 31,			2004 vs.	2003 vs.
				2003	2002
	2004	2003	2002	Change	Change

	(Dollars in thousands)
Revenues
Sales of real estate	$5,555	$5,763	$—	$(208)	$5,763

Total revenues	5,555	5,763	—	(208)	5,763

Costs and expenses
Cost of sales of real estate	6,255	6,021	1,601	234	4,420
Selling, general and administrative expenses	9,822	5,000	3,582	4,822	1,418
Interest expense, net	—	9	(6)	(9)	15
Other expenses	—	(1)	—	1	(1)
Minority interest	24	199	—	(175)	199

Total costs and expenses	16,101	11,228	5,177	4,873	6,051

	(10,546)	(5,465)	(5,177)	(5,081)	(288)
Earnings from Bluegreen Corporation	13,068	7,433	4,570	5,635	2,863
Earnings (loss) from joint ventures	2,532	3	(322)	2,529	325
Interest and other income	1,004	341	268	663	73

Income (loss) before income taxes	6,058	2,312	(661)	3,746	2,973
Provision (benefit) for income taxes	2,198	891	(177)	1,307	1,068

Net income (loss)	$3,860	$1,421	$(484)	$2,439	$1,905

Other Operations include all other activities, including Levitt Commercial, Levitt Corporation general and administrative expenses, earnings from our investment in Bluegreen and earnings from investments in various real estate projects. We currently own approximately 9.5 million shares of the common stock of Bluegreen, which represented approximately 31% of Bluegreen’s outstanding shares as of December 31, 2004. Under equity method accounting, we recognize our pro-rata share of Bluegreen’s net income or loss (net of purchase accounting adjustments) as pre-tax earnings. Bluegreen has not paid dividends to its shareholders; therefore, our earnings represent only our claim to the future distributions of Bluegreen’s earnings. Accordingly, we record a tax liability on our portion of Bluegreen’s net income. Should Bluegreen’s financial performance deteriorate, our earnings in Bluegreen would deteriorate concurrently and our results of operations would be adversely affected. Furthermore, a significant reduction in Bluegreen’s financial position might require that we test our investment in Bluegreen for impairment, which could result in charges against our future results of operations. For a complete discussion of Bluegreen’s results of operations and financial position, we refer you to Bluegreen’s Annual Report on Form 10-K for the year ended December 31, 2004, as filed with the SEC.
         For the Year Ended December 31, 2004 Compared to the Same 2003 Period

During the year ended December 31, 2004, Levitt Commercial delivered 18 flex warehouse units as compared to 13 units delivered during the year ended December 31, 2003. Cost of sales of real estate includes amortization of interest previously capitalized in this business segment. The amount of previously capitalized interest amortized in cost of sales for the year ended December 31, 2004 and 2003 was $1.8 million and $1.5 million, respectively.

Bluegreen’s reported net income for the year ended December 31, 2004 and 2003 was $36.5 million and $25.8 million, respectively. Our ownership interest in Bluegreen’s earnings during the years ended December 31, 2004 and 2003 was approximately $13.1 million and $7.4 million, respectively, net of purchase accounting adjustments. Purchase accounting adjustments decreased our interest in Bluegreen’s earnings by $473,000 for 2004, as compared to a $1.1 million reduction of earnings in 2003. Additionally, Bluegreen issued approximately 4.1 million shares of common stock during 2004 in connection with the redemption of $34.1 million of its 8.25% Convertible Subordinated Debentures (the “Debentures”). Our investment in Bluegreen was reduced by $1.9 million to reflect the dilutive effect of the issuance of these shares as a result of the elimination of purchase accounting adjustments resulting from the difference between the fair value and book value of the Debentures originally recorded at acquisition. In addition, during the year ended December 31, 2004, approximately 1.2 million shares of Bluegreen common stock were issued upon the exercise of stock options which reduced our investment in Bluegreen by approximately $1.0 million. At December 31, 2004 and 2003, our ownership interest in Bluegreen was 31% and 38%, respectively.

Selling, general and administrative and other expenses increased to $9.8 million during the year ended December 31, 2004 as compared to $5.0 million during the year ended December 31, 2003. This increase was primarily associated with increases in employee compensation and benefits resulting from higher average headcount, fees paid by the Company for administrative and other services provided pursuant to an agreement with BankAtlantic Bancorp, and other expenses related to being a public company. We did not incur significant costs associated with being a public company in 2003 because we were not subject to SEC reporting requirements at that time, or the requirements of the Sarbanes-Oxley Act of 2002.

Earnings from real estate joint ventures in 2004 were $2.5 million as compared to $3,000 in 2003. The increase in earnings was due primarily to the gain recognized by a joint venture on the sale of a rental apartment project in Vero Beach, Florida and earnings associated with the delivery of homes by a joint venture project in West Palm Beach, Florida. Both joint venture projects are sold out and their operations are essentially completed.

Interest incurred in Other Operations was approximately $2.6 million and $1.7 million for the year ended December 31, 2004 and 2003, respectively. The increase in interest incurred was primarily associated with increases in outstanding borrowings related to Levitt Commercial’s development activities, interest obligations under the $8.0 million note to BankAtlantic Bancorp relating to the spin-off, and the $3.2 million of outstanding Subordinated Investment Notes. Interest capitalized for this business segment totaled $2.6 million and $1.7 million for the year ended December 31, 2004 and 2003, respectively. Those amounts include adjustments to reconcile the amount of interest eligible for capitalization on a consolidated basis with the amounts capitalized in the Company’s other business segments.
         For the Year Ended December 31, 2003 Compared to the Same 2002 Period

During the first quarter of 2003, Levitt Commercial commenced the delivery of its flex warehouse units and the revenue and margin on the sales of its inventory for the year ended December 31, 2003 were approximately $5.8 million and $1.2 million, respectively. No sales of real estate were recognized by this business segment in 2002. Cost of sales of real estate includesthe amortization of interest previously capitalized in this business segment. The amount of previously capitalized interest amortized in cost of sales for 2003 and 2002 was $1.5 million and $1.6 million, respectively.

Bluegreen’s reported net income for the year ended December 31, 2003 was $25.8 million and, for the period of our ownership during 2002, income before the cumulative effect of a change in accounting principle was $15.4 million. Our ownership interest in Bluegreen’s earnings during 2003 was approximately $7.4 million, as compared to $4.6 million for the period of our ownership in 2002. Our interest in Bluegreen’s earnings was reduced by $1.1 million in 2003 due to the effects of purchase accounting adjustments, as compared with a reduction of $353,000 during the period of our ownership from April to December 2002. The purchase accounting adjustments for 2002 primarily related to Bluegreen’s sale of notes receivable which existed at the acquisition date. At the acquisition date, the notes receivable were adjusted to reflect unrealized gain in our carrying amount of the asset, and accordingly, when such gain was recorded by Bluegreen, we recognized no gain. The purchase accounting adjustments for 2003 primarily related to Bluegreen’s sale of retained interests in notes receivable which existed at the acquisition date. As with the underlying notes receivable, at the acquisition date the retained interests were adjusted to reflect unrealized gain in our carrying amount of the asset, and, when such gain was recorded by Bluegreen, we recognized no gain.

Selling, general and administrative and other expenses in this segment primarily relate to holding company operations and expenses incurred by Levitt Commercial. Selling, general and administrative and other expenses increased to $5.0 million during the year ended December 31, 2003 as compared to $3.6 million for 2002. This increase was primarily associated with increases in employee compensation and benefits relating to our expansion and costs related to our public offering of investment notes.

Interest incurred was approximately $1.7 million and $1.6 million for the year ended December 31, 2003 and 2002, respectively. The increase in interest incurred is primarily associated with a $30.0 million loan from BankAtlantic Bancorp in connection with the acquisition of Levitt Corporation’s investment in Bluegreen Corporation, which was outstanding for the entire twelve months of 2003 as compared with only nine months during 2002. Partially offsetting this increase was a reduction in average interest rates for 2003 to approximately 4.1%, as compared to 5.3% for 2002. Interest capitalized for this business segment totaled $1.7 million and $1.6 million for the year ended December 31, 2003 and 2002, respectively. Interest capitalized in this business segment includes adjustments to reconcile the amount of interest eligible for capitalization on a consolidated basis with the amounts capitalized in the other business segments.

Minority interest for the 2003 period is associated with a joint venture’s margin from the sale of its flex warehouse units in which we have a majority interest.

CRITICAL ACCOUNTING POLICIES
      Management views critical accounting policies as accounting policies that are important to the understanding of our financial statements and also involve estimates and judgments about inherently uncertain matters. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the consolidated statements of financial condition and assumptions that affect the recognition of income and expenses on the statement of operations for the periods presented. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in subsequent periods relate to the determination of the allowance for loan losses, evaluation of goodwill for impairment, the valuation of real estate acquired in connection with foreclosure or in satisfaction of loans, the valuation of the fair value of assets and liabilities in the application of the purchase method of accounting, the amount of the deferred tax asset valuation allowance, the valuation of real estate held for development and equity method investments and accounting for contingencies. The seven accounting policies that we have identified as critical accounting policies are: (i) allowance for loan losses; (ii) valuation of securities as well as the determination of other than temporary declines in value; (iii) impairment of goodwill and other intangible assets; (iv) impairment of long-lived assets; (v) real estate held for development and sale and equity method investments; (vi) accounting for business combinations; and (vii) accounting for contingencies.
      We have discussed the critical accounting estimates outlined below with our audit committee of our board of directors, and the audit committee has reviewed our disclosure. See note 1, Summary of Significant Accounting Policies to the Notes to Consolidated Financial Statements included herein for a detailed discussion of our significant accounting policies.
Allowance for Loan Losses
      BankAtlantic is in the business of making various loans and as of December 31, 2004 BankAtlantic’s loans receivable were approximately $4.6 billion and the related allowance for loan losses was approximately $46 million. The allowance for loan losses is maintained at an amount BankAtlantic considers adequate to absorb probable losses inherent in BankAtlantic’s loan portfolio. BankAtlantic has developed policies and procedures for evaluating its allowance for loan losses which consider all information available to them. However, BankAtlantic must rely on estimates and judgments regarding issues where the outcome is unknown. As a consequence, if circumstances change, the allowance for loan losses may decrease or increase significantly.
      The calculation of allowance for loan losses consists of three components. The first component requires the identification of identify impaired loans based on management judgment and, if necessary, the assignment of a valuation allowance to the impaired loans. A loan is deemed impaired when collection of principal and interest based on the contractual terms of the loan is not likely to occur. Valuation allowances are established on loans that are collateral-dependent and foreclosure is probable based on management’s estimated fair value of the collateral less the cost to dispose of the collateral. Valuation allowances are established on other loans based on the present value of expected future cash flows. These valuations are based on available information and require estimates and subjective judgments about fair values of the collateral or expected future cash flows. Most of BankAtlantic’s loans do not have an observable market price and an estimate of the collection of contractual cash flows is based on the judgment of management. It is likely that materially different results would be obtain if different assumptions or conditions were to prevail. This would include updated information that came to management’s attention about the loans or a change in the current economic environment. As a consequence of the estimates and assumptions required to calculate the first component of allowance for loan losses, a change in these highly uncertain estimates could have a materially favorable or unfavorable impact on our financial condition and results of operations.
      The second component of the allowance requires the grouping of loans that have similar credit risk characteristics so as to form a basis for predicting losses based on loss percentages and delinquency trends as it relates to the group. Management assigns an allowance to these groups of loans by utilizing data such as historical loss experiences, trends in the industry, static pool analysis, delinquency trends and credit scores.

A subsequent change in data trends may result in material changes in this component of the allowance from period to period.
      The third component of the allowance is the unassigned portion of the allowance. This component addresses certain industry and geographic concentrations, the view of regulators, model imprecision, change in underwriting standards and changes in the composition of the loan portfolio. This component requires substantial management judgment in adjusting the allowance for the changes in the current economic climate compared to the economic environment that existed historically. Due to the subjectivity involved in the determination of the unassigned portion of the allowance, the relationship of the unassigned component to the total allowance may fluctuate substantially from period to period.
      We believe that the allowance for loan losses reflects management’s best estimate of incurred credit losses as of the statement of financial condition date. As of December 31, 2004, BankAtlantic’s allowance for loan losses was $46 million and BFC’s allowance for loan losses was $1.1 million. See “Provision for Loan Losses” for a discussion of the amounts of BankAtlantic allowance assigned to each loan product and the amount of our unassigned allowance. The estimated allowance derived from the above methodology may be significantly different from actual realized losses. Actual losses incurred in the future are highly dependent upon future events, including the economies of geographic areas in which we hold loans. These uncertainties are beyond management’s control. In addition, various regulatory agencies, as an integral part of their examination process, periodically review BankAtlantic’s allowance for loan losses. Such agencies may require us to recognize additions to the allowance based on their judgments and information available to them at the time of their examination.
      On an on-going basis, the loan portfolio is monitored based on the loan mix, credit quality, historical trends and economic conditions. As a consequence, the allowance for loan losses estimates will change from period to period. A measure of this change is the ratio of the allowance for loan losses to total loans. This ratio has declined from 1.62% at December 31, 2000 to 1.00% at December 31, 2004. If the historical loss experience in the assigned portion of the allowance for loan losses was increased or decreased by 25 basis points at December 31, 2004, pre-tax earnings before minority interest for the year ended December 31, 2004 are estimated to increase or decrease by approximately $11 million and after minority interest (at BFC’s current proportionate share based on our 22% interest in BankAtlantic Bancorp, net of income taxes) to increase or decrease by approximately $1.5 million.
Valuation of Securities and Trading Activities
      The securities referred to here do not include BFC’s investments in BankAtlantic Bancorp or Levitt. BankAtlantic records its securities available for sale, investment securities, trading securities and derivative instruments in our statement of financial condition at fair value. The following three methods are used to determine fair value: obtaining market price quotes, using a price matrix, and applying a management valuation model.

      The following table provides the sources of fair value for investment securities, trading securities and derivative instruments at December 31, 2004 (in thousands):

	National
	Market	Price	Valuation
	Price Quotes	Matrix	Model	Total

Investment securities
Mortgage-backed securities	$—	$500,517	$—	$500,517
Tax exempt securities	—	353,441	—	353,441
Other securities	—	—	585	585
Equity securities	27,545	—	—	27,545

Total investment securities	27,545	853,958	585	882,088

Trading securities
Securities owned	125,443	—	—	125,443
Securities sold not yet purchased	(39,462)	—	—	(39,462)

Total Trading securities	85,981	—	—	85,981

Derivatives	—	—	49	49

Total	$113,526	$853,958	$634	$968,118

      Equity securities trade daily on various stock exchanges. The fair value of these securities in our statement of financial condition was based on the closing price quotations at period end. The closing quotation represents inter-dealer quotations without retail markups, markdowns or commissions and do not necessarily represent actual transactions. We adjust our equity securities available for sale to fair value monthly with a corresponding increase or decrease, net of income taxes, to other comprehensive income. Declines in the fair value of individual securities below their cost that are other than temporary result in write-downs through charges to earnings of the individual securities to their fair value.
      A third-party service provides a pricing matrix to determine the fair value of debt securities available for sale. The pricing matrix computes a fair value of debt securities based on the securities’ coupon rate, maturity date and estimates of future prepayment rates. The valuations obtained from the pricing matrix are not actual transactions and will not be the actual amount realized upon sale. It is likely that materially different results would be derived if different interest rate and prepayment assumptions were used in the valuation. Debt securities available for sale are adjusted to fair value monthly with a corresponding increase or decrease, net of income taxes, to other comprehensive income. Debt securities held to maturity are recorded at historical cost with the fair value disclosed on our statement of financial condition. Declines in the fair value of individual securities below their cost that are other than temporary result in write-downs through charges to earnings of the individual securities to their fair value.
      Future contracts or commitments to purchase residential loans that are not listed on an exchange for which we cannot obtain broker quotes are nit available are valued based on a valuation model. Management estimates the valuation of these contracts based on market information. This valuation requires a significant amount of judgment in assessing the estimated fair value. These estimates would be significantly different if the assumptions concerning credit quality were changed.
      At December 31, 2004, the fair value and unrealized gain associated with securities in our statement of financial condition was $749.0 million and $7.4 million, respectively. If interest rates were to decline by 200 basis points, we estimate that the fair value of the debt securities portfolio would increase by $100.4 million. In contrast, if interest rates were to increase by 200 basis points, we estimate that the fair value of the securities would decline by $88.8 million. The above changes in value are based on various assumptions concerning prepayment rates and shifts in the interest rate yield curve and do not take into account any mitigating steps that management might take in response to changes in interest rates. We are likely to obtain significantly different results if the assumptions were changed. At December 31, 2003 in our statement of financial condition securities had a fair value of $360.4 million and unrealized gains were $10.3 million.
      Securities owned and securities sold but not yet purchased are accounted for at fair value with changes in fair value included in earnings. The fair value of these securities is determined by obtaining security values from various sources, including dealer price quotations and price quotations for similar instruments traded and management estimates. The majority of the securities owned are listed on national markets or market quotes can be obtained from brokers. The fair values of securities owned and securities sold but not yet purchased are highly volatile and are largely driven by general market conditions and changes in the market environment. The most significant factors affecting the valuation of securities owned and securities sold but not yet purchased is the lack of liquidity and credit quality of the issuer. Lack of liquidity results when trading in a position or a market sector has slowed significantly or ceased and quotes may not be available.
Impairment of Goodwill
      Goodwill is tested for impairment annually. The test requires the determination of the fair value of our reporting units and a comparison of the reporting units’ fair value to their carrying value. The fair values of the reporting units are estimated using discounted cash flow present value techniques and management valuation models. While management believes the sources utilized to arrive at the fair value estimates are reliable, different sources or methods could have yielded different fair value estimates. These fair value estimates require a significant amount of judgment. Changes in management’s valuation of its reporting units may affect future earnings through the recognition of a goodwill impairment charge. At September 30, 2004 (BankAtlantic Bancorp’s goodwill impairment testing date) the fair value of BankAtlantic Bancorp reporting units was greater than their carrying value; therefore, goodwill was not impaired. If the fair value of BankAtlantic Bancorp reporting units declines below the carrying amount, BankAtlantic Bancorp would have to perform the second step of the impairment test. This step requires the determination of the fair value all assets (recognized and unrecognized) and liabilities in a manner similar to a purchase price allocation. This allocation will include core deposit intangible assets that are currently not recognized on our financial statements. These unrecognized assets may result in a significant impairment of goodwill. At December 31, 2004, total goodwill at BankAtlantic Bancorp was $76.7 million. The fair value of BankAtlantic Bancorp’s goodwill assigned to bank operations and Ryan Beck exceeds the carrying value by $565 million and $43 million, respectively.
      The acquisition of Bluegreen common stock in April 2002 resulted in approximately $4.1 million of goodwill and the acquisition of Bowden Homes in April 2004 resulted in $1.3 million of goodwill being recorded by Levitt. Levitt performed its annual impairment test in December 2004 and determined that goodwill was not impaired.
Impairment of Long-Lived Assets
      Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When testing a long-lived asset for recoverability, it may be necessary to review estimated lives and adjust the depreciation period. Changes in circumstances and the estimates of future cash flows as well as evaluating estimated lives of long-lived assets are subjective and involve a significant amount of judgment. A change in the estimated life of a long-lived asset may substantially increase depreciation expense in subsequent periods. For purposes of recognition and measurement of an impairment loss, we are required to group long-lived assets at the lowest level for which identifiable cash flows are independent of other assets. These cash flows are based on projections from management reports which are based on subjective interdepartmental allocations. Fair values are not available for many of our long-lived assets, and estimates must be based on available information, including prices of similar assets and present value valuation techniques. At December 31, 2004, total property and equipment was $161 million, which includes $129.8 from BankAtlantic Bancorp, and $31.1 million from Levitt.
      BankAtlantic Bancorp core deposit intangible assets are periodically reviewed for impairment at the branch level by reviewing the undiscounted cash flow by branch in order to assess recoverability. At

December 31, 2004, BankAtlantic Bancorp’s core deposit intangible asset was $10.2 million. The undiscounted cash flows of the branches assigned to the core deposit intangible assets exceeded its carry amount at December 31, 2004.
      During 2005, BankAtlantic Bancorp expects to relocate its new corporate headquarters. At December 31, 2004 the facility was considered “held and used”, as defined by FASB Statement No. 144, with a book value of $3.5 million. Based on a November 2004 appraisal, management believes the carrying value of the facility to be recoverable.
      During 2004, BankAtlantic management finalized a plan to renovate the interior of BankAtlantic’s branches. As a result of the renovation plan, BankAtlantic shortened the estimated lives of $2.8 million of branch fixed assets resulting in $1.5 million of accelerated depreciation during 2004.
      In October 2004, Levitt purchased an occupied office building in Fort Lauderdale, Florida for $16.2 million that it intends to use as its executive offices upon termination or modification of the existing tenant lease.
Accounting for Business Combinations
      The Company and its subsidiaries accounts for business combinations, such as BankAtlantic Bancorp’s Community acquisition, Ryan Beck’s Gruntal transaction, Levitt’s Bluegreen purchase and Levitt’s Bowden Homes acquisition based on the purchase method of accounting. The purchase method of accounting requires the acquirer to fair value the tangible net assets and identifiable intangible assets acquired. The fair values are based on available information and current economic conditions at the date of acquisition. The fair values may be obtained from independent appraisers, discounted cash flow present value techniques, management valuation models, quoted prices on national markets or quoted market prices from brokers. These fair values estimates will affect future earnings through the disposition or amortization of the underlying assets and liabilities. While management believes the sources utilized to arrive at the fair value estimates are reliable, different sources or methods could have yielded different fair value estimates. Such different fair value estimates could affect future earnings through different values being utilized for the disposition or amortization of the underlying assets and liabilities acquired.
Real Estate Held for Development and Sale and Equity Method Investments
      Real estate held for development and sale consists primarily of the combined activities of Levitt and its subsidiaries as well as the activities of a 50% owned real estate joint venture in (“Riverclub”) which BankAtlantic Bancorp is the primary beneficiary as defined by FIN 46. As a consequence of the implementation of FIN 46 on July 1, 2003, the Company consolidated Riverclub in its financial statements effective January 1, 2003. In periods prior to 2003, Riverclub was accounted for on the equity method. Also included in real estate held for development and sale is real estate held directly by BFC of approximately $3.5 million at December 31, 2004, which includes Burlington Manufacturers Outlet Center, a shopping center in North Carolina and the unsold land at the commercial development known as Center Port in Pompano Beach, Florida. At December 31, 2004, 2003 and 2002, the combined balance of real estate held for development and sale and investments in and advances to unconsolidated subsidiaries were $533.7 million, $386.8 million and $283.3 million, respectively.
      Real estate held for development and sale includes land acquisition costs, land development costs, interest and other construction costs, all of which are accounted for in our financial statements at accumulated cost or when circumstances indicate that the inventory is impaired at estimated fair value. Estimated fair value is based on disposition of real estate in the normal course of business under existing and anticipated market conditions. The evaluation takes into consideration the current status of the property, various restrictions, carrying costs, costs of disposition and any other circumstances that may affect fair value, including management’s plans for the property. Due to the large acreage of land holdings, disposition in the normal course of business is expected to extend over a number of years. Uncertainties associated with the economy, interest rates and the real estate market in general may significantly change the valuation of real estate investments.

      Land and indirect land development costs are accumulated and allocated to various parcels or housing units using specific identification and allocation based upon the relative sales value, unit or area methods. Direct construction costs are assigned to housing units based on specific identification. Other capitalized costs consist of capitalized interest, real estate taxes, tangible selling costs, local government fees and field overhead incurred during the development and construction period. See Capitalized Interest, below. Start-up costs and selling expenses are not capitalized.
      Our subsidiaries account for joint ventures using the equity method of accounting if they own at least 20% of the voting stock or exercises significant influence over the operating and financial policies but do not own a controlling interest. Under the equity method, the initial investment in a joint venture is recorded at cost and is subsequently adjusted to recognize the subsidiary’s share of the joint venture’s earnings or losses. Joint venture investments and Levitt’s investment in Bluegreen are evaluated annually for other than temporary declines in value. Evidence of other than temporary declines includes the inability of the joint venture or investee to sustain an earnings capacity that would justify the carrying amount of the investment and consistent joint venture operating losses. The evaluation is based on available information including condition of the property and current and anticipated real estate market conditions.
Revenue Recognition
      Revenue and all related costs and expenses from home, land and commercial property sales are recognized at the time that closing has occurred, when title and possession of the property and the risks and rewards of ownership transfer to the buyer, and when other sale and profit recognition criteria are satisfied as required under accounting principles generally accepted in the United States of America for real estate transactions. In order to properly match revenues with expenses, construction and land development costs incurred but not paid at the time of closing are estimated. Estimated costs to complete are determined for each closed home and land sale based upon historical data with respect to similar product types and geographical areas. The accuracy of estimates is monitored by comparing actual costs incurred subsequent to closing to the estimate made at the time of closing and modifications to the estimates are made based on these comparisons. The estimation process is not expected to change in the future nor are actual results expected to materially differ from such estimates.
Capitalized Interest
      Interest incurred relating to land under development and construction is capitalized to real estate inventories during the active development period. Interest is capitalized as a component of inventory at the effective rates paid on borrowings during the pre-construction and planning stage and during the periods that projects are under development. Capitalization of interest is discontinued if development ceases at a project. Interest is amortized to cost of sales as related homes, land and units are sold.
Contingent Liabilities
      Contingent liabilities consist of Ryan Beck arbitration proceedings, litigation and regulatory and tax uncertainties arising from the conduct of our consolidated business activities. Reserves for legal and other claims are established when it becomes probable that a loss will be incurred and the loss is reasonably estimated. Attorneys, consultants and other professionals assess the probability of the estimated amounts. Changes in these assessments can lead to changes in the recorded reserves and the actual costs of resolving the claims may be substantially higher or lower than the amounts reserved for the claim. The reserving for contingencies is based on management’s judgment and changes in circumstances could significantly affect the amounts recorded in the Company’s financial statements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
Consolidated Market Risk
      Market risk is defined as the risk of loss arising from adverse changes in market valuations that arise from interest rate risk, foreign currency exchange rate risk, commodity price risk and equity price risk. While the primary market risk of BankAtlantic Bancorp is interest rate risk, BFC’s primary market risk is equity price risk.
Consolidated Equity Price Risk
      BFC and BankAtlantic Bancorp maintain a portfolio of equity securities that subject the Company to equity pricing risks which would arise as the relative values of our equity investments change as a consequence of market or economic conditions. The change in fair values of equity investments represents instantaneous changes in all equity prices. The following are hypothetical changes in the fair value of our available for sale equity securities at March 31, 2005 based on percentage changes in fair value. Actual future price appreciation or depreciation may be different from the changes identified in the table below (dollars in thousands):

	Available for
	Sale Equity
	Securities Fair	Dollar
Percent Change in Fair Value	Value	Change

20%	$45,953	$7,659
10%	$42,123	$3,829
0%	$38,294	$—
-10%	$34,465	$(3,829)
-20%	$30,635	$(7,659)
      Excluded from the above table is $1.8 million of investments in other financial institutions held by BankAtlantic Bancorp and $5.0 million invested by BankAtlantic Bancorp in a limited partnership hedge fund specializing in bank equities, for which no current liquid market exists. Also excluded from the above table is $458,000 in investments in private companies held by BFC and a $10.0 million investment in Benihana held by BFC for which no current market is available. The ability to realize or liquidate these investments will depend on future market conditions and is subject to significant risk.

Ryan Beck Market Risk
      BankAtlantic Bancorp, through its broker/ dealer subsidiary Ryan Beck, is exposed to market risk arising from trading and market making activities. Ryan Beck’s market risk is the potential change in value of financial instruments caused by fluctuations in interest rates, equity prices, credit spreads and other market forces. Ryan Beck’s management monitors risk in its trading activities by establishing limits and reviewing daily trading results, inventory aging, pricing, concentration and securities ratings. Ryan Beck uses a variety of tools, including aggregate and statistical methods. Value at Risk (“VaR”) is the principal statistical method used and measures the potential loss in the fair value of a portfolio due to adverse movements in underlying risk factors. Substantially all the trading inventory is subject to measurement using VaR.
      Ryan Beck uses a historical simulation approach to measuring VaR using a 99% confidence level, a one day holding period and the most recent three months’ average volatility. The 99% VaR means that, on average, one would not expect to exceed such loss amount more than one time every one hundred trading days if the portfolio were held constant for a one-day period.
      Modeling and statistical methods rely on approximations and assumptions that could be significant under certain circumstances. As such, the risk management process also employs other methods such as sensitivity to interest rates and stress testing.

      The following table sets forth the high, low and average VaR for Ryan Beck for the three months ended March 31, 2005 (in thousands):

	High	Low	Average

VaR	$359	$55	$193
Aggregate Long Value	123,209	67,388	94,685
Aggregate Short Value	$187,412	$36,440	$69,471
      The following table sets forth the high, low and average VaR for Ryan Beck for the year ended December 31, 2004 (in thousands):

	High	Low	Average

VaR	$1,747	$11	$336
Aggregate Long Value	112,494	43,431	72,787
Aggregate Short Value	$167,987	$23,851	$65,006
Consolidated Interest Rate Risk
      The majority of BankAtlantic’s assets and liabilities are monetary in nature, subjecting BankAtlantic to significant interest rate risk in that their value fluctuates with changes in interest rates. BankAtlantic has developed a model using standard industry software to quantify its interest rate risk. A sensitivity analysis was performed measuring its potential gains and losses in net portfolio fair values of interest rate sensitive instruments at March 31, 2005 resulting from a change in interest rates. Interest rate sensitive instruments included in the model are:

•	Loans,

•	Debt securities available for sale,

•	Investment securities,

•	FHLB stock,

•	Federal funds sold,

•	Deposits,

•	Advances from FHLB,

•	Securities sold under agreements to repurchase,

•	Federal funds purchased,

•	Subordinated debentures,

•	Notes and bonds payable, and

•	Junior subordinated debentures.
      The model calculates the net potential gains and losses in net portfolio fair value by:

i. Discounting anticipated cash flows from existing assets and liabilities at market rates to determine fair values at March 31, 2005 and December 31, 2004;

ii. Discounting the above expected cash flows based on instantaneous and parallel shifts in the yield curve to determine fair values; and

iii. Calculating the difference between the fair value calculated in (i) and (ii).
      Management of BankAtlantic has made estimates of fair value discount rates that it believes to be reasonable. However, because there is no quoted market for many of these financial instruments, management has no basis to determine whether the fair value presented would be indicative of the value that could be attained in an actual sale. BankAtlantic’s fair value estimates do not consider the tax effect that would be associated with the disposition of the assets or liabilities at their fair value estimates.
      Subordinated debentures and mortgage-backed bonds payable were valued for this purpose based on their contractual maturities or redemption date. BankAtlantic Bancorp’s interest rate risk policy has been approved by the Board of Directors and establishes guidelines for tolerance levels for net portfolio value changes based on interest rate volatility. Management has maintained the portfolio within these established guidelines.
      Certain assumptions by BankAtlantic Bancorp in assessing the interest rate risk were utilized in preparing the following table. These assumptions related to:

•	Interest rates,

•	Loan prepayment rates,

•	Deposit runoff rates,

•	Non-maturing deposit servicing rates,

•	Market values of certain assets under various interest rate scenarios, and

•	Re-pricing of certain borrowings.
      The tables below measure changes in net portfolio value for instantaneous and parallel shifts in the yield curve in 100 basis point increments up or down. It also assumes that delinquency rates would not change as a result of changes in interest rates, although there can be no assurance that this would be the case. Even if interest rates change in the designated increments, there can be no assurance that our assets and liabilities would perform as indicated in the tables below. In addition, a change in U.S. Treasury rates in the designated amounts accompanied by a change in the shape of the yield curve could cause significantly different changes to the fair values than indicated. Furthermore, the results of the calculations in the following table are subject to significant deviations based upon actual future events, including anticipatory and reactive measures which we may take in the future.
      Presented below is an analysis of BankAtlantic Bancorp’s interest rate risk at March 31, 2005 and December 31, 2004 calculated utilizing BankAtlantic Bancorp’s model (in thousands).
As of March 31, 2005
Net Portfolio

		Dollar
Changes in Rate	Value Amount	Change

+200 bp	$896,729	$81,604
+100 bp	$884,664	$69,539
0	$815,125	$—
-100 bp	$682,632	$(132,493)
-200 bp	$489,550	$(325,575)
As of December 31, 2004
Net Portfolio

		Dollar
Changes in Rate	Value Amount	Change

+200 bp	$813,332	$77,676
+100 bp	$803,501	$67,845
0	$735,656	$—
-100 bp	$596,126	$(139,530)
-200 bp	$406,938	$(328,718)

      Deposit decay assumptions used in the model are as follows:

	Within	1-3	3-5	Over 5
	1 Year	Years	Years	Years

Savings	16%	10%	10%	10%
Money market	83	15	15	15
NOW	7	6	6	6
Demand	14	6	6	6
      BankAtlantic Bancorp began utilizing a new interest rate risk model in January 2005 that management of BankAtlantic Bancorp believes will enable it to evaluate the interest rate sensitivity of its interest-earning assets and interest-bearing liabilities on a more specific asset and liability basis. As a consequence, the December 31, 2004 amounts are also provided utilizing the new model. The change in the December 31, 2004 amounts from those calculated under the prior model was primarily due to a change in deposit decay rates. The old model decay rates were based on industry averages, whereas the deposit decay rates utilized under the new model are based on BankAtlantic’s historical experience as calculated by a third party.
      BankAtlantic tax equivalent net interest margin improved to 3.88% in the first quarter of 2005 vs. 3.73% in the first quarter 2004, but down slightly from 3.91% in the fourth quarter 2004. The decline from the 2004 fourth quarter tax equivalent net interest margin is attributable to acquisitions of securities and residential loans made late in the 2004 fourth quarter funded through short-term borrowings. These investments which generally have lower yields than BankAtlantic’s existing portfolio, coupled with the increase in short-term interest rates since August 2004, have offset the favorable effects on BankAtlantic’s tax equivalent net interest margin from the payoff of higher rate FHLB advances, growth in BankAtlantic’s low cost deposits and higher yields on commercial, consumer, and small business loans. BankAtlantic believes that its tax equivalent net interest margin will improve during 2005, although a shift in the slope of the yield curve could moderate further margin improvement.
      Levitt is also subject to interest rate risk on its long-term debt. At March 31, 2005, Levitt had $189.8 million in borrowings with adjustable rates tied to the prime rate and/or LIBOR rates and $41.3 million in borrowings with fixed or initially-fixed rates. At March 31, 2005, included in the $189.8 million is approximately $7.6 million and $16.0 million in borrowings due to BankAtlantic and BankAtlantic Bancorp, respectively, which are eliminated in the Company’s consolidated financial statements. Consequently, for debt tied to an indexed rate, changes in interest rates may affect earnings and cash flows, but generally would not impact the fair value of such debt. With respect to fixed rate debt, changes in interest rates generally affect the fair market value of the debt but not earnings or cash flow.
      Assuming the variable rate debt balance of $189.8 million outstanding at March 31, 2005 (which does not include the Debentures, which are initially fixed-rate obligations) were to remain constant, each one percentage point increase in interest rates would increase the interest incurred by Levitt by approximately $1.9 million per year.
IMPACT OF INFLATION
      The financial statements and related financial data and notes presented herein have been prepared in accordance with generally accepted accounting principles, except as otherwise noted and in those instances reconciled to the generally accepted accounting treatment of the financial measurement under discussion, which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation.
      Unlike most industrial companies, the majority of our assets and liabilities are monetary in nature by virtue of our ownership in BankAtlantic Bancorp. As a result, interest rates have a more significant impact on our performance than the effects of general price levels. Although interest rates generally move in the same direction as inflation, the magnitude of such changes varies.

      With respect to our real estate activities, primarily the activities of our subsidiary, Levitt Corporation, inflation can have a long-term impact on us because increasing costs of land, materials and labor result in a need to increase the sales prices of homes. In addition, inflation is often accompanied by higher interest rates, which can have a negative impact on housing demand and the costs of financing land development activities and housing construction. Rising interest rates, as well as increased materials and labor costs, may reduce gross margins. In recent years, the increases in these costs have followed the general rate of inflation and historically have not had a significant adverse impact on us. In addition, deflation can impact the value of real estate and make it difficult for us to recover our land costs. Therefore, either inflation or deflation could adversely impact our future results of operations.
NEW ACCOUNTING PRONOUNCEMENTS
      In December 2004, FASB issued Statement No. 123 (revision) Share-based payments. This Statement is a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. The Statement eliminated the accounting for share-based transactions under APB No. 25 and its related interpretations, instead requiring all share-based payments to be accounted for using a fair value method. The Statement can be adopted using the “Modified Prospective Application” or the “Modified Retrospective Application.” Under the modified prospective application, this Statement applies to new awards granted after the effective date and to unvested awards at the effective date. Under the modified retrospective application, the Company would apply the modified prospective method, but also restate the prior financial statements to include the amounts that were previously recognized in the pro forma disclosures under Statement No. 123. The Statement was originally to be effective for public companies as of the beginning of the first interim or annual reporting period beginning after June 15, 2005. In April 2005 the Securities and Exchange Commission (“SEC”) issued a final rule to amend the effective date of the Statement for public companies to the first interim or annual reporting period of the registrant’s first fiscal year beginning after June 15, 2005. Also, on March 29, 2005 the SEC issued Staff Accounting Bulletin (“SAB”) No. 107. SAB No. 107 expresses the staff’s views of the interaction between FASB Statement No. 123R, Share-Based Payments, and certain SEC rules and regulations. SAB No. 107 also addresses the valuation of share-based payment arrangements for public companies. Management is currently evaluating the Statement, the SEC’s guidance and the two transitional applications, and anticipates adopting the Statement as of January 1, 2006.
      In December 2004, FASB issued Statement No. 152 (“Accounting for Real Estate Time-Sharing Transactions — an amendment of FASB Statements No. 66 and 67.”) This Statement amends FASB Statement No. 66, Accounting for Sales of Real Estate, to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position (SOP) 04-2, Accounting for Real Estate Time-Sharing Transactions. This Statement also amends FASB Statement No. 67, Accounting for Costs and Initial Rental Operations of Real Estate Projects, to state that the guidance for (a) incidental operations and (b) costs incurred to sell real estate projects does not apply to real estate time-sharing transactions. The accounting for those operations and costs is subject to the guidance in SOP 04-2. Bluegreen has indicated that the provisions of SFAS No. 152 and SOP 04-2 become effective for Bluegreen on January 1, 2006. Bluegreen has not yet completely evaluated the impact of these standards on its financial position or results of operations.
      Bluegreen has indicated in its periodic reports filed with the SEC that this pronouncement is not expected to have a material effect on Bluegreen’s financial statements. Accordingly, management believes that this Statement will not have a material effect on the Company’s consolidated financial statements.
      The Emerging Issues Task Force (“EITF”) reached a consensus on EITF 03-1 “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments.” The EITF provides guidance on the meaning of other-than-temporary impairment and its application to investments classified as either available for sale or held to maturity under FASB Statement No. 115 and investments accounted for under the cost method of accounting. The guidance of EITF 03-01 requires that the Company make evidence-based judgments about the recovery of the unrealized loss (impairment), if any, on each security considering the severity and duration of the impairment and the Company’s ability and intent to hold the securities until the forecasted recovery. In September 2004 the FASB issued a FSP that delayed the effective date for the measurement and recognition guidance for the meaning of other-than-temporary impairment. The disclosure requirements were not deferred. At December 31, 2004, the securities portfolios were evaluated for other-than-temporary declines in value based on existing guidance contained in FASB No. 115, SAB Topic 5-M and FASB Staff Implementation Guide to FASB No. 115 resulting in approximately $362,000 in other-than-temporary impairment of the securities portfolios.
      In December 2003, the American Institute of Certified Public Accountants’ (“AICPA”) Accounting Standards Executive Committee (“AcSEC”) issued Statement of Position 03-3 (“SOP”). The SOP addresses accounting for loans and debt securities acquired in purchase business combinations or purchased subsequent to origination with evidence of deterioration in credit quality since origination. The SOP prohibits the creation of valuation allowances in the initial accounting of all loans acquired that meet the criteria of the SOP. The SOP does not apply to originated loans. The SOP limits the yield that may be accreted to the excess of the purchaser’s estimate of undiscounted expected principal, interest and other cash flows over the purchaser’s initial investment. The SOP requires excess contractual cash flows over cash flows expected to be collected to not be recognized as an adjustment of yield, loss accrual or valuation allowance. Subsequent increases in cash flows expected to be collected generally should be recognized prospectively through adjustment of the loan’s yield over its remaining life. Decreases in cash flows expected to be collected should be recognized as impairments. The SOP is effective for loans and securities acquired in fiscal years beginning after December 15, 2004 with early adoption encouraged. Upon adoption as of January 1, 2005, the SOP did not have a material impact on the Company’s financial statements.

MANAGEMENT
      Our Board of Directors is divided into three classes, with the members of each class serving three-year terms expiring at the third annual meeting of shareholders after their elections, upon the election and qualification of their successors. The table below sets forth the names and ages of our directors and executive officers as well as the positions and offices held by them. A summary of the background and experience of each of these individuals follows the table.

			Term as
			Director
Name	Age	Position	Expires

Alan B. Levan	60	Chairman of the Board, Chief Executive Officer and President of the Company, BankAtlantic Bancorp and BankAtlantic, Chairman of the Board and Chief Executive Officer of Levitt and Chairman of the Board of Bluegreen	2007
John E. Abdo	61	Vice Chairman of the Company, BankAtlantic Bancorp and BankAtlantic, Vice-Chairman and President of Levitt	2008
Phil Bakes	58	Managing Director and Executive Vice President	—
Glen R. Gilbert	60	Executive Vice-President, Chief Financial and Accounting Officer and Secretary of the Company and Levitt	—
D. Keith Cobb	63	Director of the Company and BankAtlantic Bancorp	2006
Oscar Holzmann	62	Director	2008
Earl Pertnoy	78	Director	2006
Neil Sterling	53	Director	2007
      All officers serve until they resign or are replaced or removed by the Board of Directors.
Biographical Information
      Alan B. Levan formed the I.R.E. Group (predecessor to the Company) in 1972. Since 1978, he has been Chairman of the Board, President, and Chief Executive Officer of the Company or its predecessors. He is Chairman of the Board and President of I.R.E. Realty Advisors, Inc., I.R.E. Properties, Inc., I.R.E. Realty Advisory Group, Inc. and Florida Partners Corporation. He has been Chairman of the Board, President and Chief Executive Officer of BankAtlantic Bancorp, Inc. since 1994, and Chairman of the Board, President and Chief Executive Officer of BankAtlantic since 1987. He is Chairman of the Board and Chief Executive Officer of Levitt Corporation and Chairman of the Board of Bluegreen Corporation.
      John E. Abdo has been principally employed as Vice Chairman of BankAtlantic since April 1987 and Chairman of the Executive Committee of BankAtlantic since October 1985. He has been a director of the Company since 1988 and Vice Chairman of the Board of the Company since 1993. He has been a director and Vice Chairman of the Board of BankAtlantic Bancorp since 1994, a director of BankAtlantic since 1984 and President of Levitt Corporation since 1985. He has been Vice Chairman of the Board of Levitt Corporation since April 2001. He has been President and Chief Executive Officer of the Abdo Companies, Inc., a real estate development, construction and real estate brokerage firm, for more than five years. He is also a director of Benihana and a director and Vice Chairman of Bluegreen. Mr. Abdo is also President of the Broward Performing Arts Foundation.
      Phil Bakes joined the Company as Executive Vice President in January 2004 and was named Managing Director on October 4, 2004. Before joining the Company, he served from 1990-2003 as President of a Miami and New York-based advisory firm he co-founded. Also, from 1999-2003, he served as Chairman, Co-Founder and Chief Executive Officer of FAR&WIDE Travel Corp. which in 2004 liquidated and sold virtually all of its assets under Chapter 11 of the U.S. Bankruptcy Act. In the 1980’s Mr. Bakes held various senior executive positions in the US airlines industry, including President of Continental Airlines and Eastern Airlines. In the 1970’s, Mr. Bakes held various governmental positions including Assistant Watergate Prosecutor, Counsel to the US Senate Antitrust Subcommittee and General Counsel to the Civic Aeronautics Board. Mr. Bakes earned his law degree from Harvard Law School in 1971 and currently serves on the Business Advisory Committee of Northwestern University’s Transportation Center.
      Glen R. Gilbert has been Executive Vice President of the Company since July 1997. In May 1987, he was appointed Chief Financial and Accounting Officer and, in October 1988, was appointed Secretary. He joined the Company in November 1980 as Vice President and Chief Accountant. He has been a certified public accountant since 1970. He serves as an officer of Florida Partners Corporation. He has been Executive Vice President and Secretary of Levitt Corporation since 1997, and was named Senior Executive Vice President of Levitt Corporation in August 2004. He was also Chief Financial Officer of Levitt Corporation from 1997 to August 2004.
      D. Keith Cobb has served as a business consultant and strategic advisor to a number of companies since 1996. In addition, Mr. Cobb completed a six-year term on the Board of the Federal Reserve Bank of Miami in 2002. Mr. Cobb spent thirty-two years as a practicing CPA at KPMG LLP, and was Vice Chairman and CEO of Alamo Rent A Car, Inc. from 1995 until its sale in 1996. Mr. Cobb also serves on the boards of BankAtlantic Bancorp, Alliance Data Systems, Inc., a transaction services, credit services and marketing services company, and several private companies.
      Oscar Holzmann has been an Associate Professor of Accounting at the University of Miami since 1980. He received his Ph.D. in Business Administration from Pennsylvania State University in 1974.
      Earl Pertnoy is a real estate investor and developer. He has been a director of the Company and its predecessor companies since 1978.
      Neil Sterling has been the principal of The Sterling Resources Group, a business development-consulting firm in Fort Lauderdale, Florida, since 1998.

DESCRIPTION OF CAPITAL STOCK
      The following summary describes the material terms of our capital stock. For the complete terms of our capital stock you should read the more detailed provisions of our Articles of Incorporation and Bylaws.
      Our authorized capital stock consists of 70,000,000 shares of Class A Common Stock, par value $.01 per share, 20,000,000 shares of Class B Common Stock, par value $.01 per share, and 10,000,000 shares of preferred stock, par value $.01 per share, of which 15,000 shares have been designated 5% Cumulative Convertible Preferred Stock and 100,000 shares have been designated Series A Junior Participating Preferred Stock (the “Series A Preferred Stock”). As of June 14, 2005, we had 23,858,480 shares of Class A Common Stock, 4,290,355 shares of Class B Common Stock, 15,000 shares of 5% Cumulative Convertible Preferred Stock and no shares of Series A Preferred Stock issued and outstanding.
Class A Common Stock, Class B Common Stock and 5% Cumulative Convertible Preferred Stock

Voting Rights
      Except as provided by law or as specifically provided in our Articles of Incorporation, holders of Class A Common Stock and Class B Common Stock vote as a single group. Except as provided by law, the 5% Cumulative Convertible Preferred Stock has no voting rights. Each share of Class A Common Stock is entitled to one vote and the Class A Common Stock represents in the aggregate 22% of the total voting power of the Class A Common Stock and Class B Common Stock. Each share of Class B Common Stock is entitled to the number of votes per share which will represent in the aggregate 78% of the total voting power of the Class A Common Stock and Class B Common Stock. These fixed voting percentages will remain in effect until the total number of outstanding shares of Class B Common Stock falls below 1,800,000. If the total number of outstanding shares of Class B Common Stock is less than 1,800,000 but greater than 1,400,000, then the Class A Common Stock will hold a voting percentage equal to 40% and the Class B Common Stock will hold a voting percentage equal to the remaining 60%. If the total number of outstanding shares of Class B Common Stock is less than 1,400,000, then the Class A Common Stock will hold a voting percentage equal to 53% and the Class B Common Stock will hold a voting percentage equal to the remaining 47%.
      Under Florida law, holders of Class A Common Stock are entitled to vote as a separate voting group, and would therefore have an effective veto power, on amendments to our Articles of Incorporation which would have any of the following effects:

•	increase or decrease the authorized number of shares of Class A Common Stock;

•	effect an exchange or reclassification of all or part of the shares of Class A Common Stock into shares of another class of stock;

•	effect an exchange or reclassification, or create a right of exchange, of all or part of all of the shares of another class into shares of Class A Common Stock;

•	change the designation, rights, preferences, or limitations of all or a part of the shares of Class A Common Stock;

•	change all or a portion of the shares of Class A Common Stock into a different number of shares of Class A Common Stock;

•	create a new class of shares which have rights or preferences with respect to distributions or to dissolution that are prior, superior, or substantially equal to the shares of Class A Common Stock; or

•	increase the rights, preferences, or number of authorized shares of any class that, after giving effect to the amendment, have rights or preferences with respect to distributions or to dissolution that are prior, superior, or substantially equal to the shares of Class A Common Stock.
      Under Florida Law, holders of Class B Common Stock or 5% Cumulative Convertible Preferred Stock are each entitled to vote as a separate voting group and would therefore have effective veto power on amendments to our Articles of Incorporation which would affect the rights of the Class B Common Stock or the 5% Cumulative Convertible Preferred Stock in substantially the same manner as described above.
      Holders of Class A Common Stock, Class B Common Stock and 5% Cumulative Convertible Preferred Stock each are also entitled to vote as a separate voting group on any plan of merger or plan of share exchange which contains a provision which, if included in a proposed amendment to the Articles of Incorporation, would require their vote as a separate voting group.
      In addition to the rights afforded to our shareholders under Florida law, our Articles of Incorporation provide that the approval of the holders of Class B Common Stock voting as a separate voting group will be required before any of the following actions may be taken:

•	the issuance of any additional shares of Class B Common Stock, other than a stock dividend issued to holders of Class B Common Stock;

•	the reduction of the number of outstanding shares of Class B Common Stock (other than upon conversion of the Class B Common Stock into Class A Common Stock or upon a voluntary disposition to us); or

•	any amendments of the capital stock provisions of our Articles of Incorporation.

Convertibility of Class B Common Stock and 5% Cumulative Convertible Preferred Stock
      Holders of Class B Common Stock possess the right, at any time, to convert any or all of their shares into shares of Class A Common Stock on a share-for-share basis.
      Holders of the 5% Cumulative Convertible Preferred Stock have the option at any time on or after April 30, 2007 to convert their shares into shares of our Class A Common Stock, with the number of shares determined by dividing the stated value of $1,000 per share by the conversion price of $9.60 per share of Class A Common Stock. The conversion price is subject to customary anti-dilution adjustments. The holders may convert their shares of 5% Cumulative Convertible Preferred Stock before April 30, 2007 if (i) our Class A Common Stock has a closing price equal to 150% of the conversion price then in effect for the 20 consecutive trading days prior to the delivery of a conversion notice or (ii) we have delivered a redemption notice.

Dividends and Other Distributions; Liquidation Rights
      Holders of Class A Common Stock and Class B Common Stock are entitled to receive cash dividends, when and as declared by the Board of Directors out of legally available assets. Any distribution per share with respect to Class A Common Stock will be identical to the distribution per share with respect to Class B Common Stock, except that a stock dividend or other non-cash distribution to holders of Class A Common Stock may be declared and issued only in the form of Class A Common Stock while a dividend or other non-cash distribution to holders of Class B Common Stock may be declared and issued in the form of either Class A Common Stock or Class B Common Stock at the discretion of the Board of Directors, provided that the number of any shares so issued or any non-cash distribution is the same on a per share basis. No dividend or other distribution (other than a dividend or distribution payable solely in common stock) shall be paid on or set apart for payment on our common stock until such time as all accrued and unpaid dividends on the 5% Cumulative Convertible Preferred Stock have been or contemporaneously are declared or paid and a sum set apart sufficient for payment of such accrued and unpaid dividends. Holders of 5% Cumulative Convertible Preferred Stock are entitled to receive, when and as declared by our Board of Directors, cumulative quarterly cash dividends on each such share at a rate per annum of 5% of the stated value of $1,000 per share from the date of issuance.
      The 5% Cumulative Convertible Preferred Stock liquidation preference in a voluntary liquidation or winding up of the Company is equal to its stated value of $1,000 per share plus any accumulated and unpaid dividends or an amount equal to the redemption price described below under “Preemptive or Payment Rights; Redemption of 5% Cumulative Convertible Preferred Stock.” Upon any liquidation, the assets legally available for distribution to shareholders after payment of the 5% Cumulative Convertible Preferred Stock liquidation preference will be distributed ratably among the holders of Class A Common Stock and Class B Common Stock.

Preemptive or Payment Rights; Redemption of 5% Cumulative Convertible Preferred Stock
      Common stockholders have no preemptive or other subscription rights, and there are no redemption or sinking fund provisions relating to shares of our common stock. Holders of shares of 5% Cumulative Convertible Preferred Stock have no preemptive or other subscription rights, and there is no sinking fund provision relating to the shares of 5% Cumulative Convertible Preferred Stock.
      The shares of 5% Cumulative Convertible Preferred Stock may be redeemed at our option at any time and from time to time at redemption prices ranging from $1,050 per share for the year 2005 to $1,000 per share for the year 2015 and thereafter.

Certain Anti-Takeover Effects
      The terms of our Class A and Class B Common Stock make the sale or transfer of control of the Company or the removal of incumbent directors unlikely without the concurrence of the holders of our Class B Common Stock. Our Articles of Incorporation and Bylaws also contain other provisions which could have anti-takeover effects. These provisions include, without limitation:

•	the provisions in our Articles of Incorporation regarding the voting rights of our Class B Common Stock;

•	the authority of the Board of Directors to issue additional shares of preferred stock and to fix the relative rights and preferences of the preferred stock without additional shareholder approval;

•	the division of our Board of Directors into three classes of directors with three-year staggered terms; and

•	advance notice procedures to be complied with by shareholders in order to make shareholder proposals or nominate directors.

•	The terms of the Series A Preferred Stock and the Series A Preferred Stock purchase rights discussed below.
Series A Preferred Stock

Description of Series A Preferred Stock
      The Series A Preferred Stock will be nonredeemable and, unless otherwise provided in connection with the creation of a subsequent series of preferred stock, subordinate to any other series of our preferred stock. Series A Preferred Stock may not be issued except upon exercise of the purchase rights described below. Each share of Series A Preferred Stock will be entitled to receive when, as and if declared, a quarterly dividend in an amount equal to the greater of $.75 per share or 100 times the cash dividends declared on a share of Class B Common Stock. In the event that any preferential cash dividends to which the holders of any current or future series of our preferred stock, including the Series A Preferred Stock, are entitled has accrued for four or more quarterly dividend payment periods, whether consecutive or not, and shall not have been declared and paid (or a sum sufficient for the payment thereof shall not have been set aside) in full, the holders of such series of preferred stock shall have the right, acting as a single voting group, to elect two directors to our Board of Directors and to continue to have two directors on our Board of Directors for so long as any such dividends remain unpaid (or a sum sufficient for the payment thereof has not been set aside) in full.
      In addition, each share of Series A Preferred Stock is entitled to 100 times any non-cash dividends (other than dividends payable in equity securities) declared on each share of Class B Common Stock in like kind. In the event of liquidation, the holders of the Series A Preferred Stock will be entitled to receive a liquidation payment in an amount equal to the greater of $40 per one one-hundredth share or 100 times the payment made per share of Class B Common Stock. Each share of Series A Preferred Stock will have 100 votes, voting together with the Class B Common Stock as a single voting group. In the event of any merger, consolidation or other transaction in which Class B Common Stock is exchanged, each share of Series A Preferred Stock will be entitled to receive 100 times the amount received per share of Class B Common Stock. The rights of the Series A Preferred Stock as to dividends, liquidation and voting are protected by anti-dilution provisions.

Description of Series A Preferred Stock Purchase Rights
      In January 1997, we declared a dividend distribution of Series A Preferred Stock purchase rights (the “Rights”) for each outstanding share of Class B Common Stock. The Rights are not certificated, trade with the Class B Common Stock and are not exercisable or transferable apart from the Class B Common Stock until a person or group acquires 20% or more of our outstanding voting securities or commences or announces an intention to commence a tender or exchange offer for 20% or more of the outstanding Class B Common Stock. Once a Right is exercisable, the holder will initially be entitled to purchase one one-hundredth of a share of Series A Preferred Stock at a price of $40 per one one-hundredth of a share, subject to adjustment. However, the Rights will be modified upon certain events, including the acquisition of 20% or more of the Class B Common Stock by persons other than the existing control shareholders or if the Company is acquired in a merger or business combination or through the sale of 50% or more of its assets, so that thereafter each Right will entitle the holder to purchase either shares of Class B Common Stock or shares of the acquiring entity at half the market price of such shares. The Rights will expire on January 10, 2007 and may be redeemed by the Board of Directors at a price of $.01 per Right. The Rights will cause substantial dilution to a person or group who attempts to acquire the Company on terms not approved by the Board or who acquires shares representing more than 20% of our common stock without Board approval. Further, since shares of Class A Common Stock do not carry or trade with these Rights, the exercise of any rights in the circumstances discussed above would likewise result in substantial dilution to holders of our Class A Common Stock.

PRINCIPAL AND SELLING SHAREHOLDERS
      The following table sets forth the number of shares of our voting stock beneficially owned as of June 14, 2005 by each person known by us to be the beneficial owner of at least 5% of our common stock, each of our directors, each of our executive officers, and all of our executive officers and directors as a group. Beneficial ownership exists when a person either has the power to vote or sell common stock. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the applicable date, whether upon the exercise of options or otherwise. For purposes of the following table and the footnotes thereto, all options which vest as of August 15, 2005 are included as beneficially owned by the listed person or group. As of June 14, 2005, we had 23,858,480 shares of Class A Common Stock and 4,290,355 shares of Class B Common Stock outstanding.
      A total of up to 550,000 shares of our Class A Common Stock are being offered for sale by the selling shareholders listed below. The following table also provides information about each selling shareholder, including:

•	the number and percentage of outstanding shares of Class A Common Stock and Class B Common Stock each selling shareholder owns as of June 14, 2005;

•	the number of shares of Class A Common Stock offered by each selling shareholder for sale pursuant to this prospectus; and

•	the number and percentage of outstanding shares of Class A Common Stock and Class B Common Stock each selling shareholder will own after the offering, assuming all shares covered by this prospectus are sold.
      We will not receive any proceeds from the sale of shares of Class A Common Stock by the selling shareholders.
      Alan B. Levan is our Chairman of the Board of Directors, President and Chief Executive Officer. John E. Abdo is the Vice Chairman of our Board of Directors. Glen R. Gilbert is our Executive Vice President, Chief Financial Officer and Secretary. I.R.E. Properties, Inc. and I.R.E. Realty Advisors, Inc. are each corporations that are 84.9% owned by Levan Enterprises, Ltd. Levan Enterprises, Ltd. is a limited partnership whose sole general partner is Levan General Corp., a corporation 100% owned by Alan B. Levan. Norman J. Silber, Frank V. Grieco and the Family Trust U/W Stephen W. Arky are currently shareholders of I.R.E. Properties, Inc. and I.R.E. Realty Advisors, Inc., and the shares of Class A Common Stock sold by such shareholders in this offering will be received by them prior to consummation of the offering from I.R.E. Properties, Inc. and I.R.E. Realty Advisors, Inc. in redemption of their interests in such entities.
      Subject to the lock-up provision described in “Underwriting,” Alan B. Levan, John E. Abdo and Glen R. Gilbert may also from time to time in the future sell additional shares of Class A Common Stock or Class B Common Stock in accordance with the provisions of Rule 144 of the Securities Act or otherwise, including pursuant to trading plans that any of them may adopt under Rule 10b5-1 of the Exchange Act.

						Beneficial Ownership
	Beneficial Ownership as of June 14, 2005					After Offering
					Shares of
	Shares of	Percent of	Shares of	Percent of	Class A	Shares of	Percent of	Shares of	Percent of
	Class A	Class A	Class B	Class B	Common	Class A	Class A	Class B	Class B
Name and Address of	Common	Common	Common	Common	Stock	Common	Common	Common	Common
Beneficial Owner	Stock	Stock	Stock	Stock	Offered	Stock	Stock	Stock	Stock

Directors and executive officers:
Alan B. Levan(1)(3)(5)(6)	507,073	2.1%	2,786,464	45.1%	0	507,073	1.7%	2,786,464	45.1%
John E. Abdo(1)(3)(5)(6)	4,242,198	17.8%	3,347,210	54.2%	100,672	4,141,526	14.1%	3,347,210	54.2%
Glen R. Gilbert(1)(5)(7)	13,578	0.1%	368,743	8.0%	100,672	13,578	0.0%	268,071	6.1%
Earl Pertnoy(1)(5)	95,025	0.4%	188,635	4.2%	0	95,025	0.3%	188,635	4.2%
Oscar Holzmann(1)(5)	—	0.0%	20,290	0.5%	0	—	0.0%	20,290	0.5%
Neil Sterling(1)(5)	—	0.0%	20,290	0.5%	0	—	0.0%	20,290	0.5%
D. Keith Cobb(1)(5)	3,017	0.0%	6,250	0.1%	0	3,017	0.0%	6,250	0.1%
Phil J. Bakes(5)	—	0.0%	—	0.0%	—	—	0.0%	—	0.0%
5% shareholders:
I.R.E. Realty Advisory Group, Inc.(2)(3)(5)	4,764,284	20.0%	500,000	11.7%	0	4,764,284	16.3%	500,000	11.7%
Florida Partners Corporation(3)(5)	1,270,294	5.3%	133,314	3.1%	0	1,270,294	4.3%	133,314	3.1%
I.R.E. Properties, Inc.(3)(5)(8)	1,302,233	5.5%	136,666	3.2%	101,100	958,573	3.3%	136,666	3.2%
I.R.E. Realty Advisors, Inc.(3)(5)(8)	2,308,019	9.7%	242,221	5.7%	100,100	1,968,904	6.7%	242,221	5.7%
Levan Enterprises, Ltd.(3)(5)	532,314	2.2%	55,865	1.3%	100,672	431,642	1.8%	55,865	1.3%
Dr. Herbert A. Wertheim(4)	3,968,157	16.6%	416,448	9.7%	0	3,968,157	13.5%	416,448	9.7%
Norman J. Silber(5)(8)	75,246	0.3%	—	0.0%	11,287	63,959	0.2%	—	0.0%
Frank V. Grieco	67,721	0.3%	—	0.0%	10,100	57,621	0.2%	—	0.0%
The Family Trust U/W
Stephen W. Arky(5)(8)	169,304	0.7%	—	0.0%	25,397	143,907	0.5%	—	0.0%
All executive officers and directors as a group (8 persons)(1)(3)	15,038,035	63.0%	7,805,948	90.2%	550,000	14,053,244	47.9%	7,705,276	90.0%

(1)	Amount and nature of beneficial ownership and percent of class include shares that may be acquired within 60 days pursuant to exercise of stock options to purchase Class B Common Stock as follows: Alan B. Levan — 1,895,150 shares, John E. Abdo — 1,895,150 shares, Glen R. Gilbert — 350,743 shares, Earl Pertnoy — 181,735 shares, Oscar Holzmann — 20,290 shares, D. Keith Cobb — 6,250 shares and Neil Sterling — 20,290 shares.

(2)	The Company owns 45.5% of I.R.E. Realty Advisory Group, Inc.

(3)	The Company may be deemed to be controlled by Alan B. Levan and John E. Abdo who collectively may be deemed to have an aggregate beneficial ownership of 69.3% of the outstanding common stock of the Company. Levan Enterprises, Ltd. is a controlling and majority shareholder of I.R.E. Realty Advisors, Inc. and I.R.E. Properties, Inc. and may be deemed to be the controlling shareholder of I.R.E. Realty Advisory Group, Inc. and Florida Partners Corporation. Levan Enterprises, Ltd. is a limited partnership whose sole general partner is Levan General Corp., a corporation 100% owned by Alan B. Levan. Therefore, Mr. Levan may be deemed to be the beneficial owner of the shares of common stock owned by each of such entities and his beneficial ownership will be reduced by both the number of shares of Class A Common Stock sold by I.R.E. Properties, Inc. and I.R.E. Realty Advisors, Inc. in this offering and the number of shares of Class A Common Stock distributed by such entities to certain of their shareholders as discussed in footnote 8 below. In addition to his personal holdings of common stock, Mr. Levan may be deemed to be the beneficial owner of 11,435 shares of Class A Common Stock and 1,200 shares of Class B Common Stock held of record by Mr. Levan’s wife and 1,895,150 shares of Class B Common Stock which can be acquired within 60 days pursuant to stock options, for an aggregate beneficial ownership of 10,684,217 shares (44.8%) of Class A Common Stock and 3,854,531 shares (62.4%) of Class B Common Stock.

(4)	Dr. Wertheim’s ownership was reported in a Rebuttal of Control Agreement filed on December 20, 1996 with the Office of Thrift Supervision (as adjusted for stock splits since the date of filing). The Rebuttal of Control Agreement indicates that Dr. Wertheim has no intention to manage or control, directly or indirectly, the Company. Dr. Wertheim’s mailing address is 191 Leucadendra Drive, Coral Gables, Florida 33156.

(5)	Mailing address is 2100 West Cypress Creek Boulevard, Fort Lauderdale, Florida 33309.

(6)	Messrs. Levan and Abdo have entered into a Shareholders Agreement and Irrevocable Proxy with respect to the shares of Class B Common Stock controlled by them. Under the agreement, they have agreed to vote their shares of Class B Common Stock in favor of the election of each other to the Company’s Board of Directors for so long as Mr. Levan and Mr. Abdo are willing and able to serve as directors of the Company. Additionally, Mr. Abdo will grant an irrevocable proxy to an entity controlled by Mr. Levan and obtain the consent of Mr. Levan prior to the sale or conversion of certain of his shares of Class B Common Stock.

(7)	Mr. Gilbert intends to exercise options which he holds to acquire Class B Common Stock and convert those shares into Class A Common Stock in connection with the sale pursuant to this offering.

(8)	Norman J. Silber, Frank V. Grieco and the Family Trust U/W Stephen W. Arky are currently shareholders of I.R.E. Properties, Inc. and I.R.E. Realty Advisors, Inc. These individuals and one other shareholder will receive an aggregate of 481,575 shares of BFC Class A Common Stock in connection with the redemption of their interests in those entities, a portion of which are being sold in the offering. The number of shares of Class A Common Stock reflected as owned by I.R.E. Properties, Inc. and I.R.E. Realty Advisors, Inc. after consummation of the offering has been reduced by both the number of shares sold by I.R.E. Properties, Inc. and I.R.E. Realty Advisors, Inc. in the offering as well as the total number of shares distributed to such shareholders in connection with such redemption of their interests.

UNDERWRITING
      Subject to the terms and conditions of the underwriting agreement entered into between us, the selling shareholders and Ryan Beck & Co., as representative of the underwriters named below, the underwriters have agreed to purchase from us and the selling shareholders, and we and the selling shareholders have agreed to sell to the underwriters, the number of shares of Class A Common Stock set forth opposite the names of the underwriters.

Underwriter:	No. of Shares

Ryan Beck & Co.	3,300,000
BB&T Capital Markets, a division of Scott & Stringfellow, Inc.	1,500,000
Stifel, Nicolaus & Company, Incorporated	1,200,000
Total	6,000,000
      Because Ryan Beck is an indirect subsidiary of the Company it is deemed an “affiliate” under Rule 2720 of the Rules of Conduct of the National Association of Securities Dealers, Inc., or NASD. The offer and sale of the Class A Common Stock by Ryan Beck will comply with the requirements of Rule 2720 regarding underwriting of securities of an affiliate. Rule 2720 generally requires that in order for Ryan Beck, an affiliate of the Company, to participate in the offering of the Class A Common Stock, the price at which the securities are distributed to the public must be no higher than that recommended by a “qualified independent underwriter” in compliance with the Conduct Rules of the NASD. However, because under Rule 2720 a “bona fide independent market” exists for the Class A Common Stock, a qualified independent underwriter recommendation is not required for this offering. Even though the NASD Conduct Rules do not require a qualified independent underwriter in connection with this offering, we have agreed that BB&T Capital Markets, a division of Scott & Stringfellow, Inc., will act as a qualified independent underwriter with regard to the offering of the Class A Common Stock. Following the initial distribution of the Class A Common Stock, Ryan Beck may offer and sell these securities in the course of its business as a broker-dealer. Ryan Beck may act as principal or agent in these transactions and may make sales at varying prices related to prevailing market prices at the time of sale or otherwise. Ryan Beck may use this prospectus in connection with these transactions.
      The underwriting agreement provides that the obligations of the underwriters are subject to various conditions, including approval of some legal matters by their counsel. The nature of the underwriters’ obligations are that each underwriter is committed to purchase and pay for all of the shares of Class A Common Stock that it has agreed to purchase, other than those shares covered by the over-allotment option described below, if such underwriter purchases any shares.
      The following table shows the per share and total underwriting discounts and commissions:

•	We and the selling shareholders will pay to the underwriters assuming no exercise of the underwriters’ over-allotment option; and

•	We and the selling shareholders will pay to the underwriters assuming the full exercise of the underwriters’ over-allotment option.

			Paid by Selling
	Paid by Us, No	Paid by Us, Full	Shareholders, No	Paid by Selling
	Exercise of	Exercise of	Exercise of	Shareholders, Full
	Over-Allotment	Over-Allotment	Over-Allotment	Exercise of Over-
	Option	Option	Option	Allotment Option

Per Share	$0.595	$0.595	$0.595	$0.595
Total	3,242,750	3,729,163	327,250	327,250
      The underwriting discount was 7%.
      We estimate that the total expenses of this offering paid by us, excluding underwriting discounts and commissions, will be approximately $650,000. Such amount includes $185,000 payable by us to the underwriters for their expenses, including legal fees, incurred in connection with the offering. The underwriters have not received and will not receive from us any other item of compensation or expense in connection with this offering considered by the National Association of Securities Dealers, Inc. to be underwriting compensation under its rules of fair practice.
      The underwriters propose to offer the shares of Class A Common Stock directly to the public at the public offering price listed on the cover page of this prospectus and to selected securities dealers at the same price less a concession not in excess of $0.35 per share. The underwriters may allow, and the selected dealers may re-allow, a concession not in excess of $0.10 per share to selected brokers and dealers. After this offering, the underwriters may change the price to the public, concession, allowance and re-allowance.
      We have granted to the underwriters an option, exercisable no later than thirty days after the date of this prospectus, to purchase up to an aggregate of 817,500 additional shares of the Class A Common Stock at the public offering price, less underwriting discounts and commissions, if any, listed on the cover page of this prospectus solely to cover over-allotments.
      The offering of the shares of Class A Common Stock is made for delivery when, as and if accepted by the underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. We or the underwriters reserve the right to reject any order for the purchase of shares in whole or in part.
      We and the selling shareholders have agreed to indemnify the underwriters against liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments the underwriters may be required to make with respect to these liabilities.
      We, the selling shareholders, and certain of our executive officers and directors have agreed, with exceptions, not to sell publicly or transfer any shares of Class A or Class B common stock for a period of 180 days after the date of this prospectus without first obtaining the written consent of Ryan Beck, on behalf of the underwriters. Specifically, we and these other individuals and entities have agreed, subject to certain exceptions, not to directly or indirectly offer to sell, contract to sell or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any:

•	shares of Class A or Class B Common Stock;

•	options or warrants to purchase any shares of Class A or Class B Common Stock; or

•	securities convertible into or exchangeable for shares of Class A or Class B Common Stock.
      This lockup provision applies to shares of Class A and Class B Common Stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.
      In connection with this offering, the underwriters may purchase and sell shares of Class A Common Stock in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. An over-allotment involves syndicate sales of shares of Class A Common Stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of shares of Class A Common Stock in the open market after the distribution has been completed in order to cover syndicate short positions.
      Stabilizing transactions consist of certain bids or purchases of Class A Common Stock made for the purpose of preventing or slowing a decline in the market price of the Class A Common Stock while the offering is in progress.
      Similar to other purchase transactions, these activities may have the effect of raising or maintaining the market price of the Class A Common Stock or preventing or slowing a decline in the market price of the Class A Common Stock. As a result, the price of the Class A Common Stock may be higher than the price that might otherwise exist in the open market.
      Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Class A Common Stock. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.
      In connection with this offering, the underwriters may engage in passive market making transactions in the common stock on The Nasdaq National Market in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of the Class A Common Stock and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded.
      From time to time, the underwriters have provided, and may continue to provide, investment banking services to us for which we have paid customary fees and commissions.
LEGAL MATTERS
      The validity of the Class A Common Stock will be passed upon for us by Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A., Miami, Florida. Certain legal matters in connection with the offering will be passed upon for the underwriters by Pitney Hardin LLP, Florham Park, New Jersey.
EXPERTS
      The financial statements of BFC Financial Corporation and subsidiaries as of December 31, 2004 and for each of the years in the two-year period ended December 31, 2004, and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) as of December 31, 2004 included in this Registration Statement have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.
      The consolidated statements of operations, shareholders’ equity and comprehensive income, and cash flows of BFC Financial Corporation and subsidiaries for the year ended December 31, 2002, have been included herein in reliance upon the report of KPMG LLP, an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2002 consolidated statements of operations, shareholders’ equity and comprehensive income, and cash flows refers to a change in the method of accounting for goodwill and intangible assets in 2002.
WHERE YOU CAN FIND MORE INFORMATION
      We file reports, proxy statements, and other information with the SEC. You can read and copy these reports, proxy statements, and other information concerning us at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. You can review our electronically filed reports, proxy and information statements on the SEC’s internet site at http://www.sec.gov. Our Class A Common Stock is quoted on the Nasdaq Stock Market’s National Market. These reports, proxy statements and other information are also available for inspection at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.
      We have filed a registration statement on Form S-3 with the SEC covering the Class A Common Stock offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all of the information included in the registration statement. For further information about us and the Class A Common Stock you should refer to the registration statement and its exhibits. You can obtain the full registration statement from the SEC as indicated above.
      The SEC allows us to “incorporate by reference” the information we file with the SEC. This permits us to disclose important information to you by referring to these filed documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference:

•	our Annual Report on Form 10-K for the year ended December 31, 2004, filed with the SEC on March 16, 2005;

•	our Quarterly Report on Form 10-Q for the period ended March 31, 2005, filed with the SEC on May 10, 2005;

•	our Current Report on Form 8-K filed with the SEC on May 10, 2005;

•	our Current Report on Form 8-K filed with the SEC on May 23, 2005;

•	our Current Report on Form 8-K filed with the SEC on June 15, 2005;

•	the description of our Class A Common Stock, par value $0.01 per share, contained in our Registration Statement on Form 8-A, filed with the SEC on October 16, 1997; and

•	any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) under the Securities Exchange Act of 1934 until we sell all of the Class A Common Stock under this prospectus.
      You may request a copy of these filings at no cost by writing, e-mailing or telephoning us at the following address:
Corporate Communications
BFC Financial Corporation
1750 East Sunrise Boulevard
Fort Lauderdale, Florida 33304
(954) 940-4994
CorpComm@bfcfinancial.com
      You should rely only on the information incorporated by reference or provided in this prospectus. Neither the Company, the underwriters nor the selling shareholders have authorized anyone else to provide you with different information. Neither the Company, the underwriters nor the selling shareholders are making an offer of the Class A Common Stock in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.

BFC FINANCIAL CORPORATION AND SUBSIDIARIES

BFC FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION — UNAUDITED

	March 31,	December 31,
	2005	2004

	(In thousands, except
	share data)
ASSETS
Cash and due from depository institutions	$207,840	$208,627
Federal funds sold and other short-term investments	16,832	16,093
Securities owned (at fair value)	142,294	125,443
Securities available for sale (at fair value)	764,730	749,001
Investment securities and tax certificates (approximate fair value: $309,379 and $317,416)	312,927	317,891
Federal Home Loan Bank stock, at cost which approximates fair value	80,600	78,619
Loans receivable, net of allowance for loan losses of $44,114 and $47,082	4,621,543	4,561,073
Accrued interest receivable	38,884	35,995
Real estate held for development and sale	429,969	444,631
Investments in unconsolidated subsidiaries	91,845	89,090
Properties and equipment, net	167,350	160,997
Goodwill	77,981	77,981
Core deposit intangible asset	9,597	10,270
Due from clearing agent	1,120	16,619
Other assets	65,537	62,517

Total assets	$7,029,049	$6,954,847

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Deposits
Demand	$960,063	$890,398
NOW	676,945	658,137
Savings	296,485	270,001
Money market	913,434	875,422
Certificates of deposits	796,928	763,244

Total deposits	3,643,855	3,457,202

Customer deposits on real estate held for sale	41,524	43,022
Advances from FHLB	1,524,881	1,544,497
Securities sold under agreements to repurchase	168,121	257,002
Federal funds purchased	75,000	105,000
Subordinated debentures, notes and bonds payable	238,406	278,605
Junior subordinated debentures	286,462	263,266
Securities sold not yet purchased	60,276	39,462
Deferred tax liabilities, net	7,704	8,455
Other liabilities	207,590	220,433

Total liabilities	6,253,819	6,216,944

Minority interest	647,142	612,652

Shareholders’ equity:
Preferred stock of $.01 par value; authorized 10,000,000 shares; 5% Cumulative Convertible Preferred Stock (“5% Preferred Stock”) issued and outstanding 15,000 shares in 2005 and 2004	—	—
Class A common stock of $.01 par value, authorized 70,000,000 shares; issued and outstanding 23,862,830 in 2005 and 23,861,542 in 2004	217	217
Class B common stock of $.01 par value, authorized 20,000,000 shares; issued and outstanding 4,284,415 in 2005 and 4,279,656 in 2004	41	41
Additional paid-in capital	50,292	50,962
Retained earnings	77,301	73,089

Total shareholders’ equity before accumulated other comprehensive income	127,851	124,309
Accumulated other comprehensive income	237	942

Total shareholders’ equity	128,088	125,251

Total liabilities and shareholders’ equity	$7,029,049	$6,954,847

See accompanying notes to unaudited consolidated financial statements.

BFC FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS — UNAUDITED

	Three Months Ended
	March 31,

	2005	2004

	(In thousands,
	except per share
	data)
Revenues
BFC Activities
Interest and dividend income	$236	$93
Other income, net	133	1,391

	369	1,484

Financial Services
Interest and dividend income	81,573	58,994
Broker/dealer revenue	54,680	63,065
Other income, net	23,609	41,182

	159,862	163,241

Homebuilding & Real Estate Development
Sales of real estate	198,866	98,523
Interest and dividend income	376	166
Other income, net	1,753	1,282

	200,995	99,971

	361,226	264,696

Costs and Expenses
BFC Activities
Interest expense	309	294
Employee compensation and benefits	1,596	848
Other expenses, net	668	392

	2,573	1,534

Financial Services
Interest expense, net of interest capitalized	29,139	20,841
Recovery of loan losses	(3,916)	(859)
Employee compensation and benefits	65,795	67,180
Occupancy and equipment	13,237	10,375
Advertising and promotion	6,298	4,694
Cost associated with debt redemption	—	11,741
Other expenses	19,455	18,024

	130,008	131,996

Homebuilding & Real Estate Development
Cost of sales of real estate	129,976	69,030
Interest expense, net of interest capitalized	—	58
Employee compensation and benefits	11,781	7,666
Selling, general and administrative expenses	11,214	6,381
Other expenses	1,316	641

	154,287	83,776

	286,868	217,306

Income before income taxes and equity in earnings from unconsolidated subsidiaries	74,358	47,390
Equity in earnings from unconsolidated subsidiaries	2,359	5,811

Income before income taxes and minority interest	76,717	53,201
Provision for income taxes	31,951	22,207
Minority interest in income of consolidated subsidiaries	40,366	26,622

Net income	4,400	4,372
5% Preferred Stock dividends	188	—

Net income available to common shareholders	$4,212	$4,372

See accompanying notes to unaudited consolidated financial statements.

BFC FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS — UNAUDITED

	Three Months Ended
	March 31,

	2005	2004

	(In thousands,
	except per share data)
Earnings per share of common stock:
Basic earnings per share of common stock	$0.16	$0.18

Diluted earnings per share of common stock	$0.14	$0.15

Basic weighted average number of common shares outstanding	25,750	23,824
Diluted weighted average number of common and common equivalent shares outstanding	28,336	27,706

BFC FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME — UNAUDITED

	Three Months Ended
	March 31,

	2005	2004

	(In thousands,
	except per share data)
Net income	$4,400	$4,372

Other comprehensive (loss) income, net of tax:
Unrealized loss on securities available for sale, net of income tax	(706)	336
Unrealized gain (loss) associated with investment in unconsolidated real estate subsidiary, net of income tax	9	(13)
Reclassification adjustment for net gain included in net income	(8)	(6)

	(705)	317

Comprehensive income	$3,695	$4,689

The components of other comprehensive income relate to the Company’s net unrealized gains (losses) on securities available for sale, net of income taxes and the Company’s proportionate shares of non-wholly owned subsidiaries other comprehensive income, net of income taxes, such as net unrealized losses on securities available for sale and unrealized gains or loss associated with investment in unconsolidated real estate subsidiary.

BFC FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY — UNAUDITED
For the Three Months Ended March 31, 2005

					Accumulated
					Other
	Class A	Class B	Additional		Comprehensive
	Common	Common	Paid-In	Retained	Income
	Stock	Stock	Capital	Earnings	(Loss)	Total

	(In thousands)
Balance, December 31, 2004	$217	$41	$50,962	$73,089	$942	$125,251
Net income	—	—	—	4,400	—	4,400
Other comprehensive loss, net of tax	—	—	—	—	(705)	(705)
Net effect of subsidiaries’ capital transactions, net of income taxes	—	—	(419)	—	—	(419)
Issuance of Common Stock	—	—	11	—	—	11
Cash dividends on 5% Preferred Stock	—	—	—	(188)	—	(188)
Tax effect relating to the exercise of stock options	—	—	(262)	—	—	(262)

Balance, March 31, 2005	$217	$41	$50,292	$77,301	$237	$128,088

See accompanying notes to unaudited consolidated financial statements.

BFC FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS — UNAUDITED

	Three Months Ended
	March 31,

	2005	2004

	(In thousands)
Net income	$4,400	$4,372
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Minority interest in income of consolidated subsidiaries	40,366	26,622
Recovery of loan losses, REO and tax certificates	(4,016)	(555)
Depreciation, amortization and accretion, net	4,924	3,970
Amortization of intangible assets	425	439
Gains on securities activities, net	(102)	(81)
(Gain) losses on sales of REO	(137)	60
Gain on sale of loans	(110)	(129)
Gain on sale of branch	(935)	—
Equity in earnings from unconsolidated subsidiaries	(2,359)	(5,811)
(Increase) decrease in securities owned activities, net	(16,851)	2,451
Increase (decrease) in securities sold but not yet purchased	20,814	(3,563)
Litigation settlements	—	(23,938)
Cost associated with debt redemption	—	11,741
Issuance of forgivable notes receivable	(1,806)	(4,816)
Originations and repayments of loans held for sale, net	(28,185)	(8,506)
Decrease in other notes receivable	729	220
Proceeds from sales of loans held for sale	29,412	11,333
Decrease (increase) in real estate inventory	14,538	(12,614)
(Increase) decrease in accrued interest receivable	(2,889)	1,111
Decrease in due from clearing agent	15,499	9,745
Increase in other assets	(7,975)	(1,173)
Increase in deferred tax liabilities, net	3,358	7,927
(Decrease) increase in other liabilities	(26,039)	15,672

Net cash provided by operating activities	43,061	34,477

Investing activities:
Proceeds from redemption and maturities of investment securities and tax certificates	55,989	60,353
Purchase of investment securities and tax certificates	(35,496)	(7,022)
Purchases of securities available for sale	(97,669)	(32,313)
Proceeds from sales and maturities of securities available for sale	72,404	51,004
(Purchases) redemptions of FHLB stock, net	(1,981)	9,985
Net repayments (purchases and originations) of loans	(54,241)	9,407
(Contributions to) distribution from unconsolidated subsidiaries, net	(345)	1,556
Proceeds from sales of real estate owned	500	1,065
Net additions to property and equipment	(10,902)	(8,918)
Purchase of BankAtlantic Bancorp subsidiary common stock	(491)	—
Net cash outflows from the sale of branch	(13,592)	—

Net cash used in investing activities	(85,824)	85,117

BFC FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS — UNAUDITED — (Continued)

	Three Months Ended
	March 31,

	2005	2004

	(In thousands)
Financing activities:
Net increase in deposits	$204,369	$85,293
Repayments of FHLB advances	(259,583)	(202,449)
Proceeds from FHLB advances	240,000	—
Net increase in securities sold under agreements to repurchase	(88,881)	(33,418)
Net (decrease) increase in federal funds purchased	(30,000)	25,000
Proceeds from notes and bonds payable	74,984	37,815
Repayment of notes and bonds payable	(115,183)	(36,414)
Proceeds from junior subordinated debentures	23,196	—
Payments of debt offering costs	(926)	—
Change in minority interest	—	289
Issuance of BFC common stock upon exercise of stock options	11	627
5% Preferred Stock dividends paid	(188)	—
Issuance of BankAtlantic Bancorp Class A common stock	422	680
Retirement of BFC common stock	—	(1,362)
Retirement of BankAtlantic Bancorp Class A common stock	(3,519)	—
Levitt common stock dividends paid to non-BFC shareholders	(330)	—
BankAtlantic Bancorp common stock dividends paid to non-BFC shareholders	(1,657)	(1,518)

Net cash provided by financing activities	42,715	(125,457)

Decrease in cash and cash equivalents	(48)	(5,863)
Cash and cash equivalents at beginning of period	224,720	143,542

Cash and cash equivalents at end of period	$224,672	$137,679

Supplemental cash flow information:
Interest paid, net of amounts capitalized	$28,727	$22,422
Income taxes paid	4,534	1,409
Supplemental disclosure of non-cash operating, investing and financing activities:
Loans transferred to real estate owned	1,109	374
Net loan recoveries	948	647
Tax certificate net recoveries	255	31
Securities purchased pending settlement	15,873	—
Net decrease in shareholders’ equity from the effect of subsidiaries’ capital transactions, net of income taxes	(419)	(743)
Increase (decrease) in accumulated other comprehensive income, net of taxes	(705)	317
Increase (decrease) in shareholders’ equity for the tax effect related to the exercise of employee stock options	(262)	3,592
Tax effect related to the exercise of BankAtlantic Bancorp employee stock option	3,953	1,522
Decrease in minority interest resulting from the retirement of BankAtlantic Bancorp Class A common stock obtained from litigation settlement	—	6,058
See accompanying notes to unaudited consolidated financial statements.

BFC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1.	Presentation of Interim Financial Statements
      BFC Financial Corporation (“BFC” or the “Company”) is a diversified holding company with investments in companies engaged in retail and commercial banking, full service investment banking and brokerage, homebuilding, master planned community development and time share and vacation ownership. The Company also holds interests in an Asian-themed restaurant chain and various real estate and venture capital investments. The Company’s principal holdings consist of direct controlling interests in BankAtlantic Bancorp, Inc. (“BankAtlantic Bancorp”) and Levitt Corporation (“Levitt”). Through its control of BankAtlantic Bancorp, BFC has indirect controlling interests in BankAtlantic and its subsidiaries (“BankAtlantic”) and RB Holdings, Inc. and its subsidiaries (“Ryan Beck”). Through its control of Levitt, BFC has indirect controlling interests in Levitt and Sons, LLC (“Levitt and Sons”), Bowden Building Corporation (“Bowden”) and Core Communities, LLC (“Core Communities”) and an indirect non-controlling interest in Bluegreen Corporation (“Bluegreen”). BFC also holds a direct non-controlling minority investment in Benihana, Inc. (“Benihana”). As a result of the Company’s position as the controlling stockholder of BankAtlantic Bancorp, the Company is a “unitary savings bank holding company” regulated by the Office of Thrift Supervision.
      BankAtlantic Bancorp (NYSE:BBX) is a Florida-based diversified financial services holding company. BankAtlantic Bancorp’s principal assets include the capital stock of BankAtlantic and Ryan Beck. BankAtlantic is a federal savings bank headquartered in Fort Lauderdale, Florida, which provides traditional retail banking services and a wide range of commercial banking products and related financial services through a network of 75 branches. Ryan Beck is an investment banking firm which is a federally registered broker-dealer. Ryan Beck is a full service broker-dealer headquartered in Florham Park, New Jersey. Ryan Beck provides financial advice to individuals, institutions and corporate clients through 39 offices in 14 states. Ryan Beck also engages in the underwriting, distribution and trading of tax-exempt, equity and debt securities.
      Levitt (NYSE:LEV) engages in homebuilding, land development and other real estate activities through Levitt and Sons, Core Communities, Levitt Commercial, LLC (“Levitt Commercial”), Bowden, and investments in real estate projects. Levitt also owns approximately 31% of the outstanding common stock of Bluegreen, a New York Stock Exchange-listed (NYSE:BXG) company that acquires, develops, markets and sells vacation ownership interests in primarily “drive-to” resorts and develops and sells residential home sites around golf courses or other amenities. Levitt acquired Bowden on April 28, 2004 for approximately $7.4 million.
      The consolidated financial statements include the accounts of the Company, its wholly owned subsidiaries, majority-controlled subsidiaries, including BankAtlantic Bancorp and Levitt, majority-owned joint ventures and variable interest entities in which the Company’s subsidiaries are the primary beneficiary, as defined by Financial Accounting Standards Board (“FASB”) revised Interpretation No. 46 “Consolidation of Variable Interest Entities” (“FIN 46”).
      As a holding company with control positions in BankAtlantic Bancorp and Levitt, generally accepted accounting principles (GAAP) require the consolidation of the financial results of both companies with those of BFC. As a consequence, the assets and liabilities of both entities are presented on a consolidated basis in BFC’s financial statements. However, except as otherwise noted, the debts and obligations of the consolidated entities are not direct obligations of BFC and are non-recourse to BFC. Similarly, the assets of those entities are not available to BFC absent a dividend or distribution from the entity. The recognition by BFC of income from controlled entities is determined based on the percentage of its economic ownership in those entities. As shown below, BFC’s economic ownership in BankAtlantic Bancorp and Levitt is 21.8% and 16.6%, respectively, which results in BFC recognizing 21.8% and 16.6% of BankAtlantic Bancorp’s and Levitt’s net income, respectively.

BFC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      BFC’s ownership in BankAtlantic Bancorp and Levitt as of March 31, 2005 was as follows:

	Shares	Percent of	Percent
	Owned	Ownership	of Vote

BankAtlantic Bancorp
Class A Common Stock	8,329,236	14.96%	7.93%
Class B Common Stock	4,876,124	100.00%	47.00%
Total	13,205,360	21.81%	54.93%
Levitt
Class A Common Stock	2,074,243	11.15%	5.91%
Class B Common Stock	1,219,031	100.00%	47.00%
Total	3,293,274	16.62%	52.91%
      The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information, and in accordance with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and disclosures required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals, except for litigation settlement gain during the three months ended March 31, 2004.) considered necessary for a fair presentation have been included. Operating results for the three month period ended March 31, 2005 are not necessarily indicative of the results that may be expected for the year ending December 31, 2005. These financial statements should be read in conjunction with the Company’s consolidated financial statements and footnotes thereto included in the Company’s annual report on Form 10-K for the year ended December 31, 2004. All significant inter-company balances and transactions have been eliminated in consolidation.
      Certain amounts for prior periods have been reclassified to conform to the statement presentation for 2005.

2.	Segment Reporting
      Operating segments are defined as components of an enterprise about which separate financial information is available that is regularly reviewed by the chief operating decision maker in assessing performance and deciding how to allocate resources. Reportable segments consist of one or more operating segments with similar economic characteristics, products and services, production processes, type of customer, distribution system and regulatory environment. The activities of reportable segments exclude discontinued operations, extraordinary gains (losses) and income (loss) from changes in accounting principles.
      The information provided for Segment Reporting is based on internal reports utilized by management. The presentation and allocation of interest expense and overhead and the net contribution for the operating segments may not reflect the actual economic costs, contribution or results of operations of the segments as stand alone businesses. If a different basis of allocation were utilized, the relative contributions of the segments might differ but the relative trends in segments would, in management’s view, likely not be impacted.
      The Company is currently organized into three reportable segments: BFC Activities, Financial Services and Homebuilding & Real Estate Development.

BFC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The following summarizes the aggregation of the Company’s operating segments into reportable segments:
BFC Activities
      This segment includes BFC’s real estate owned; loans receivable that relate to previously owned properties; other securities and investments; BFC’s overhead and interest expense and the financial results of venture partnerships which BFC controls. Segment results do not reflect the Company’s equity from earnings in BankAtlantic Bancorp or Levitt, but include the provision for income taxes relating to the tax effect of the Company’s earnings from BankAtlantic Bancorp and Levitt. BankAtlantic Bancorp and Levitt are consolidated in our financial statements, as described earlier.
Financial Services
      Our Financial Services segment includes BankAtlantic Bancorp and its subsidiaries’ operations, BankAtlantic and Ryan Beck. BankAtlantic Bancorp activities consist of a broad range of banking operations including investments, tax certificates, residential loans purchased, CRA lending, real estate capital services, commercial lending, commercial deposits, consumer and small business lending, ATM operations and branch banking. Also included in this segment is a broad range of investment banking and brokerage operations.
Homebuilding & Real Estate Development
      Our Homebuilding &Real Estate Development segment includes Levitt Corporation and its subsidiaries’ operations, Levitt and Sons, Core Communities, Bowden and Levitt Commercial, as well as Levitt’s investment in Bluegreen. This segment is centered around Levitt’s homebuilding, land development of master planned communities, industrial and residential properties and investments in other real estate ventures.
      The accounting policies of the segments are generally the same as those described in the summary of significant accounting policies in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004. Inter-company loans, interest income and interest expense and management and consulting fees are eliminated for consolidated presentation. The Company evaluates segment performance based on net income after tax.

BFC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The table below reflects the consolidated data of our business segments for the three months ended March 31, 2005 and 2004 (in thousands):

			Homebuilding	Adjustment
	BFC	Financial	& Real Estate	and
2005	Activities	Services	Development	Eliminations	Total

Revenues:
Sales of real estate	$—	$—	$198,866	$—	$198,866
Interest and dividend income	243	82,186	518	(762)	82,185
Broker/dealer revenue	—	54,686	—	(6)	54,680
Other income	154	23,853	1,752	(265)	25,494

	397	160,725	201,136	(1,033)	361,225

Costs and Expenses:
Cost of sale of real estate	—	—	130,589	(613)	129,976
Interest expense, net	309	29,288	—	(149)	29,448
Recovery for loan losses	—	(3,916)	—	—	(3,916)
Other expenses	2,383	104,785	24,462	(271)	131,359

	2,692	130,157	155,051	(1,033)	286,867

	(2,295)	30,568	46,085	—	74,358
Equity in earnings from unconsolidated subsidiaries	—	131	2,228	—	2,359

Income (loss) before income taxes	(2,295)	30,699	48,313	—	76,717
Provision for income taxes	2,635	10,821	18,495	—	31,951

Income (loss) from continuing operations before minority interest	(4,930)	19,878	29,818	—	44,766
Minority interest in income of consolidated subsidiaries	(6)	15,510	24,862	—	40,366

Income (loss) from continuing operations	$(4,924)	$4,368	$4,956	$—	$4,400

Total assets at March 31, 2005	$23,535	$6,418,351	$683,543	$(96,380)	$7,029,049

BFC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

			Homebuilding	Adjustment
	BFC	Financial	& Real Estate	and
2004	Activities	Services	Development	Eliminations	Total

Revenues:
Sales of real estate	$—	$—	$98,523	$—	$98,523
Interest and dividend income	93	59,629	166	(635)	59,253
Broker/dealer	—	63,065	—	—	63,065
Other income	1,391	41,182	1,282	—	43,855

	1,484	163,876	99,971	(635)	264,696

Costs and Expenses:
Cost of sale of real estate	—	—	69,665	(635)	69,030
Interest expense, net	294	20,841	58	—	21,193
Recovery for loan losses	—	(859)	—	—	(859)
Other expenses	1,240	112,014	14,688	—	127,942

	1,534	131,996	84,411	(635)	217,306

	(50)	31,880	15,560	—	47,390
Equity in earnings from unconsolidated subsidiaries	—	118	5,693	—	5,811

Income (loss) before income taxes	(50)	31,998	21,253	—	53,201
Provision for income taxes	2,535	11,474	8,198	—	22,207

Income (loss) from continuing operations before minority interest	(2,585)	20,524	13,055	—	30,994
Minority interest in income of consolidated subsidiaries	510	15,959	10,153	—	26,622

Income (loss) from continuing operations	$(3,095)	$4,565	$2,902	$—	$4,372

Total assets at March 31, 2004	$14,815	$4,750,483	$418,729	$(109,389)	$5,074,638

3.	Stock Based Compensation
      The Company currently accounts for stock option grants under the recognition and measurement principles of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”, and related Interpretations. No compensation expense is recognized because all stock options granted have exercise prices not less than market value of the Company’s stock on the date of grant.
      The following table illustrates the effect on net income available to common shareholders and earnings per share as of common stock as if the Company had applied the fair value recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation”, as amended by SFAS 148, “Accounting for

BFC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Stock-Based compensation — Transition and Disclosure”, to stock-based employee compensation (in thousands, except per share data):

	Three Months Ended
	March 31,

	2005	2004

	(In thousands,
	except per share
	data)
Pro forma net income
Net income available to common shareholders, as reported	$4,212	$4,372
Add: Stock-based employee compensation expense included in reported net income, net of related tax effects and minority interest	9	9
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related income tax effects and minority interest	(209)	(251)

Pro forma net income available to common shareholders	$4,012	$4,130

Earnings per share:
Basic as reported	$0.16	$0.18

Basic pro forma	$0.16	$0.17

Diluted as reported	$0.14	$0.15

Diluted pro forma	$0.14	$0.14

During the three months ended March 31, 2005 and 2004 the Company received net proceeds of $12,000 and $626,000, respectively, from the exercise of stock options. . During the quarter ended March 31, 2004 the Company accepted 6,092 shares of Class A Common Stock and 86,873 shares of Class B Common Stock with a fair value of $1.4 million as consideration for the exercise price of stock options and optionees’ minimum statutory withholding taxes related to option exercises.

4.	Advances from the Federal Home Loan Bank
      Of the $1.5 billion of FHLB advances outstanding at March 31, 2005, $531 million mature between 2008 and 2011 and have a weighted average interest rate of 5.41%, and $994 million are LIBOR-based floating rate advances that mature between 2005 and 2006 and have a weighted average interest rate of 2.89%.
      During the three months ended March 31, 2004 BankAtlantic prepaid $108 million of Federal Home Loan Bank (“FHLB”) advances incurring prepayment penalties of $11.7 million.

5.	Defined Benefit Pension Plan
      At December 31, 1998, BankAtlantic Bancorp froze its defined benefit pension plan (“Plan”). All participants in the Plan ceased accruing service benefits beyond that date. BankAtlantic Bancorp is subject to future pension expense or income based on future actual plan returns and actuarial values of the Plan

BFC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
obligations to employees. Under the Plan, net periodic pension expense (benefit) incurred includes the following components (in thousands):

	Three Months
	Ended
	March 31,

	2005	2004

Service cost benefits earned during the period	$—	$—
Interest cost on projected benefit obligation	376	383
Expected return on plan assets	(500)	(500)
Amortization of unrecognized net gains and losses	181	110

Net periodic pension expense (benefit)	$57	$(7)

      BankAtlantic did not contribute to the Plan during the three months ended March 31, 2005 and 2004. BankAtlantic is not required to contribute to the Plan for the year ending December 31, 2005.

6.	Securities Owned
      Ryan Beck’s securities owned activities were associated with sales and trading activities conducted both as principal and as agent on behalf of individual and institutional investor clients of Ryan Beck. Transactions as principal involve making markets in securities which are held in inventory to facilitate sales to and purchases from customers. Ryan Beck also realizes gains and losses from proprietary trading activities.
      Ryan Beck’s securities owned (at fair value) consisted of the following (in thousands):

	March 31,	December 31,
	2005	2004

States and municipalities	$18,181	$10,824
Corporations	8,201	10,093
U.S. Government and agencies	59,430	57,659
Corporate equity	17,645	18,042
Deferred compensation assets	28,535	27,898
Certificates of deposits	10,302	927

	$142,294	$125,443

      In the ordinary course of business, Ryan Beck borrows or carries excess funds under an agreement with its clearing broker. Securities owned are pledged as collateral for clearing broker borrowings. As of March 31, 2005 and December 31, 2004, balances due from the clearing broker were $1.1 million and $16.6 million, respectively.
      Ryan Beck’s securities sold but not yet purchased consisted of the following (in thousands):

	March 31,	December 31,
	2005	2004

Corporate equity	$7,586	$3,498
Corporate bonds	4,383	9,958
States and municipalities	67	269
U.S. Government agencies	48,232	25,384
Certificates of deposits	8	353

	$60,276	$39,462

BFC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Securities sold, but not yet purchased, are a part of Ryan Beck’s normal activities as a broker and dealer in securities and are subject to off-balance sheet risk should Ryan Beck be unable to acquire the securities for delivery to the purchaser at prices equal to or less than the current recorded amounts.

7.	Loans Receivable
      The loan portfolio consisted of the following components (in thousands):

	March 31,	December 31,
	2005	2004

Real estate loans:
Residential	$2,140,431	$2,065,658
Construction and development	1,423,892	1,454,048
Commercial	1,070,678	1,082,294
Small business	129,921	123,740
Other loans:
Home equity	469,804	457,058
Commercial business	91,332	91,505
Small business — non-mortgage	72,861	66,679
Consumer loans	12,804	14,540
Deposit overdrafts	6,959	3,894
Residential loans held for sale	3,824	4,646
Other loans	2,871	3,364
Discontinued loans products(1)	6,718	8,285

Total gross loans	5,432,095	5,375,711

Adjustments:
Undisbursed portion of loans in process	(767,380)	(767,804)
Premiums related to purchased loans	6,532	6,609
Deferred fees	(5,051)	(5,812)
Deferred profit on commercial real estate loans	(539)	(549)
Allowance for loan and lease losses	(44,114)	(47,082)

Loans receivable — net	$4,621,543	$4,561,073

(1)	Discontinued loan products consist of non-mortgage syndication loans, lease financings, indirect consumer loans and certain small business loans originated before 2002. These loan products were discontinued during prior periods.
      At March 31, 2005, loans to Levitt from BankAtlantic and BankAtlantic Bancorp had an outstanding balance of approximately $7.6 million and $16.0 million, respectively. At December 31, 2004, loans to Levitt from BankAtlantic and BankAtlantic Bancorp had an outstanding balance of approximately $8.6 million and $38.0 million, respectively. These inter-company loans and related interest were eliminated in consolidation. At March 31, 2005, BankAtlantic had $3.8 million of undisbursed loans in process to Levitt.

8.	Real Estate Held for Development and Sale
      Real estate held for development and sale consists of the combined activities of Levitt and its subsidiaries as well as the real estate held by a joint venture that was acquired in connection with the Community Savings

BFC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Bankshares (“Community”) acquisition during March 2002 in which BankAtlantic Bancorp is the primary beneficiary. Also included in other real estate held for development and sale is BFC’s real estate, Burlington Manufacturers Outlet Center (“BMOC”), a shopping center in North Carolina and the unsold land at the commercial development known as Center Port in Pompano Beach, Florida. Also included in other real estate held for development and sale is real estate associated with branch banking facilities.
      Real estate held for development and sale consisted of the following (in thousands):

	March 31,	December 31,
	2005	2004

Land and land development costs	$306,096	$302,076
Construction costs	91,724	112,292
Other capitalized costs	26,329	24,327
Other real estate	5,820	5,936

Total	$429,969	$444,631

9.	Investments in Unconsolidated Subsidiaries
      The consolidated statements of financial condition include the following amounts for investments in and advances to unconsolidated subsidiaries consisting of the following (in thousands):

	March 31,	December 31,
	2005	2004

Investment in Bluegreen Corporation	$82,761	$80,572
Investments in real estate joint ventures	475	608
BankAtlantic Bancorp’s investment in statutory business trusts	7,910	7,910
Levitt’s investment in statutory business trusts (See Note 12)	699	—

	$91,845	$89,090

      Levitt’s investment in Bluegreen is accounted for under the equity method. At March 31, 2005, Levitt owned approximately 9.5 million shares, or approximately 31% of Bluegreen’s outstanding common stock.
      Bluegreen’s unaudited condensed consolidated balance sheets and unaudited condensed consolidated statements of income are as follows (in thousands):
Unaudited Condensed Consolidated Balance Sheets

	March 31,	December 31,
	2005	2004

Total assets	$671,266	$634,809

Total liabilities	$392,052	363,933
Minority interest	6,782	6,009
Total shareholders’ equity	272,432	264,867

Total liabilities and shareholders’ equity	$671,266	$634,809

BFC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Unaudited Condensed Consolidated Statements of Income

	Three Months Ended

	March 31,	March 31,
	2005	2004

Revenues and other income	$130,048	107,144
Cost and other expenses	118,776	98,672

Income before minority interest and provision for income taxes	11,272	8,472
Minority interest	773	829

Income before provision for income taxes	10,499	7,643
Provision for income taxes	4,042	2,943

Net income	$6,457	4,700

10.	Minority Interest
      At March 31, 2005 and December 31, 2004, minority interest was approximately $647.1 million and $612.7 million, respectively. The following table summarizes the minority interest held by others in our subsidiaries (in thousands):

	March 31,	December 31,
	2005	2004

BankAtlantic Bancorp	$376,070	$366,140
Levitt	270,356	245,756
Joint Venture Partnerships	716	756

	$647,142	$612,652

11.	BankAtlantic Branch Sale
      In January 2005, BankAtlantic sold a branch that was acquired in March 2002 in connection with the Community acquisition. The branch was not meeting performance expectations and the location of the branch caused higher than average operating expenses.
      The following tables summarizes the assets sold, liabilities transferred and cash outflows associated with the branch sale (in thousands).

Amount

Assets sold:
Loans	$2,235
Property and equipment	733
Core deposit intangible assets	248

Liabilities transferred:
Deposits	(17,716)
Accrued interest payable	(27)

Net assets sold	(14,527)
Gain on sale of branch(1)	935

Net cash outflows from sale of branch	$(13,592)

(1)	The gain on sale of branch is included in other income in the Company’s Consolidated Statements of Operations.

BFC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

12.	Interest expense of consolidated entities, net of interest capitalized
      Interest incurred relating to land under development and construction is capitalized to real estate inventories during the active development period of the property at the effective rates paid on borrowings. Capitalization of interest is discontinued when development ceases at a project. Capitalized interest is expensed as a component of cost of sales as related homes, land and units are sold. The following table is a summary of interest expense on notes and mortgage notes payable and the amounts capitalized (in thousands):

	Three Months Ended
	March 31,

	2005	2004

Interest expense	$33,394	$23,436
Interest capitalized	(3,946)	(2,243)

Interest expense, net	$29,448	$21,193

13.	Junior Subordinated Debentures
      In March 2005, Levitt formed a statutory business trust Levitt Capital Trust 1, (the “Trust”) for the purpose of issuing trust preferred securities and investing the proceeds thereof in Levitt’s junior subordinated debentures (the “Debentures”). On March 15, 2005, the Trust issued $22.5 million of trust preferred securities. The Trust used the proceeds from issuing the trust preferred securities to purchase an identical amount of Debentures from Levitt. Interest on the Debentures and distributions on the trust preferred securities will be payable quarterly in arrears at a fixed rate of 8.11% through March 30, 2010 and thereafter at a floating rate of 3.85% over 3-month London Interbank Offered Rate (“LIBOR”) until the scheduled maturity date of March 30, 2035. Distributions on the trust preferred securities will be cumulative and based upon the liquidation value of the trust preferred security. The trust preferred securities will be subject to mandatory redemption, in whole or in part, upon repayment of the Debentures at maturity or their earlier redemption. The Debentures are redeemable five years from the issue date or sooner following certain specified events. In addition, Levitt contributed $696,000 to the Trust in exchange for the Trust’s common securities, all of which are owned by Levitt, and those proceeds were also used to purchase an identical amount of Debentures from Levitt. The terms of the Trust’s common securities are nearly identical to the trust preferred securities. The issuance of trust preferred securities was part of a larger pooled trust securities offering which was not registered under the Securities Act of 1933. Proceeds were used to repay approximately $22.0 million of indebtedness to BankAtlantic Bancorp.

BFC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

14.	Contingencies and Financial Instruments with off-Balance Sheet Risk
      Financial instruments with off-balance sheet risk were (in thousands):

	March 31,	December 31,
	2005	2004

BFC
Commitment to acquire Benihana Preferred Stock	$10,000	$10,000
BankAtlantic Bancorp
Commitments to sell fixed rate residential loans	16,985	19,537
Commitments to sell variable rate residential loans	5,399	6,588
Forward contract to purchase mortgage-backed securities	3,826	3,947
Commitments to purchase variable rate residential loans	291,143	40,015
Commitments to originate loans held for sale	18,753	21,367
Commitments to originate loans held to maturity	312,628	238,429
Commitments to extend credit, including the undisbursed portion of loans in process	1,197,861	1,170,191
Standby letters of credit	55,590	55,605
Commercial lines of credit	135,603	121,688
BFC
      Other than the Benihana Preferred Stock commitment, BFC did not directly have any financial instruments with off-balance sheet risk and the remaining instruments indicated above are those of our controlled entities, BankAtlantic Bancorp and Levitt and their affiliates and are all non-recourse to BFC.
BankAtlantic Bancorp
      BankAtlantic previously disclosed that it had identified deficiencies in its compliance with the USA PATRIOT Act, anti-money laundering laws and the Bank Secrecy Act and that it has been cooperating with regulators and other federal agencies concerning these deficiencies. BankAtlantic has provided and is continuing to provide information to the government pursuant to a number of subpoenas relating to, among other things, numerous customers and transactions and the Bank’s policies and procedures. BankAtlantic Bancorp cannot predict whether or to what extent civil or criminal regulatory action or monetary or other penalties will be pursued against BankAtlantic or the BankAtlantic Bancorp by regulators or other federal agencies. No amounts have been recorded at March 31, 2005 in the financial statements relating to possible penalties from federal agencies.
      Standby letters of credit are conditional commitments issued by BankAtlantic to guarantee the performance of a customer to a third party. BankAtlantic’s standby letters of credit are generally issued to customers in the construction industry guaranteeing project performance. These types of standby letters of credit had a maximum exposure of $36.9 million at March 31, 2005. BankAtlantic also issues standby letters of credit to commercial lending customers guaranteeing the payment of goods and services. These types of standby letters of credit had a maximum exposure of $18.7 million at March 31, 2005. These guarantees are primarily issued to support public and private borrowing arrangements and have maturities of one year or less. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. BankAtlantic may hold certificates of deposit and residential and commercial liens as collateral for such commitments. Included in other liabilities at March 31, 2005 and December 31, 2004 was $87,000 and $114,000, respectively, of unearned guarantee fees. There were no obligations associated with these guarantees recorded in financial statements.

BFC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Levitt
      At March 31, 2005, Levitt had approximately $211.7 million of commitments to purchase properties for development. Approximately $37.3 million of these commitments are subject to due diligence and satisfaction of certain requirements and conditions, including financing contingencies. At March 31, 2005, cash deposits of approximately $3.8 million secured Levitt’s commitments under these contracts.
      At March 31, 2005, Levitt had outstanding surety bonds and letters of credit of approximately $69.4 million related primarily to its obligations to various governmental entities to construct improvements in Levitt’s various communities. Levitt estimates that approximately $50.3 million of work remains to complete these improvements. Levitt does not believe that any outstanding bonds or letters of credit will likely be drawn upon.
      In connection with the development of certain of Levitt’s communities, Levitt has established community development districts to access bond financing for the funding of infrastructure development and other projects within the community. If Levitt were not able to establish community development districts, Levitt would need to fund community infrastructure development out of operating income or through other sources of financing or capital. The bonds issued are obligations of the community development district and are repaid through assessments on property within the district. To the extent that Levitt owns property within a district when assessments are levied, Levitt will be obligated to pay such assessments when they are due. As of March 31, 2005, development districts in Tradition had $62.8 million of community development district bonds outstanding for which no assessments had been levied. As of March 31, 2005, Levitt owned approximately 66% of the property in the districts.
      Levitt has entered into an indemnity agreement with a joint venture partner relating to that partner’s guarantee of the joint venture’s indebtedness. Levitt’s maximum exposure under the indemnity agreement is estimated to be approximately $500,000. Based on the joint venture assets securing the indebtedness, it is reasonably likely that no payment will be required under the indemnity agreement.

15.	Certain Relationships and Related Party Transactions
      BFC is the controlling shareholder of BankAtlantic Bancorp and Levitt. BFC also has an indirect non-controlling interest in Benihana and, through Levitt, an indirect ownership interest in Bluegreen. The majority of BFC’s capital stock is owned or controlled by the Company’s Chairman, Chief Executive Officer and President, and by the Company’s Vice Chairman, both of whom are also directors of the Company, executive officers and directors of BankAtlantic Bancorp and Levitt, and directors of Bluegreen. The Company’s Vice Chairman is also a director of Benihana.
      BFC, BankAtlantic Bancorp, Levitt and Bluegreen share various office premises and employee services, pursuant to the arrangements described below.
      During 2004, BankAtlantic Bancorp maintained service arrangements with BFC and Levitt, pursuant to which BankAtlantic Bancorp provided the following back-office support functions to Levitt and BFC: human resources, risk management, project planning, system support and investor and public relation services. For such services, BankAtlantic Bancorp is compensated for its costs plus 5%. Additionally, BankAtlantic Bancorp rents office space to Levitt and BFC on a month-to-month basis and receives rental payments at agreed upon rates that many not be equivalent to market rates. These amounts were eliminated in the Company’s statement of operations.

BFC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The table below shows the service fees and rent payments received by BankAtlantic Bancorp from BFC and Levitt for office space rent and back-office support functions for the three months ended March 31, 2005 and 2004 (in thousands):
Three Months Ended March 31, 2005

	BFC	Levitt	Total

Service fees and rent	$80	$119	$199

Three Months Ended March 31, 2004

	BFC	Levitt	Total

Service fees and rent	$21	$95	$116

      Additionally, during the three months ended March 31, 2005 and 2004, Levitt paid BankAtlantic $29,000 and $15,000, respectively, for project management services and BankAtlantic Bancorp recognized expenses of $148,000 and $54,000, respectively, for risk management services provided by Bluegreen. For these services, BankAtlantic Bancorp pays or is compensated, as applicable, on a cost plus 5% basis.
      BFC, Levitt and two technology venture partnerships in which BFC has controlling interests maintained cash balances at BankAtlantic amounting to $49.3 million at March 31, 2005 and $39.6 million as of December 31, 2004.
      Florida Partners Corporation owns 133,314 shares of the Company’s Class B Common Stock and 1,270,294 shares of the Company’s Class A Common Stock. Alan B. Levan may be deemed to beneficially be the principal shareholder and is a member of the Board of Florida Partners Corporation. Glen R. Gilbert, Executive Vice President and Secretary of the Company holds similar positions at Florida Partners Corporation.

16.	Earnings per share
      The Company has two classes of common stock outstanding. The two-class method is not presented because the Company’s capital structure does not provide for different dividend rates or other preferences, other than voting rights, between the two classes. The number of options considered outstanding shares for diluted earnings per share is based upon application of the treasury stock method to the options outstanding as of the end of the period. I.R.E. Realty Advisory Group, Inc. (“RAG”) owns 4,764,284 of BFC Financial Corporation’s Class A Common Stock and 500,000 shares of BFC Financial Corporation Class B Common Stock. Because the Company owns 45.5% of the outstanding common stock of RAG, 2,165,367 shares of Class A Common Stock and 227,250 shares of Class B Common Stock are eliminated from the number of shares outstanding for purposes of computing earnings per share.

BFC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The following reconciles the numerators and denominators of the basic and diluted earnings per share computation for the three months ended March 31, 2005 and 2004 (in thousands, except per share data).

	Three Months Ended
	March 31,

	2005	2004

	(In thousands, except
	per share data)
Basic earnings per share
Numerator:
Net income	$4,400	$4,372
Less: Preferred stock dividends	188	—

Net income available to common shareholders	$4,212	$4,372

Denominator:
Weighted average number of common shares outstanding	28,143	26,217
Eliminate RAG weighted average number of common shares	(2,393)	(2,393)

Basic weighted average number of common shares outstanding	25,750	23,824

Basic earnings per share	$0.16	$0.18

Diluted earnings per share
Numerator
Net income available to common shareholders	$4,212	$4,372
Effect of securities issuable by subsidiaries	(174)	(173)

Net income available after assumed dilution	$4,038	$4,199

Denominator
Weighted average number of common shares outstanding	28,143	26,217
Eliminate RAG weighted average number of common shares	(2,393)	(2,393)
Common stock equivalents resulting from stock-based compensation	2,586	3,882

Diluted weighted average shares outstanding	28,336	27,706

Diluted earnings per share	$0.14	$0.15

BFC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

17.	Parent Company Financial Information
      BFC’s parent company unaudited Condensed Statements of Financial Condition at March 31, 2005 and December 31, 2004, unaudited Condensed Statements of Operations and unaudited Condensed Statements of Cash Flows for the three months ended March 31, 2005 and 2004 are shown below:
Parent Company Condensed Statements of Financial Condition — Unaudited

	March 31,	December 31,
	2005	2004

	(In thousands)
Assets
Cash and cash equivalents	$693	$1,520
Investment securities	12,075	11,800
Investment in venture partnerships	963	971
Investment in BankAtlantic Bancorp	104,912	103,125
Investment in Levitt	53,886	48,983
Investment in other subsidiaries	13,912	14,219
Loans receivable	2,871	3,364
Other assets	1,233	2,596

Total assets	$190,545	$186,578

Liabilities and Shareholders’ Equity
Mortgages payable and other borrowings	$9,483	$10,483
Other liabilities	23,647	23,816
Deferred income taxes	29,327	27,028

Total liabilities	62,457	61,327

Total shareholders’ equity	128,088	125,251

Total liabilities and shareholders’ equity	$190,545	$186,578

BFC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Parent Company Condensed Statements of Operations — Unaudited

	Three Months Ended
	March 31,

	2005	2004

	(In thousands)
Revenues	$300	$183
Expenses	2,165	1,327

(Loss) before undistributed earnings from subsidiaries	(1,865)	(1,144)
Equity from earnings in BankAtlantic Bancorp	4,368	4,565
Equity from earnings in Levitt	4,955	2,902
Equity from (loss) earnings in other subsidiaries	(315)	584

Income before income taxes	7,143	6,907
Provision for income taxes	2,743	2,535

Net income	4,400	4,372
5% Preferred Stock dividends	188	—

Net Income available to common shareholders	$4,212	$4,372

BFC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Parent Company Statements of Cash Flow — Unaudited

	For the Three Months
	Ended March 31,

	2005	2004

	(In thousands)
Operating Activities:
Net cash used in operating activities	$(178)	$(1,029)

Investing Activities:
Dividends from subsidiaries	528	435
Decrease in securities available for sale	—	9

Net cash provided by investing activities	528	444

Financing Activities:
Borrowings	(1,000)	1,145
Retirement of common stock	—	(1,362)
Issuance of common stock upon exercise of stock options	11	627
Preferred stock dividends paid	(188)	—

Net cash (used in) provided by financing activities	(1,177)	410

Decrease in cash and cash equivalents	(827)	(175)
Cash at beginning of period	1,520	1,536

Cash at end of period	$693	$1,361

Supplementary disclosure of non-cash investing and financing activities
Interest paid on borrowings	$92	$90
Net decrease in shareholders’ equity from the effect of subsidiaries’ capital transactions, net of income taxes	(419)	(743)
(Decrease) increase in accumulated other comprehensive income, net of taxes	(705)	317
(Decrease) increase in shareholders’ equity for the tax effect related to the exercise of employee stock options	(262)	3,592

18.	New Accounting Pronouncements
      In December 2004, FASB issued Statement No. 123 (revision) Share-based payments. This Statement is a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. The Statement eliminated the accounting for share-based transactions under APB No. 25 and its related interpretations, instead requiring all share-based payments to be accounted for using a fair value method. The Statement can be adopted using the “Modified Prospective Application” or the “Modified Retrospective Application.” Under the modified prospective application, this Statement applies to new awards granted after the effective date and to unvested awards at the effective date. Under the modified retrospective application, the Company would apply the modified prospective method, but also restate the prior financial statements to include the amounts that were previously recognized in the pro forma disclosures under Statement No. 123. The Statement was originally to be effective for public companies as of the beginning of the first interim or annual reporting period beginning after June 15, 2005. In April 2005 the Securities and Exchange Commission (“SEC”) issued a final rule to amend the effective date of the Statement for public companies to the first interim or annual reporting period of the registrant’s first fiscal year

BFC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
beginning after June 15, 2005. Also, on March 29, 2005 the SEC issued Staff Accounting Bulletin (“SAB”) No. 107. SAB No. 107 expresses the staff’s views of the interaction between FASB Statement No. 123R, Share-Based Payments, and certain SEC rules and regulations. SAB No. 107 also addresses the valuation of share-based payment arrangements for public companies. Management is currently evaluating the Statement, the SEC’s guidance and the two transitional applications, and anticipates adopting the Statement as of January 1, 2006.

19.	Subsequent Event
      In April 2005, Levitt’s land division entered into a $40.0 million line of credit with an unaffiliated financial institution to provide future funding for land acquisition and development activities. Borrowings under the line of credit bear interest at either (i) Prime Rate less twenty-five basis points or (ii) LIBOR plus two hundred fifty basis points. Accrued interest is due and payable monthly in arrears, and all outstanding principal and accrued interest is due and payable in April 2007. Levitt’s land division may, at its option, extend the line of credit for one additional year to April 2008.
      In May 2005, Levitt formed a new statutory business trust, Levitt Capital Trust II, (the “Trust”) for the purpose of issuing trust preferred securities and investing the proceeds thereof in Levitt’s junior subordinated debentures (the “May Debentures”). On May 4, 2005, the Trust issued $30.0 million of trust preferred securities and used the proceeds there from to purchase an identical amount of May Debentures from Levitt. Interest on the May Debentures and distributions on the trust preferred securities will be payable quarterly in arrears at a fixed rate of 8.09% through June 30, 2010 and thereafter at a floating rate of 3.80% over 3-month LIBOR until the scheduled maturity date of June 30, 2035. Distributions on the trust preferred securities will be cumulative and based upon the liquidation value of the trust preferred security. The trust preferred securities will be subject to mandatory redemption, in whole or in part, upon repayment of the May Debentures at maturity or their earlier redemption. The May Debentures are redeemable five years from the issue date or sooner following certain specified events. In addition, Levitt contributed $928,000 to the Trust in exchange for the Trust’s common securities, all of which are owned by Levitt, and those proceeds were also used to purchase an identical amount of May Debentures from the Company. The terms of the Trust’s common securities are nearly identical to the trust preferred securities. The trust preferred securities were issued in a private transaction. Levitt intends to use the proceeds from the May Debentures for general corporate purposes, including the repayment of approximately $16.0 million of indebtedness to BankAtlantic Bancorp.

Management’s Report on Internal Control Over Financial Reporting
      Our management is responsible for establishing and maintaining adequate internal control over financial reporting; as such term is defined in Exchange Act Rule 13a-15(f). Our internal control system was designed to provide reasonable assurance to the Company’s management and board of directors regarding the preparation and fair presentation of published financial statements. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Internal control over financial reporting also includes controls over the preparation of financial statements in accordance with the instructions to the Consolidated Financial Statements of Bank Holding Companies (Form FR Y-9C) to comply with the reporting requirements of Section 112 of the Federal Deposit Insurance Corporation Improvement Act (FDICIA). Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. Under the supervision and with the participation of our management, including our principal executive officer and principal financial officer, we conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework in Internal Control – Integrated Frameworkissued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on our evaluation under the framework in Internal Control – Integrated Framework, our management concluded that our internal control over financial reporting was effective as of December 31, 2004. Our management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2004 has been audited by PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, as stated in their report which is included herein.

/s/ Alan B. Levan Alan B. Levan Chief Executive Officer March 15, 2005	/s/ Glen R. Gilbert ----------------------------------------------------- Glen R. Gilbert Chief Financial Officer March 15, 2005

REPORT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholders of BFC Financial Corporation:
      We have completed an integrated audit of BFC Financial Corporation’s 2004 consolidated financial statements and of its internal control over financial reporting as of December 31, 2004 and an audit of its 2003 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits and the report of other auditors, are presented below.
Consolidated financial statements
      In our opinion, based on our audits and the report of other auditors, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of BFC Financial Corporation and its subsidiaries at December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Bluegreen Corporation, an investment of the Company accounted for under the equity method (Note 9 to the consolidated financial statements). Those statements were audited by other auditors whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for Bluegreen Corporation, is based solely on the report of the other auditors. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion. The financial statements of the Company for the year ended December 31, 2002, were audited by other independent accountants whose report dated February 3, 2003, except as to the first paragraph of note 1 and note 24, which is as of February 11, 2005, expressed an unqualified opinion on those statements.
Internal control over financial reporting
      Also, in our opinion, based on our audit, management’s assessment, included in Management’s Report on Internal Control over Financial Reporting appearing on page F-28, that the Company maintained effective internal control over financial reporting as of December 31, 2004 based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, based on our audit, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control — Integrated Framework issued by the COSO. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

REPORT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM — (Continued)
      A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Management’s assessment and our audit of BFC Financial Corporation’s internal control over financial reporting also included controls over the preparation of financial statements in accordance with the instructions to the Consolidated Financial Statements for Bank Holding Companies (Form FRY-9C) to comply with the reporting requirements of Section 112 of the Federal Deposit Insurance Corporation Improvement Act (FDICIA). A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
      Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
PricewaterhouseCoopers LLP
Fort Lauderdale, Florida
March 16, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Shareholders of
Bluegreen Corporation
      We have audited the consolidated balance sheets of Bluegreen Corporation (the Company) as of December 31, 2003 and 2004, and the related consolidated statements of income, shareholders’ equity and cash flows for the nine-month period ended December 31, 2002 and each of the two years in the period ended December 31, 2004 (not presented separately herein). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the financial statements referred to above (not presented separately herein) present fairly, in all material respects, the consolidated financial position of Bluegreen Corporation at December 31, 2003 and December 31, 2004, and the consolidated results of its operations and its cash flows for the nine months ended December 31, 2002 and each of the years in the period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.
      As discussed in Note 1 to the consolidated financial statements, in the nine months ended December 31, 2002, the Company changed its method of accounting for the cost associated with generating vacation ownership tours.
      We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Bluegreen Corporation’s internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 15, 2005 expressed an unqualified opinion thereon.

ERNST & YOUNG LLP
Certified Public Accountants
March 15, 2005
Miami, Florida

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
BFC Financial Corporation:
      We have audited the accompanying consolidated statements of operations, shareholders’ equity and comprehensive income and cash flows of BFC Financial Corporation and subsidiaries for the year ended December 31, 2002. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.
      We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of BFC Financial Corporation and subsidiaries for the year ended December 31, 2002, in conformity with U.S. generally accepted accounting principles.
      As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for goodwill and intangible assets in 2002.
KPMG LLP
Fort Lauderdale, Florida
February 3, 2003, except as to note 25, which is as of February 11, 2005

BFC FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	December 31,

	2004	2003

	(In thousands,
	except share data)
ASSETS
Cash and due from depository institutions	$208,627	$143,542
Federal funds sold and securities purchased under resell agreements	16,093	—
Securities owned (at fair value)	125,443	124,565
Securities available for sale (at fair value)	749,001	360,442
Investment securities and tax certificates (approximate fair value: $317,416 and $192,706)	317,891	192,706
Federal Home Loan Bank stock, at cost which approximates fair value	78,619	40,325
Loans receivable, net of allowance for loan losses of $47,082 and $46,667	4,561,073	3,611,612
Accrued interest receivable	35,995	27,912
Properties and equipment, net	160,997	98,340
Real estate held for development and sale	444,631	280,708
Investments in and advances to unconsolidated subsidiaries	89,090	106,048
Goodwill	77,981	76,674
Core deposit intangible asset	10,270	11,985
Due from clearing agent	16,619	—
Other assets	62,517	61,376

Total assets	$6,954,847	$5,136,235

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Interest bearing deposits	$2,566,804	$2,413,106
Non-interest bearing deposits	890,398	645,036

Total deposits	3,457,202	3,058,142
Customer deposits on real estate held for sale	43,022	52,134
Advances from FHLB	1,544,497	782,205
Securities sold under agreements to repurchase	257,002	120,874
Federal funds purchased	105,000	—
Subordinated debentures, notes and bonds payable	278,605	164,100
Junior subordinated debentures	263,266	263,266
Securities sold not yet purchased	39,462	37,813
Due to clearing agent	—	8,583
Deferred tax liabilities, net	8,455	2,895
Other liabilities	220,433	140,614

Total liabilities	6,216,944	4,630,626

Minority interest	612,652	419,934

Shareholders’ equity:
Preferred stock of $.01 par value; authorized 10,000,000 shares; 5% Cumulative Convertible Preferred Stock (“5% Preferred Stock”) issued and outstanding 15,000 shares in 2004 and none in 2003	—	—
Class A common stock of $.01 par value, authorized 70,000,000 shares; issued and outstanding 23,861,542 in 2004 and 17,989,194 in 2003	217	163
Class B common stock of $.01 par value, authorized 20,000,000 shares; issued and outstanding 4,279,656 in 2004 and 2,534,426 in 2003	41	23
Additional paid-in capital	50,962	24,654
Retained earnings	73,089	59,305

Total shareholders’ equity before accumulated other comprehensive income	124,309	84,145
Accumulated other comprehensive income	942	1,530

Total shareholders’ equity	125,251	85,675

Total liabilities and shareholders’ equity	$6,954,847	$5,136,235

See accompanying notes to consolidated financial statements.

BFC FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended December 31,

	2004	2003	2002

	(In thousands, except per share data)
Revenues
Financial Services:
Interest and dividend income	$258,181	$260,621	$303,087
Investment banking	227,669	207,788	130,738
Other income, net	115,728	73,501	58,519

	601,578	541,910	492,344

Homebuilding and Real Estate Development:
Sales of real estate	549,652	283,058	207,808
Interest and dividend income	1,108	863	1,259
Other income	8,078	4,765	3,014

	558,838	288,686	212,081

Other Operations:
Interest and dividend income	659	390	354
Other income, net	5,526	1,318	982

	6,185	1,708	1,336

	1,166,601	832,304	705,761

Costs and Expenses
Financial Services:
Interest expense, net of interest capitalized	87,471	111,989	150,336
(Recovery) provision for loan losses	(5,109)	(547)	14,077
Employee compensation and benefits	255,064	226,940	166,979
Occupancy and equipment	48,146	40,036	39,196
Advertising and promotion	21,036	12,724	10,447
Amortization of intangible assets	1,715	1,772	1,360
Impairment of securities	—	—	18,801
Cost associated with debt redemption	11,741	12,543	3,125
Acquisition related charges and impairments	—	—	4,925
Other expenses	74,351	74,857	57,935

	494,415	480,314	467,181

Homebuilding and Real Estate Development:
Cost of sales of real estate	403,900	209,431	159,675
Interest expense, net of interest capitalized	259	233	389
Employee compensation and benefits	35,321	19,845	13,983
Selling, general and administrative expenses	34,797	21,968	16,083
Other expenses	7,341	1,692	1,532

	481,618	253,169	191,662

Other Operations:
Interest expense	1,171	1,163	1,153
Employee compensation and benefits	3,865	2,553	2,332
Impairment of securities	363	3,071	1,583
Other expenses	2,551	1,022	876

	7,950	7,809	5,944

	983,983	741,292	664,787

Income before income taxes and equity in earnings from unconsolidated subsidiaries	182,618	91,012	40,974
Equity in earnings from unconsolidated subsidiaries	19,603	10,126	9,327

BFC FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS — (Continued)

	For the Years Ended December 31,

	2004	2003	2002

	(In thousands, except per share data)
Income before income taxes, minority interest, discontinued operations, extraordinary items and cumulative effect of a change in accounting principle	202,221	101,138	50,301
Provision for income taxes	83,997	44,166	17,993
Minority interest in income of consolidated subsidiaries	103,994	51,093	38,294

Income from continuing operations	14,230	5,879	(5,986)
Discontinued operations, less income tax (benefit) provision of $(517) in 2003 and $303 in 2002	—	1,143	2,536
Extraordinary items, less income taxes of $2,771	—	—	23,749
Cumulative effect of a change in accounting principle, less income tax (benefit) provision of $(1,246) in 2002	—	—	(15,107)

Net income	14,230	7,022	5,192
5% Preferred Stock dividends	392	—	—

Net income available to common shareholders	$13,838	$7,022	$5,192

Earnings per share:
Basic earnings (loss) per share before discontinued operations, extraordinary items and cumulative effect of
a change in accounting principle	$0.57	$0.26	$(0.27)
Basic earnings per share from discontinued operations	—	0.05	0.11
Basic earnings per share from extraordinary items	—	—	1.06
Basic loss per share from cumulative effect of a change in accounting principle	—	—	(0.67)

Basic earnings per share	$0.57	$0.31	$0.23

Diluted earnings (loss) per share before discontinued operations, extraordinary items and cumulative effect of a change in accounting principle	$0.47	$0.21	$(0.28)
Diluted earnings per share from discontinued operations	—	0.04	0.11
Diluted earnings per share from extraordinary items	—	—	1.04
Diluted loss per share from cumulative effect of a change in accounting principle	—	—	(0.66)

Diluted earnings per share	$0.47	$0.25	$0.21

Basic weighted average number of common shares outstanding	24,183	22,818	22,454
Diluted weighted average number of common and common equivalent shares outstanding	27,806	26,031	22,454
See accompanying notes to consolidated financial statements.

BFC FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	For the Years Ended December 31,

	2004	2003	2002

	(In thousands)
Net income	$14,230	$7,022	$5,192

Other comprehensive income (loss), net of tax:
Unrealized gains (loss) on securities available for sale, net of income tax provision (benefit) $281 in 2004, $ in $(620) in 2003 and $153 in 2002	448	(988)	244
Minimum pension liability net of income tax provision (benefit) $(416) in 2004, $639 in 2003 and $(650) in 2002	(662)	1,018	(1,035)
Unrealized gain (loss) associated with investment in unconsolidated real estate subsidiary, net of income tax provision (benefit) $(17) in 2004, $79 in 2003 and $(39) in 2002	(42)	121	(62)
Accumulated gains associated with cash flow hedges, net of income tax $198 in 2003 and $(80) in 2002	—	315	(127)
Reclassification adjustment for cash flow hedges	—	70	(74)
Reclassification adjustment for net gain included in net income	(332)	126	(770)

	(588)	662	(1,824)

Comprehensive income	$13,642	$7,684	$3,368

The components of other comprehensive income (loss) relate to the Company’s net unrealized gains (losses) on securities available for sale, net of income taxes and the Company’s proportionate shares of non-wholly owned subsidiaries other comprehensive income, net of income taxes, such as net unrealized gains (losses) on securities available for sale, minimum pension liability, unrealized gains or loss associated with investment in unconsolidated real estate subsidiary, and accumulated gains (losses) associated with cash flow hedges.
See accompanying notes to consolidated financial statements.

BFC FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
For each of the years in the three year period ended December 31, 2004

					Accumulated
					Other
	Class A	Class B	Additional		Comprehensive
	Common	Common	Paid-In	Retained	Income
	Stock	Stock	Capital	Earnings	(Loss)	Total

	(In thousands)
Balance, December 31, 2001	$58	$21	$24,206	$47,195	$2,692	$74,172
Net income	—	—	—	5,192	—	5,192
Other comprehensive loss, net of tax	—	—	—	—	(1,824)	(1,824)
Net effect of Bancorp capital transactions, net of income taxes	—	—	(15)	—	—	(15)
Retirement of Class B common stock	—	(1)	(318)	—	—	(319)
Issuance of Class B common stock	—	1	144	—	—	145
Tax effect relating to the exercise of stock options	—	—	60	—	—	60

Balance, December 31, 2002	$58	$21	$24,077	$52,387	$868	$77,411
Net income	—	—	—	7,022	—	7,022
Other comprehensive income	—	—	—	—	662	662
Net effect of subsidiaries capital transactions, net of income taxes	—	—	(252)	—	—	(252)
Common stock splits	104	—	—	(104)	—	—
Issuance of common stock	1	2	279	—	—	282
Tax effect relating to the exercise of stock options	—	—	550	—	—	550

Balance, December 31, 2003	$163	$23	$24,654	$59,305	$1,530	$85,675
Net income	—	—	—	14,230	—	14,230
Other comprehensive loss, net of tax	—	—	—	—	(588)	(588)
Net effect of subsidiaries’ capital transactions, net of income taxes	—	—	5,812	—	—	5,812
Retirement of Common Stock	—	(6)	(7,276)	—	—	(7,282)
Issuance of Common Stock	—	24	1,767	—	—	1,791
Issuance of 5% Preferred Stock	—	—	14,988	—	—	14,988
Cash dividends on 5% Preferred Stock	—	—	—	(392)	—	(392)
Common stock split	54	—	—	(54)	—	—
Tax effect relating to the exercise of stock options	—	—	11,017	—	—	11,017

Balance, December 31, 2004	$217	$41	$50,962	$73,089	$942	$125,251

See accompanying notes to consolidated financial statements.

BFC FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,

	2004	2003	2002

	(In thousands)
Operating activities:
Income from continuing operations	$14,230	$5,879	$(5,986)
Income from discontinued operations, net of tax	—	1,143	2,536
Income from extraordinary item, net of tax	—	—	23,749
Cumulative effect of a change in accounting principle, net of tax	—	—	(15,107)
Adjustment to reconcile net income to net cash provided by operating activities:
Minority interest in income of consolidated subsidiaries	103,994	51,093	38,294
Provision for loan losses, real estate owned and tax certificates	(5,105)	1,465	17,019
Depreciation, amortization and accretion, net	17,577	19,167	11,128
Amortization of intangible assets	1,715	1,772	1,360
Securities activities, net	(7,198)	1,110	(8,578)
Gains on sale of REO	(694)	(1,984)	(117)
Gain on Gruntal transaction	—	—	(26,520)
Equity in earnings from unconsolidated subsidiaries	(19,603)	(10,126)	(9,327)
Restructuring charges and impairment write-downs, net	—	257	4,852
Impairment of goodwill	—	—	16,353
Impairment of securities	362	3,071	20,384
Litigation settlements	(23,987)	—	—
Cost associated with debt redemption	11,741	12,543	3,125
Issuance of forgivable notes receivable to Ryan Beck employees	(8,079)	(6,260)	(10,463)
Originations and repayment of loans held for sale, net	(162,410)	(32,305)	(24,091)
Proceeds from sales of loans held for sale	170,709	44,617	41,602
(Decrease) increase in securities owned activities, net	(878)	(43,194)	33,751
Increase in real estate inventory	(142,511)	(52,642)	(57,131)
(Increase) decrease in accrued interest receivable	(8,093)	6,124	2,557
Decrease (increase) in deferred tax liabilities, net	17,894	13,073	(1,954)
(Increase) decrease in other assets	(2,085)	(7,651)	(849)
Increase (decrease) in other liabilities	47,525	78,397	(25,399)
(Decrease) increase in due to clearing agent	(25,202)	10,353	(32,876)
Increase (decrease) in securities sold but not yet purchased	1,649	3,591	(1,629)

Net cash (used in) provided by operating activities	$(18,449)	$99,493	$(3,317)

Investing activities:
Purchase of investment securities and tax certificates	(319,256)	(205,209)	(238,700)
Proceeds from redemption and maturity of investment securities and tax certificates	220,414	205,677	239,176
Purchase of securities available for sale	(677,050)	(279,127)	(356,795)
Proceeds from sales and maturities of securities available for sale	308,529	631,350	772,339
Net purchases and (originations) repayments of loans and leases	(928,493)	(235,735)	(23,776)
Proceeds from sales of real estate owned	3,821	10,807	6,015

	For the Years Ended December 31,

	2004	2003	2002

	(In thousands)
Purchase of properties and net additions to office properties and equipment	(75,759)	(16,104)	(23,676)
Proceeds from sales of properties and equipment	—	—	1,986
Proceeds from sales of bank facilities real estate held for sale	852	—	6,012
(Investments) and repayments from unconsolidated subsidiaries, net	10,442	1,044	(49,902)
(Purchases) redemptions of FHLB stock, net	(38,294)	24,618	(452)
Net cash proceeds from the sale of Ryan Beck’s subsidiaries	—	9,955	—
Acquisitions, net of cash acquired	(6,109)	—	(52,783)

Net cash (used in) provided by investing activities	$(1,500,903)	$147,276	$279,444

Financing activities:
Net increase in deposits	$399,060	$137,587	$47,858
Reduction in deposits from sale of in-store branches, net	—	—	(42,597)
Proceeds from FHLB advances	1,220,000	275,000	227,499
Repayments of FHLB advances	(469,323)	(799,991)	(172,736)
Net increase (decrease) in federal funds purchased	105,000	—	(61,000)
Proceeds from notes and bonds payable	325,401	134,016	158,831
Issuance of trust preferred securities	—	—	180,375
Issuance of junior subordinated debentures	—	77,320	—
Repayment of notes and bonds payable	(227,621)	(112,563)	(95,772)
Retirement of subordinated notes and debentures	—	(70,855)	(21,716)
Retirement of trust preferred securities	—	—	(74,750)
Net increase (decrease) in securities sold under agreements to repurchase	133,119	4,767	(289,791)
Change in minority interest	—	—	(61)
Issuance of 5% Preferred Stock, net of issuance cost	14,988	—	—
5% Preferred Stock dividends paid	(392)	—	—
Issuance of BFC common stock upon exercise of stock options	1,791	282	205
Retirement of BFC Class B common stock accepted as consideration for the minimum withholding tax upon the exercise of stock options	(7,282)	—	(319)
Issuance of Levitt Corporation common stock, net of issuance cost	114,769	—	—
Levitt common stock dividends paid to non-BFC shareholders	(661)	—	—
BankAtlantic Bancorp common stock dividends paid to non-BFC shareholders	(6,331)	(5,839)	(5,411)
Venture Partnerships distribution paid to non-BFC partners	(1,376)	—	—
Issuance of BankAtlantic Bancorp common stock	2,334	4,472	1,296

	For the Years Ended December 31,

	2004	2003	2002

	(In thousands)
Retirement of BankAtlantic Bancorp Class A common stock accepted as consideration for the minimum withholding tax upon the exercise of stock options	(2,946)	—	—

Net cash provided by (used in) financing activities	1,600,530	(355,804)	(148,089)

Increase (decrease) in cash and cash equivalents	81,178	(109,035)	128,038
Cash and cash equivalents at the beginning of period	143,542	252,577	124,539

Cash and cash equivalents at end of period	$224,720	$143,542	$252,577

Cash paid for:
Interest paid on borrowings and deposits, net of capitalized interest	$89,193	$121,384	$160,069
Income taxes paid	56,044	31,115	36,790
Supplementary disclosure of non-cash investing and financing activities:
Loans transferred to REO	1,401	2,450	13,067
Net loan recoveries (charge-offs)	5,524	(1,146)	(19,784)
Tax certificate net charge-offs	(427)	(203)	(1,123)
Decrease in minority interest resulting from the retirement of BankAtlantic Bancorp Class A common stock obtained from litigation settlement	6,058	—	—
BankAtlantic Bancorp decreases in current income taxes payable from the tax effect of fair value of employee stock options	6,610	2,264	440
Securities purchased pending settlement	25,546	—	—
Increase (decrease) in accumulated other comprehensive income, net of taxes	(588)	662	(1,824)
Net increase (decrease) in shareholders’ equity from the effect of subsidiaries’ capital transactions, net of income taxes	5,812	(252)	(15)
Increase in shareholders’ equity for the tax effect related to the exercise of employee stock options	11,017	550	60
Fair value of assets acquired from acquisition of Bowden Building Corporation	26,463	—	—
Fair value of liabilities assumed from acquisition of Bowden Building Corporation	20,354	—	—
Note receivable issued in connection with the GMS sale	—	13,681	—
Increase in joint venture investment resulting from unrealized gain on non-monetary exchange	409	—	—
Adjustment to goodwill related to the allowance for loan losses	—	734	9,144
Securities held to maturity transferred to available for sale	—	14,505	—
Transfer of fixed assets to real estate held for sale	—	1,000	—
Increase in investments in unconsolidated subsidiaries related to deconsolidation of trusts formed to issue trust preferred securities	—	7,910	—
Increase in junior subordinated debentures related to trust deconsolidation	—	7,910	—

	For the Years Ended December 31,

	2004	2003	2002

	(In thousands)
Transfer of guaranteed preferred beneficial interest in BankAtlantic Bancorp’s junior subordinated debentures to junior subordinated debentures	—	180,375	—
Change in minority interest resulting from issuance of BankAtlantic Bancorp Class A common stock upon conversion of subordinated debentures	—	211	25
Issuance of notes payable under the Ryan Beck deferred compensation plan	—	—	3,675
Decrease in minority interest resulting from the distribution of securities investment	—	—	(8,655)
See accompanying notes to consolidated financial statements.

BFC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Summary of Significant Accounting Policies
      Basis of Financial Statement Presentation — BFC Financial Corporation (“BFC” or the “Company”) is a diversified holding company with investments in companies engaged in retail and commercial banking, full service investment banking and brokerage, homebuilding, master planned community development and time share and vacation ownership. The Company also holds interests in an Asian themed restaurant chain and various real estate and venture capital investments. The Company’s principal holdings consist of direct controlling interests in BankAtlantic Bancorp, Inc. (“BankAtlantic Bancorp”) and Levitt Corporation (“Levitt”). Through its control of BankAtlantic Bancorp, BFC has indirect controlling interests in BankAtlantic and its subsidiaries (“BankAtlantic”) and RB Holdings, Inc. and its subsidiaries (“Ryan Beck”). Through its control of Levitt, BFC has indirect controlling interests in Levitt and Sons, LLC (“Levitt and Sons”) and Core Communities, LLC (“Core Communities”) and an indirect non-controlling interest in Bluegreen Corporation (“Bluegreen”). BFC also holds a direct non-controlling minority investment in Benihana, Inc. (“Benihana”). As a result of the Company’s position as the controlling stockholder of BankAtlantic Bancorp, the Company is a “unitary savings bank holding company” regulated by the Office of Thrift Supervision.
      The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”).
      BankAtlantic Bancorp (NYSE:BBX) is a Florida-based diversified financial services holding company. BankAtlantic Bancorp’s principal assets include the capital stock of BankAtlantic and Ryan Beck. BankAtlantic is a federal savings bank headquartered in Fort Lauderdale, Florida, which provides traditional retail banking services and a wide range of commercial banking products and related financial services through a network of 74 branches. Ryan Beck is a full service broker-dealer headquartered in Florham Park, New Jersey. Ryan Beck offers a wide range of investment and insurance products for retail and institutional clients through 39 offices in 14 states.
      Through December 31, 2003, Levitt was a wholly-owned subsidiary of BankAtlantic Bancorp. On December 2, 2003, the BankAtlantic Bancorp Board of Directors authorized the spin-off of Levitt to the shareholders of BankAtlantic Bancorp by declaring a stock dividend of all of BankAtlantic Bancorp’s shares of Levitt. BankAtlantic Bancorp’s shareholders, including the Company, each received one share of Levitt Class A Common Stock for every four shares of BankAtlantic Bancorp Class A Common Stock owned, and one share of Levitt Class B Common Stock for every four shares of BankAtlantic Bancorp Class B Common Stock owned. The shares were distributed on December 31, 2003 to shareholders of record on December 18, 2003. As a consequence of the spin-off, the Company’s ownership position in Levitt on December 31, 2003 was initially identical to the Company’s ownership position in BankAtlantic Bancorp, including the Company’s control of more than 50% of the vote of these companies. In April 2004, Levitt sold 5 million shares of its Class A Common Stock in an underwritten public offering, resulting in net proceeds to Levitt of approximately $114.8 million. As a result of this offering, the Company’s ownership position in Levitt was reduced to 16.6% of its total equity and a 52.9% voting interest at December 31, 2004.
      Levitt (NYSE:LEV) engages in homebuilding, land development and other real estate activities through Levitt and Sons, Core Communities, Levitt Commercial, LLC (“Levitt Commercial”), Bowden Building Corporation (“Bowden”), and investments in real estate projects. Levitt also owns approximately 31% of the outstanding common stock of Bluegreen, a New York Stock Exchange-listed (NYSE:BXG) company that acquires, develops, markets and sells vacation ownership interests in primarily “drive-to” resorts and develops and sells residential home sites around golf courses or other amenities. Levitt acquired Bowden on April 28, 2004 for approximately $7.4 million.
      As a holding company with control positions in BankAtlantic Bancorp and Levitt, generally accepted accounting principles (GAAP) require the consolidation of the financial results of both companies with those

BFC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
of BFC. As a consequence, the assets and liabilities of both entities are presented on a consolidated basis in BFC’s financial statements. However, except as otherwise noted, the debts and obligations of the consolidated entities are not direct obligations of BFC and are non-recourse to BFC. Similarly, the assets of those entities are not available to BFC absent a dividend or distribution from the entity. The recognition by BFC of income from controlled entities is determined based on the percentage of its economic ownership in those entities. As shown below, BFC’s economic ownership in BankAtlantic Bancorp and Levitt is 22.0% and 16.6%, respectively, which results in BFC recognizing 22.0% and 16.6% of BankAtlantic Bancorp’s and Levitt’s income, respectively.
      BFC’s ownership in BankAtlantic Bancorp and Levitt is as follows:

	Shares	Percent of	Percent
	Owned	Ownership	of Vote

BankAtlantic Bancorp
Class A Common Stock	8,329,236	15.09%	8.00%
Class B Common Stock	4,876,124	100.00%	47.00%
Total	13,205,360	21.98%	55.00%
Levitt
Class A Common Stock	2,074,243	11.15%	5.91%
Class B Common Stock	1,219,031	100.00%	47.00%
Total	3,293,274	16.62%	52.91%
      In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statements of financial condition and operations for the periods presented. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the next year relate to the determination of the allowance for loan losses, evaluation of goodwill for impairment, the valuation of real estate acquired in connection with foreclosure or in satisfaction of loans, the valuation of the fair value of assets and liabilities in the application of purchase method accounting, the amount of deferred tax asset valuation allowance, the valuation of equity securities that are not publicly traded, accounting for contingencies, the valuation of real estate held for development, real estate joint venture investments and the cost to complete development work on real estate projects. In connection with the determination of the allowances for loan losses, real estate owned, real estate held for development and real estate joint venture investments, management obtains independent appraisals for significant properties when it is deemed prudent.
      Certain amounts for prior years have been reclassified to conform with revised statement presentation for 2004.
      Consolidation Policy — The consolidated financial statements include the accounts of the Company, its wholly owned subsidiaries, majority-controlled subsidiaries, including BankAtlantic Bancorp and Levitt, majority-owned joint ventures and variable interest entities in which the Company’s subsidiaries are the primary beneficiary as defined by Financial Accounting Standards Board (“FASB”) revised Interpretation No. 46 “Consolidation of Variable Interest Entities” (“FIN 46”).
      Cash Equivalents — Cash and due from depository institutions include demand deposits at other financial institutions and money market funds. Federal funds sold are generally sold for one-day periods, and securities purchased under resell agreements are settled in less than 30 days.
      Restricted Cash — Cash and interest bearing deposits are segregated into restricted accounts for specific uses in accordance with the terms of certain land sale contracts, home sales and other arrangements. Restricted funds may only be utilized in accordance with the terms of the applicable governing documents.

BFC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
The majority of restricted funds are controlled by third-party escrow fiduciaries. Restricted cash is included in Other Assets in the Company’s Statements of Financial Condition.
      Debt and Equity Securities — Debt securities are classified based on management’s intention on the date of purchase. Debt securities that management has both the positive intent and ability to hold to maturity are classified as securities held-to-maturity and are carried at amortized cost. Trading account securities consist of securities that are bought and held principally for the purpose of selling them in the near term and are carried at fair value with changes in the fair value included in earnings. All other debt securities are classified as available for sale and carried at fair value with the net unrealized gains and losses included in stockholders’ equity on an after-tax basis as other comprehensive income. The fair value of securities available for sale was estimated by obtaining prices actively quoted on national markets using a price matrix or applying management valuation models. Declines in the fair value of individual held to maturity and available for sale securities below their amortized cost that are other than temporary result in write-downs through charges to earnings of the individual securities to their fair value.
      Interest and dividends on securities, including the amortization of premiums and the accretion of discounts, are reported in interest and dividends income using the interest method over the lives of the securities, adjusted for actual prepayments. Gains and losses on the sale of securities are recorded on the trade date and are calculated using the specific-identification method.
      Marketable equity securities and mutual funds which are included in securities available for sale are carried at fair value with the net unrealized gains and losses included in shareholders’ equity on an after-tax basis as other comprehensive income. Declines in the fair value of individual equity securities and mutual funds below their cost that are other than temporary result in write-downs through charges to earnings of the individual securities to their fair value. The fair value of marketable equity securities and mutual funds was estimated by obtaining prices actively quoted on national markets. Equity securities that do not have readily determinable fair values are classified as investment securities and carried at historical cost. These securities are evaluated for other than temporary declines in value, and, if impaired, the historical cost of the securities is written down through charges to earnings to estimated fair value.
      The specific identification method was used in determining cost in computing realized gains and losses in connection with sales of debt and equity securities.
      Tax Certificates — Tax certificates represent a priority lien against real property for which assessed real estate taxes are delinquent. Tax certificates are classified as investment securities and are carried at cost, net of an allowance for probable losses, which approximates fair value.
      Allowance for Tax Certificate Losses — The allowance represents management’s estimate of incurred losses in the portfolio that are probable and subject to reasonable estimation. In establishing its allowance for tax certificate losses, management considers past loss experience, present indicators, such as the length of time the certificate has been outstanding, economic conditions and collateral values. Tax certificates and resulting deeds are classified as non-accrual when a tax certificate is 24 to 60 months delinquent, depending on the municipality, from the acquisition date. At that time, interest ceases to be accrued. The provision to record the allowance is included in other expenses.
      Loans — Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding principal balances net of any unearned income, unamortized deferred fees or costs, premiums or discounts and an allowance for loan losses. Loan origination fees and direct loan origination costs are deferred and recognized in interest income over the estimated life of the loans using the interest method, adjusted for actual prepayments.
      Loans Held for Sale — Such loans are reported at the lower of aggregate cost or estimated fair value based on current market prices for similar loans. Loan origination fees and related direct loan origination costs

BFC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
on originated loans held for sale and premiums and discounts on purchased loans held for sale are deferred until the related loan is sold and included in gains and losses upon sale.
      Allowance for Loan Losses — The allowance for loan losses reflects management’s estimate of probable incurred credit losses in the loan portfolios. Loans are charged off against the allowance when management believes the uncollectibility of the loan balance is confirmed. Recoveries are credited to the allowance.
      The allowance consists of three components. The first component of the allowance is for high-balance “non-homogenous” loans that are individually evaluated for impairment. A loan is impaired when collection of principal and interest based on the contractual terms of the loan is not likely to occur. The process for identifying loans to be evaluated individually for impairment is based on management’s identification of classified loans. Once an individual loan is found to be impaired, a valuation allowance is assigned to the loan based on one of the following three methods: (1) present value of expected future cash flows, (2) fair value of collateral less costs to sell, or (3) observable market price. Non-homogenous loans that are not impaired are assigned an allowance based on historical data by product. The second component of the allowance is for “homogenous loans” in which groups of loans with common characteristics are evaluated to estimate the inherent losses in the portfolio. Homogenous loans have certain characteristics that are common to the entire portfolio so as to form a basis for predicting losses on historical data and delinquency trends as it relates to the group. Management segregates homogenous loans into groups such as residential real estate, small business mortgage, small business non-mortgage, lease financing, and various types of consumer loans. The methodology utilized in establishing the allowance for homogenous loans includes consideration of trends in industries, analysis of historical losses, static pool analysis, delinquency trends, and credit scores. The third component of the allowance is determined separately from the procedures outlined above. This component addresses certain industry and geographic concentrations, the view of regulators and changes in composition of the loan portfolio. Management believes the allowance for loan losses is adequate and that it has a sound basis for estimating the adequacy of the allowance for loan losses. Actual losses incurred in the future are highly dependent upon future events, including the economies of the geographic areas in which BankAtlantic holds loans.
      Non-performing Loans — A loan is generally placed on non-accrual status at the earlier of (i) the loan becoming past due 90 days as to either principal or interest or (ii) when the borrower has entered bankruptcy proceedings and the loan is delinquent. Exceptions to placing 90-day past due loans on non-accrual may be made if there exists an abundance of collateral and the loan is in the process of collection. Loans are placed on non-accrual or charged-off at an earlier date if collection of principal or interest is considered doubtful. When a loan is placed on non-accrual status, interest accrued but not received is reversed against interest income. A non-accrual loan may be restored to accrual status when delinquent loan payments are collected and the loan is expected to perform in the future according to its contractual terms. Interest income on performing impaired loans is recognized on an accrual basis.
      Consumer non-mortgage loans and lease financing contracts that are 120 days past due are charged off. Real estate secured consumer and residential loans that are 120 days past due are charged down to fair value less cost to sell.
      Real Estate Owned (“REO”) — REO is recorded at the lower of cost or estimated fair value, less estimated selling costs when acquired, establishing a new cost basis. Write-downs required at the time of acquisition are charged to the allowance for loan losses. Expenditures for capital improvements made thereafter are generally capitalized. Real estate acquired in settlement of loans is anticipated to be sold and valuation allowance adjustments are made to reflect any subsequent changes in fair values from the initially recorded amount. The costs of holding REO are charged to operations as incurred. Provisions and reversals in the REO valuation allowance are reflected in operations. Management obtains independent appraisals for significant properties.

BFC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Investment Banking Activities — Investment banking revenues include gains, losses, and fees, net of syndicate expenses, arising from securities offerings in which Ryan Beck acts as an underwriter or agent. Investment banking revenues also include fees earned from providing merger and acquisition and financial restructuring advisory services. Investment banking management fees are recorded as earned, provided no contingency of payment exists. Sales concessions are recorded on trade date, and underwriting fees are recorded at the time the underwriting is completed and the income is reasonably determined.
      Securities Transactions — Proprietary securities transactions in regular-way trades are recorded on a trade date basis. Profit and loss arising from all securities transactions entered into for the account and risk of Ryan Beck are recorded on a trade date basis. Customers’ securities transactions are reported on a settlement date basis with related commission income and expenses reported on a trade date basis. Amounts receivable and payable for securities transactions that have not reached their contractual settlement date are recorded net on the statement of financial condition
      Securities Owned and Securities Sold, But Not Yet Purchased — Securities owned and securities sold, but not yet purchased are associated with proprietary securities transactions entered into by Ryan Beck and are accounted for at fair value with changes in the fair value included in earnings. The fair value of these trading positions is generally based on listed market prices. If listed market prices are not available or if liquidating the positions would reasonably be expected to impact market prices, fair value is determined based on other relevant factors, including dealer price quotations, price quotations for similar instruments traded in different markets, management’s estimates of amounts to be realized on settlement or management valuation model associated with securities that are not readily marketable.
      Real Estate Held for Development and Sale — This includes land, land development costs, interest and other construction costs associated with Levitt’s real estate inventory, BankAtlantic Bancorp’s investment in a real estate variable interest entity and BFC’s real estate property, an outlet center in North Carolina. Real estate inventory is stated at the accumulated cost or when circumstances indicate that the inventory is impaired at estimated fair value. The estimated fair value of real estate is evaluated based on disposition of real estate in the normal course of business under existing and anticipated market conditions. The evaluation takes into consideration the current status of property, various restrictions, carrying costs, debt service requirements, costs of disposition and any other circumstances which may affect fair value, including management’s plans for the property. Due to the large acreage of certain land holdings, disposition in the normal course of business is expected to extend over a number of years.
      Land and indirect land development costs are accumulated by specific area and allocated to various parcels or housing units using specific identification and allocation based upon the relative sales value, unit or area methods. Direct construction costs are assigned to housing units based on specific identification. Construction costs primarily include direct construction costs and capitalized field overhead. Other costs are comprised of tangible selling costs, prepaid local government fees and capitalized real estate taxes. Tangible selling costs are capitalized by communities and represent costs incurred that are used directly throughout the selling period to aid in the sale of housing units, such as model furnishings and decorations, sales office furnishings and facilities, exhibits, displays and signage. These tangible selling costs are capitalized and expensed to cost of sales of the benefited home sales. Start-up costs and other selling expenses are expensed as incurred.

BFC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Interest is capitalized at the effective rates paid on borrowings incurred for real estate inventory during the preconstruction and planning stage and the periods that projects are under development. Capitalization of interest is discontinued if development ceases at a project. Interest is expensed as a component of cost of sales as related homes, land and units are sold. The following table is a summary of interest incurred on notes and mortgage notes payable and the amounts capitalized (in thousands):

	For the Years Ended December 31,

	2004	2003	2002

Interest expense	$101,139	$122,269	$159,546
Interest capitalized	(12,238)	(8,884)	(7,668)

Interest expense, net	$88,901	$113,385	$151,878

      Revenue and all related costs and expenses from home and land sales are recognized at the time that closing has occurred, when title and possession of the property and the risks and rewards of ownership transfer to the buyer, and when other sale and profit recognition criteria are satisfied as required under generally accepted principles in the United States of America for real estate transactions. In order to properly match revenues with expenses, an estimation is made as to certain construction and land development costs incurred but not yet paid at the time of closing. Estimated costs to complete are determined for each closed home and land sale based upon historical data with respect to similar product types and geographical areas. The accuracy of estimates are monitored by comparing actual costs incurred subsequent to closing to the estimate made at the time of closing and modifications are made to the estimates based on these comparisons. We do not expect the estimation process to change in the future nor do we expect actual results to materially differ from such estimates.
      Investments in Unconsolidated Subsidiaries — The Company follows the equity method of accounting to record its interests in subsidiaries in which it does not own the majority of the voting stock. Effective January 1, 2003, the Company implemented FIN No. 46, which required the Company to use the equity method to account for its investments in variable interest entities in which it is not the primary beneficiary. As a result of the adoption of this standard in 2003, the Company began accounting for its interest in statutory business trusts (utilized in the issuance of trust preferred securities) under the equity method. Under this method, the Company’s initial investment is recorded at cost and is subsequently adjusted to recognize its share of earnings or losses. Distributions received reduce the carrying amount of the investment.
      Goodwill and Other Intangible Assets — The Company adopted SFAS No. 142, “Goodwill and Other Intangible Assets,” on January 1, 2002. As of the adoption date, the Company no longer amortizes goodwill over its useful life. Instead, goodwill is tested for impairment annually at the reporting unit level, by comparing the fair value of the reporting unit to its carrying amount. The Company will recognize a goodwill impairment charge if the carrying amount of the goodwill assigned to the reporting unit is greater than the implied fair value of the goodwill.
      At the date of adoption the fair values of all reporting units, except for the Ryan Beck, exceeded their respective carrying amounts at the adoption date. Based on an independent valuation, a $15.1 million impairment loss (net of a $1.2 million tax benefit) related to Ryan Beck was recorded effective as of January 1, 2002 as the cumulative effect of a change in accounting principle.
      Other intangible assets consist of core deposit intangible assets which were initially measured at fair value and are amortized over their useful life of ten years.
      Properties and Equipment — Properties and equipment consists primarily of office premises, office furniture and fixtures, computer equipment and water treatment and irrigation facilities. Land is carried at cost. Office properties, equipment and computer software are carried at cost less accumulated depreciation. Depreciation is primarily computed on the straight-line method over the estimated useful lives of the assets

BFC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
which generally range up to 40 years for buildings and 3-10 years for equipment. The cost of leasehold improvements is being amortized using the straight-line method over the terms of the related leases.
      Expenditures for new properties and equipment and major renewals and betterments are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred, and gains or losses on disposal of assets are reflected in current operations.
      Impairment of Long Lived Assets — Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In performing the review for impairment, the Company compares the expected future cash flows (undiscounted and without interest charges) to the carrying amount of the asset and records an impairment loss if the carrying amount exceeds the expected future cash flows.
      Long-lived assets to be abandoned or distributed to owners in a spin-off are considered held and used until disposed. The depreciable life of a long-lived asset to be abandoned is revised and the asset is depreciated over its shortened depreciable life when an entity commits to a plan to abandon the asset before the end of its previously estimated useful life. An impairment loss is recognized at the date a long-lived asset is exchanged for a similar productive asset or distributed to owners in a spin-off if the carrying amount of the asset exceeds its fair value. Long-lived assets classified as held for sale are reported at the lower of its carrying amount or fair value less cost to sell and depreciation (amortization) is ceased.
      Advertising — Advertising expenditures are expensed as incurred.
      Income Taxes — BFC and its wholly owned subsidiaries file a consolidated U.S. federal income tax return. Subsidiaries in which the Company owns less than 80% of the outstanding common stock, including BankAtlantic Bancorp and Levitt, are not included in the Company’s consolidated U.S. federal income tax return. The Company and its subsidiaries file separate state income tax returns for each state jurisdiction.
      The provision for income taxes is based on income before taxes reported for financial statement purposes after adjustment for permanent differences. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in the period that includes the statutory enactment date. A deferred tax asset valuation allowance is recorded when it is more likely than not that deferred tax assets will not be realized.
      Derivative Instruments — All derivatives are recognized on the statement of financial condition at their fair value. On the date the derivative contract is entered, the Company evaluates the derivative in order to determine if it qualifies for hedge accounting. The hedging instrument must be highly effective in achieving offsetting changes in the hedge instrument and hedged item attributable to the risk being hedged. Any ineffectiveness which arises during the hedging relationship is recognized in earnings in the Company’s statements of operations. When it is determined that a derivative is not highly effective as a hedge or that it has ceased to be a highly effective hedge, the Company discontinues hedge accounting prospectively.
      Changes in the fair value of a derivative that is highly effective and that is designated and qualifies as a fair-value hedge, along with the loss or gain on the hedged asset or liability or unrecognized firm commitment of the hedged item that is attributable to the hedged risk are recorded in earnings. Changes in the fair value of a derivative that is highly effective and that is designated and qualifies as a cash-flow hedge are recorded in other comprehensive income until earnings are affected by the variability in cash flows of the designated hedged item. Changes in the fair value of undesignated derivative instruments are reported in current-period earnings.

BFC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      At December 31, 2004 and 2003 the Company’s derivatives consisted of commitments to sell residential mortgage loans which were accounted for at fair value.
      Minority Interest — Minority interest reflects third parties’ ownership interest in entities that are less than 100% owned by the Company.
      Earnings Per Common Share — Basic earnings per share excludes dilution and is computed by dividing net income by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if options to issue common shares were exercised. Common stock options, if dilutive, are considered in the weighted average number of dilutive common shares outstanding. The options are included in the weighted average number of dilutive common shares outstanding based on the treasury stock method. The diluted earnings per share computations take into consideration the potential dilution from securities issued by subsidiaries that enable their holders to obtain the subsidiary’s common stock. The resulting net income amount is divided by the weighted average number of dilutive common shares outstanding, when dilutive. For all periods, the shares of the Company issued in connection with a 1984 acquisition are considered outstanding after elimination of the Company’s percentage ownership of the entity that received the shares issued in that acquisition.
      Brokered Deposits — Brokered deposits are accounted for at historical cost and discounts or premiums, if any, are amortized or accreted using the interest method over the term of the brokered deposit.
      Stock-Based Compensation Plans — During the year ended December 31, 2004, the Company maintained both qualifying and non-qualifying stock-based compensation plans for its employees and directors. These are described more fully in Note 13. The Company accounts for these plans under the recognition and measurement principles of Accounting Principles Board (“APB”) Opinion No. 25 “Accounting for Stock Issued to Employee” and related Interpretations. No compensation is recognized in connection with option grants that had an exercise price equal to the market value of the underlying common stock on the date of grant. The tax benefit recognized upon the exercise of certain options is recorded as a component of additional paid-in-capital.

BFC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The following table illustrates the effect on net earnings and net earnings per share for each of the last three years as if the Company had applied the fair value recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation”, as amended by SFAS 148, “Accounting for Stock-Based compensation — Transition and Disclosure”, to stock-based employee compensation (in thousands, except per share data):

	For the Years Ended
	December 31,

	2004	2003	2002

	(In thousands, except
	per share data)
Pro forma net income
Net income available to common shareholders, as reported	$13,838	$7,022	$5,192
Add: Stock-based employee compensation expense included in reported net income, net of related tax effects and minority interest	38	52	55
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related income tax effects and minority interest	(897)	(639)	(477)

Pro forma net income	$12,979	$6,435	$4,770

Earnings per share:
Basic as reported	$0.57	$0.31	$0.23

Basic pro forma	$0.54	$0.28	$0.21

Diluted as reported	$0.47	$0.25	$0.21

Diluted pro forma	$0.44	$0.23	$0.19

New Accounting Pronouncements:
      In December 2004, FASB issued Statement No. 123 (revision) (“Share-based payments”.) This Statement is a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. The Statement also establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services and addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. The Statement eliminated the accounting for share-based transactions under APB No. 25 and its related interpretations instead requiring all share based payments be accounted for using a fair value method. For public companies the Statement will be effective in the first interim or annual reporting period that begins after June 15, 2005. The Statement can be adopted using the “Modified Prospective Application” or the “Modified Retrospective Application.” Under the modified prospective application, this Statement applies to new awards granted after the effective date and to unvested awards at the effective date. Under the modified retrospective application, the Company would apply the modified prospective method, but also restate the prior financial statements to include the amounts that were previously recognized in the pro forma disclosures under Statement No. 123. Additionally, under the modified retrospective application the Company can choose to only restate the prior interim periods in the year of adoption as the effective date of the Statement does not coincide with the beginning of the Company’s fiscal year. Management will adopt the Statement on July 1, 2005 and is currently evaluating the two transitional applications. Management estimates that compensation

BFC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
expense resulting from currently unvested options would be approximately $1.9 million to be recorded over the remaining vesting period.
      In December 2004, FASB issued Statement No. 152 (“Accounting for Real Estate Time-Sharing Transactions — an amendment of FASB Statements No. 66 and 67.) This Statement amends FASB Statement No. 66, Accounting for Sales of Real Estate, to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position (SOP) 04-2, Accounting for Real Estate Time-Sharing Transactions. This Statement also amends FASB Statement No. 67, Accounting for Costs and Initial Rental Operations of Real Estate Projects, to state that the guidance for (a) incidental operations and (b) costs incurred to sell real estate projects does not apply to real estate time-sharing transactions. The accounting for those operations and costs is subject to the guidance in SOP 04-2. This Statement is effective for financial statements for fiscal years beginning after June 15, 2005. Bluegreen has indicated in its periodic reports filed with the SEC that this pronouncement is not expected to have a material effect on Bluegreen’s financial statements. Accordingly, management does not believe that this Statement will have a material effect on the Company’s consolidated financial statements.
      The Emerging Issues Task Force (“EITF”) reached a consensus on EITF 03-1 “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments.” The EITF provides guidance on the meaning of other-than-temporary impairment and its application to investments classified as either available for sale or held to maturity under FASB Statement No. 115 and investments accounted for under the cost method of accounting. The guidance of EITF 03-01 requires that the Company make evidence-based judgments about the recovery of the unrealized loss (impairment), if any, on each security considering the severity and duration of the impairment and the Company’s ability and intent to hold the securities until the forecasted recovery. In September 2004 the FASB issued a FSP that delayed the effective date for the measurement and recognition guidance for the meaning of other-than-temporary impairment. The disclosure requirements were not deferred. At December 31, 2004, the securities portfolios were evaluated for other-than-temporary declines in value based on existing guidance contained in FASB No. 115, SAB Topic 5-M and FASB Staff Implementation Guide to FASB No. 115 resulting in approximately $362,000 in other-than-temporary impairment of the securities portfolios.
      In December 2003, the American Institute of Certified Public Accountants’ (“AICPA”) Accounting Standards Executive Committee (“AcSEC”) issued Statement of Position 03-3 (“SOP”). The SOP addresses accounting for loans and debt securities acquired in purchase business combinations or purchased subsequent to origination with evidence of deterioration in credit quality since origination. The SOP prohibits the creation of valuation allowances in the initial accounting of all loans acquired that meet the criteria of the SOP. The SOP does not apply to originated loans. The SOP limits the yield that may be accreted to the excess of the purchaser’s estimate of undiscounted expected principal, interest and other cash flows over the purchaser’s initial investment. The SOP requires excess contractual cash flows over cash flows expected to be collected to not be recognized as an adjustment of yield, loss accrual or valuation allowance. Subsequent increases in cash flows expected to be collected generally should be recognized prospectively through adjustment of the loan’s yield over its remaining life. Decreases in cash flows expected to be collected should be recognized as impairments. The SOP is effective for loans and securities acquired in fiscal years beginning after December 15, 2004 with early adoption encouraged. Upon adoption as of January 1, 2005, the SOP did not have an impact on the Company’s financial statements

2.	Discontinued Operations and Acquisitions

Discontinued Operations
      During the year ended December 31, 2003, Ryan Beck sold two of its subsidiaries, GMS and Cumberland Advisors, Inc. (“Cumberland”). The above transactions are presented as discontinued operations in the Company’s statements of operations for the years ended December 31, 2003 and 2002.

BFC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      As part of Ryan Beck’s acquisition of certain of the assets and assumption of certain of the liabilities of Gruntal & Co, LLC, in April 2002, Ryan Beck acquired all of the membership interests in The GMS Group, L.L.C. (“GMS”). Since its acquisition, GMS was operated as an independent business unit. After a receipt of an offer by GMS’s management to purchase GMS from Ryan Beck, Ryan Beck sold its entire membership interest in GMS to GMS Group Holdings Corp. (“Buyer”) in August 2003 for $22.6 million. The Buyer was formed by the management of GMS along with other investors. Ryan Beck received cash proceeds from the sale of $9.0 million and a $13.6 million secured promissory note issued by the Buyer with recourse to the management of GMS. The note is secured by the membership interest in GMS and contains covenants that require GMS to maintain certain capital and financial ratios. If these covenants are not maintained, Ryan Beck can exercise its rights of default under the note, including pursing the sale of the collateral. Ryan Beck did not recognize any gain or loss associated with the transaction. The promissory note is at a federal funds rate plus an applicable margin and is payable in 27 equal quarterly installments continuing until June 2010 with a final payment of $4.4 million in September 2010. At December 31, 2004 and 2003, the outstanding balance of the promissory note was $6.1 million and $12.0 million, respectively.
      During the second quarter of 2003, Ryan Beck sold its entire interest in Cumberland for $1.5 million and recognized a $228,000 loss.
      The components of earnings from discontinued operations were as follows (in thousands):

	For the Years Ended
	December 31,

	2003	2002

	(In thousands)
Revenues:
Interest income	$6,279	$5,424
Investment banking income	17,782	20,418
Other	1,375	1,706

	25,436	27,548

Expenses:
Interest expense	1,039	1,237
Employee compensation and benefits	17,377	17,986
Other	6,394	5,486

	24,810	24,709

Income before income taxes	626	2,839
(Benefit) provision for income taxes	(517)	303

Income from discontinued operations, net of tax	$1,143	$2,536

BFC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The following table summarizes the assets and liabilities sold or transferred associated with discontinued operations and the cash proceeds received or transferred (in thousands):

Cash	$815
Securities owned	105,083
Property and equipment	559
Goodwill	1,204
Other assets	5,479
Securities sold but not yet purchased	(3,781)
Due to clearing agent	(80,561)
Other liabilities	(4,347)

Net assets sold or transferred	24,451
Notes receivable — GMS Holdings, Inc.	(13,681)
Cash sold	(815)

Net cash proceeds received	$9,955

Acquisitions
      On April 28, 2004 Levitt acquired Bowden for approximately $7.4 million in cash. The acquisition was accounted for under the purchase method of accounting. Under this method the assets acquired and the liabilities assumed were recorded at their estimated fair value. The amount of the purchase price in excess of the estimated fair value of net assets acquired, recorded as goodwill, was approximately $1.3 million. The following table summarizes the fair value of the assets acquired and liabilities assumed in connection with the purchase of all of Bowden’s capital stock (in thousands):

Cash, cash equivalents and restricted cash	$1,335
Inventory	21,927
Property and equipment	409
Other assets	2,820
Goodwill	1,307

Fair value of assets acquired	27,798

Accounts payable and accrued liabilities	2,747
Customer deposits	287
Notes payable	16,725
Deferred tax liability	595

Fair value of liabilities assumed	20,354

Purchase price	7,444
Cash acquired	(1,335)

Purchase of Bowden, net of cash acquired	$6,109

      On April 26, 2002, Ryan Beck acquired certain of the assets and assumed certain of the liabilities of Gruntal and acquired all of the membership interests in GMS the (“Gruntal transaction”). The assets acquired from Gruntal include all of Gruntal’s customer accounts, furniture, leasehold improvements and equipment owned by Gruntal at the offices where Gruntal’s financial consultants were located, assets related to Gruntal’s deferred compensation plan and forgivable notes. The consideration provided by Ryan Beck for this

BFC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
transaction was the assumption of a note payable related to furniture and equipment in the Gruntal offices, assumption of non-cancelable leases associated with the Gruntal offices acquired, obligations owed to financial consultants participating in Gruntal’s deferred compensation plan that accepted employment with Ryan Beck, and the payment of $6.0 million in cash.
      The Gruntal transaction was accounted for by the purchase method of accounting. Under this method the acquired assets and assumed liabilities of Gruntal were recorded at their estimated fair value, and the amount of estimated fair value of net assets in excess of the purchase price was used to write down non-financial assets. The remaining balance was recorded as an extraordinary income item. The Company’s financial statements reflect the Gruntal transaction since April 26, 2002.
      On March 22, 2002, BankAtlantic acquired Community, for $170.3 million in cash and immediately merged Community into BankAtlantic. At the acquisition date, BankAtlantic Bancorp made a $78.5 million capital contribution to BankAtlantic. BankAtlantic funded the acquisition of Community using such capital contribution received from BankAtlantic Bancorp and funds obtained from the liquidation of investments. Community’s results of operations have been included in the Company’s consolidated financial statements since March 22, 2002. Community was a federally chartered savings and loan association founded in 1955 and headquartered in North Palm Beach, Florida. At March 22, 2002, Community had assets of $909 million, deposits of $637 million and 21 branches.
      The following table summarizes the fair value of assets acquired and liabilities assumed in connection with the acquisition of Community and the Gruntal transaction effective March 22, 2002 and April 26, 2002, respectively (in thousands):

	Community	Gruntal		Total

Cash and interest-earning deposits	$124,977	$886		$125,863
Securities available for sale	79,768	—		79,768
Securities owned	—	151,909		151,909
Loans receivable, net	623,469	—		623,469
FHLB stock	8,063	—		8,063
Investments and advances in unconsolidated subsidiaries	16,122	—		16,122
Goodwill	55,068	—		55,068
Core deposit intangible asset	15,117	—		15,117
Other assets	46,620	12,597		59,217

Fair value of assets acquired	969,204	165,392		1,134,596

Deposits	639,111	—		639,111
FHLB advances	138,981	—		138,981
Other borrowings	14,291	3,427		17,718
Securities sold, but not yet purchased	—	1,201		1,201
Due to clearing agent	—	101,705		101,705
Other liabilities	6,022	27,463	(1)	33,485

Fair value of liabilities assumed	798,405	133,796		932,201
Fair value of net assets acquired over cost	—	(23,749	)(2)	(23,749)

Purchase price	170,799	7,847		178,646
Cash acquired	(124,977)	(886)		(125,863)

Purchase price net of cash acquired	$45,822	$6,961		$52,783

BFC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(1)	Included in Gruntal’s other liabilities were a $21 million deferred compensation plan obligation, of which $18.3 million was vested. Also included in other liabilities was $675,000 of termination costs for contract obligations related to leased equipment and $654,000 of contract termination obligations associated with closing certain Gruntal branches.

(2)	The Company recognized an extraordinary gain of $23.7 million, net of income taxes of $2.8 million, and reduced the carrying amount of non-financial assets by $11.2 million as a result of the fair value of the assets acquired exceeding the cost of the Gruntal transaction. BankAtlantic Bancorp did not establish a deferred tax liability for the extraordinary gain associated with the GMS membership interest acquired because BankAtlantic Bancorp acquired the GMS membership interest rather than the net assets.
      The purchase price of Community consisted of $170.3 million in cash and $500,000 of acquisition professional fees. The cost of the Gruntal transaction consisted of a $6.0 million cash payment, $750,000 of acquisition professional fees and an estimated $1.05 million of contingent consideration payable to Gruntal. The $1.05 million contingent consideration to Gruntal relates to possible deferred compensation plan participant forfeitures and represents the maximum amount of additional consideration. Ryan Beck paid Gruntal $350,000 of contingent consideration during each of the years ended December 31, 2004 and 2003.
      The following pro forma information for the year ended December 31, 2002 is presented as if the Gruntal and Community transactions had been consummated on January 1, 2002. The pro forma information is not necessarily indicative of the combined results of operations which would have been realized had the transactions been consummated during the period or as of the date for which the pro forma financial information is presented.

	2002

	Historical	Pro Forma

	(In thousands, except per
	share data)
Interest income	$304,700	$320,654
Interest expense	151,878	158,598
Provision for loan losses	14,077	16,121
Loss from continuing operations	$(5,986)	$(6,498)

Basic loss per share from continuing operations	$(0.27)	$(0.29)

Diluted loss per share from continuing operations	$(0.28)	$(0.30)

During April 2002, BankAtlantic Bancorp and Levitt’s ownership in Bluegreen Corporation, a New York Stock Exchange-listed company engaged in the acquisition, development, marketing and sale of primarily drive-to vacation interval resorts, golf communities and residential land, increased from approximately 5% to 40%. This interest in Bluegreen was acquired for an aggregate purchase price of approximately $56 million. BankAtlantic Bancorp acquired approximately 5% of Bluegreen common stock during the first quarter of 2001, and Levitt acquired approximately 35% of Bluegreen common stock in April 2002. The Company’s investment in Bluegreen is accounted for as an investment in an unconsolidated subsidiary using the equity method of accounting.

BFC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

3.	Available for Sale Securities, Investment Securities, Tax Certificates and Short-Term Investments
      The following tables summarize available-for-sale securities, investment securities and tax certificates (in thousands):

	Available for Sale December 31, 2004				Available for Sale December 31, 2003

		Gross	Gross			Gross	Gross
	Amortized	Unrealized	Unrealized	Estimated	Amortized	Unrealized	Unrealized	Estimated
	Cost	Appreciation	Depreciation	Fair Value	Cost	Appreciation	Depreciation	Fair Value

Mortgage-Backed Securities:
Mortgage-backed securities	$401,566	$3,848	$1,587	$403,827	$315,520	$6,262	$529	$321,253
Real estate mortgage investment conduits	96,938	188	436	96,690	17,378	120	—	17,498

Total mortgage-backed securities	498,504	4,036	2,023	500,517	332,898	6,382	529	338,751

Investment Securities:
Tax-exempt securities	219,322	2,062	1,030	220,354	—	—	—	—
Other bonds	585	—	—	585	585	—	—	585
Equity securities	23,141	4,404	—	27,545	16,635	4,471	—	21,106

Total investment securities	243,048	6,466	1,030	248,484	17,220	4,471	—	21,691

Total	$741,552	$10,502	$3,053	$749,001	$350,118	$10,853	$529	$360,442

	Investment Securities and Tax Certificates

	December 31, 2004				December 31, 2003

		Gross	Gross			Gross	Gross
	Amortized	Unrealized	Unrealized	Estimated	Amortized	Unrealized	Unrealized	Estimated
	Cost	Appreciation	Depreciation	Fair Value	Cost	Appreciation	Depreciation	Fair Value

Tax certificates(1) —
Net of allowance of $3,297	$166,731	$—	$—	$166,731	$—	$—	$—	$—
Net of allowance of $2,870	—	—	—	—	190,906	—	—	190,906
Tax-exempt securities	133,562	302	777	133,087	—	—	—	—
Limited partnership(2)	5,000	345	—	5,345	—	—	—	—
Investment securities(3)	12,253	—	—	12,253	1,800	—	—	1,800

	$317,546	$647	$777	$317,416	$192,706	$—	$—	$192,706

(1)	Management considers estimated fair value equivalent to book value for tax certificates since these securities have no readily traded market and are deemed to approximate fair value.

(2)	The limited partnership invests in companies in the financial service industry and is recorded at fair value in Investment Securities and Tax Certificates.

(3)	Investment securities consist of equity instruments purchased through private placements and are accounted for at historical cost adjusted for other-than-temporary declines in value. Also included in investment securities is BFC’s investment in Benihana of $10.0 million as discussed in Note 4.

BFC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The following table shows the gross unrealized losses and fair value of the Company’s available for sale securities and investment securities with unrealized losses that are deemed temporary, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2004 (in thousands):

	Less Than 12 Months		12 Months or Greater		Total

	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses

Available for sale securities:
Mortgage-backed securities	$91,091	$(1,256)	$52,253	$(331)	$143,344	$(1,587)
Real estate mortgage investment conduits	71,705	(436)	—	—	71,705	(436)
Tax exempt securities	71,523	(1,030)	—	—	71,523	(1,030)

Total available for sale securities	234,319	(2,722)	52,253	(331)	286,572	(3,053)

Investment securities
Tax exempt securities	78,585	(777)	—	—	78,585	(777)

Total	$312,904	$(3,499)	$52,253	$(331)	$365,157	$(3,830)

      Unrealized losses on mortgage-backed securities outstanding greater than twelve months at December 31, 2004 were caused by interest rate increases. The cash flows of these securities are guaranteed by government agencies. Management expects that the mortgage-backed securities would not be settled at a price less than the carrying amount. Accordingly, the Company does not consider these investments other-than-temporarily impaired at December 31, 2004.
      Unrealized losses on securities outstanding less than twelve months at December 31, 2004 were also caused by interest rate increases. These securities are guaranteed by government agencies and are of high credit quality. Since these securities are of high credit quality and the decline in value has existed for a short period of time, management believes that these securities may recover their losses in the foreseeable future. Accordingly, the Company does not consider these investments other-than-temporarily impaired at December 31, 2004.
      The scheduled maturities of debt securities and tax certificates were (in thousands):

	Debt Securities		Tax Certificates and
	Available for Sale		Investment Securities

	Amortized	Estimated	Amortized	Estimated
	Cost	Fair Value	Cost	Fair Value

December 31, 2004(1)(2)
Due within one year	$4,419	$4,398	$118,725	$118,725
Due after one year, but within five years	6,285	6,226	48,006	48,006
Due after five years, but within ten years	86,136	86,051	—	—
Due after ten years(3)	621,571	624,781	133,562	133,087

Total	$718,411	$721,456	$300,293	$299,818

(1)	Scheduled maturities in the above table may vary significantly from actual maturities due to prepayments.

BFC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(2)	Except for tax certificates, maturities are based upon contractual maturities. Tax certificates do not have stated maturities, and estimates in the above table are based upon historical repayment experience (generally 1 to 2 years).

(3)	Amounts include $294 million of callable tax exempt securities with call dates ranging from 2008 to 2015.
      Activity in the allowance for tax certificate losses was (in thousands):

	For the Years Ended
	December 31

	2004	2003	2002

Balance, beginning of period	$2,870	$1,873	$1,521

Charge-offs	(491)	(869)	(1,783)
Recoveries	918	666	660

Net recoveries (charge-offs)	427	(203)	(1,123)

Provision charged to operations	—	1,200	1,475

Balance, end of period	$3,297	$2,870	$1,873

      The components of gains and losses on sales of securities included in other income were (in thousands):

	For the Years Ended
	December 31,

	2004	2003	2002

Gross gains on securities activities	$7,162	$900	$8,711
Gross losses on securities activities	—	(1,961)	(67)
Realized gain on future contract	36	—	—
Realized loss on future contract	—	(49)	(66)

Net (losses) gains on securities activities	$7,198	$(1,110)	$8,578

      Proceeds from sales of securities available for sale were $99.1 million, $41.2 million, and $197.6 million during the years ended December 31, 2004, 2003 and 2002, respectively. Included in gross losses on securities activities, net during the year ended December 31, 2003 was $1.9 million of realized losses related to the settlement of interest rate swap contracts. The interest rate swaps were accounted for as a cash flow hedge and the unrealized losses were recorded i other comprehensive income during the year ended December 31, 2002.
      In October 1999, BankAtlantic Bancorp made a $15 million investment in 3,033,386 shares of a privately held technology company’s common stock for cash and 848,364 shares of BankAtlantic Bancorp’s Class A common stock. A limited partnership in which BFC has an approximately 57% controlling interest invested $2 million for 219,300 shares of the technology company’s common stock, at a price per share of $9.12 in October 2000. At December 31, 2001, the carrying value of this investment by the limited partnership was written down to $4.95 per share and in 2002, based on performance of the technology company, the investment in the technology company was written off entirely by the limited partnership and BankAtlantic Bancorp. The Company also recognized an impairment charge of $362,000, $3.1 million and $4.3 million during the year ended December 31, 2004, 2003 and 2002, respectively, on other equity securities resulting from significant declines in their value that were considered other than temporary due to the financial condition and near term prospects of the issuers of the equity securities. Approximately $3.8 million of the impairment charge in 2002 relates to BankAtlantic Bancorp impairment charge in its equity securities.
      In March 2004, the Company recorded a $24 million litigation gain pursuant to a settlement between the Company and its affiliates and the technology company. In accordance with the terms of the settlement,

BFC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
BankAtlantic Bancorp sold its stock in the technology company to a third party investor group for its original cost of $15 million and received from the investor group and the technology company additional compensation for legal expenses and damages consisting of $1.7 million in cash and 378,160 shares of BankAtlantic Bancorp’s Class A common stock with a $6.1 million fair value that had been owned by the technology company. BankAtlantic Bancorp retired the Class A common stock on the settlement date. The limited partnership and other affiliates of the Company chose not to sell their shares in the technology company but recovered legal fees and damages. The limited partnership received $309,845 in cash and 50,422 shares of BankAtlantic Bancorp Class A Common Stock in connection with the settlement and the Company’s other affiliates, without regard to BankAtlantic Bancorp or their interests in the limited partnership, received in the aggregate $132,747 in cash and 29,413 shares of BankAtlantic Bancorp Class A Common Stock. The legal fees associated with the lawsuit and the damages received by the Company and its affiliates were shared pro rata based on the amount of each party’s original investment in the technology company.
      Securities owned consisted of the following (in thousands):

	December 31,

	2004	2003

Debt obligations:
States and municipalities	$10,824	$9,903
Corporations	10,093	5,159
U.S. Government and agencies	57,659	62,229
Corporate equity	18,042	15,072
Mutual funds	27,898	24,639
Certificates of deposits	927	7,563

Total	$125,443	$124,565

      All the securities owned at December 31, 2004 and 2003 were associated with Ryan Beck’s trading activities conducted both as principal and as agent on behalf of the firm and individual and institutional investor clients of Ryan Beck. Transactions as principal involve making markets in securities which are held in inventory to facilitate sales to and purchases from customers. Ryan Beck realized income from principal transactions of $90.4 million, $95.5 million and $49.1 million for the years ended December 31, 2004, 2003 and 2002, respectively.
      In the ordinary course of business, Ryan Beck borrows or carries excess funds under an agreement with its clearing broker. Securities owned are pledged as collateral for clearing broker borrowings. As of December 31, 2004, balances due from the clearing broker were $16.6 million. As of December 31, 2003, balances due to the clearing broker were $8.6 million.
      Securities sold, but not yet purchased consists of the following (in thousands):

	December 31,

	2004	2003

Corporate equity	$3,498	$3,544
Corporate bonds	9,958	1,963
State and municipalities	269	67
U.S. Government agencies	25,384	32,231
Certificates of deposits	353	8

	$39,462	$37,813

BFC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Securities sold, but not yet purchased are a part of Ryan Beck’s normal activities as a broker and dealer in securities and are subject to off-balance-sheet risk should Ryan Beck be unable to acquire the securities for delivery to the purchaser at prices equal to or less than the current recorded amounts.
      The following table provides information on securities purchased under resell agreements (in thousands):

	For the Years Ended December 31,

	2004	2003	2002

Ending Balance	$—	$—	$30,145
Maximum outstanding at any month end within period	$—	$160,000	$30,145
Average amount invested during period	$—	$31,589	$4,558
Average yield during period	—	0.60%	0.73
      The underlying securities associated with the securities purchased under resell agreements during the years ended December 31, 2003 and 2002 were held by the Company.
      The following table provides information on Federal Funds sold (in thousands):

	For the Years Ended

	2004	2003	2002

Ending Balance	$5,100	$—	$20,000
Maximum outstanding at any month end within period	$54,530	$83,000	$20,000
Average amount invested during period	$6,282	$16,499	$3,928
Average yield during period	0.75%	1.01%	1.45%
      The estimated fair value of securities and short term investments pledged for the following obligations were (in thousands):

	December 31,

	2004	2003

Treasury tax and loan	$1,784	$1,724
Repurchase agreements	312,171	144,984
Public deposits	53,838	—
Interest rate swap and forward contracts	—	174

	$367,793	$146,882

      The counter party to the repurchase agreements has the right to engage in other repurchase transactions with the pledged securities but must deliver the pledged securities to BankAtlantic at the termination of the agreement.

4.	Benihana Convertible Preferred Stock Investment
      Benihana has operated teppanyaki-style dinnerhouse restaurants in the United States for 40 years. Benihana has exclusive rights to own, develop and license Benihana and Benihana Grill restaurants in the United States, Central and South America and the islands of the Caribbean. John E. Abdo, Vice Chairman of the Company Board of Directors, is a member of Benihana Board of Directors. Further, Darwin Dornbush, a member of Levitt’s Board of Directors is a director and corporate secretary of Benihana.
      During the quarter ended June 30, 2004, the Company entered into an agreement with Benihana Inc., to purchase an aggregate of 800,000 shares of Series B Convertible Preferred Stock (“Convertible Preferred Stock”) for $25.00 per share. Benihana is a NASDAQ-listed company with two listed classes of common shares: Common Stock (BNHN) and Class A Common Stock (BNHNA). On July 1, 2004, the Company

BFC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
funded the first tranche of Convertible Preferred Stock in the amount of $10.0 million for the purchase of 400,000 shares. The purchase of the remaining 400,000 shares of Convertible Preferred Stock will be funded from time to time at the election of Benihana during the two-year period commencing on the first anniversary of the closing. The shares of Convertible Preferred Stock are convertible into Benihana Common Stock at a conversion price of $19.00 per share, subject to adjustment from time to time upon certain defined events. The shares of the Convertible Preferred Stock have voting rights on “as if converted” basis together with Benihana’s Common Stock on all matters put to a vote of the holders of Benihana’s Common Stock. The approval of a majority of the holders of the Convertible Preferred Stock then outstanding, voting as a single class, are required for certain events outside the ordinary course of business. Holders of the Convertible Preferred Stock are entitled to receive cumulative quarterly dividends at an annual rate equal to $1.25 per share, payable on the last day of each calendar quarter commencing September 30, 2004. The Convertible Preferred Stock is subject to mandatory redemption at the original issue price plus accumulated dividends on July 2, 2014 unless the holders of a majority of the outstanding Convertible Preferred Stock elect to extend the mandatory redemption date to a later date not to extend beyond July 2, 2024. In addition, the Convertible Preferred Stock may be redeemed by Benihana for a limited beginning three years from the date of issue if the price of Benihana’s Common Stock is at least $38.00 for sixty consecutive trading days. Based upon Benihana’s currently outstanding capital stock, the Convertible Preferred Stock currently held represents approximately 13% of Benihana’s voting and 5% of Benihana economic interest. Accordingly, the Benihana investment is currently accounted for at historical cost and is included in investment securities.

BFC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

5.	Loans Receivable
      The loan portfolio consisted of the following components (in thousands):

	December 31,

	2004	2003

Real estate loans:
Residential	$2,065,658	$1,343,657
Construction and development	1,454,048	1,322,268
Commercial	1,082,294	1,071,787
Small business	123,740	107,835
Other loans:
Home equity	457,058	333,655
Commercial business	91,505	91,724
Small business — non-mortgage	66,679	51,898
Consumer loans	14,540	17,892
Deposit overdrafts	3,894	4,036
Residential loans held for sale	4,646	2,254
Other loans	3,364	4,175
Discontinued loans products(1)	8,285	35,544

Total gross loans	5,375,711	4,386,725

Adjustments:
Undisbursed portion of loans in process	(767,804)	(728,100)
Premiums related to purchased loans	6,609	6,898
Deferred fees	(5,812)	(6,655)
Deferred profit on commercial real estate loans	(549)	(589)
Allowance for loan and lease losses	(47,082)	(46,667)

Loans receivable — net	$4,561,073	$3,611,612

(1)	Discontinued loan products consist of non-mortgage syndication loan, lease financings, indirect consumer loans and certain small business loans originated before 2002. These loan products were discontinued during prior periods.
      BankAtlantic’s loan portfolio had the following geographic concentration at December 31, 2004:

Florida	56%
California	12%
Northeast	8%
Other	24%

100%

      In February 2001, BFC originated several loans to officers and directors totaling approximately $1.1 million, $100,000 of which are non-recourse loans secured by investments in BankAtlantic Financial Ventures II, Ltd. These loans bear interest payable annually at the prime rate plus 1% and are due in February 2006. On July 16, 2002, John Abdo borrowed from the Company $3.5 million on a recourse basis and paid off his existing loan due to the Company of $500,000. The $3.5 million loan bears interest at the prime rate plus

BFC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
1%, requires monthly interest payments, is due on demand and is secured by 2,127,470 shares of BFC Class A Common Stock and 370,750 shares of BFC Class B Common Stock. The balance of these loans at December 31, 2004 and 2003 is $3.4 million and $4.2 million (See note 24).
      Loans to Levitt amounting to $38.0 million are unsecured and $8.6 million of loans are construction loans secured by land and improvements at December 31, 2004. These inter-company loans and related interest were eliminated in consolidation. Investments in and advances to unconsolidated subsidiaries includes loans due to BankAtlantic from Levitt’s joint ventures of approximately $23.2 million at December 31, 2003 and none at December 31, 2004. In January 2004, a joint venture loan due to BankAtlantic in the amount of $21.5 million was repaid in connection with the sale of the joint venture project.
      BankAtlantic began originating residential loans held for sale with an independent mortgage company in August 2003. The mortgage company provides processing and closing assistance to BankAtlantic. Pursuant to an agreement, this mortgage company purchases the loans from BankAtlantic 14 days after the date of funding. BankAtlantic owns the loans during the 14 day period and accordingly earns the interest income during the period. The sales price is negotiated quarterly for all loans sold during the quarter.

Allowance for Loan Losses (in thousands):

	For the Years Ended December 31,

	2004	2003	2002

Balance, beginning of period	$46,667	$49,094	$45,657
Loans charged-off	(4,076)	(11,723)	(28,663)
Recoveries of loans previously charged-off	9,600	10,577	8,879

Net recoveries (charge-offs)	5,524	(1,146)	(19,784)
Allowance for loan losses, acquired	—	(734)	9,144
Net provision charged (credited) to operations	(5,109)	(547)	14,077

Balance, end of period	$47,082	$46,667	$49,094

      The following summarizes impaired loans (in thousands):

	December 31, 2004		December 31, 2003

	Gross		Gross
	Recorded	Specific	Recorded	Specific
	Investment	Allowances	Investment	Allowances

Impaired loans with specific valuation allowances	$247	$123	$361	$181
Impaired loans without specific valuation allowances	8,123	—	12,325	—

Total	$8,370	$123	$12,686	$181

      The average gross recorded investment in impaired loans was $10.3 million, $16.3 million and $39.3 million during the years ended December 31, 2004, 2003 and 2002, respectively.

BFC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Interest income which would have been recorded under the contractual terms of impaired loans and the interest income actually recognized was (in thousands):

	For the Years Ended
	December 31,

	2004	2003	2002

Contracted interest income	$464	$666	$1,575
Interest income recognized	(192)	(396)	(768)

Foregone interest income	$272	$270	$807

      Non-performing assets consist of non-accrual loans, non-accrual tax certificates, REO and repossessed assets. Non-accrual loans are loans on which interest recognition has been suspended because of doubts as to the borrower’s ability to repay principal or interest. Non-accrual tax certificates are tax deeds or certificates in which interest recognition has been suspended due to the aging of the certificate or deed.
     Non-Performing Assets (in thousands):

	December 31,

	2004	2003	2002

Non-accrual — tax certificates	$381	$894	$1,419
Non-accrual — loans
Residential	5,538	9,777	14,237
Commercial real estate and business	340	52	1,474
Small business	88	155	239
Lease financing	727	25	3,900
Consumer	1,210	794	532
Real estate owned	692	2,422	9,607
Other repossessed assets	—	—	4

Total non-performing assets	8,976	14,119	31,412
Specific valuation allowance	—	—	(1,386)

Total non-performing assets, net	$8,976	$14,119	$30,026

Other potential problem loans (in thousands):

	December 31,

	2004	2003	2002

Loans contractually past due 90 days or more and still accruing	$—	$135	$100
Performing impaired loans, net of specific allowances	320	180	—
Restructured loans	24	1,387	1,882

Total potential problem loans	$344	$1,702	$1,982

      Loans contractually past due 90 days or more represent loans that have matured and the borrower continues to make the payments under the matured loan agreement. BankAtlantic is in the process of renewing or extending these matured loans. Restructured loans are loans in which the original terms were modified granting the borrower loan concessions due to financial difficulties. Performing impaired loans are impaired loans which are still accruing interest. There were no commitments to lend additional funds on non-

BFC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
performing loans and BankAtlantic has $200,000 of commitments to lend additionally funds to potential problem loans at December 31, 2004.
      Foreclosed asset activity in non-interest expense includes the following (in thousands):

	For the Years Ended
	December 31,

	2004	2003	2002

Real estate acquired in settlement of loans and tax certificates:
Operating expenses, net	$137	$1,122	$872
Provisions for losses on REO	5	812	1,467
Net (gains) losses on sales	(694)	(1,984)	(117)

Total (income) loss	$(552)	$(50)	$2,222

      Activity in the allowance for real estate owned consisted of (in thousands):

	For the Years Ended
	December 31,

	2004	2003	2002

Balance, beginning of period	$—	$—	$—
Net charge-offs:
Commercial real estate	—	(750)	(1,500)
Residential real estate	(5)	(62)	33

Total net charge-offs	(5)	(812)	(1,467)
Provision for losses on REO	5	812	1,467

Balance, end of period	$—	$—	$—

6.	Accrued Interest Receivable
      Accrued interest receivable consists of (in thousands):

	December 31,

	2004	2003

Loans receivable	$22,141	$15,746
Investment securities and tax certificates	9,527	10,269
Securities available for sale	4,327	1,897

Accrued interest receivable	$35,995	$27,912

BFC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.	Properties and Equipment
      Properties and equipment was comprised of (in thousands):

	December 31,

	2004	2003

Land	$31,208	$28,749
Buildings and improvements	95,005	64,119
Furniture, fixtures and equipment	79,455	52,211
Other	13,763	3,505

Total	219,431	148,584
Less accumulated depreciation	58,434	50,245

Office properties and equipment — net	$160,997	$98,340

      During 2004, BankAtlantic finalized a plan to renovate the interior of its existing branches. BankAtlantic has incurred approximately $4.1 million of renovation costs as of December 31, 2004. As a consequence of the branch renovation plan, BankAtlantic shortened the estimated lives of $2.8 million of branch fixed assets resulting in $1.5 million of additional depreciation expense during the year ended December 31, 2004.
      During 2002, BankAtlantic purchased a $14.3 million facility to consolidate BankAtlantic’s headquarters and back office operations into a centralized location. BankAtlantic has incurred approximately $24.5 million in renovation costs on this building as of December 31, 2004.
      During 2002, the BankAtlantic discontinued certain ATM relationships, resulting in an $801,000 restructuring charge and a $206,000 impairment write-down.
      In October 2004, Levitt purchased an occupied office building for approximately $16.2 million in Fort Lauderdale, Florida that it intends to use as its executive offices upon termination or modification of the existing tenant lease.
      Depreciation expense was $13.2 million, $11.6 million and $11.4 million for the years ended December 31, 2004, 2003 and 2002, respectively. Included in furniture and equipment at December 31, 2004 and 2003 was $5.4 million and $4.7 million, respectively of unamortized software costs.

8.	Real Estate Held for Development and Sale
      Real estate held for development and sale consist of the following (in thousands):

	December 31,

	2004	2003

Land and land development costs	$302,076	$172,172
Construction costs	112,292	74,936
Other capitalized costs	13,509	11,903
Other real estate	16,754	21,697

Total	$444,631	$280,708

      Real estate held for development and sale consisted of the combined activities of Levitt and its subsidiaries as well as the activities of a 50% owned real estate joint venture (“Riverclub”) in which BankAtlantic Bancorp is the primary beneficiary. The joint venture was accounted for under the equity method during prior periods. Also included in other real estate held for development and sale is BFC’s real estate, Burlington Manufacturers Outlet Center (“BMOC”), a shopping center in North Carolina and the

BFC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
unsold land at the commercial development known as Center Port in Pompano Beach, Florida. Also included in real estate held for development and sale at December 31, 2004 and 2003 is $2.5 million and $3.1 million, respectively, associated with branch banking facilities.

9.	Investments in and Advances to Unconsolidated Subsidiaries
      The consolidated statements of financial condition include the following amounts for investments in and advance to unconsolidated subsidiaries (in thousands):

	December 31,

	2004	2003

Investment in Bluegreen Corporation	$80,572	$70,852
Investments in and loans to real estate joint ventures	608	27,286
Investment in statutory business trusts	7,910	7,910

Investments in and advances to unconsolidated subsidiaries	$89,090	$106,048

      The consolidated statements of operations include the following amounts for equity earnings from unconsolidated subsidiaries (in thousands):

	For the Years Ended December 31,

	2004	2003	2002

Equity in Bluegreen earnings	$13,068	$9,085	$5,349
Equity in joint ventures earnings	6,050	616	3,978
Earnings from statutory business trusts	485	425	—

	$19,603	$10,126	$9,327

      Investments in and advances to unconsolidated subsidiaries consisted of Levitt’s investment in Bluegreen, Levitt’s investment in real estate joint ventures, BankAtlantic Bancorp’s investment in 11 statutory business trusts that were formed to issue trust preferred securities, and in 2002, Riverclub. Prior to January 1, 2003, BankAtlantic Bancorp’s statutory business trusts were consolidated in the Company’s financial statements. At December 31, 2004, the 9.5 million shares of Bluegreen common stock owned by Levitt represented approximately 31% of Bluegreen’s outstanding common stock.
      At December 31, 2004, Levitt and its subsidiaries owned equity investments associated with real estate joint ventures at various stages of development, ranging from 40% to 50% profit sharing interests. At December 31, 2003, Levitt’s investment in real estate joint ventures included BankAtlantic’s loans of approximately $23.2 million and none at December 31, 2004. In January 2004, a joint venture loan due to BankAtlantic in the amount of $21.5 million was repaid in connection with the sale of the joint venture project

BFC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Bluegreen’s condensed consolidated financial statements are presented below (in thousands):
Condensed Consolidated Balance Sheet

	December 31,

	2004	2003

	(In thousands)
Total assets	$634,809	$551,022

Total liabilities	363,933	359,494
Minority interest	6,009	4,648
Total shareholders’ equity	264,867	186,880

Total liabilities and shareholders’ equity	$634,809	$551,022

Condensed Consolidated Statements of Income

			Nine Months
	Year Ended	Year Ended	Ended
	December 31,	December 31,	December 31,
	2004	2003	2002

	(In thousands)
Revenues	$601,623	$438,454	$271,973
Cost and expenses	538,282	393,129	247,302
Provision for income taxes	22,821	16,168	8,479
Minority interest	4,065	3,330	816

Income before cumulative effect of a change in accounting principle	36,455	25,827	15,376
Cumulative effect of change in accounting principle, net of income taxes	—	—	(5,929)
Minority interest in cumulative effect of change in accounting principle, net of income taxes	—	—	(350)

Net income	$36,455	$25,827	$9,797

BFC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The Condensed Combined Balance Sheets and Statements of Operations for the joint ventures accounted for using the equity method are as follows (unaudited):
Condensed Combined Balance Sheets

	December 31,

	2004	2003

	(In thousands)
Real estate assets	$1,785	$57,402
Other assets	1.686	5,931

Total assets	$3,471	$63,333

Mortgage notes payable to BankAtlantic	$—	$22,726
Mortgage notes payable non-affiliates	—	25,628
Other liabilities	1,055	6,879

Total liabilities	1,055	55,233

Partners’ capital	2,416	8,100

Total liabilities and partners’ capital	$3,471	$63,333

Condensed Combined Statements of Operations

	For the Years Ended December 31,

	2004	2003	2002

	(In thousands)
Revenues	$54,738	$18,893	$43,924
Cost and expenses	42,666	18,332	41,963

Net income	$12,072	$561	$1,961

      For the years ended December 31, 2004, 2003 and 2002, interest paid to BankAtlantic by Levitt’s joint ventures was approximately $84,000, $1.6 million and $2.2 million, respectively.
      The Condensed Combined Statements of Financial Condition and Condensed Combined Statements of Operation for the BankAtlantic Bancorp statutory business trusts (in thousands):

	December 31,

Statement of Financial Condition	2004	2003

Junior subordinated debentures	$263,266	$263,266
Other assets	694	637

Total Assets	$263,960	$263,903

Trust preferred securities	$255,375	$255,375
Other liabilities	675	618

Total Liabilities	256,050	255,993
Common securities	7,910	7,910

Total Liabilities and Equity	$263,960	$263,903

BFC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	For the Years Ended December 31,

Statement of Operations	2004	2003	2002(1)

Interest income from subordinated debentures	$16,161	$14,534	$—
Revenue from the sale of real estate	—	—	7,942
Selling, general and administrative expenses	—	—	(6,775)
Interest expense	(15,676)	(14,109)	—

Net income	$485	$425	$1,167

(1)	The above Condensed Combined Statements of Operation for 2002 includes the operation of a joint venture that was consolidated in the Company’s financial statements as of January 1, 2003.

10.	Investment in BankAtlantic Bancorp and Levitt, and Equity Transactions

Dividends from BankAtlantic Bancorp and Levitt
      The payment of dividends by BankAtlantic Bancorp is subject to declaration by BankAtlantic Bancorp’s Board of Directors and compliance with applicable indenture covenants and will depend upon, among other things, the results of operations, financial condition and cash requirements of BankAtlantic Bancorp and the ability of BankAtlantic to pay dividends or otherwise advance funds to BankAtlantic Bancorp, which in turn is subject to OTS regulation and is based upon BankAtlantic’s regulatory capital levels and net income. Currently, BankAtlantic Bancorp pays a quarterly dividend of $0.035 per share for Class A and Class B Common Stock.
      The payment of dividends by Levitt is subject to declaration by Levitt’s Board of Directors and compliance with applicable indenture covenants and will depend upon, among other things, the results of operations, financial condition and cash requirements of Levitt. In July 2004 and October 2004, Levitt paid cash dividends on its common stock of $0.02 per share on its Class A common stock and Class B common stock. Additionally, another $0.02 per share dividend on its Class A common stock and Class B common stock has been declared for payment in January 2005. Levitt’s Board has not adopted a policy of regular dividend payments.
EQUITY TRANSACTIONS
      Equity transactions at the subsidiary level have an impact on the ownership position that BFC has in the entity. As additional shares are issued by the subsidiary either by exercise of stock options or the issuance of additional shares, BFC’s ownership position is diluted. Conversely, if a subsidiary retires shares for any reason, BFC’s ownership position would be increased.
      The following are equity transactions of BankAtlantic Bancorp and Levitt that impact or could impact the Company’s ownership percentage and minority interest.

Issuance and Redemption of BankAtlantic Bancorp Class A Common Stock
      In April 2003, BankAtlantic Bancorp called for redemption approximately $45.8 million of its 5.625% Convertible Subordinated Debentures due 2007. The Convertible Subordinated Debentures were redeemed at a redemption price of 102% of the principal amount plus accrued and unpaid interest through the redemption date. During the period between the mailing of the notice of redemption and the redemption, approximately $211,000 of Convertible Subordinated Debentures were converted by holders into an aggregate of 18,754 shares of Class A Common Stock.

BFC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      During the years ended December 31, 2004, 2003 and 2002, BankAtlantic Bancorp received net proceeds of $3.7 million, $4.5 million and $1.2 million, respectively, from the exercise of stock options. During the year ended December 31, 2004, BankAtlantic Bancorp redeemed 268,644 shares of Class A common stock as consideration for the payment of the exercise price of stock options and for the payment of the optionee’s minimum statutory withholding taxes.

BankAtlantic Bancorp Restricted Stock:
      In December 1998, BankAtlantic Bancorp adopted a Restricted Stock Incentive Plan (“BankAtlantic Bancorp-Ryan Beck Restricted Stock Incentive Plan”) to provide additional incentives to officers and key employees of Ryan Beck. The Plan provided up to 862,500 shares of restricted Class A common stock, of which not more than 287,500 shares may be granted to any one person. The Plan allows the Board of Directors of BankAtlantic Bancorp to impose an annual cap on awards.
      During the years ended December 31, 2004, 2003 and 2002, BankAtlantic Bancorp issued 0, 12,500 and 1,500 shares, respectively, of restricted Class A common stock to certain key employees of BankAtlantic. The restricted stock vests over designated periods and had a fair market value of $0, $148,000 and $17,000 on the issue dates, respectively. During the years ended December 31, 2004, 2003 and 2002, 19,500, 54,760 and 21,000 shares, respectively, of restricted stock vested and 163,787 shares of restricted stock remain outstanding.
      In May 2004, BankAtlantic Bancorp’s stockholders approved the BankAtlantic Bancorp 2004 restricted stock incentive plan for the purpose of attracting and retaining the best available personnel for positions of substantial responsibility and to provide additional incentive to the employees of BankAtlantic Bancorp or its subsidiaries. The maximum aggregate number of shares which may be issued for restricted stock awards under the Plan is 250,000 shares. No shares have been granted under the Plan at December 31, 2004.

BankAtlantic Bancorp Retention Pool:
      In connection with the acquisition of Ryan Beck in June 1998, BankAtlantic Bancorp established a retention pool covering certain key officers of Ryan Beck. All participants in the retention pool vested on June 28, 2002, and received, in the aggregate, 5,941 shares of BankAtlantic Bancorp Class A common stock, and $3.8 million in cash and notes payable for an aggregate principal amount of $3.7 million. The notes payable had a 5.75% interest rate and were paid in full in May 2003. Included in the statement of operations during 2002 was $1.0 million of compensation expense associated with the retention pool.

BankAtlantic Bancorp Stock Option Plans:

	Stock Option Plans

	Maximum	Shares	Class of	Vesting		Type of
	Term(3)	Authorized(6)	Stock	Requirements		Options(5)

1996 Stock Option Plan	10 years	2,246,094	A	5 Years	(1)	ISO, NQ
1998 Ryan Beck Option Plan	10 years	362,417	A		(4)	ISO, NQ
1998 Stock Option Plan	10 years	920,000	A	5 Years	(1)	ISO, NQ
1999 Non-qualifying Stock Option Plan	10 years	862,500	A		(2)	NQ
1999 Stock Option Plan	10 years	862,500	A		(2)	ISO, NQ
2000 Non-qualifying Stock Option Plan	10 years	1,704,148	A	Immediately		NQ
2001 Amended and Restated Stock Option Plan	10 years	3,918,891	A	5 Years	(1)	ISO, NQ

BFC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(1)	Vesting is established by the BankAtlantic Bancorp Compensation Committee in connection with each grant of options. All directors’ stock options vest immediately.

(2)	Vesting is established by the BankAtlantic Bancorp Compensation Committee.

(3)	All outstanding options must be exercised no later than 10 years after their grant date.

(4)	Upon acquisition of Ryan Beck, BankAtlantic Bancorp assumed all options outstanding under Ryan Beck’s existing stock option plans at various exercise prices based upon the exercise prices of the assumed option. No new options will be issued under the 1998 Ryan Beck option plan and the plan will terminate when the outstanding options are exercised or expire.

(5)	ISO — Incentive Stock Option; NQ — Non-qualifying Stock Option

(6)	During 2001 shares underlying options available for grant under all stock options plans except the 2001 stock option plan were canceled. BankAtlantic Bancorp’s shareholders increased the number of shares authorized under the 2001 stock option plan to 3,000,000 at the 2002 Annual Meeting and in January 2004, in connection with the Levitt spin-off, BankAtlantic Bancorp adjusted the shares authorized under the 2001 Amended and Restated Stock Option Plan to 3,918,891.
      In January 2004, BankAtlantic Bancorp’s Compensation Committee adjusted all outstanding options to acquire Class A common stock that were outstanding prior to the Levitt spin-off to reflect the change in intrinsic value of BankAtlantic Bancorp’s Class A common stock that resulted from the spin-off. The options were adjusted in accordance with FASB Interpretation No. 44 whereby the aggregate intrinsic value of the options immediately after the Levitt spin-off was adjusted to equal the aggregate intrinsic value of the options immediately before the Levitt spin-off and options were also adjusted so that the ratio of the exercise price per share to the market value per share remained unchanged. The option adjustment was accounted for as if the outstanding options prior to the Levitt spin-off were cancelled and new options were issued at the adjusted exercise price and number of shares. As a consequence of the above adjustments the outstanding options increased from 5,311,365 to 6,938,220 and the weighted average exercise price was reduced from $6.04 to $4.62. Prior period shares and exercise prices have been retroactively adjusted in the tables below to reflect the Levitt spin-off adjustment.

BFC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The following is a summary of BankAtlantic Bancorp’s Class A common stock option activity:

Class A
Outstanding
Options

Outstanding at December 31, 2001	7,127,260
Exercised	(351,953)
Forfeited	(318,222)
Issued	992,263

Outstanding at December 31, 2002	7,449,348
Exercised	(1,301,470)
Forfeited	(224,781)
Issued	1,015,123

Outstanding at December 31, 2003	6,938,220
Exercised	(1,461,678)
Forfeited	(77,797)
Issued	776,100

Outstanding at December 31, 2004	6,174,845

Available for grant at December 31, 2004	596,393

	For the Years Ended
	December 31,

	2004	2003	2002

Weighted average exercise price of options outstanding	$6.79	$4.62	$4.17
Weighted average exercise price of options exercised	2.56	4.10	3.81
Weighted average price of options forfeited	$8.15	$5.14	$6.76
      The method used to calculate the fair value of the options granted was the Black-Scholes model with the following grant date fair values and assumptions:

		Weighted Average

	Number of			Risk Free		Expected
	Options	Grant Date	Exercise	Interest	Expected	Dividend
Year of Grant	Granted	Fair Value	Price	Rate	Volatility	Yield

2002	992,263	$4.25	$8.56	4.65%	47.00%	1.04%
2003	1,015,123	$3.66	$7.45	3.34%	50.00%	1.27%
2004	776,100	$8.42	$18.20	4.32%	41.00%	0.73%
      The employee turnover factor was 1.00% for officer incentive and non-qualifying stock options during the year ended December 31, 2004 and 2002, respectively. The employee turnover factor was 6.00% for incentive and non-qualifying stock options during the year ended December 31, 2003. The expected life for options issued during 2004, 2003 and 2002 was 7.0 years.

BFC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The following table summarizes information about BankAtlantic Bancorp fixed stock options outstanding at December 31, 2004:

		Options Outstanding			Options Exercisable

			Weighted-	Weighted-	Number	Weighted-
		Number	Average	Average	Exercisable	Average
	Range of	Outstanding	Remaining	Exercise	at	Exercise
Class of Common Stock	Exercise Prices	at 12/31/04	Contractual Life	Price	12/31/04	Price

A	$1.73 to 1.91	620,358	0.3 years	$1.77	620,358	$1.77
A	$1.92 to 3.83	1,533,561	4.3 years	3.19	469,150	3.71
A	$3.84 to 6.70	1,347,449	3.4 years	4.94	1,345,947	4.94
A	$6.71 to 9.36	1,897,377	7.6 years	8.00	108,416	8.03
A	$9.37 to 18.20	776,100	9.5 years	18.20	35,000	18.20

		6,174,845	5.4 years	$6.79	2,578,871	$4.28

      The following table summarizes information about BankAtlantic Bancorp fixed stock options outstanding at December 31, 2003:

		Options Outstanding			Options Exercisable

			Weighted-	Weighted-	Number	Weighted-
		Number	Average	Average	Exercisable	Average
	Range of	Outstanding	Remaining	Exercise	at	Exercise
Class of Common Stock	Exercise Prices	at 12/31/03	Contractual Life	Price	12/31/03	Price

A	$1.73 to 1.91	1,673,384	0.9 years	$1.77	1,281,013	$1.77
A	$1.92 to 3.83	1,563,844	5.3 years	3.19	368,829	3.71
A	$3.84 to 6.70	1,752,835	4.5 years	4.89	725,370	5.00
A	$6.71 to 9.36	1,948,157	8.7 years	8.00	82,995	8.38

		6,938,220	5.0 years	$4.62	2,458,207	$3.23

      The following table summarizes information about BankAtlantic Bancorp fixed stock options outstanding at December 31, 2002:

		Options Outstanding			Options Exercisable

			Weighted-	Weighted-	Number	Weighted-
		Number	Average	Average	Exercisable	Average
	Range of	Outstanding	Remaining	Exercise	at	Exercise
Class of Common Stock	Exercise Prices	at 12/31/02	Contractual Life	Price	12/31/02	Price

A	$1.73 to 1.91	1,985,110	1.8 years	$1.77	1,985,110	$1.77
A	$1.92 to 3.83	1,749,837	6.1 years	3.22	618,093	3.71
A	$3.84 to 6.70	2,659,407	5.5 years	4.88	985,046	4.87
A	$6.71 to 9.36	1,054,994	8.5 years	8.47	120,202	7.99

		7,449,348	5.1 years	$4.17	3,708,451	$3.11

Ryan Beck Stock Option Plan:
      Ryan Beck’s Board of Directors adopted the RB Holdings, Inc. Option Plan (the “Plan”) effective March 29, 2002. In April 2004, Ryan Beck’s Board of Directors declared a 3 for 1 stock split increasing Ryan Beck’s outstanding shares from 8,125,000 to 24,375,000, all of which is owned by the Company. Ryan Beck adjusted the exercise price and number of options granted for all options then outstanding in order to restore the option holder’s intrinsic value. Additionally, shares authorized under the Plan were adjusted from 510,000 shares to 1,530,000 shares. In April 2004, the Plan was amended to increase the number of shares of

BFC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Ryan Beck stock authorized for issuance under the Plan from 1,530,000 to 2,437,500. All shares and exercise prices below have been adjusted for the stock split.
      The following is a summary of Ryan Beck’s common stock option activity:

Ryan Beck
Outstanding
Options

Outstanding at December 31, 2001	—
Issued	1,477,500

Outstanding at December 31, 2002	1,477,500
Exercised	—
Forfeited	(22,500)
Issued	75,000

Outstanding at December 31, 2003	1,530,000
Exercised	(90,000)
Forfeited	(15,000)
Issued	820,500

Outstanding at December 31, 2004	2,245,500

Available for grant at December 31, 2004	102,000

      In March 2002, pursuant to the Plan, Ryan Beck’s Board of Directors granted to certain executives, options to acquire an aggregate of 1,155,000 shares of Ryan Beck common stock at an exercise price of $1.60. The exercise price was below the $1.68 fair value at the date of grant. All of the options issued under this grant vested immediately. BankAtlantic Bancorp recorded $92,000 of compensation expense associated with the issuance of these options in 2002. Additionally, in June 2002, 322,500 options were granted with an exercise price equal to the fair value at the date of grant ($1.68), all of which vest four years from the grant date. During 2003, 75,000 options were granted with an exercise price equal to the fair value at the date of grant ($3.36), all of which vest four years from the grant date. During 2003, 22,500 options issued during 2002 were forfeited at an exercise price of $1.68. In March 2004, options were granted to acquire an aggregate of 798,500 shares of Ryan Beck common stock at an exercise price equal to fair value at the date of grant ($5.26), and in July 2004, 22,000 options were granted to acquire shares of Ryan Beck common stock at an exercise price equal to fair value at the date of grant ($5.28), all of which vest four years from the grant date and expire ten years from the grant date. In June 2004, options to acquire 90,000 shares of Ryan Beck common stock were exercised at a price of $1.60 per share.
      Upon exercise of the options, BankAtlantic Bancorp or Ryan Beck has the right under certain defined circumstances, starting six months plus one day after the exercise date, to repurchase the common stock at fair value as determined by an independent appraiser. BankAtlantic Bancorp and Ryan Beck also have the right of first refusal on any sale of Ryan Beck common stock issued as a result of the exercise of an option, and BankAtlantic Bancorp has the right to require any common stockholder to sell its shares in the event that BankAtlantic Bancorp sells its interest in Ryan Beck. The 90,000 shares of Ryan Beck common stock issued in June 2004 upon the exercise of Ryan Beck stock options were repurchased by Ryan Beck in January 2005 at $5.46 per share, the fair value of Ryan Beck common stock at the repurchase date.

BFC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Levitt Stock Incentive Plan

Stock Incentive Plan
      On May 11, 2004, Levitt’s Shareholders approved the 2003 Levitt Corporation Stock Incentive Plan (“Levitt Stock Incentive Plan”), which had been adopted by Levitt’s board of directors on December 15, 2003. The maximum number of shares with respect to which awards may be granted is 1,500,000 under this plan. Activity under the Plan for the year ended December 31, 2004 follows.

	2004

		Weighted
		Average
	Number of	Exercise
	Options	Price

Options outstanding at beginning of year	—	$—
Granted	757,500	$20.52
Exercised	—	$—
Forfeited	(32,250)	$20.15

Options outstanding at end of year	725,250	$20.54
Options exercisable at end of year	45,000	$20.15

Options available for grant at end of year	774,750

Weighted average fair market value per share of options granted during the year under SFAS No. 123	$11.94

      The following table summarizes information about stock options outstanding as of December 31, 2004:

	Options Outstanding		Options Exercisable

		Remaining		Exercise
Exercise Price	Options	Contractual Life	Options	Price

$20.15	642,000	9.00 years	45,000	$20.15
$23.40	25,000	9.64 years	—	—
$23.53	50,000	9.57 years	—	—
$24.15	8,250	9.22 years	—	—
      No options were issued or outstanding in 2003 or 2002.
401(k) Plan
      Levitt has a defined contribution plan established pursuant to Section 401(k) of the Internal Revenue Code. Employees who have completed three months of service and have reached the age of 18 are eligible to participate. During the years ended December 31, 2003 and 2002, Levitt’s employees participated the BankAtlantic Security Plus Plan and Levitt’s contributions amounted to $495,000 and $344,000 respectively. During the year ended December 31, 2004, Levitt’s employees participated in the Levitt Corporation Security Plus Plan and Levitt’s contributions amounted to $857,000.

BFC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

11.	Deposits
      The weighted average nominal interest rate payable on deposit accounts at December 31, 2004 and 2003 was 0.87% and 0.94%, respectively. The stated rates and balances on deposits were (dollars in thousands):

	December 31,

	2004		2003

	Amount	Percent	Amount	Percent

Interest free checking	$890,398	25.75%	$645,036	21.09%
Insured money fund savings
1.05% at December 31, 2004
0.83% at December 31, 2003	875,422	25.32	865,590	28.31
NOW accounts
0.30% at December 31, 2004
0.30% at December 31, 2003	658,137	19.04	533,888	17.46
Savings accounts
0.28% at December 31, 2004
0.28% at December 31, 2003	270,001	7.81	208,966	6.83

Total non-certificate accounts	2,693,958	77.92	2,253,480	73.69

Certificate accounts:
Less than 2.00%	302,319	8.74	455,709	14.90
2.01% to 3.00%	327,958	9.49	147,446	4.82
3.01% to 4.00%	74,439	2.15	45,546	1.49
4.01% to 5.00%	21,357	0.62	51,379	1.68
5.01% and greater	34,988	1.01	102,382	3.35

Total certificate accounts	761,061	22.01	802,462	26.24

Total deposit accounts	3,455,019	99.93	3,055,942	99.93

Premium on brokered deposits	(308)	(0.01)	(798)	(0.03)
Fair value adjustment related to acquisitions	16	0.00	472	0.02
Interest earned not credited to deposit accounts	2,475	0.08	2,526	0.08

Total	$3,457,202	100.00%	$3,058,142	100.00%

      Interest expense by deposit category was (in thousands):

	For the Years Ended December 31,

	2004	2003	2002

Money fund savings and NOW accounts	$10,860	$11,142	$15,338
Savings accounts	652	856	1,362
Certificate accounts — below $100,000	8,126	10,914	24,177
Certificate accounts, $100,000 and above	8,873	13,457	22,140
Less early withdrawal penalty	(156)	(180)	(240)

Total	$28,355	$36,189	$62,777

BFC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      At December 31, 2004, the amounts of scheduled maturities of certificate accounts were (in thousands):

	For the Years Ending December 31,

	2005	2006	2007	2008	2009	Thereafter

0.00% to 2.00%	$288,852	$10,462	$2,348	$276	$369	$13
2.01% to 3.00%	215,061	90,250	18,025	3,444	1,179	—
3.01% to 4.00%	19,589	3,192	23,442	18,982	8,819	415
4.01% to 5.00%	2,977	7,655	3,901	638	6,183	2
5.01% and greater	29,625	3,073	1,988	298	—	3

Total	$556,104	$114,632	$49,704	$23,638	$16,550	$433

      Time deposits of $100,000 and over had the following maturities (in thousands):

December 31,
2004

3 months or less	$71,277
4 to 6 months	90,051
7 to 12 months	138,019
More than 12 months	97,872

Total	$397,219

      Included in certificate accounts at December 31 was (in thousands):

	2004	2003

Brokered deposits	$140,116	$145,559
Public deposits	114,052	180,241

Total institutional deposits	$254,168	$325,800

      Ryan Beck acted as principal dealer in obtaining $20.6 million and $20.7 million of the brokered deposits outstanding as of December 31, 2004 and 2003, respectively. BankAtlantic has various relationships for obtaining brokered deposits. These relationships are considered as an alternative source of borrowings, when and if needed.

BFC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

12.	Advances from Federal Home Loan Bank and Federal Funds Purchased

Advances from Federal Home Loan Bank (“FHLB”) (dollars in thousands):

			December 31,
Payable During Year	Year
Ending December 31,	Callable	Interest Rate	2004	2003

2004		2.80% to 5.68%	$—	$6,250
2005		1.86%	7,500	17,500
2006		1.89%	10,417	18,750
2007		5.68%	—	25,000
2008		5.14% to 5.67%	409,000	492,000
2010		5.84% to 6.34%	32,000	32,000
2011		4.50% to 4.90%	50,000	—

Total fixed rate advances			508,917	591,500

2008	2004	1.31%	—	25,000
2011	2004	4.50% to 4.90%	—	50,000
2011	2005	5.05%	30,000	30,000

Total callable fixed rate advances — European			30,000	105,000

2009	2004	5.06%	—	10,000
2009	2005	4.46%	10,000	—

Total callable fixed rate advances — Bermuda			10,000	10,000

Adjustable rate advances
2004		1.17% to 1.40%	—	50,000
2005		2.13% to 2.57%	870,000	—
2006		1.18% to 2.39%	125,000	25,000

Total adjustable rate advances			995,000	75,000

Purchase accounting fair value adjustments			580	705

Total FHLB advances			$1,544,497	$782,205

Average cost during period			3.93%	4.79%

Average cost end of period			3.41%	4.67%

      European callable advances give the FHLB the option to reprice the advance at a specific future date. Bermuda callable advances give the FHLB the option to reprice the advance anytime from the call date until the payable date. Once the FHLB exercises its call option, BankAtlantic has the option to convert to a three month LIBOR-based floating rate advance, pay off the advance or convert to another fixed rate advance.
      At December 31, 2004, $2.1 billion of 1-4 family residential loans, $285.9 million of commercial real estate loans and $450.3 million of consumer loans were pledged against FHLB advances. In addition, FHLB stock is pledged as collateral for outstanding FHLB advances.

BFC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      BankAtlantic’s line of credit with the FHLB is limited to 30% of assets, subject to available collateral, with a maximum term of 10 years.
      On December 31, 2004, BankAtlantic pledged $9.7 million of consumer loans to the Federal Reserve Bank of Atlanta (“FRB”) as collateral for potential advances of $8.0 million. The FRB line of credit has not yet been utilized by BankAtlantic.
      During the year ended December 31, 2004, BankAtlantic prepaid $108 million of fixed rate advances. Of this amount, $25 million had an average interest rate of 5.68% and was scheduled to mature in 2007, and the remaining $83 million had an average interest rate of 5.51% and was scheduled to mature in 2008. As a result of the prepayments, BankAtlantic incurred prepayment penalties of $11.7 million.
      During the year ended December 31, 2003, BankAtlantic repaid $325 million of fixed rate FHLB advances that would have matured within 24 months and incurred a prepayment penalty of $10.9 million. The weighted average rate of FHLB advances repaid was 5.57%.

Federal Funds Purchased:
      BankAtlantic established $235.0 million of lines of credit with other banking institutions for the purchase of federal funds. The following table provides information on federal funds purchased at December 31, (dollars in thousands):

	2004	2003	2002

Ending balance	$105,000	$—	$—
Maximum outstanding at any month end within period	$105,000	$180,000	$85,000
Average amount outstanding during period	$47,661	$60,179	$47,704
Average cost during period	2.47%	1.29%	1.85%

13.	Securities Sold Under Agreements to Repurchase
      Securities sold under agreements to repurchase represent transactions whereby BankAtlantic sells a portion of its current investment portfolio (usually MBS’s and REMIC’s) at a negotiated rate and agrees to repurchase the same assets on a specified future date. BankAtlantic issues repurchase agreements to institutions and to its customers. These transactions are collateralized by investment securities. Customer repurchase agreements are not insured by the FDIC. At December 31, 2004 and 2003, the outstanding balances of customer repurchase agreements were $99.6 million and $138.8 million, respectively. Repurchase agreements outstanding to institutions at December 31, 2004 and 2003 were $197.0 million and $0, respectively.
      The following table provides information on the agreements to repurchase (dollars in thousands):

	For the Years Ended December 31,

	2004	2003	2002

Maximum borrowing at any month-end within the period	$374,824	$365,042	$540,880
Average borrowing during the period	$189,398	$193,068	$327,001
Average interest cost during the period	1.26%	1.11%	1.73%
Average interest cost at end of the period	2.16%	0.73%	1.08%

BFC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The following table lists the amortized cost and estimated fair value of securities sold under repurchase agreements, and the repurchase liability associated with such transactions (dollars in thousands):

				Weighted
				Average
	Amortized	Estimated	Repurchase	Interest
	Cost	Fair Value	Balance	Rate

December 31, 2004(1)
Mortgage-backed securities	$213,824	$215,904	$175,316	2.09%
REMIC	96,644	96,267	81,686	2.30

Total	$310,468	$312,171	$257,002	2.16%

December 31, 2003(1)
Mortgage-backed securities	$124,759	$128,118	$106,813	0.73%
REMIC	16,846	16,866	14,061	0.73

Total	$141,605	$144,984	$120,874	0.73%

(1)	At December 31, 2004 and 2003, all securities were classified as available for sale and were recorded at fair value in the consolidated statements of financial condition.
      All repurchase agreements existing at December 31, 2004 matured and were repaid in January 2005. These securities were held by unrelated broker dealers.

BFC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

14.	Subordinated Debentures, Notes and Bonds Payable and Trust Preferred Securities
      The Company had the following subordinated debentures, notes and bonds payable outstanding at December 31, 2004 and 2003 (dollars in thousands):

		December 31,
	Issue			Interest	Maturity
	Date	2004	2003	Rate	Date

BankAtlantic Bancorp Borrowings
Bank line of credit	8/24/2000	$100	$100	Prime -.50%	March 1, 2005

BankAtlantic Borrowings
Subordinated debentures	10/29/2002	22,000	22,000	LIBOR + 3.45%	November 7, 2012
Development notes	3/22/2002	1,036	856	Prime + 1.00%	August 28, 2006
Development notes	3/22/2002	4,647	1,883	Prime + 0.75%	May 1, 2006
Mortgage-backed bond	3/22/2002	9,958	10,954	(2)	September 30, 2013

Total BankAtlantic Borrowings		37,641	35,693

Levitt Borrowings
Homebuilding	Various	141,697	84,346	From Prime — 0.50% to Prime + 1.00%	Range from January 2005 to November 2009
Homebuilding borrowings to BankAtlantic(1)		8,621	18,118	Prime	Range from October 2005 to March 2006
Land development	Various	52,475	13,983	From LIBOR +2.00% to LIBOR + 2.80%	Range from May 2007 to June 2011
Land development	Various	254	341	Fixed from 5.99% to 7.00%	Range from March 2007 to April 2007
Development bonds	Various	—	850	Various	Various
Other operations land acquisition and construction	Various	7,447	11,646	LIBOR + 3.00% and prime +.50%	Range from April 2005 to February 2006
Other operations promissory note payable		16,500	—	LIBOR + 1.50%	March 2005
Other operations borrowings to BankAtlantic Bancorp(1)		38,000	43,500	Prime + 0.25% escalation every six months	December 2008

BFC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

		December 31,
	Issue			Interest	Maturity
	Date	2004	2003	Rate	Date

Subordinated investment notes		3,232	1,309	Fixed from 6.50% to 8.75%	Range from October 2005 to February 2008
Total Levitt borrowings		268,226	174,093

RB Holdings, Inc. Borrowings
Notes Payable	4/26/2002	—	802	LIBOR + 2.65	May 1, 2004

BFC Borrowings
Revolving Line of Credit	Various	10,483	6,015	LIBOR +2.80	May 3, 2005
Mortgage payables	Various	8,776	9,015	Fixed from 6.00% to 9.20%	May 2007 — December 2010
Total BFC borrowings		19,259	15,030

Inter-company borrowings eliminated(1)		(46,621)	(61,618)

Total		$278,605	$164,100

(1)	Loans between Levitt and BankAtlantic amounting to $46.6 and $61.6 million at December 31, 2004 and 2003, respectively were eliminated in consolidation.

(2)	The bonds adjust semi-annually to the ten year treasury constant maturity rate minus 23 basis points.
      BankAtlantic Bancorp had the following junior subordinated debentures outstanding at December 31, 2004 and 2003 (in thousands):

						Beginning
						Optional
		Outstanding	Interest			Redemption
Junior Subordinated Debentures	Issue Date	Amount	Rate		Maturity Date	Date

Subordinated Debentures Trust II	3/5/2002	$57,088	8.50%		3/31/2032	3/31/2007
Subordinated Debentures Trust III	6/26/2002	25,774	LIBOR + 3.45%		6/26/2032	6/26/2007
Subordinated Debentures Trust IV	9/26/2002	25,774	LIBOR + 3.40%		9/26/2032	9/26/2007
Subordinated Debentures Trust V	9/27/2002	10,310	LIBOR + 3.40%		9/30/2032	9/27/2007
Subordinated Debentures Trust VI	12/10/2002	15,450	LIBOR + 3.35%		12/10/2032	12/10/2007
Subordinated Debentures Trust VII	12/19/2002	25,774	LIBOR + 3.25%		12/19/2032	12/19/2007
Subordinated Debentures Trust VIII	12/19/2002	15,464	LIBOR + 3.35%		1/07/2033	12/19/2007
Subordinated Debentures Trust IX	12/19/2002	10,310	LIBOR + 3.35%		1/07/2033	12/19/2007
Subordinated Debentures Trust X	3/26/2003	51,548	6.40	%(2)	3/26/2033	3/26/2008
Subordinated Debentures Trust XI	4/10/2003	10,310	6.45	%(2)	4/24/2033	4/24/2008
Subordinated Debentures Trust XII	3/27/2003	15,464	6.65	%(2)	4/07/2033	4/07/2008

Total Subordinated Debentures(1)		$263,266

BFC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(1)	LIBOR interest rates are indexed to 3-month LIBOR and adjust quarterly.

(2)	Adjusts to floating LIBOR rate five years from the issue date.
      At December 31, 2004, the approximate minimum aggregate required principal payment of the Notes, Mortgage Notes and Bonds Payable and Junior Subordinated Debentures in each of the next five years is approximately as follows (in thousands):

Year Ending December 31,	Amount

2005	$64,576
2006	12,986
2007	62,172
2008	27,985
2009	38,846
Thereafter	335,306

$541,871

      At December 31, 2004 and 2003, $6.7 million and $7.6 million, respectively, of unamortized underwriting discounts and costs associated with the issuance of subordinated debentures and junior subordinated debentures were included in other assets in the Company’s statements of financial condition.

Junior Subordinated Debentures:
      BankAtlantic Bancorp has formed eleven statutory business trusts (“Trusts”) for the purpose of issuing Trust Preferred Securities (“trust preferred securities”) and investing the proceeds thereof in junior subordinated debentures of BankAtlantic Bancorp. The trust preferred securities are fully and unconditionally guaranteed by BankAtlantic Bancorp. The Trusts used the proceeds from issuing trust preferred securities and the issuance of its common securities BankAtlantic Bancorp to purchase junior subordinated debentures from BankAtlantic Bancorp. Interest on the junior subordinated debentures and distributions on the trust preferred securities are payable quarterly in arrears. Distributions on the trust preferred securities are cumulative and are based upon the liquidation value of the trust preferred security. BankAtlantic Bancorp has the right, at any time, as long as there are no continuing events of default, to defer payments of interest on the junior subordinated debentures for a period not exceeding 20 consecutive quarters; but not beyond the stated maturity of the junior subordinated debentures. To date no interest has been deferred. The trust preferred securities are subject to mandatory redemption, in whole or in part, upon repayment of the junior subordinated debentures at maturity or their earlier redemption. BankAtlantic Bancorp has the right to redeem the junior subordinated debentures five years from the issue date and also has the right to redeem the junior subordinated debentures in whole (but not in part) within 180 days following certain events, as defined, whether occurring before or after the redemption date and therefore cause a mandatory redemption of the trust preferred securities. The exercise of such right is subject to BankAtlantic Bancorp having received regulatory approval, if required under applicable capital guidelines or regulatory policies. In addition, BankAtlantic Bancorp has the right, at any time, to shorten the maturity of the junior subordinated debentures to a date not earlier than the redemption date. Exercise of this right is also subject to BankAtlantic Bancorp having received regulatory approval, if required under applicable capital guidelines or regulatory policies.
      A portion of the net proceeds from issuance of junior subordinated debenture during the years ended December 31, 2003 and 2002 were used to redeem BankAtlantic Bancorp’s $45.8 million of 5.625% Convertible Subordinated Debentures, retire $74.8 million of 9.5% trust preferred securities, $21 million of 9% subordinated debentures and pay down $16 million of borrowings under BankAtlantic Bancorp’s credit facility with an

BFC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
unrelated financial institution. BankAtlantic Bancorp incurred costs associated with the above debt redemptions of $1.6 million and $3.1 million during the years ended December 31, 2003 and 2002, respectively.

BankAtlantic Bancorp:

Revolving Credit Facility:
      BankAtlantic Bancorp maintained a revolving credit facility of $30 million from an independent financial institution. The credit facility contained customary financial covenants relating to regulatory capital and maintenance of certain loan loss reserves and is secured by the common stock of BankAtlantic. BankAtlantic Bancorp was in compliance with all loan covenants at December 31, 2004. The facility was repaid in March 2005.

BankAtlantic:
      In connection with the acquisition of Community, BankAtlantic assumed a $15.9 million mortgage-backed bond, valued at $14.3 million at the acquisition date. The bond had a $10.0 million outstanding balance at December 31, 2004. BankAtlantic had pledged $15.2 million of residential loans as collateral for this bond at December 31, 2004.
      In October 2002, BankAtlantic issued $22 million of floating rate subordinated debentures due 2012. The Subordinated Debentures pay interest quarterly at a floating rate equal to 3-month LIBOR plus 345 basis points and are redeemable after October 2007 at a price based upon then prevailing market interest rates. The net proceeds have been used by BankAtlantic for general corporate purposes. The subordinated debentures were issued by BankAtlantic in a private transaction as part of a larger pooled securities offering. The subordinated debentures currently qualify for inclusion in BankAtlantic’s total risk based capital.
      The development notes are the obligation of a real estate joint venture that was acquired in connection with the acquisition of Community. The notes are secured by construction of specific homes. The notes are with unrelated financial institutions with interest rates ranging from prime plus 0.75% to prime plus 1% with interest rate floors ranging from 5.00% to 5.75%. These notes mature in 2006. BankAtlantic’s wholly-owned subsidiary has a 50% interest in the real estate joint venture and effective January 1, 2003, the joint venture was included in the Company’s consolidated financial statements upon the implementation of FIN No. 46.

Indentures
      The Indentures relating to all of the Debentures (including those related to the junior subordinated debentures) contain certain customary covenants found in Indentures under the Trust Indenture Act, including covenants with respect to the payment of principal and interest, maintenance of an office or agency for administering the Debentures, holding of funds for payments on the Debentures in trust, payment by BankAtlantic Bancorp of taxes and other claims, maintenance by BankAtlantic Bancorp of its properties and its corporate existence and delivery of annual certifications to the Trustee.

Levitt:
      Levitt acquisition and development loan obligations at December 31, 2004 are secured by land acquisitions, construction and development of various communities located in Florida. These notes are with unrelated financial institutions and a total of $194.2 million are indexed to the prime rate or LIBOR rate of interest. Interest rates range from prime less 0.50% to prime plus 1.00% and LIBOR plus 2.00% to LIBOR plus 2.80%, and maturity dates ranging from January 2005 to June 2011.
      Levitt Corporation entered into a six month bridge loan agreement with a financial institution in October 2004 to temporarily fund Levitt’s purchase of an office building in Fort Lauderdale, Florida that Levitt

BFC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
currently intends to utilize as its principal executive offices upon expiration or termination of the lease of the existing tenant. The promissory note is interest only, payable monthly at Libor plus 1.50% and matures in March 2005.
      Levitt and Sons has a credit agreement with a financial institution to provide a $15.0 million line of credit. At December 31, 2004, Levitt and Sons had available credit of $15.0 million and had no amounts outstanding. The credit facility currently matures September 2006. On or before June 30th of each calendar year, the financial institution may at its sole discretion offer the option to extend the term of the loan for a one-year period. Levitt has pledged a first priority security interest on Levitt’s equity interest in Levitt and Sons to secure the loan.
      In connection with the development of certain of Levitt projects, community development or improvement districts have been established and may utilize bond financing to fund construction or acquisition of certain on-site and off-site infrastructure improvements performed by Levitt near or at these communities. The obligation to pay principal and interest on the bonds issued by the districts is assigned to each parcel within the district and a priority assessment lien may be placed on benefited parcels to provide security for the debt service. The bonds, including interest and redemption premiums, if any, and the associated priority lien on the property are typically payable, secured and satisfied by revenues, fees, or assessments levied on the property benefited. Levitt pays a portion of the revenues, fees, and assessments levied by the districts on the properties Levitt still owns that are benefited by the improvements. Levitt may also agree to pay down a specified portion of the bonds at the time of each unit or parcel closing.
      In accordance with Emerging Issues Task Force Issue 91-10 (“EITF 91-10”), Accounting for Special Assessments and Tax Increment Financing, Levitt records a liability, net of cash held by the districts available to offset the particular bond obligation, for the estimated developer obligations that are fixed and determinable and user fees that are required to be paid or transferred at the time the parcel or unit is sold to an end user. Levitt reduces this liability by the corresponding assessment assumed by property purchasers and the amounts paid by Levitt at the time of closing and transfer of the property. Interest is calculated and paid based upon the gross bond obligation.
      During the fourth quarter of 2003, a development district for the Tradition master-planned community issued $62.8 million of long-term assessment bonds to refinance $28.9 million of previously issued and outstanding bond anticipation notes and to provide financing for Phase I infrastructure development. The development district assesses property owners to fund debt service and the ultimate repayment of the bonds. Levitt is assessed based on its pro-rata ownership of the property in the district. Levitt’s pro-rata share of the assessment transfers to third party purchasers upon property sales. The assessments are projected to be levied beginning in 2005. In accordance with EITF 91-10, Levitt will recognize an expense for it’s pro rata portion of assessments, based upon its ownership of benefited property. As of December 31, 2004, Levitt owned approximately 66% of the property in the district.
      The Utility Revenue Refunding Bonds and Water Management Benefit Tax Bonds are other bonds of the development district that are not recorded on the books of Levitt. As an owner of property within the development district, Levitt is responsible until land parcels are sold for the payment of its pro rata share of tax assessments from the water management benefit tax bonds. Levitt recognized a tax assessment expense, based upon its pro rata share of taxes and assessments of approximately $241,000, $444,000 and $544,000 for the years ended December 31, 2004, 2003 and 2002, respectively. This expense is included in selling, general and administrative expenses in the accompanying consolidated statements of operations.
      Inter-company loans to Levitt from BankAtlantic were $8.6 million and $18.1 million at December 31, 2004 and 2003, respectively. Inter-company loans to Levitt from BankAtlantic Bancorp were $38.0 million and $43.5 million at December 31, 2004 and 2003, respectively. The above inter-company loans were eliminated in consolidation.

BFC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Some of Levitt’s borrowings contain covenants that, among other things, require it to maintain financial ratios and a minimum net worth. These covenants may have the effect of limiting the amount of debt that Levitt can incur in the future and restricting the payment of dividends to Levitt from its subsidiaries. At December 31, 2004, Levitt was in compliance with all loan agreement financial covenants.

BFC
      All mortgage payables and other borrowings are from unaffiliated parties. At December 31, 2003, the Company had a line of credit in the amount of $8.0 million requiring only interest payments at prime plus 1%. The line of credit matured in May 2004. In May 2004 the line of credit was extended until May 2, 2005 and the interest rate changed to LIBOR plus 280 basis points. In December 2004 the amount of the line of credit was increased to $14.0 million. The outstanding balance at December 31, 2004 and 2003 was $10.5 million and $6.0 million, respectively. 1,187,687 shares of BankAtlantic Bancorp Class A common stock and 491,097 Levitt shares of Class A commons stock owned by BFC are pledged as collateral.
      At December 31, 2004 and 2003, approximately $8.2 million and $8.4 million, respectively, of the mortgage payables related to real estate with an interest rate of 9.2% and maturity date in May 2007. At December 31, 2004 and 2003, approximately $544,000 and $625,000, respectively, of the mortgage payables related to mortgage receivables in connection with the sale of properties previously owned by the Company, with interest rates at 6% and maturity dates ranging from 2009 through 2010.
      Included in other liabilities at December 31, 2004 and 2003 is approximately $4.8 million and $4.9 million, respectively, representing amounts due in connection with the settlement of a class action litigation that arose in connection with exchange transactions that the Company entered into in 1989 and 1991.

15.	Income Taxes
      The provision for income taxes consisted of (in thousands):

	For the Years Ended December 31,

	2004	2003	2002

Continuing operations	$83,997	$44,166	$17,993
Discontinued operations	—	(517)	303
Extraordinary items	—	—	2,771
Cumulative effect of a change in accounting principle	—	—	(1,246)

Total provision for income taxes	$83,997	$43,649	$19,821

Continuing operations:
Current:
Federal	$56,616	$27,200	$18,934
State	9,487	4,287	633

	66,103	31,487	19,567

Deferred:
Federal	16,556	12,679	(878)
State	1,338	—	(696)

	17,894	12,679	(1,574)

Provision for income taxes	$83,997	$44,166	$17,993

BFC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The Company’s actual provision for income taxes from continuing operations differ from the Federal expected income tax provision as follows (dollars in thousands):

	For the Years Ended December 31,

	2004(1)		2003(1)		2002(1)

Income tax provision at expected federal income tax rate of 35%	$70,777	35.00%	$35,428	35.00%	$17,605	35.00%
Increase (decrease) resulting from:
Taxes related to subsidiaries not consolidated for income tax purposes	8,423	4.17%	5,788	5.72%	4,214	8.38%
Tax-exempt interest income	(1,817)	(0.90)%	(267)	(0.26)%	(275)	(0.55)%
Provision (benefit) for state taxes, net of federal effect	7,074	3.50%	3,991	3.94%	(370)	(0.74)%
Change in State tax valuation allowance	94	(0.05)%	(1,168)	(1.15)%	1,071	2.13%
Change in valuation allowance for deferred tax assets	—	—	(418)	(0.41)%	(3,479)	(6.92)%
Levitt spin-off nondeductible	90	0.04%	1,275	1.26%	—	—
Low income housing tax credits	(468)	(0.23)%	(555)	(0.55)%	(416)	(0.83)%
Other — net	(176)	(0.09)%	92	0.09%	(357)	(0.71)%

Provision for income taxes	$83,997	41.54%	$44,166	43.63%	$17,993	35.76%

(1)	Expected tax is computed based upon income (loss) before minority interest, discontinued operations, extraordinary items and cumulative effect of a change in accounting principle.

BFC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and tax liabilities were (in thousands):

	For the Years Ended December 31,

	2004	2003	2002

Deferred tax assets:
Provision for restructuring charges and write-downs	$267	$294	$191
Allowance for loans, REO, tax certificate losses and other reserves, for financial statement purposes	20,899	27,539	29,884
Federal and State net operating loss carry forward	22,621	9,277	10,498
Compensation expensed for books and deferred for tax purposes	3,530	3,754	3,915
Goodwill impairment for books in excess of tax amortization	—	—	1,086
Real estate held for development and sale capitalized costs for tax purposes in excess of amounts capitalized for financial statement purposes	7,100	6,891	7,554
Accumulated other comprehensive income	243	—	—
Other	5,788	4,896	4,642

Total gross deferred tax assets	60,448	52,651	57,770
Less valuation allowance	2,564	2,470	4,369

Total deferred tax assets	57,884	50,181	53,401

Deferred tax liabilities:
Subsidiary not consolidated for income tax purposes	48,273	36,006	30,541
Investment in Bluegreen	9,282	5,533	—
Deferred loan income	1,190	885	918
Change in investment of unconsolidated real estate subsidiary	—	—	1,762
Purchase accounting adjustments for bank acquisitions	1,920	2,229	1,356
Accumulated other comprehensive income	—	3,887	2,596
Prepaid pension expense	2,517	2,607	2,713
Depreciation for tax greater than book	2,278	—	—
Other	879	1,929	1,396

Total gross deferred tax liabilities	66,339	53,076	41,282

Net deferred tax asset (liability)	(8,455)	(2,895)	12,119
Plus (less) net deferred tax asset (liability) at beginning of period	2,895	(12,119)	3,916
Acquired net deferred tax asset, net of valuation allowance	595	—	(8,175)
Decrease in deferred tax liability from subsidiaries other capital transactions	3,650	776	(9)
(Decrease) increase in accumulated other comprehensive income	(369)	416	(1,145)
Decrease in deferred tax liability from BFC’s tax effect relating to exercise stock option	(11,016)	(550)	—

BFC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	For the Years Ended December 31,

	2004	2003	2002

Increase (decrease) in Levitt’s accumulated other comprehensive income	(1,291)	361	—
Increase (decrease) in BankAtlantic Bancorp accumulated other comprehensive income	(3,903)	1,019	(6,277)

(Provision) benefit for deferred income taxes	(17,894)	(12,993)	429
(Provision) benefit for deferred income taxes — discontinued operations	—	—	(380)
Reduction in deferred tax asset associated with GMS sale	—	314	—
Benefit for deferred income taxes — extraordinary item	—	—	2,771
Provision for deferred income taxes — cumulative effect of an accounting change	—	—	(1,246)

(Provision) benefit for deferred income taxes — continuing operations	$(17,894)	$(12,679)	$1,574

      Activity in the deferred tax valuation allowance was (in thousands):

	For the Years Ended
	December 31,

	2004	2003	2002

Balance, beginning of period	$2,470	$4,369	$7,682
Utilization of acquired tax benefits	—	(418)	(2,638)
Increase (reduction) in state deferred tax valuation allowance	94	(1,168)	230
Other decreases and reclassifications	—	(313)	(905)

Balance, end of period	$2,564	$2,470	$4,369

      Except as discussed below, BankAtlantic Bancorp’s management believes that it will have sufficient taxable income of the appropriate character in future years to realize the net deferred income tax asset. In evaluating the expectation of sufficient future taxable income, management considered the future reversal of temporary differences and available tax planning strategies that could be implemented, if required. A valuation allowance was required at December 31, 2004, 2003 and 2002 as it was management’s assessment that, based on available information, it is more likely than not that certain State net operating loss carry forwards (“NOL”) included in the Company’s deferred tax assets will not be realized. A change in the valuation allowance occurs if there is a change in management’s assessment of the amount of the net deferred income tax asset that is expected to be realized.
      At December 31, 2004, BankAtlantic Bancorp had NOL’s of $73 million for state tax purposes primarily associated with BankAtlantic Bancorp and Leasing Technology, Inc. BankAtlantic Bancorp files separate State income tax returns in each State jurisdiction. BankAtlantic Bancorp has incurred taxable losses during the past six years resulting from its debt obligations and Leasing Technology Inc. has incurred significant losses associated with its lease financing activities. As a consequence, BankAtlantic Bancorp’s management believes that it is more likely than not that the State NOL associated with these companies will not be realized.
      Prior to December 31, 1996, BankAtlantic was permitted to deduct from taxable income an allowance for bad debts which was in excess of the provision for such losses charged to income. Accordingly, at December 31, 2004, BankAtlantic Bancorp had $21.5 million of excess allowance for bad debts for which no provision for income tax has been provided. If, in the future, this portion of retained earnings is distributed, or

BFC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
BankAtlantic no longer qualifies as a bank for tax purposes, federal income tax of approximately $7.5 million would be owed.
      BankAtlantic Bancorp is not included in the Company’s consolidated tax return. At December 31, 2003, the Company (excluding BankAtlantic Bancorp and Levitt, which is included in BankAtlantic Bancorp’s 2003 consolidated tax return) had estimated state and federal net operating loss carry forwards as follows (in thousands):

Expiration Year	State	Federal

2006	$429	$—
2007	4,235	4,557
2008	2,332	3,322
2011	1,662	1,831
2012	669	984
2021	806	1,422
2022	824	1,515
2023	2,008	3,792
2024	18,252	34,457

	$31,217	$51,880

BFC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

16.	Employee Benefits Plan

BFC’s Stock Option Plan
      BFC’s Stock Option Plan provides for the grant of stock options to purchase shares of the Company’s Class B Common Stock. The plan provides for the grant of both incentive stock options and non-qualifying options. The exercise price of a stock option will not be less than the fair market value of the Common Stock on the date of the grant and the maximum term of the option is ten years. The following table sets forth information on all outstanding options:

	Class B
	Options
	Outstanding	Price per Share

Outstanding at December 31, 2001	8,656,402	$0.41 to $3.68
Issued	—
Exercised	(137,575)	$0.41 to $1.45
Forfeited	(14,040)	$2.14 to $2.14

Outstanding at December 31, 2002	8,504,787	$0.43 to $3.68
Issued	554,547	$1.84 to $1.84
Exercised	(605,222)	$0.43 to $0.47

Outstanding at December 31, 2003	8,454,112	$0.44 to $3.68
Issued	307,427	$7.68 to $8.40
Exercised	(3,521,419)	$0.44 to $3.68

Outstanding at December 31, 2004	5,240,120	$1.45 to $8.40
Exercisable at December 31, 2004	4,445,266	$1.45 to $8.40

Available for grant at December 31, 2004	—

      The weighted average exercise price of options outstanding at December 31, 2004, December 31, 2003 and 2002 was $2.63, $1.54 and $1.44, respectively. The weighted average price of options exercised was $.51 during 2004, $0.47 during 2003 and $1.05 during 2002.
      The adoption of FAS 123 under the fair value based method would have increased compensation expense by approximately $487,000, $355,000 and $177,000 for the years ended December 31, 2004, 2003 and 2002, respectively. The option model used to calculate the FAS 123 compensation adjustment was the Black-Scholes model with the following grant date fair values and assumptions:

	Number of				Risk Free	Expected		Expected
	Options	Grant Date	Type of	Exercise	Interest	Life	Expected	Dividend
Date of Grant	Granted	Fair Value	Grant	Price	Rate	(Years)	Volatility	Yield

07/01/97	473,801	$0.58	*	$1.45	5.80%	6.0	27.40%	0%
07/01/97	2,105,718	$0.53	NQ	$1.59	5.80%	6.0	27.40%	0%
01/13/98	1,474,018	$2.09	*	$3.68	5.53%	7.5	44.46%	0%
04/06/99	505,394	$1.78	*	$2.14	5.28%	7.5	92.21%	0%
02/07/03	547,525	$1.29	*	$1.84	4.50%	7.0	72.36%	0%
01/05/04	29,301	$4.68	*	$7.68	4.40%	7.5	53.36%	0%
07/28/04	262,501	$6.02	*	$8.40	4.61%	10.0	57.63%	0%
10/04/04	12,500	$4.32	*	$8.40	3.44%	5.0	56.06%	0%

BFC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

*	Both non-qualified and incentive stock options were granted.
      The employee turnover was considered to be none.
      The following table summarizes information about stock options outstanding at December 31, 2004:

		Options Outstanding		Options Exercisable

		Weighted-	Weighted-		Weighted-
		Average	Average		Average
	Number	Remaining	Exercise	Number	Exercise
Range of Exercise Prices	Outstanding	Contractual Life	Price	Exercisable	Price

$1.45 to $1.68	2,449,441	2.5 years	$1.57	2,449,441	$1.57
$1.68 to $2.52	1,030,294	6.3 years	$1.97	517,867	$2.11
$3.36 to $4.20	1,452,958	2.9 years	$3.68	1,452,958	$3.68
$7.68 to $8.40	307,427	9.4 years	$8.33	25,000	$8.40

	5,240,120	3.8 years	$2.63	4,445,266	$2.36

      The following table summarizes information about stock options outstanding at December 31, 2003:

		Options Outstanding		Options Exercisable

		Weighted-	Weighted-		Weighted-
		Average	Average		Average
	Number	Remaining	Exercise	Number	Exercise
Range of Exercise Prices	Outstanding	Contractual Life	Price	Exercisable	Price

$0.44 to $.84	3,435,393	.7 years	$0.45	3,435,393	$0.45
$.84 to $1.68	2,470,718	3.5 years	$1.57	2,470,718	$1.57
$1.68 to $2.52	1,052,923	7.2 years	$1.98	42,120	$1.84
$3.36 to $3.68	1,495,078	3.9 years	$3.68	1,495,078	$3.68

	8,454,112	2.9 years	$1.54	7,443,309	$1.48

      The following table summarizes information about stock options outstanding at December 31, 2002:

		Options Outstanding		Options Exercisable

		Weighted-	Weighted-		Weighted-
		Average	Average		Average
	Number	Remaining	Exercise	Number	Exercise
Range of Exercise Prices	Outstanding	Contractual Life	Price	Exercisable	Price

$0.43 to $.84	4,040,615	1.6 years	$0.46	4,040,615	$0.46
$.84 to $1.68	2,470,718	4.5 years	$1.57	2,470,718	$1.57
$1.68 to $2.52	498,376	6.2 years	$2.14	—	$—
$3.36 to $3.68	1,495,078	4.9 years	$3.68	1,495,078	$3.68

	8,504,787	3.3 years	$1.44	8,006,411	$1.40

BFC Profit Sharing Plan
      The Company has an employee’s profit sharing plan which provides for contributions to a fund of a defined amount, but not to exceed the amount permitted under the Internal Revenue Code as deductible expense. The provision charged to operations was approximately $50,000 for each of the years ended December 31, 2004, 2003 and 2002. Contributions are funded on a current basis.

BFC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

BankAtlantic Pension Plan:
      At December 31, 1998, BankAtlantic Bancorp froze its defined benefit pension plan (the “Pension Plan”). All participants in the Pension Plan ceased accruing service benefits beyond that date and became vested. BankAtlantic Bancorp is subject to future pension expense or income based on future actual plan returns and actuarial values of the Pension Plan obligations to employees.
      The following tables set forth the Pension Plan’s funded status and the minimum pension liability or prepaid pension cost included in the consolidated statements of financial condition at (in thousands):

	December 31,

	2004	2003

Projected benefit obligation at the beginning of the year	$23,094	$22,276
Interest cost	1,508	1,485
Actuarial loss	2,421	148
Benefits paid	(789)	(815)

Projected benefit obligation at end of year	$26,234	$23,094

	December 31,

	2004	2003

Fair value of the Pension Plan assets at the beginning of year	$23,927	$17,860
Actual return on the Pension Plan assets	1,959	6,132
Employer contribution	—	750
Benefits paid	(789)	(815)

Fair value of the Pension Plan assets as of actuarial date	$25,097	$23,927

	December 31,

	2004	2003

Actuarial present value of projected benefit obligation for service rendered to date	$(26,234)	$(23,094)
Pension Plan assets at fair value as of the actuarial date	25,097	23,927

(Unfunded) funded accumulated benefit obligation(1)	(1,137)	833
Unrecognized net loss (gain) from past experience different from that assumed and effects of changes in assumptions	7,661	5,924

Prepaid pension cost(2)	$6,524	$6,757

(1)	The measurement date for the accumulated benefit obligation was December 31, 2004 and 2003. The December 31, 2004 unfunded accumulated benefit obligation was recorded in other liabilities in the Company’s consolidated statement of financial condition.

(2)	The December 31, 2003 prepaid pension cost was recorded in other assets in the Company’s consolidated statement of financial condition. In 2004, the prepaid pension cost was reversed into other comprehensive income and a minimum pension liability was recorded for the unfunded accumulated benefit obligation.

BFC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      For the year ended December 31, 2004, BankAtlantic Bancorp recorded a minimum pension liability in other comprehensive income associated with the unfunded accumulated benefit obligation as follows (in thousands):

Amount

Change in prepaid pension cost in other assets	$(6,524)
Minimum pension liability in other liabilities	(1,137)
Change in deferred tax assets	2,758

Decrease in other comprehensive income	$(4,903)

      Net pension expense (benefit) includes the following components (in thousands):

	For the Years Ended December 31,

	2004	2003	2002

Service cost benefits earned during the period	$—	$—	$—
Interest cost on projected benefit obligation	1,508	1,485	1,424
Expected return on plan assets	(1,998)	(1,470)	(1,989)
Amortization of unrecognized net gains and losses	723	1,212	314
Net periodic pension expense (benefit)(1)	$233	$1,227	$(251)

(1)	Periodic pension expense (benefit) is included as an increase/decrease in compensation expense.
      The actuarial assumptions used in accounting for the Pension Plan were:

	For the Years Ended
	December 31,

	2004	2003	2002

Weighted average discount rate	6.00%	6.75%	6.75%
Rate of increase in future compensation levels	N/A	N/A	N/A
Expected long-term rate of return	8.50%	8.50%	9.00%
      Actuarial estimates and assumptions are based on various market factors and are evaluated on an annual basis, and changes in such assumptions may impact future pension costs. The discount rate assumption is based on rates of high quality corporate bonds, and the reduction in the discount rate at December 31, 2004 reflects historically low interest rate trends related to these bonds. Current participant data was used for the actuarial assumptions for each of the three years ended December 31, 2004. BankAtlantic Bancorp contributed $750,000 to the Pension Plan during the year ended December 31, 2003. BankAtlantic Bancorp did not make any contributions to the Pension Plan during the years ended December 31, 2004 and 2002. BankAtlantic Bancorp will not be required to contribute to the Pension Plan for the year ending December 31, 2005.

BFC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      BankAtlantic Bancorp’s pension plan weighted-average asset allocations at December 31, 2004 and 2003 by asset category are as follows:

	Pension Plan
	Allocation At
	December 31,

	2004	2003

Equity securities	76.62%	57.45%
Debt securities	21.57	38.13
Cash	1.81	4.42

Total	100.00%	100.00%

      The Pension Plan’s investment policies and strategies are to invest in mutual funds that are rated with at least a 3-star rating awarded by Morningstar at the initial purchase. If a fund’s Morningstar rating falls below a 3-star rating after an initial purchase, it is closely monitored to ensure that its under-performance can be attributed to market conditions rather than fund management deficiencies. Fund manger changes or changes in fund objectives could be cause for replacement of any mutual fund. The Pension Plan also maintains an aggressive growth investment category which includes investments in equity securities and mutual funds. Both public and private securities are eligible for this category of investment, but no more than 5% of total Pension Plan assets at the time of the initial investment may be invested in any one company. Beyond the initial cost limitation (5% at time of purchase), there will be no limitation as to the percentage that any one investment can represent if it is achieved through growth. As a means to reduce negative market volatility, and to invoke a sell discipline for concentrated positions, the Pension Plan has a strategy of selling call options against certain stock positions within the portfolio when considered timely. At December 31, 2004, 9.6% of the Pension Plan’s assets were invested in the aggressive growth category.
      The Pension Plan’s targeted asset allocation is 68% equity securities, 30% debt securities and 2% cash during the year ended December 31, 2005. A rebalancing of the portfolio takes place on a quarterly basis when there has been a 5% or greater change from the prevailing benchmark allocation.
      The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid (in thousands):

Pension
Expected Future Service	Benefits

2005	$821
2006	895
2007	920
2008	989
2009	1,180
Years 2010-2014	$7,297
      There are large increases in annual benefit payouts expected in 2009 and 2010 when four key employees reach normal retirement age.

BFC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

BankAtlantic 401(k) Plan:
      The table below outlines the terms of the Security Plus 401(k) Plan and the associated employer costs (dollars in thousands):

	For the Years Ended December 31,

	2004	2003	2002

Employee Salary Contribution Limit(1)	$13	$12	$11
Percentage of Salary Limitation	75%	75%	75%
Total Match Contribution(2)	$1,790	$1,558	$1,800
Vesting of Employer Match	Immediate	Immediate	Immediate

(1)	For the 2004, 2003 and 2002 plan year, employees over the age of 50 were entitled to contribute $16,000, $14,000 and $12,000, respectively.

(2)	The employer matched 100% of the first 3% of employee contributions and 50% of the next 2% of employee contributions.

BankAtlantic Profit Sharing Plan
      At January 1, 2003, BankAtlantic established the BankAtlantic Profit Sharing Stretch Plan (the “Plan”) for all employees of BankAtlantic and its subsidiaries. The profit sharing awards are paid in cash quarterly and are based on achieving specific performance goals. Included in compensation expense during the years ended December 31, 2004 and 2003 was $5.7 million and $3.6 million, respectively, of expenses associated with the Plan.

Ryan Beck Plans:

Retirement Plans
      As of December 31, 2004 and 2003, Ryan Beck maintains one retirement plan for eligible employees, the 401(k) Savings Plan. In 2002 Ryan Beck maintained two retirement plans for eligible employees, the 401(k) Savings Plan and the Money Purchase Pension Plan.
      Ryan Beck maintained a nonvoluntary Money Purchase Pension Plan to which Ryan Beck contributed in 2002, 5% of an employee’s eligible earnings, subject to certain limitations. Contributions to the Ryan Beck Money Purchase Pension Plan totaled $729,000 during the year ended December 31, 2002. The Ryan Beck Money Purchase Pension Plan was liquidated into the Ryan Beck 401(k) Savings Plan during 2003.
      Ryan Beck’s employees may contribute up to 25% of their eligible earnings, subject to certain limitations, to the 401(k) Savings Plan. In 2004 and 2003, Ryan Beck began an employer match of 50% on the first 6% of contributions for salaried employees. Additionally, Ryan Beck awarded an additional 2% and 1% of contributions for salaried employees as a discretionary match during 2004 and 2003, respectively. Included in employee compensation and benefits on the consolidated statement of operations was $1.6 million, $332,420 and $0 of expenses and employer contributions related to the 401(k) Savings Plan during the years ended December 31, 2004, 2003 and 2002, respectively.
      Effective January 1, 2004, the RB Holdings, Inc. Supplemental Executive Retirement Plan was established. Retirement benefits of $2.3 million under the plan are payable in equal monthly installments over 120 months commencing at retirement. Normal retirement is at age 60. If the participant retires early or has an involuntary termination without cause, or for good reason or change in control the participant shall be entitled to receive an amount equal to his/her retirement benefit multiplied by 10% for each year of participation in the Plan not to exceed 10 years.

BFC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Deferred Compensation Plans
      During the year ended December 31, 2002, Ryan Beck established the Ryan Beck & Co., Inc. Voluntary Deferred Compensation Plan for certain employees whereby the employee may elect to defer a portion of his or her compensation for a minimum of 3 years or until retirement. These contributions are fully vested. The obligations under the terms of this plan are not required to be funded. The obligations are unsecured general obligations to pay, in the future, the value of the deferred compensation, adjusted to reflect the performance of selected measurement options chosen by each participant. Ryan Beck has elected to invest in the mutual fund options chosen by the participants to manage the market risk of this obligation. For the years ended December 31, 2004, 2003 and 2002 the deferred compensation obligation payable under this plan totaled $17.0 million, $13.8 million and $9.7 million, respectively. During the year ended December 31, 2004 and 2003, Ryan Beck realized compensation expense of $3.1 million and $3.0 million, respectively, associated with the increase in the deferred compensation plan obligations. During the year ended December 31, 2002, Ryan Beck realized a $1.5 million reduction in compensation expense associated with the decrease in the plan obligation.
      During 2002, Ryan Beck amended the Ryan Beck & Co., Inc. Supplemental Bonus Plan whereby Ryan Beck may establish incentive deferred compensation which vests over multiple years. During the years ended December 31, 2004, 2003, and 2002, Ryan Beck awarded deferred bonuses under this Plan of $1.0 million, $0, and $1.5 million respectively. The 2002 awards vest and are payable 25% per year and the 2004 awards vest and are payable in three equal installments on the first business day in January 2006, 2007 and 2008.

2002 Retention Program
      In connection with the Gruntal transaction, a nonqualified deferred compensation plan was assumed by Ryan Beck covering select employees of Gruntal. Gruntal provided an annual contribution which would vest if the employee remained employed for ten years from the contribution date. All unvested amounts will vest no later than 2011. The Gruntal nonqualified deferred compensation plan was merged into the Ryan Beck & Co., Inc. Voluntary Deferred Compensation Plan during 2002.
      In July 2002, Ryan Beck established a retention plan for certain financial consultants, key employees and others. During 2003 Ryan Beck expanded this plan to recruit financial consultants. Pursuant to this plan the participants received forgivable notes of $8.0 million, $6.3 million and $10.5 million during the years ended December 31, 2004, 2003 and 2002, respectively. Each forgivable note will have a term of five years. A pro-rata portion of the principal amount of the note is forgiven each month over the five or seven year term. If a participant terminates employment with Ryan Beck prior to the end of the term of the Note, the outstanding balance becomes immediately due to Ryan Beck. Ryan Beck acquired $15.1 million of forgivable notes in connection with the Gruntal transaction. Included in other assets at December 31, 2004 and 2003 were $16.7 million and $15.1 million, respectively, of forgivable notes. Included in compensation expense for the year ended December 31, 2004, 2003 and 2002 was $5.4 million, $4.9 million and $3.7 million, respectively, of forgivable note amortization.
Levitt Plans:

Performance-Based Annual Incentive Plan
      On May 11, 2004, Levitt’s shareholders approved the Levitt Corporation 2004 Performance-Based Annual Incentive Plan. The purpose of the plan is to advance the interests of Levitt and its shareholders by providing certain key executives with annual incentive compensation which is tied to the achievement of performance goals. The amount accrued as of December 31, 2004 for payment under the plan was approximately $731,000, which is included in other liabilities in the accompanying statement of financial condition.

BFC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

401(k) Plan
      Levitt has a defined contribution plan established pursuant to Section 401(k) of the Internal Revenue Code. Employees that have completed three months of service and have reached the age of 18 are eligible to participate. During the years ended December 31, 2003 and 2002, Levitt’s employees participated the BankAtlantic Security Plus Plan and Levitt’s contributions amounted to $495,000 and $344,000 respectively. During the year ended December 31, 2004, Levitt’s employees participated in the Levitt Corporation Security Plus Plan and Levitt’s contributions amounted to $857,000. These amounts are included in selling, general and administrative expense in the accompanying consolidated statements of operations.

17.	Commitments and Contingencies
      The Company is a lessee under various operating leases for real estate and equipment extending to the year 2072. The approximate minimum future rentals under such leases, at December 31, 2004, for the periods shown are (in thousands):

Year Ending
December 31,	Amount

2005	$14,227
2006	12,595
2007	10,565
2008	8,511
2009	6,932
Thereafter	22,786

Total	$75,616

	For the Years Ended December 31,

	2004	2003	2002

	(In thousands)
BFC rent expense	$46	$31	$31

BankAtlantic Bancorp rental expense for premises and equipment	$18,885	$17,697	$16,327

Levitt rent expense	$1,281	$875	$435

BFC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Financial instruments with off-balance sheet risk were (in thousands):

	December 31,

	2004	2003

Commitments to sell fixed rate residential loans	$19,537	$12,962
Commitments to sell variable rate residential loans	6,588	3,740
Forward contract to purchase mortgage-backed securities	3,947	8,611
Commitments to purchase fixed rate residential loans	—	40,242
Commitments to purchase variable rate residential loans	40,015	3,500
Commitments to originate loans held for sale	21,367	14,271
Commitments to originate loans held to maturity	238,429	370,071
Commitments to extend credit, including the undisbursed portion of loans in process	1,170,191	1,034,467
Standby letters of credit	55,605	31,722
Commercial lines of credit	121,688	162,623
Commitment to acquire Benihana Preferred Stock	10,000	—
      Other than the Benihana Preferred Stock commitment, BFC did not directly have any financial instruments with off-balance sheet risk and the remaining instruments indicated above are those of our controlled entities, BankAtlantic Bancorp and Levitt and their affiliates and are all non-recourse to BFC.
      In the normal course of its business, BankAtlantic is a party to financial instruments with off-balance-sheet risk. These financial instruments include commitments to extend credit and to issue standby and documentary letters of credit. Those instruments involve, to varying degrees, elements of credit risk. BankAtlantic’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit written is represented by the contractual amount of those instruments. BankAtlantic uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.
      Commitments to extend credit are agreements to lend funds to a customer as long as there is no violation of any condition established in the commitment. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. BankAtlantic has $28.5 million of commitments to extend credit at a fixed interest rate and $1.4 billion of commitments to extend credit at a variable rate. BankAtlantic evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral required by BankAtlantic in connection with an extension of credit is based on management’s credit evaluation of the counter-party.
      Standby letters of credit are conditional commitments issued by BankAtlantic to guarantee the performance of a customer to a third party. BankAtlantic standby letters of credit are generally issued to customers in the construction industry guaranteeing project performance. These types of standby letters of credit had a maximum exposure of $36.7 million at December 31, 2004. BankAtlantic also issues standby letters of credit to commercial lending customers guaranteeing the payment of goods and services. These types of standby letters of credit had a maximum exposure of $18.9 million at December 31, 2004. Those guarantees are primarily issued to support public and private borrowing arrangements and generally have maturities of one year or less. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. BankAtlantic may hold certificates of deposit and residential and commercial liens as collateral for such commitments, which are collateralized, similar to other types of borrowings. Included in other liabilities at December 31, 2004 was $114,000 of unearned guarantee fees. There were no obligations recorded in the financial statements associated with these guarantees.

BFC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      BankAtlantic is required to maintain reserve balances with the Federal Reserve Bank. Such reserves consisted of cash and amounts due from banks of $51.3 million and $50.1 million at December 31, 2004 and 2003, respectively.
      As a member of the FHLB system, BankAtlantic is required to purchase and hold stock in the FHLB of Atlanta. As of December 31, 2004 BankAtlantic was in compliance with this requirement, with an investment of approximately $78.6 million in stock of the FHLB of Atlanta.
      BankAtlantic is taking steps to correct identified deficiencies in its compliance with the USA PATRIOT Act, anti-money laundering laws and the Bank Secrecy Act, and has been cooperating with regulators and other federal agencies concerning those deficiencies. BankAtlantic cannot predict whether or to what extent monetary or other penalties will be imposed by its regulators or other federal agencies relating to these compliance deficiencies. No amount has been recorded at December 31, 2004 in the accompanying financial statements relating to possible penalties from federal agencies.
      BankAtlantic Bancorp through its ownership of Ryan Beck, is subject to the risks of investment banking. Ryan Beck’s customers’ securities transactions are introduced on a fully disclosed basis to its clearing broker. The clearing broker carries all of the accounts of the customers of Ryan Beck and is responsible for execution, collection and payment of funds, and receipt and delivery of securities relative to customer transactions. Customers’ securities activities are transacted on a cash and margin basis. These transactions may expose Ryan Beck to off-balance-sheet risk, wherein the clearing broker may charge Ryan Beck for any losses it incurs in the event that customers may be unable to fulfill their contractual commitments and margin requirements are not sufficient to fully cover losses. As the right to charge Ryan Beck has no maximum amount and applies to all trades executed through the clearing broker. Ryan Beck believes there is no maximum amount assignable to this right. At December 31, 2004, Ryan Beck recorded liabilities of approximately $188,000 with regard to this right. Ryan beck has the right to pursue collection or performance from the counter parties who do not perform under their contractual obligations. Ryan Beck seeks to minimize this risk through procedures designed to monitor the creditworthiness of its customers and ensure that customer transactions are executed properly by the clearing broker.
      Ryan Beck, in its capacity as a market-maker and dealer in corporate and municipal fixed-income and equity securities, may enter into transactions in a variety of cash and derivative financial instruments in order to facilitate customer order flow and hedge market risk exposures. These financial instruments include securities sold, but not yet purchased and future contracts. Securities sold, but not yet purchased represent obligations of BankAtlantic Bancorp to deliver specified financial instruments at contracted prices, thereby creating a liability to purchase the financial instrument in the market at prevailing prices. Accordingly, these transactions result in off-balance-sheet risk as BankAtlantic Bancorp’s ultimate obligation may exceed the amount recognized in the Consolidated Statement of Financial Condition.
      Levitt is subject to obligations associated with entering into contracts for the purchase, development and sale of real estate in the routine conduct of its business. At December 31, 2004, Levitt had commitments to purchase properties for development of $208.3 million, of which approximately $107.6 million is subject to due diligence and satisfaction of certain requirements and conditions, as well as the obtaining of financing. At December 31, 2004, cash deposits of approximately $5.2 million secured Levitt’s commitments under these contracts.
      Levitt is obligated to fund homeowner association operating deficits incurred by its communities under development. This obligation ends upon turnover of the association to the residents of the community.
      At December 31, 2004, Levitt had outstanding surety bonds and letters of credit of approximately $43.3 million related primarily to its obligations to various governmental entities to construct improvements in the Levitt’s various communities. Levitt estimates that approximately $20.7 million of work remains to

BFC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
complete these improvements. Levitt does not believe that any outstanding bonds or letters of credit will likely be drawn upon.

18.	Regulatory Matters
      The Company is a unitary savings bank holding company that owns approximately 15% and 100%, respectively of the outstanding BankAtlantic Bancorp Class A and Class B Common Stock, in the aggregate representing approximately 22% of all the outstanding BankAtlantic Bancorp Common Stock. BankAtlantic Bancorp is the holding company for BankAtlantic Bank by virtue of its ownership of 100% of the outstanding BankAtlantic common stock. BFC is subject to regulatory oversight and examination by the OTS as discussed herein with respect to BankAtlantic Bancorp. BankAtlantic Bancorp is a unitary savings bank holding company subject to regulatory oversight and examination by the OTS, including normal supervision and reporting requirements. The Company is subject to the reporting and other requirements of the Securities Exchange Act of 1934 (the “Exchange Act”). BankAtlantic Bancorp is also subject to the reporting and other requirements of the Exchange Act.
      BankAtlantic’s deposits are insured by the FDIC for up to $100,000 for each insured account holder, the maximum amount currently permitted by law. BankAtlantic is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can cause regulators to initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on BankAtlantic’s financial statements. At December 31, 2004, BankAtlantic met all capital adequacy requirements to which it is subject and was considered a well capitalized institution.
      The OTS imposes limits applicable to the payment of cash dividends by BankAtlantic to BankAtlantic Bancorp, which are based on an institution’s regulatory capital levels and its net income. BankAtlantic is permitted to pay capital distributions during a calendar year that do not exceed its net income for the year plus its retained net income for the prior two years, without notice to, or the approval of, the OTS. At December 31, 2004, this capital distribution limitation was $78.8 million. During the years ended December 31, 2004, 2003 and 2002, BankAtlantic paid $15 million, $20 million and $22 million, respectively, of dividends to the BankAtlantic Bancorp.
      Ryan Beck paid $5 million in dividends to the Company during 2004. Future dividend payments by Ryan Beck will depend upon the results of operations, financial condition and capital requirements of Ryan Beck.
      Bank Atlantic’s actual capital amounts and ratios are presented in the table (dollars in thousands):

			For Capital		To Be Considered
	Actual		Adequacy Purposes		Well Capitalized

	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of December 31, 2004:
Total risk-based capital	$476,600	10.80%	$352,886	8.00%	$441,107	10.00%
Tier I risk-based capital	$405,482	9.19%	$176,443	4.00%	$264,664	6.00%
Tangible capital	$405,482	6.83%	$89,030	1.50%	$89,030	1.50%
Core capital	$405,482	6.83%	$237,413	4.00%	$296,766	5.00%
As of December 31, 2003:
Total risk-based capital	$447,967	12.06%	$297,208	8.00%	$371,509	10.00%
Tier I risk-based capital	$379,505	10.22%	$148,604	4.00%	$222,906	6.00%
Tangible capital	$379,505	8.52%	$66,802	1.50%	$66,802	1.50%
Core capital	$379,505	8.52%	$178,138	4.00%	$222,673	5.00%

BFC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Ryan Beck is subject to the net capital provision of Rule 15c3-1 under the Securities Exchange Act of 1934, which requires the maintenance of minimum net capital. Additionally, Ryan Beck, as a market maker, is subject to supplemental requirements of Rule 15c3-1(a)4, which provides for the computation of net capital to be based on the number of and price of issues in which markets are made by Ryan Beck, not to exceed $1.0 million. Ryan Beck’s regulatory net capital was approximately $35.3 million, which was $34.3 million in excess of its required net capital of $1.0 million at December 31, 2004.
      Ryan Beck operates under the provisions of paragraph (k)(2)(ii) of Rule 15c3-3 of the Securities and Exchange Commission as a fully disclosed introducing broker and, accordingly, customer accounts are carried on the books of the clearing broker. However, Ryan Beck safekeeps and redeems municipal bond coupons for the benefit of its customers. Accordingly, Ryan Beck is subject to the provisions of SEC Rule 15c3-3 relating to possession or control and customer reserve requirements and was in compliance with such provisions at December 31, 2004.

19.	Legal Proceedings
      Benihana of Tokyo, Inc., Individually and on behalf of Benihana, Inc., v. Benihana, Inc., et.al., Civil Action 550-N, In the Court of Chancery in the State of Delaware in and for New Castle County. On July 2, 2004, Benihana of Tokyo, Inc. a major shareholder of Benihana filed suit against Benihana, Inc., the members of the Benihana Board of Directors and BFC Financial Corporation, seeking to rescind BFC’s transaction with Benihana. Benihana of Tokyo, a major shareholder of Benihana, Inc., claims the transaction was created for the sole or primary purpose of diluting the stock interest of Benihana of Tokyo. It further claims that, in light of the relationship of certain members of the Benihana Board with BFC, the Benihana Board breached the fiduciary duties owed to the Benihana shareholders. The Complaint also alleges that through John Abdo, as a member of the Benihana Board and BFC’s Vice-Chairman, and Darwin Dornbush, as a member of the Benihana Board and a member of Levitt’s Board, BFC has aided and abetted in the Board’s breaches of fiduciary duty. Benihana has indicated it intends to vigorously contest the allegations. The terms of the agreement pursuant to which BFC acquired its interest in Benihana provides that Benihana is obligated to indemnify BFC against any losses, including attorneys’ fees, incurred by BFC including litigation arising out of its purchase.
      In the ordinary course of business, the Company and its subsidiaries are parties to other lawsuits as plaintiff or defendant involving its bank operations lending, tax certificates, securities sales, brokerage and underwriting, acquisitions and real estate development activities. Although the Company believes it has meritorious defenses in all current legal actions, the outcome of the various legal actions is uncertain. Management, based on discussions with legal counsel, believes results of operations or financial position will not be significantly impacted by the resolution of these matters.

BFC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

20.	Parent Company Financial Information
      BFC’s Condensed Statements of Financial Condition at December 31, 2004 and 2003, Condensed Statements of Operations and Condensed Statements of Cash Flows for each of the years in the three-year period ended December 31, 2004 are shown below:
Condensed Statements of Financial Condition
December 31, 2004 and 2003

	December 31,

	2004	2003

	(In thousands except
	share data)
ASSETS
Cash and cash equivalents	$1,520	$1,536
Securities available for sale, at market value	11,800	1,218
Investment in venture partnerships	971	626
Investment in BankAtlantic Bancorp, Inc.	103,125	91,869
Investment in Levitt Corporation	48,983	27,885
Investment in other subsidiaries	14,219	13,680
Loans receivable	3,364	4,175
Other assets	2,596	484

Total assets	$186,578	$141,473

LIABILITIES AND SHAREHOLDERS’ EQUITY
Mortgages payable and other borrowings	$10,483	$6,015
Other liabilities	23,816	23,234
Deferred income taxes	27,028	26,549

Total liabilities	61,327	55,798

Total shareholders’ equity	125,251	85,675

Total liabilities and shareholders’ equity	$186,578	$141,473

BFC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Condensed Statements of Operations
For Each of the Years in the Three Year Period Ended December 31, 2004

	For the Years Ended December 31,

	2004	2003	2002

	(In thousands)
Revenues	$3,514	$1,051	$763
Expenses	6,717	3,954	3,898

(Loss) before undistributed earnings from subsidiaries	(3,203)	(2,903)	(3,135)
Equity from earnings in BankAtlantic Bancorp	15,694	15,222	11,380
Equity from earnings in Levitt	10,265	—	—
Equity from loss in other subsidiaries	(311)	(1,583)	(633)

Income before income taxes	22,445	10,736	7,612
Provision for income taxes	8,215	3,714	2,420

Net income	14,230	7,022	5,192
5% Preferred Stock dividends	392	—	—

Net Income available to common shareholders	$13,838	$7,022	$5,192

Condensed Statements of Cash Flows
For Each of the Years in the Three Year Period Ended December 31, 2004

	For the Years Ended December 31,

	2004	2003	2002

	(In thousands)
Operating Activities:
Income (loss) from continuing operations	$14,230	$5,879	$(5,986)
Income from discontinued operations, net of tax	—	1,143	2,536
Income from extraordinary item, net of tax	—	—	23,749
Loss from cumulative effect of a change in accounting principle, net of tax	—	—	(15,107)
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Equity from earnings in BankAtlantic Bancorp	(15,694)	(15,222)	(11,380)
Equity from earnings in Levitt	(10,265)	—	—
Equity from (earnings) loss in other subsidiaries	(1,981)	1,583	633
Depreciation	50	10	24
Provision for deferred income taxes	8,216	3,646	2,556
Loss on investment securities	72	—	499
Gain from securities activities, net	—	(270)	—
Advances from other subsidiaries	208	444	503
(Increase) decrease in loans receivable	737	—	(2,991)
(Increase) decrease in other assets	(2,032)	274	49
Increase other liabilities	372	155	213

Net cash used in operating activities	$(6,087)	$(2,358)	$(4,702)

BFC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	For the Years Ended December 31,

	2004	2003	2002

	(In thousands)
Investing Activities:
Common stock dividends received from BankAtlantic Bancorp	1,924	1,686	1,581
Capital contribution to subsidiaries	(1,000)	—	—
Dividends from other subsidiaries	150	—	—
Distributions from venture partnerships	1,423	344	—
Decrease (increase) in securities available for sale	(10,000)	785	(173)

Net cash (used in) provided by investing activities	(7,503)	2,815	1,408

Financing Activities:
Borrowings	4,468	—	1,500
Issuance of preferred stock	14,988	—	—
Exercise stock options	1,791	—	—
Retirement of common stock	(7,281)	—	(319)
Issuance of common stock	—	282	204
Preferred stock dividends paid	(392)	—	—

Net cash provided by financing activities	13,574	282	1,385

Increase (decrease) in cash and cash equivalents	(16)	739	(1,909)
Cash and cash equivalents at beginning of period	1,536	797	2,706

Cash and cash equivalents at end of period	$1,520	$1,536	$797

Supplementary disclosure of non-cash investing and financing activities
Interest paid on borrowings	$357	$333	$302
Increase in securities available for sale resulting from venture partnerships distribution of its securities investment	—	—	506
Change in shareholders’ equity resulting from net change in other comprehensive income, net of taxes	(588)	662	(1,824)
Net increase (decrease) in shareholders’ equity from the effect of subsidiaries’ capital transactions, net of income taxes	5,812	(252)	(15)
Increase in shareholders’ equity for the tax effect related to the exercise of stock options	11,017	550	60
Levitt investment transfer from BankAtlantic Bancorp resulting from the spin-off transaction	—	27,885	—

BFC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

21.	Selected Quarterly Results (Unaudited)
      The following tables summarize the quarterly results of operations for the years ended December 31, 2004 and 2003 (in thousands except for per share data):

	First	Second	Third	Fourth
2004	Quarter	Quarter	Quarter	Quarter	Total

Revenues	$264,696	$289,684	$280,160	$332,061	$1,166,601
Costs and expenses	217,306	243,933	238,984	283,760	983,983

Income before income taxes and equity in earnings from unconsolidated subsidiaries	47,390	45,751	41,176	48,301	182,618
Equity in earnings from unconsolidated subsidiaries	5,811	5,023	5,888	2,881	19,603

Income before income taxes and minority interest	53,201	50,774	47,064	51,182	202,221
Provision for income taxes	22,207	21,938	19,113	20,739	83,997
Minority interest in income of consolidated subsidiaries	26,622	25,575	24,291	27,506	103,994

Net income	$4,372	$3,261	$3,660	$2,937	$14,230

Basic earnings per share from continuing operations	$0.18	$0.13	$0.14	$0.11	$0.57

Diluted earnings per share from continuing operations	$0.15	$0.11	$0.12	$0.09	$0.47

Basic weighted average number of common shares outstanding	23,824	24,195	24,215	24,507	24,183

Diluted weighted average number of common shares outstanding	27,706	27,795	27,761	27,892	27,806

BFC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The first quarter net income reflects the Company’s gain from the technology company litigation settlement. The litigation gain was partially offset by BankAtlantic Bancorp prepaying $108 million of FHLB advances.

	First	Second	Third	Fourth
2003	Quarter	Quarter	Quarter	Quarter	Total

Revenues	$191,693	$210,188	$197,034	$233,389	$832,304
Costs and expenses	169,387	187,885	172,786	211,234	741,292

Income before income taxes and equity in earnings from unconsolidated subsidiaries	22,306	22,303	24,248	22,155	91,012
Equity in (loss) earnings from unconsolidated subsidiaries	(114)	2,719	4,054	3,467	10,126

Income before income taxes, minority interest and discontinued operations	22,192	25,022	28,302	25,622	101,138
Provision for income taxes	9,190	10,588	11,995	12,393	44,166
Minority interest in income of consolidated subsidiaries	11,185	13,318	14,352	12,238	51,093

Income from continuing operations	1,817	1,116	1,955	991	5,879
Discontinued operations, net of taxes	83	754	306	—	1,143

Net income	$1,900	$1,870	$2,261	$991	$7,022

Basic earnings per share from continuing operations	$0.08	$0.05	$0.09	$0.04	$0.26
Basic earnings per share from discontinued operations	0.00	0.03	0.01	—	0.05

Basic earnings per share	$0.08	$0.08	$0.10	$0.04	$0.31
Diluted earnings per share from continuing operations	$0.07	$0.04	$0.07	$0.03	$0.21
Diluted earnings per share from discontinued operations	—	0.03	0.01	—	0.04

Diluted earnings per share	$0.07	$0.07	$0.08	$0.03	$0.25

Basic weighted average number of common shares outstanding	22,419	22,842	22,979	23,023	22,818

Diluted weighted average number of common shares outstanding	24,677	25,688	26,195	27,019	26,031

      The third and fourth quarter earnings were impacted by BankAtlantic Bancorp prepaying $185 million of FHLB advances in the third quarter and $140 million of FHLB advances in the fourth quarter incurring prepayment penalties of $2.0 million and $8.9 million, respectively. The discontinued operations reflect the operations of GMS. (See Note 2.)

BFC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

22.	Estimated Fair Value of Financial Instruments
      The information set forth below provides disclosure of the estimated fair value of the Company’s financial instruments presented in accordance with the requirements of Statement of Financial Accounting Standards No. 107, “Disclosures about Fair Value of Financial Instruments” (“FAS 107”).
      Management has made estimates of fair value that it believes to be reasonable. However, because there is no market for many of these financial instruments, management has no basis to determine whether the fair value presented would be indicative of the value negotiated in an actual sale. The Company’s fair value estimates do not consider the tax effect that would be associated with the disposition of the assets or liabilities at their fair value estimates.
      Fair values are estimated for loan portfolios with similar financial characteristics. Loans are segregated by category, and each loan category is further segmented into fixed and adjustable rate interest terms and by performing and non-performing categories.
      The fair value of performing loans, except residential mortgage and adjustable rate loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. The estimate of average maturity is based on BankAtlantic’s historical experience with prepayments for each loan classification, modified, as required, by an estimate of the effect of current economic and lending conditions. For performing residential mortgage loans, fair value is estimated by discounting contractual cash flows, which are adjusted for national historical prepayment estimates. The discount rate is based on secondary market sources and is adjusted to reflect differences in servicing and credit costs.
      Fair values of non-performing loans are based on the assumption that the loans are on a non-accrual status, discounted at market rates during a 24 month work-out period. Assumptions regarding credit risk are determined using available market information and specific borrower information.
      The book value of tax certificates approximates market value. The fair value of mortgage-backed and investment securities are estimated based upon a price matrix obtained from a third party or market price quotes.
      Under FAS 107, the fair value of deposits with no stated maturity, such as non-interest bearing demand deposits, savings and NOW accounts, and money market and checking accounts, is considered the same as book value. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using current rates offered by BankAtlantic for similar remaining maturities.
      The fair value of Federal Home Loan Bank stock is its carrying amount.
      The book value of securities sold under agreements to repurchase and federal funds purchased approximates fair value.
      The fair value of FHLB advances is based on discounted cash flows using rates offered for debt with comparable terms to maturity and issuer credit standing.
      The fair value of securities owned and securities sold but not yet purchased was based on dealer price quotations or price quotations from similar instruments traded.
      The fair values of subordinated debentures, junior subordinated debentures, trust preferred securities and notes payable were based on discounted value of contractual cash flows at a market. Carrying amounts of notes and mortgage notes payable that provide for variable interest rates approximate fair value, as the terms of the credit facilities require periodic market adjustment of interest rates. The fair value of the Company’s fixed rate indebtedness, including development bonds payable, was estimated using discounted cash flow analyses, based on the Company’s current borrowing rates for similar types of borrowing arrangements.

BFC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The following table presents information for the Company’s financial instruments at December 31, 2004 and 2003 (in thousands):

	December 31, 2004		December 31, 2003

	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value

Financial assets:
Cash and cash equivalents	$224,720	$224,720	$143,542	$143,542
Securities available for sale	749,001	749,001	360,442	360,442
Securities owned	125,443	125,443	124,565	124,565
Investment securities	317,891	317,416	192,706	192,706
Federal Home Loan Bank stock	78,619	78,619	40,325	40,325
Loans receivable including loans held for sale, net	4,561,073	4,568,883	3,611,612	3,620,487
Financial liabilities:
Deposits	$3,457,202	$3,451,853	$3,058,142	$3,062,565
Short term borrowings	362,002	362,002	120,874	120,874
Advances from FHLB	1,544,497	1,564,188	782,205	830,939
Securities sold but not yet purchased	39,462	39,462	37,813	37,813
Subordinated debentures, notes, mortgage notes and bonds payable	278,605	277,998	164,100	163,827
Junior subordinated debentures	263,266	265,955	263,266	257,647
      The carrying amount and fair values of BankAtlantic’s commitments to extend credit, standby letters of credit, financial guarantees and forward FHLB commitments are not significant. (See Note 17 for the contractual amounts of BankAtlantic’s financial instrument commitments).
Derivatives
      During the year ended December 31, 2000, BankAtlantic Bancorp entered into a forward contract to purchase the underlying collateral from a government agency pool of securities in May 2005. The underlying collateral is $8.6 million of five-year hybrid adjustable rate mortgage loans that will adjust annually after May 2005. The hybrid adjustable rate mortgage loans are loans in which the rate at inception remains fixed for five years and then adjusts to a spread over the U.S. Treasury note annually thereafter. The forward contract was held for trading purposes and recorded at fair value with changes in fair value included in earnings.
      During the year ended December 31, 2002, BankAtlantic Bancorp utilized interest rate swaps to manage its interest rate risk. The Company entered into callable time deposits with its customers and entered into callable interest rate swaps. BankAtlantic Bancorp designated these callable interest rate swaps as fair value hedges. During the year ended December 31, 2003, interest rate swap contracts with a notional amount of $33 million were called by the counter-party, resulting in BankAtlantic Bancorp redeeming $33 million of fixed rate time deposits. BankAtlantic Bancorp’s loss on the termination of the interest rate swaps was offset by a corresponding gain on the call of the time deposits. There were no interest rate swaps outstanding at December 31, 2004 and 2003.
      BankAtlantic Bancorp also created cash flow hedges by entering into interest rate swap contracts to hedge the variable cash flows relating to forecasted interest payments on certain variable rate FHLB advances. The changes in fair value of the interest rate swap contracts designated as cash flow hedges were recorded in other comprehensive income and the receivables and payables from the swap contracts were recorded as an adjustment to interest expense in the Company’s statement of operations for the year ended December 31,

BFC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
2002. BankAtlantic Bancorp terminated the above mentioned interest rate swap contracts with a notional amount of $75 million during the year ended December 31, 2003 and recognized a $1.9 million loss included in other income in the Company’s statement of operations.
      Commitments to originate residential loans held for sale and to sell residential loans are derivatives. The fair value of these derivatives was not included in the Company’s financial statements as the amount was not considered significant. These derivatives relate to a loan origination program with an independent mortgage company whereby, the mortgage company purchases the originated loans from BankAtlantic 14 days after the funding date at a price negotiated quarterly for all loans sold during the quarter.

23.	Earnings (Loss) per Share
      The Board of Directors of the Company declared stock splits effected in the form of a 15% stock dividend to holders of record on June 3, 2003 and a 25% stock dividend to each holders of record on November 17, 2003, February 20, 2004, May 17, 2004 and March 7, 2005, payable in shares of the Company’s Class A Common Stock for each share of the outstanding Class A and Class B Common Stock. Where appropriate, amounts throughout this report have been adjusted to reflect the stock splits.
      The Company has two classes of common stock outstanding. The two-class method is not presented because the Company’s capital structure does not provide for different dividend rates or other preferences, other than voting rights, between the two classes. The number of options considered outstanding shares for diluted earnings per share is based upon application of the treasury stock method to the options outstanding as of the end of the period. I.R.E. Realty Advisory Group, Inc. (“RAG”) owns 4,764,282 to confirm of BFC Financial Corporation’s Class A Common Stock and 500,000 shares of BFC Financial Corporation Class B Common Stock. Because the Company owns 45.5% of the outstanding common stock of RAG, 2,165,367 shares of Class A Common Stock and 227,250 shares of Class B Common Stock are eliminated from the number of shares outstanding for purposes of computing earnings per share.
      The following reconciles the numerators and denominators of the basic and diluted earnings per share computation for the years ended December 31, 2004, 2003 and 2002.

	For the Year Ended December 31,

	2004	2003	2002

	(In thousands,
	except per share data)
Basic earnings per share
Numerator:
Income from continuing operations	$14,230	$5,879	$(5,986)
Less: Preferred stock dividends	392	—	—

Income available to common shareholders	13,838	5,879	(5,986)
Discontinued operations, net of taxes	—	1,143	2,536
Extraordinary item, net of taxes	—	—	23,749
Cumulative effect of a change in accounting principle, net of taxes	—	—	(15,107)

Net income available to common shareholders	$13,838	$7,022	$5,192

BFC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	For the Year Ended December 31,

	2004	2003	2002

	(In thousands,
	except per share data)
Denominator:
Weighted average number of common shares outstanding	26,576	25,211	24,847
Eliminate RAG weighted average number of common shares	(2,393)	(2,393)	(2,393)

Basic weighted average number of common shares outstanding	24,183	22,818	22,454

Basic earnings per share:
Earnings per share from continuing operations	$0.57	$0.26	$(0.27)
Earnings per share from discontinued operations	—	0.05	0.11
Earnings per share from extraordinary item	—	—	1.06
(Loss) earnings per share from cumulative effect of a change in accounting principle	—	—	(0.67)

Basic earnings per share	$0.57	$0.31	$0.23

Diluted earnings per share
Numerator
Income available to common shareholders	$13,838	$5,879	$(5,986)
Effect of securities issuable by subsidiaries	(780)	(505)	(206)

Income available after assumed dilution	$13,058	$5,374	$(6,192)

Discontinued operations, net of taxes	$—	$1,143	$2,536
Effect of securities issuable by subsidiaries	—	(17)	(56)

Discontinued operations, net of taxes after assumed dilution	$—	$1,126	$2,480

Extraordinary items, net of taxes	$—	$—	$23,749
Effect of securities issuable by a subsidiary	—	—	(511)

Extraordinary items, net of taxes after assumed dilution	$—	$—	$23,238

Cumulative effect of a change in accounting principle, net of taxes	$—	$—	$(15,107)
Effect of securities issuable by a subsidiary	—	—	325
Cumulative effect of a change in accounting principle, net of taxes after assumed dilution	$—	$—	$(14,782)

Net income available after assumed dilution	$13,058	$6,500	$4,744

Denominator
Weighted average number of common shares outstanding	26,576	25,211	24,847
Eliminate RAG weighted average number of common shares	(2,393)	(2,393)	(2,393)
Common stock equivalents resulting from stock-based compensation	3,623	3,213	—

Diluted weighted average shares outstanding	27,806	26,031	22,454

BFC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	For the Year Ended December 31,

	2004	2003	2002

	(In thousands,
	except per share data)
Diluted earnings per share
Earnings per share from continuing operations	$0.47	$0.21	$(0.28)
Earnings per share from discontinued operations	—	0.04	0.11
Earnings per share from extraordinary items	—	—	1.04
Loss per share from cumulative effect of a change in accounting principle	—	—	(0.66)

Diluted earnings per share	$0.47	$0.25	$0.21

24.	Certain Relationships and Related Party Transactions
      Alan B. Levan, President and Chairman of the Board of the Company also serves as Chairman of the Board and Chief Executive Officer of BankAtlantic Bancorp and BankAtlantic. Alan B. Levan is also Chairman of the Board of Bluegreen and Levitt. John E. Abdo, Vice Chairman of the Board of the Company also serves as Vice Chairman of the Board of Directors of BankAtlantic Bancorp, BankAtlantic, Levitt and Bluegreen and is President of Levitt. Glen R. Gilbert, Executive Vice President of the Company also serves as Senior Executive Vice President and Secretary of Levitt.
      These executive officers separately receive compensation from our affiliates for services rendered for such affiliates.
      The BankAtlantic Bancorp, BFC, Levitt and Bluegreen share various office premises and employee services, pursuant to the arrangements described below.
      During 2004, BankAtlantic Bancorp maintains service arrangements with BFC and Levitt, pursuant to which BankAtlantic Bancorp provided the following back-office support functions to Levitt and BFC: human resources, risk management, project planning, system support and investor and public relation services. BankAtlantic Bancorp received compensation for such services on a percentage of cost basis. Additionally, BankAtlantic Bancorp rents office space to Levitt and BFC on a month-to-month basis and receives rental payments based on market rates. These amounts were eliminated in the Company’s statement of operations.
      The table below shows the service fees and rent payments from BFC and Levitt to BankAtlantic Bancorp for office space rent and back-office support functions for the year ended December 31, 2004 (in thousands):

	BFC	Levitt	Total

Service fees and rent to BankAtlantic Bancorp	$127,327	$499,000	$627,327

      The following table sets forth the Company’s management fees in connection with providing general and administrative services to Levitt for the years ended December 31, 2004, 2003 and 2002 consisted of (in thousands):

	For the Years Ended
	December 31,

	2004	2003	2002

Levitt	$311	$213	$170

Other affiliates	$10	$10	$41

      In connection with the spin-off of Levitt as of December 31, 2003, BankAtlantic Bancorp converted an outstanding $30.0 million demand note owed by Levitt to BankAtlantic Bancorp to a five year term note with

BFC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
interest only payable monthly initially at the prime rate and thereafter at a prime rate plus increments of an additional 0.25% every six months. Prior to the spin-off, BankAtlantic Bancorp transferred its 4.9% ownership interest in Bluegreen Corporation to Levitt in exchange for a $5.5 million note and additional shares of Levitt common stock (which additional shares were distributed as part of the spin-off transaction.) The note was repaid in May 2004. Additionally, prior to the spin-off, Levitt declared an $8.0 million dividend to BankAtlantic Bancorp payable in the form of a five year note with the same payment terms as the $30.0 million note described above. The outstanding balance of these notes at December 31, 2004 and 2003 was $38.0 million. BankAtlantic also has $8.6 million and $18.1 million of construction loans to Levitt secured by land and improvements at December 31, 2004 and 2003, respectively. The total interest income to BankAtlantic Bancorp and BankAtlantic for the year ended December 31, 2004 and 2003 was $2.4 million and $2.3 million related to loans to Levitt. The outstanding balance of these notes and related interest were not included in the Company’s financial statements as those amounts were eliminated in consolidation. At December 31, 2003, Levitt’s investment in real estate joint ventures included BankAtlantic’s loans of approximately $23.2 million at December 31, 2003. In January 2004, a joint venture loan due to BankAtlantic was repaid in connection with the sale of the joint venture project. During the year ended December 31, 2003, BankAtlantic paid a subsidiary of Levitt a $540,000 management fee to operate and sell a residential construction property acquired by BankAtlantic through foreclosure. The property was sold to an unrelated developer during the fourth quarter of 2003.
      BFC, Levitt and several technology venture partnerships that BFC has controlling interests maintain cash balances at BankAtlantic amounting to $39.6 million as of December 31, 2004. The interest in connection with the above accounts of approximately $251,000 and the cash balances were not included in the Company’s financial statements as those amounts were eliminated in consolidation.
      During 1999 and 2000, the Company (without consideration of BankAtlantic Bancorp) acquired interests in unaffiliated technology entities. During 2000 and 2001, the Company’s interests in the technology entities were transferred at the Company’s cost to specified asset limited partnerships. Subsidiaries of the Company are the controlling general partners of these venture partnerships, and therefore, they are consolidated in the Company’s financial statements. The general partners are limited liability companies of which the members are: BFC Financial Corporation — 57.5%, John E. Abdo — 13.75%; Alan B. Levan — 9.25%; Glen R. Gilbert — 2.0% and John E. Abdo, Jr. — 17.5%. At December 31, 2003, the Company’s net investment in these partnerships was $626,000.
      In connection with the venture partnerships described above, Alan Levan and John Abdo each borrowed $500,000 from the Company on a recourse basis and Glen Gilbert, Executive Vice President, and Earl Pertnoy, a director of the Company each borrowed $50,000 on a non-recourse basis to make their investments. Subsequently, on July 16, 2002, John Abdo borrowed an additional $3.0 million from the Company on a recourse basis. All borrowings bear interest at the prime rate plus 1% and are, except for the Abdo borrowing, is payable interest only annually with the entire balance due in February 2006. The Abdo borrowing requires monthly interest payments, is due on demand and is secured by 2,127,470 shares of BFC Class A Common Stock and 370,750 shares of BFC Class B Common Stock. Amounts outstanding at December 31, 2004 are $0 from Mr. Levan, $3,282,758 from Mr. Abdo, $19,151 from Mr. Gilbert and $24,854 from Mr. Pertnoy.
      An affiliated limited partnership, BankAtlantic Bancorp and affiliates of the Company were investors in a privately held technology company located in Boca Raton, Florida. The affiliated limited partnership invested $2 million in 219,300 shares in the technology company’s common stock, which shares were acquired in October 2000 at a price per share of $9.12. At December 31, 2001, the carrying value of this investment by the limited partnership had been written down to $4.95 per share and in 2002, based on its performance, the technology company was written off entirely by the Company and BankAtlantic Bancorp. BankAtlantic Bancorp invested $15 million in 3,033,386 shares of the technology company’s common stock in cash and by issuance to the technology company of 848,364 shares of BankAtlantic Bancorp Class A Common Stock.

BFC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
BankAtlantic Bancorp’s shares in the technology company were acquired in October 1999 at an average price per share of $4.95. Both Alan B. Levan and John E. Abdo became directors of the technology company in connection with the investment. Alan B. Levan owned or controlled direct and indirect interests in an aggregate of 286,709 shares of the technology company common stock, purchased at an average price per share of $8.14 and Mr. John E. Abdo owned or controlled direct and indirect interests in an aggregate of 368,408 shares of the technology company common stock purchased at an average price per share of $7.69. Jarett Levan, a director of BankAtlantic Bancorp and Executive Vice President of BankAtlantic, and Bruno DiGiulian, a director of BankAtlantic Bancorp had a 0.15% and 0.7% ownership interest, respectively, in the limited partnership. BFC and its affiliates collectively owned approximately 7% of the technology company’s outstanding common stock at December 31, 2003. During 2001, Mr. Levan and Mr. Abdo resigned from the Board of Directors of the technology company and initiated a lawsuit on behalf of the Company and others against the founder of the technology company, personally, regarding his role. In early 2003, the technology company initiated a lawsuit against BankAtlantic Bancorp seeking to have a restrictive legend on its BankAtlantic Bancorp’s Class A Common Stock removed. In March 2004, the technology company settled the lawsuit with the Company and it affiliates resulting in the Company recognizing a $24 million litigation settlement gain.
      BankAtlantic Bancorp and its subsidiaries utilized certain services of Ruden, McClosky, Smith, Schuster & Russell, P.A. (“Ruden, McClosky”), a law firm to which Bruno DiGiulian is of counsel. BankAtlantic paid fees aggregating $239,000 and $110,000 and $30,000 were paid by Ryan Beck to Ruden, McClosky in 2003 and none in 2004. In addition, fees aggregating $845,000 were paid to Ruden, McClosky by Levitt in 2003 prior to the spin off of Levitt from BankAtlantic Bancorp. In 2002, fees aggregating $1.0 million were paid to the law firm by BankAtlantic and Levitt Corporation. Ruden, McClosky also represents Alan B. Levan and John E. Abdo with respect to certain other business interests.
      Since 2002, Levitt has utilized certain services of Conrad & Scherer, a law firm in which William R. Scherer, a member of the Levitt’s Board of Directors, is a member. Levitt paid fees aggregating $110,00, $79,000 and $364,000 to this firm during the years ended December 31, 2004, 2003 and 2002, respectively.
      Certain of the Company’s affiliates, including its executive officers, have independently made investments with their own funds in both public and private entities in which the Company holds investments.
      The Company has a 49.5% interest and affiliates and third parties have a 50.5% interest in a limited partnership formed in 1979, for which the Company’s Chairman serves as the individual General Partner. The partnership’s primary asset is real estate subject to net lease agreements. The Company’s cost for this investment, approximately $441,000, was written off in 1990 due to the bankruptcy of the entity leasing the real estate. During each of the years 2004 and 2003, the Company received distributions of approximately $25,000 from the partnership.
      Florida Partners Corporation owns 133,314 shares of the Company’s Class B Common Stock and 1,270,294 confirm shares of the Company’s Class A Common Stock. Alan B. Levan may be deemed to beneficially be the principal shareholder and is a member of the Board of Florida Partners Corporation. Glen R. Gilbert, Executive Vice President and Secretary of the Company holds similar positions at Florida Partners Corporation.
      Included in BFC’s other assets at December 31, 2004 and 2003 were approximately $101,000 and $138,000, respectively, due from affiliates.

25.	Segment Reporting
      Operating segments are components of an enterprise about which separate financial information is available that is regularly reviewed by the chief operating decision maker in assessing performance and deciding how to allocate resources. Reportable segments consist of one or more operating segments with

BFC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
similar economic characteristics, products and services, production processes, type of customer, distribution system and regulatory environment. The activities of reportable segments exclude discontinued operations, extraordinary gains (losses) and income (loss) from changes in accounting principles.
      The information provided for Segment Reporting is based on internal reports utilized by management. The presentation and allocation of interest expense and overhead and the net contribution for the operating segments may not reflect the actual economic costs, contribution or results of operations of the segments as stand alone businesses. If a different basis of allocation were utilized, the relative contributions of the segments might differ but the relative trends in segments would, in management’s view, likely not be impacted.
      As of January 1, 2004, the Company implemented a new internal reporting methodology for evaluating our reportable segment performance. As a result, the Company is currently organized into three reportable segments: Financial Services, Homebuilding and Real Estate Development and Other Operations.
      The following summarizes the aggregation of the Company’s operating segments into reportable segments:

Financial Services
      Financial Services division consists of BankAtlantic Bancorp and its subsidiaries’ operations. Financial Services activities consist of a broad range of banking operations including investments, tax certificates, residential loans purchased, CRA lending, real estate capital services, commercial lending, commercial deposits, consumer and small business lending, ATM operations and branch banking. Also included in Financial Services is a broad range of investment banking and brokerage operations.

Homebuilding and Real Estate Development
      Homebuilding and Real Estate Development division consists of Levitt and its subsidiaries’ operations including Levitt’s investment in Bluegreen. Homebuilding and real estate development are centered around homebuilding, land development of master planned communities, commercial real estate development and investments in other real estate ventures.

Other Operations
      Other Operations results includes of BFC’s real estate owned; loans receivable that relate to previously owned properties; other securities and investments; BFC’s overhead and interest expense and the financial results of venture partnerships which BFC controls. Segment results do not reflect the Company’s equity from earnings in BankAtlantic Bancorp or Levitt, but include the provision for income taxes relating to the tax effect of the Company’s earnings from BankAtlantic Bancorp and Levitt. BankAtlantic Bancorp and Levitt are consolidated in our financial statements, as described earlier.
      The accounting policies of the segments are generally the same as those described in the summary of significant accounting policies. Inter-company loans, interest income and interest expense and management and consulting fees are eliminated for consolidated presentation. The Company evaluates segment perform-

BFC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
ance based on net income after tax. The table below reflects the Company’s consolidated data of our business segments for the three years ended December 31, 2004 (in thousands):

		Homebuilding		Adjusting
	Financial	and Real Estate	Other	and
2004	Services	Development	Operations	Eliminations	Total

Revenues:
Sales of real estate	$—	$549,652	$—	$—	$549,652
Interest and dividend income	260,555	1,338	680	(2,625)	259,948
Investment banking	227,949	—	—	(280)	227,669
Other income	116,355	8,078	5,837	(938)	129,332

	604,859	559,068	6,517	(3,843)	1,166,601

Costs and Expenses:
Cost of sale of real estate	—	406,274	—	(2,374)	403,900
Interest expense, net	87,722	259	1,171	(251)	88,901
Recovery for loan losses	(5,109)	—	—	—	(5,109)
Other expenses	412,053	78,269	7,187	(1,218)	496,291

	494,666	484,802	8,358	(3,843)	983,983

	110,193	74,266	(1,841)	—	182,618
Equity in earnings from unconsolidated Subsidiaries	485	19,118	—	—	19,603

Income before income taxes	110,678	93,384	(1,841)	—	202,221
Provision for income taxes	39,910	36,022	8,065	—	83,997

Income (loss) from continuing operations before minority interest	70,768	57,362	(9,906)	—	118,224
Minority interest in income of consolidated subsidiaries	55,074	47,098	1,822	—	103,994

Income (loss) from continuing operations	15,694	10,264	(11,728)	—	14,230

Total assets at December 31, 2004	$6,356,777	$678,467	$26,596	$(106,993)	$6,954,847

BFC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

		Homebuilding		Adjusting
	Financial	and Real Estate	Other	and
2003	Services	Development	Operations	Eliminations	Total

Revenues:
Sales of real estate	$—	$283,058	$—	$—	$283,058
Interest and dividend income	261,849	863	390	(1,228)	261,874
Investment banking	207,788	—	—	—	207,788
Other income	73,501	4,765	1,532	(214)	79,584

	543,138	288,686	1,922	(1,442)	832,304

Costs and Expenses:
Cost of sale of real estate	—	209,431	—	—	209,431
Interest expense, net	113,217	233	1,163	(1,228)	113,385
Recovery for loan losses	(547)	—	—	—	(547)
Other expenses	368,872	43,718	6,646	(213)	419,023

	481,542	253,382	7,809	(1,441)	741,292

	61,596	35,304	(5,887)	(1)	91,012
Equity in earnings from unconsolidated Subsidiaries	425	7,916	—	1,785	10,126

Income before income taxes	62,021	43,220	(5,887)	1,784	101,138
Provision for income taxes	23,424	16,400	3,714	628	44,166

Income (loss) from continuing operations before minority interest	38,597	26,820	(9,601)	1,156	56,972
Minority interest in income of consolidated subsidiaries	31,709	20,785	(1,401)	—	51,093

Income (loss) from continuing operations	6,888	6,035	(8,200)	1,156	5,879

Total assets at December 31, 2003	$4,831,549	$393,505	$14,388	$(103,207)	$5,136,235

BFC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

		Homebuilding		Adjusting
	Financial	and Real Estate	Other	and
2002	Services	Development	Operations	Eliminations	Total

Revenues:
Sales of real estate	$—	$207,808	$—	$—	$207,808
Interest and dividend income	303,387	1,259	354	(300)	304,700
Investment banking	130,738	—	—	—	130,738
Other income	58,519	3,014	1,161	(179)	62,515

	492,644	212,081	1,515	(479)	705,761

Costs and Expenses:
Cost of sale of real estate	—	159,675	—	—	159,675
Interest expense, net	148,891	389	1,153	1,445	151,878
Provision for loan losses	14,077	—	—	—	14,077
Other expenses	302,768	31,670	4,791	(72)	339,157

	465,736	191,734	5,944	1,373	664,787

	26,908	20,347	(4,429)	(1,852)	40,974
Equity in earnings from unconsolidated Subsidiaries	1,293	5,419	—	2,615	9,327

Income before income taxes	28,201	25,766	(4,429)	763	50,301
Provision for income taxes	9,051	6,254	2,420	268	17,993

Income (loss) from continuing operations before minority interest	19,150	19,512	(6,849)	495	32,308
Minority interest in income of consolidated subsidiaries	23,853	15,102	(661)	—	38,294

Income (loss) from continuing operations	(4,703)	4,410	(6,188)	495	(5,986)

Total assets at December 31, 2002	$5,125,550	$295,461	$18,118	$(23,196)	$5,415,933

      The changes in the carrying amount of goodwill for the year ended December 31, 2004 was as follows (in thousands):

		Homebuilding
	Financial	and Real Estate
	Services	Development	Total

Balance as of December 31, 2003	$76,674	$—	$76,674
Bowden acquisition	—	1,307	1,307

Balance as of December 31, 2004	$76,674	$1,307	$77,981

26.	Shareholders’ Equity
      On February 7, 2005, the Company amended Article IV Article V and Article VI of its Articles of Incorporation to increase authorized number of shares of the Company’s Class A Common Stock, par value $.01 per share from 20 million shares to 70 million shares. The Amendment was approved by the written

BFC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
consent of the holders of shares of the Company’s Class A Common Stock and Class B Common Stock representing a majority of the votes entitled to be cast by all shareholders on the Amendment.
      The Company’s Articles of Incorporation authorize the Company to issue both a Class A Common Stock, par value $.01 per share, and a Class B Common Stock, par value $.01 per share. On May 22, 2002, the Company’s Articles of Incorporation were amended to, among other things, grant holders of the Company’s Class A Common Stock one vote for each share held, which previously had no voting rights except under limited circumstances provided by Florida law, with all holders of Class A Common Stock possessing in the aggregate 22% of the total voting power. Holders of Class B Common Stock have the remaining 78% of the total voting power. When the number of shares of Class B Common Stock outstanding decreases to 1,800,000 shares, the Class A Common Stock aggregate voting power will increase to 40% and the Class B Common Stock will have the remaining 60%. When the number of shares of Class B Common Stock outstanding decreases to 1,400,000 shares, the Class A Common Stock aggregate voting power will increase to 53% and the Class B Common Stock will have the remaining 47%. Also, each share of Class B Common Stock is convertible at the option of the holder thereof into one share of Class A Common Stock.
      The Company’s Articles of Incorporation authorize the issuance of up to 10 million shares of $.01 par value preferred stock. The Board of Directors has the authority to divide the authorized preferred stock into series or classes having the relative rights, preferences and limitations as may be determined by the Board of Directors without the prior approval of shareholders. The Board of Directors has the power to issue this preferred stock on terms that would create a preference over the Company’s Common Stock with respect to dividends, liquidation and voting rights. No further vote of security holders would be required prior to the issuance of the shares. During 2004. 15,000 shares of 5% cumulative convertible preferred stock were issued with a stated valued of $1,000 per share.
      On January 10, 1997, the Company’s Board of Directors adopted a Shareholder Rights Plan. As part of the Rights Plan, the Company declared a dividend distribution of one preferred stock purchase right (the “Right”) for each outstanding share of BFC’s Class B Common Stock to shareholders of record on January 21, 1997. Each Right will become exercisable only upon the occurrence of certain events, including the acquisition of 20% or more of BFC’s Class B Common Stock by persons other than the existing control shareholders (as specified in the Rights Plan), and will entitle the holder to purchase either BFC stock or shares in the acquiring entity at half the market price of such shares. The Rights may be redeemed by the Board of Directors at $.01 per Right until the tenth day following the acquisition of 20% or more of BFC’s Class B Common Stock by persons other than the existing controlling shareholders. The Board may also, in its discretion, extend the period for redemption. The Rights will expire on January 10, 2007.

27.	5% Cumulative Convertible Preferred Stock
      The Company’s authorized capital stock includes 10 million shares of preferred stock at a par value of $.01 per share. On June 7, 2004 the Board of Directors of the Company designated 15,000 shares of the preferred stock as 5% Cumulative Convertible Preferred Stock (the “5% Preferred Stock”) and on June 21, 2004 sold the shares of the 5% Preferred Stock to an investor group in a private offering. The 5% Preferred Stock has a stated value of $1,000 per share, with conversion rights into the Company’s Class A Common Stock subject to and upon compliance with certain provisions. The shares of 5% Preferred Stock may be redeemed at the option of the Company, at any time and from time to time on or after April 30, 2005, at redemption prices (the “Redemption Price”) ranging from $1,050 per share for the year 2005 to $1,000 per share for the year 2015 and thereafter. The 5% Preferred Stock liquidation preference is equal to its stated value of $1,000 per share plus any accumulated and unpaid dividends or an amount equal to the Redemption Price in a voluntary liquidation or winding up of the Company. Holders of the 5% Preferred Stock are entitled to receive when and as declared by the Board of Directors, cumulative quarterly cash dividends on

BFC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
each such share at a rate per annum of 5% of the stated value from the date of issuance, payable quarterly. The 5% Preferred Stock has no voting rights except as required by Florida law.
      Holders of the 5% Preferred Stock have the option at any time on or after April 30, 2007 to convert the 5% Preferred Stock into shares of the Company’s Class A Common Stock, with the number of shares determined by dividing the stated value of $1,000 per share by the conversion price of $12 per share (“Conversion Price”). The Conversion Price is subject to customary anti-dilution adjustments. The holders may convert their shares of 5% Preferred Stock before April 30, 2007 if i) the Class A Common Stock has a closing price equal to 150% of the Conversion Price then in effect for the 20 consecutive trading days prior to the delivery of a conversion notice or ii) the Company has delivered a redemption notice on or after April 30, 2005.

28.	Subsequent Event
      On February 18, 2005, the Company filed a registration statement on Form S-3 for a proposed underwritten public offering for 3,600,000 shares (4,140,000 shares including the underwriters over-allotment provision) of the Company’s Class A Common Stock.

BFC

Building Foremost Companies℠

www.bfcfinancial.com

6,000,000 Shares
BFC Financial Corporation
Class A Common Stock

PROSPECTUS

Ryan Beck & Co.
BB&T Capital Markets
Stifel Nicolaus & Company
Incorporated

June 15, 2005